 As filed with the Securities and Exchange Commission on January 10, 201 8

Registration No. 333-220844

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

1847 HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	5900	38-3922937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, NY 10022

(212) 521-4052

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ellery W. Roberts

Chief Executive Officer

590 Madison Avenue, 21st Floor

New York, NY 10022

(212) 521-4052

(Names, addresses and telephone numbers of agents for service)

Copy to:

Louis A. Bevilacqua, Esq.	Mitchell S. Nussbaum, Esq.
Mary M. Sheridan, Esq.	Giovanni Caruso, Esq.
BEVILACQUA PLLC	Loeb & Loeb LLP
1050 Connecticut Avenue NW, Suite 500	345 Park Avenue
Washington, DC 20036	New York, NY 10154
(202) 869-0888	(212) 407-4000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(4)
Units consisting of:			$14,375,000	$1,789.69
(i) common shares			--	--
(ii) warrants to purchase common shares (3)			--	--
Common shares underlying warrants			$14,375,000	$1,789.69
Total			$28,750,000	$3,579.38

____________

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers such indeterminate number of additional common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions. Also includes units that may be sold pursuant to the exercise of a 45-day option granted to the underwriters to cover over-subscriptions, if any.

(2)	Estimated pursuant to Rule 457 of the Securities Act of 1933 solely for the purpose of calculating the registration fee.
(3)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2018

1847 HOLDINGS LLC

UP TO   [          ] UNITS

EACH UNIT CONSISTING OF ONE COMMON SHARE AND A

WARRANT TO PURCHASE ONE COMMON SHARE

We are offering up to  [          ] units on a best efforts basis as described in this prospectus, with a minimum offering amount of [          ] units, or a minimum of approximately $12,500,000 of units, and a maximum of $25,000,000 of units. Each unit consists of one common share and a warrant to purchase one common share. Each warrant is immediately exercisable for one common share at an exercise price equal to 100% of the public offering price of the units, subject to adjustments as described in this prospectus, and expires five years after the issuance date. The common shares and warrants that are a part of the units are immediately separable and will be issued separately in this offering. The common shares and warrants will trade separately.

We expect that the price to the public in this offering will be between $[      ] and $[      ] per unit.

Our common shares are currently eligible for quotation on the OTC PINK, operated by OTC Markets Group. The symbol for our common shares is “EFSH”. There is currently no public market for our common shares or warrants. A public market may never develop for the securities being offered, or, if a market develops, it may not be sustained. Prior to the effective date of the registration statement relating to this prospectus, we plan to file an application to have the common shares and warrants offered under this prospectus listed on the NYSE American LLC , or NYSE American, under the symbols “EFSH” and “EFSHW,” respectively. No assurance can be given that our application will be approved.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may continue to elect to comply with certain reduced public company reporting requirements in future reports.

Our business and an investment in our common shares involve significant risks. See “Risk Factors” beginning on page 21 of this prospectus to read about factors that you should consider before making an investment decision. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Boustead Securities, LLC is the underwriter for this offering. The underwriter is selling our units in this offering on a best efforts basis and is not required to sell any specific number or dollar amount of units offered by this prospectus, but will use its best efforts to sell such units. We have also granted the underwriter the option for a period of 45 days to purchase up to an additional 15% of the total number of units to be offered by us in this offering to cover over-subscriptions, if any. We do not intend to close this offering unless we sell at least $12,500,000 of units, at the price per unit set forth in the table below. This offering will terminate on [          ] , 2018 (which we refer to as the Initial Offering Termination Date), which date may be extended to a date up to and including [          ] , 2018 (which we refer to as the Offering Termination Date), unless we sell the maximum amount of units set forth below before that date or we decide to terminate this offering prior to that date. In addition, in the event that the maximum amount has been met on or prior to the Offering Termination Date, the underwriter may exercise the over-subscription option on or prior to the Offering Termination Date to extend the offering for an additional 45 days. The gross proceeds of this offering will be deposited at Pacific Mercantile Bank, in an offering deposit account established by us, until we have sold a minimum of $12,500,000 of units. Once we satisfy the minimum offering amount, the funds will be released to us. In the event we decide to extend the offering period beyond the Initial Offering Termination Date, we will seek reconfirmations from investors who have deposited funds into the offering deposit account and all funds deposited by investors who do not reconfirm will be promptly returned without interest or offset. In the event we do not sell a minimum of $12,500,000 of units by the Offering Termination Date, all funds received will be promptly returned to investors without interest or offset.

From and after the date that we sell a minimum of $12,500,000 of units in the offering, in addition to accepting payments in United States Dollars, we will also begin to accept payments in Bitcoin and Ether cryptocurrencies. If you desire to pay for units in Bitcoin or Ether you will be provided with our public key so that you can transfer your cryptocurrency payment directly to our digital wallet. Investors who pay for units in cryptocurrency will bear the exchange rate fluctuation risk during the period between the time that the investor subscribes for the units and the time when we accept the subscription. We intend to accept subscriptions on a daily basis after the minimum of $12,500,000 units are sold in the offering, but cannot guarantee you that we will be able to accept subscriptions on such basis. We expect to immediately convert any cryptocurrency accepted by us into United States Dollars. In order to do so, we will transfer the Bitcoin and Ether received in our digital wallets to our digital wallets at a cryptocurrency exchange and sell for United States Dollars at the exchange rate at that time.

	Per Unit	Total Minimum	Total Maximum without Over-Subscription Option	Total Maximum with Over-Subscription Option
Public offering price	$	$12,500,000	$25,000,000	$28,750,000
Underwriting discount(1)	$	$1,000,000	$2,000,000	$2,300,000
Proceeds, before expenses, to us(2)	$	$11,500,000	$23,000,000	$26,450,000

______________

(1)

The underwriter will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 133 of this prospectus for a description of compensation payable to the underwriter .

(2)

We estimate the total expenses of this offering, excluding the underwriting commissions, will be approximately $651,754 if the minimum number of units being offered are sold, $714,254 if the maximum number of units being offered are sold without exercise of the over-subscription option, or $733,004 if the maximum number of units being offered are sold and the underwriter exercises the over-subscription option in full. Because this is a best efforts offering, the actual public offering amount, underwriting commissions and proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above.

The date of this prospectus is     , 2018.

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Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained in this prospectus. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the underwriter has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby or the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.

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PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

OUR COMPANY

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America. We are an emerging growth company formed as a limited liability company under the laws of the State of Delaware on January 22, 2013. Through our subsidiaries, we currently provide products and services to the agriculture, construction, lawn and garden industries, which we refer to as our land application business. We intend to complete the acquisition of four Florida health clubs with the proceeds from this offering and have plans to acquire additional small businesses in a variety of different industries. Through our structure, we plan to offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to begin making and growing regular monthly distributions to our shareholders and increasing shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. Like we did when we acquired our land application business, we intend to make these future businesses our majority-owned subsidiaries and intend to actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Our investment criteria include: (i) revenue of at least $5.0 million; (ii) current year EBITDA/Pre-tax Income of at least $1.5 million with a history of positive cash flow; (iii) a clearly identifiable “blueprint” for growth with the potential for break-out returns; (iv) well-positioned companies within our core industry categories (consumer-driven, business-to-business, light manufacturing and specialty finance) with strong returns on capital; (v) opportunities wherein building management team, infrastructure and access to capital are the primary drivers of creating value; and (vi) headquartered in North America.

Our Manager

We have engaged 1847 Partners LLC, which we refer to as our manager, to manage our day-to-day operations and affairs, oversee the management and operations of our businesses and perform certain other services on our behalf, subject to the oversight of our board of directors. We believe our manager’s expertise and experience will be a critical factor in executing our strategy to begin making and growing monthly distributions to our shareholders and increasing shareholder value over time. Ellery W. Roberts, our Chief Executive Officer, is the sole manager of our manager and, as a result, our manager is an affiliate of Mr. Roberts.

At our inception, our manager engaged Ellery W. Roberts as our Chief Executive Officer, President and Chief Financial Officer. Mr. Roberts is also an employee of our manager and is seconded to our company, which means that he has been assigned by our manager to work for our company during the term of the management services agreement. Although Mr. Roberts is an employee of our manager, he reports directly to our board of directors. Mr. Roberts will resign as our Chief Financial Officer and Robert D. Barry will be appointed as our Chief Financial Officer at the closing of this offering. Mr. Barry will enter into an employment agreement with our company and be employed directly by our company instead of being an employee of our manager that is seconded to us by our manager.

Since 2000, Mr. Roberts has developed and grown multiple sector-specific platform businesses, through the consummation of 29 acquisitions. Mr. Roberts was actively involved in all aspects of deal sourcing, structuring, financing, investment committee approval and post-closing management of these acquisitions. He has more than 20 years of experience in acquiring and managing small businesses and has been directly involved with over $3 billion in direct private equity investments. Collectively, our management team has more than 60 years of combined experience in acquiring and managing small businesses and has overseen the acquisitions and financing of over 50 businesses.

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We entered into a management services agreement with our manager on April 15, 2013, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our company’s adjusted net assets for services performed.

Our manager owns all of the allocation shares of our company, which are a separate class of limited liability company interests that, together with the common shares, will comprise all of the classes of equity interests of our company. The allocation shares generally will entitle our manager to receive a 20% profit allocation upon the sale of a particular subsidiary, calculated based on whether the gains generated by such sale (in excess of a high water mark) plus certain historical profits of the subsidiary exceed an annual hurdle rate of 8% (which rate is multiplied by the subsidiary ’ s average share of our consolidated net assets). Once such hurdle rate has been exceeded then the profit allocation becomes payable to our manager as described in the section entitled “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation”.

Market Opportunity

We seek to acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides significant opportunities to purchase businesses at attractive prices. For example, according to GF Data, platform acquisitions with enterprise values greater than $50.0 million commanded valuation premiums 30% higher than platform acquisitions with enterprise values less than $50.0 million (8.2x trailing twelve month adjusted EBITDA versus 6.3x trailing twelve month adjusted EBITDA, respectively).

Source: GF Data M&A Report (August 2017)

We believe that the following factors contribute to lower acquisition multiples for small businesses:

•	there are typically fewer potential acquirers for these businesses;

•	third-party financing generally is less available for these acquisitions;

•	sellers of these businesses may consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

•	these businesses are generally less frequently sold pursuant to an auction process.

We believe that our management tea m’s strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small businesses. See “Our Manager—Key Personnel of our Manager” for more information about our management team.

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We also believe that significant opportunities exist to improve the performance of the businesses upon their acquisition. In the past, our manager has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our manager has frequently found that there have been opportunities to further build upon the management teams of acquired businesses . In addition, our manager has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goals are to begin making and growing regular monthly distributions to our shareholders and to increase shareholder value over the long-term. We acquired Neese, Inc. primarily so that we can achieve a base of cash flow to build our company and begin making and growing regular monthly distributions. We believe this acquisition will help us achieve our long-term goals.

We plan to continue focusing on acquiring other businesses. Therefore, we intend to continue to identify, perform due diligence on, negotiate and consummate platform acquisitions of small businesses in attractive industry sectors.

Unlike buyers of small businesses that rely on significant leverage to consummate acquisitions (as demonstrated by the data below), we plan to limit the use of third party (i.e., external) acquisition leverage so that our debt will not exceed the market value of the assets we acquire and so that our debt to EBITDA ratio will not exceed 1.25x to 1 for our operating subsidiaries. We believe that limiting leverage in this manner will avoid the imposition on stringent lender controls on our operations that would otherwise potentially hamper the growth of our operating subsidiaries and otherwise harm our business even during times when we have positive operating cash flows. Additionally, in our experience, leverage rarely leads to “break-out” returns and often creates negative return outcomes that are not correlated with the profitability of the business.

Source: GF Data M&A Report (August 2017)

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Source: GF Data Leverage Report (August 2017)

Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring businesses, we will attempt to grow the businesses both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we will seek to grow the earnings and cash flow of acquired companies and, in turn, begin making and growing regular monthly distributions to our shareholders and to increase shareholder value over time. We believe we can increase the cash flows of our businesses by applying our intellectual capital to improve and grow our future businesses.

We will seek to acquire and manage small businesses. We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe that we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. We also believe, and our manager has historically found, that significant opportunities exist to improve the performance of these businesses upon their acquisition.

In general, our manager will oversee and support the management team of our future platform businesses by, among other things:

•	recruiting and retaining managers to operate our future businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

•	regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems;

•	assisting the management teams of our future businesses in their analysis and pursuit of prudent organic growth strategies;

•	identifying and working with future business management teams to execute on attractive external growth and acquisition opportunities;

•	identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

•	providing the management teams of our future businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

•	forming strong subsidiary level boards of directors to supplement management teams in their development and implementation of strategic goals and objectives.

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We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

•	recruit and develop management teams for our future businesses that are familiar with the industries in which our future businesses operate;

•	focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

•	create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

•	achieve exposure in certain industries in order to create opportunities for future acquisitions; and

•	develop and maintain long-term collaborative relationships with customers and suppliers.

Acquisition Strategy

Our acquisition strategies involve the acquisition of small businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our invested capital. In this respect, we expect to make acquisitions in industries wherein we believe an acquisition presents an attractive opportunity from the perspective of both (i) return on assets or equity and (ii) an easily identifiable path for growing the acquired businesses. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately-held businesses and large corporate parents seek to dispose of their “non-core” operations.

From a financial perspective, we expect to make acquisitions of small businesses that are stable, have minimal bad debt, and strong accounts receivable. In addition, we expect to acquire companies that have been able to generate positive pro forma cash available for distribution for a minimum of three years prior to acquisition.

We expect to benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries, perform diligence on and value such target businesses, and negotiate the ultimate acquisition of those businesses. We believe our manager has a successful track record of acquiring and managing small businesses. We also believe that in compiling this track record, our manager has been able to access a wide network of sources of potential acquisition opportunities and to successfully navigate a variety of complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations.

We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices relative to larger market transactions.

In addition to acquiring businesses, we expect to sell businesses that we own from time to time when attractive opportunities arise. Our decision to sell a business will be based on our belief that the sale will provide our shareholders with a more favorable return on the investment than continued ownership, and will be consistent with the disposition criteria to be established by our company’s board of directors from time to time.

We expect the process of acquiring new businesses to be time-consuming and complex. Our manager has historically taken from 2 to 24 months to perform due diligence on, negotiate and close acquisitions. We intend to raise capital for additional acquisitions primarily through additional equity offerings, debt financing, primarily at our operating company level, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

Summary of Our Businesses and Proposed Businesses

Our Land Application Business

On March 3, 2017, we acquired Neese, Inc., an Iowa corporation, or Neese. Through Neese, we provide a wide range of products and services for the agriculture, construction, lawn and garden industries. Neese’s revenue mix is composed of waste disposal and a variety of agricultural services, wholesaling of agricultural equipment and parts, local trucking services, various shop services, and other products and services. Services to the local agricultural and farming communities include manure spreading, land rolling, bin whipping, cleaning of bulk storage bins and silos, equipment rental, trucking, vacuuming, building erection, and others.

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We believe that Neese will produce sufficient positive cash flows to enable us to begin making regular monthly distributions to our shareholders . Neese generated revenue of $8,024,603 and $9,067,353 for the fiscal years ended December 31, 2016 and 2015, respectively, with adjusted EBITDA of $1,430,204 and $1,628,632, respectively. For the nine months ended September 30, 2017, revenue was $ 3,655,090 and adjusted EBITDA was $ (152,618). Adjusted EBITDA is a non-GAAP financial measure. See “Summary Financial Data” for the definition of adjusted EBITDA, an explanation of why management believes that the reporting of adjusted EBITDA is important to an understanding of our business, and for a reconciliation of adjusted EBITDA to its equivalent GAAP measure.

Neese was acquired pursuant to a stock purchase agreement that our wholly-owned subsidiary 1847 Neese Inc., or 1847 Neese, entered into with Neese and Alan Neese and Katherine Neese on March 3, 2017. Pursuant to the stock purchase agreement, 1847 Neese acquired all of the issued and outstanding capital stock of Neese for an aggregate purchase price of $6,655,000, consisting of: (i) $2,225,000 in cash (subject to certain adjustments); (ii) 450 shares of the common stock of 1847 Neese, valued by the parties at $1,530,000, constituting 45% of its capital stock; (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000 due June 30, 2020; and (iv) the issuance of a short-term promissory note in the principal amount of $1,025,000 due March 3, 2018. The purchase price was based on a 5.0x EBITDA multiple.

Proposed Acquisition of Fitness CF

On July 7, 2017, we entered into an agreement to acquire the following four Florida health clubs: (1) Central Florida Health Clubs, LLC d/b/a Fitness CF Orlando, a Florida limited liability company, or CFHC; (2) CLFL, LLC d/b/a Fitness CF Clermont, a Florida limited liability company, or CLFL; (3) MTDR LLC d/b/a Fitness CF Mt. Dora, a Florida limited liability company, or MTDR; and (4) SCFL, LLC d/b/a Fitness CF St. Cloud, a Florida limited liability company, or SCFL, collectively referred to as Fitness CF.

Fitness CF consists of four fitness centers in and around Orlando, Florida. Each gym offers fitness equipment and training, a wide variety of nutrition and wellness programs, and amenities including a juice bar, tanning rooms, a pro shop, self-defense classes and childcare facilities. Fitness CF serves over 29,000 members across central Florida with its flagship facility - a 56,000-square foot fitness center in Orlando - located just two miles from Universal Orlando Resort and seven miles from Disney World. Fitness CF’s other locations include a 47,800-square foot gym in Clermont, 30 miles west of Orlando; a 45,300-square foot gym in Mount Dora, 40 miles northwest of Orlando; and a 42,100-square foot gym in St. Cloud, 37 miles south of Orlando.

Fitness CF’s combined revenue for the fiscal years ended December 31, 2016 and 2015 was $12,567,700 and $12,853,214, respectively with $2,921,719 and $3,158,827, respectively, in adjusted EBITDA. For the nine months ended September 30, 2017, combined revenue was $9 ,415,302 and adjusted EBITDA was $2,238,021.

Fitness CF will be acquired pursuant to a membership interest purchase agreement that our wholly-owned subsidiary 1847 Fitness, Inc., or 1847 Fitness, entered into with Fitness CF and its owners on July 7, 2017, which was amended on November 7, 2017 and on December 18, 2017. Pursuant to the membership interest purchase agreement , as amended , 1847 Fitness will acquire all of the issued and outstanding equity interests in Fitness CF for an aggregate purchase price of $15,908,000 (assuming full payment of the Gross-Up Amount described below), consisting of: (i) $14,500,000 in cash (subject to adjustment), which includes a non-refundable deposit in the amount of $50,000 that has been paid; (ii) the Gross-Up Amount (as described below); (iii) 135 shares of the common stock of 1847 Fitness, valued by the parties at $170,000, constituting 13.5% of the capital stock of 1847 Fitness; and (iv) the issuance of promissory notes in the aggregate principal amount of $1,000,000, in the form and upon such terms as are mutually agreed upon by the parties before the closing date. The “Gross-Up Amount” means the amount the cash portion of the purchase price will be increased, up to a maximum of $238,000, if, subsequent to the date of the membership interest purchase agreement and prior to the closing date, any seller who receives shares of 1847 Fitness determines that he, she or it will incur a federal tax liability resulting from the receipt of shares as a portion of the purchase price. The purchase price was based on a 5.0x EBITDA multiple.

We intend to complete the acquisition of Fitness CF with the proceeds from this offering , along with expected debt financing. Under the membership interest purchase agreement, the closing of the Fitness CF transaction must occur during February 2018. Either party may terminate the membership interest purchase agreement if the closing does not occur by February 28, 2018.

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Our Historic Management Consulting Business

On September 15, 2013, our subsidiary, 1847 Management Services Inc., a Delaware corporation, or 1847 Management, acquired a 50% interest in each of PPI Management Group, LLC, or PPI Management, and Christals Management LLC, or Christals Management, from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. Each of PPI Management and Christals Management were management consulting and advisory firms. On October 3, 2017, our board decided to discontinue our management consulting operations in order to devote more time and resources to Neese and our proposed acquisition of Fitness CF.

Company Structure

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officers, and any limitations relating thereto, are set forth in the amended and restated operating agreement governing our company, which we refer to as the operating agreement, and may differ from those applying to a Delaware corporation. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation. See “Description of Securities” for more information about the operating agreement.

In addition, investors in this offering will be shareholders in our company, which is a limited liability company. Subject to the discussion in “Material U.S. Federal Income Tax Considerations,” our company will be classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company will not incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, and deduction. As a holder of common shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our company’s net taxable income. Our company will file a partnership return with the Internal Revenue Service, or IRS, and will issue tax information, including a Schedule K-1, to you that describes your allocable share of our company’s income, gain, loss, deduction, and other items. The U.S. federal income tax rules that apply to partnerships are complex, and complying with the reporting requirements may require significant time and expense. See “Material U.S. Federal Income Tax Considerations” for more information.

Our company has two classes of limited liability company interests - the common shares, which are being offered in this offering, and the allocation shares, all of which have been and will continue to be held by our manager. See “Description of Securities” for more information about the common shares and the allocation shares.

Our board of directors oversees the management of our company, our businesses and the performance of our manager. Our board of directors is currently composed of three members: Ellery W. Roberts, Robert D. Barry and Paul A. Froning . Mr. Froning qualifies as an independent director in accordance with the published listing requirements of NYSE American. On the closing date of this offering, Mr. Barry will resign from our board and Lubna Abu-Osba, Thomas C. Byrne, Clark R. Crosnoe, Glyn C. Milburn, Kevin E.R. Saleeby, Edward J. Tobin and Gordon D. Whitener will be appointed as directors, with Messrs. Byrne, Crosnoe, Milburn, Saleeby, and Whitener and Ms. Abu-Osba qualifying as independent directors in accordance with the published listing requirements of NYSE American .

As holder of the allocation shares, our manager will have the continuing right to appoint one director for every four directors constituting our board of directors. Such directors will not be required to stand for election by our shareholders. See “Description of Securities—Appointed Directors” for more information about our manager’s right to appoint a director.

7

Organizational Chart

The following chart depicts our organizational structure.

Competitive Advantages

We believe that our management’s collective investment experience and approach to executing our investment strategy provides our company with several of the following competitive advantages.

•	Robust Network. By employing an institutionalized, multi-platform marketing strategy, we believe that the management team of our manager has established a robust national network of personal relationships with intermediaries, seasoned operating executives, entrepreneurs and managers, thereby firmly establishing our company’s presence and credibility in the small business market.

•	Disciplined Deal Sourcing. Our deal sourcing efforts include leveraging relationships with more than 3,000 qualified deal sources through regular calling, mail and e-mail campaigns, assignment of regional marketing responsibilities, in-person visits and high-profile sponsorship of important conferences and industry events.

8

•

Differentiated Acquisition Capabilities in the Small Business Market . Our evaluation of acquisition opportunities typically involves significant input from a seasoned operating partner with relevant experience, which we believe enhances both our diligence and ongoing monitoring capabilities. In addition, we approach every acquisition opportunity with creative structures, which we believe enables us to engineer mutually attractive scenarios for sellers, whereas competing buyers may be limited by their rigid structural requirements.

•

Value Proposition for Business Owners. In addition to serving as an exit pathway for sellers, we seek to align our interests with the target’s management and sellers by enabling them to retain and/or earn (through incentive compensation) a substantial economic interest in their businesses following the acquisition.

•

Operating Partners. Our manager has consistently worked with a strong network of seasoned operating partners - former entrepreneurs and executives with extensive experience building, managing and optimizing successful small businesses across a range of industries.

•

Small Business Market Experience. We believe the history and experience of our manager’s partnering with companies in the small business market allows us to identify highly attractive acquisition opportunities and add significant value to our operating subsidiaries.

Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Corporate Information

Our principal executive offices are located at 590 Madison Avenue, 21st Floor, New York, NY 10022 and our telephone number is (212) 521-4052. We maintain a website at www.1847holdings.com and our wholly-owned subsidiary, 1847 Neese, maintains a website at www.neeseinc.com. Information available on our websites is not incorporated by reference in and is not deemed a part of this prospectus.

9

Conventions Used in this Prospectus

Throughout this prospectus we use certain terms repeatedly. To assist you in reading and understanding the disclosure contained in this prospectus, please note the following frequently used terms, which, except as otherwise specified, have the meanings set forth below:

•	“1847 Holdings,” “we,” “our” and “our company” refer to 1847 Holdings LLC, a Delaware limited liability company, and its consolidated subsidiaries;

•	“our manager” refers to 1847 Partners LLC, a Delaware limited liability company;

•	“our management consulting business” refers, collectively, to the historic management consulting and advisory business that had been conducted by 1847 Management and is now discontinued;

•	“our land application business” refers to the business conducted by 1847 Neese, which includes the provision of products and services to the agriculture, construction, lawn and garden industries;

•	“our businesses” or “our future businesses” refers, collectively, to our land application business and the businesses in which we may own a controlling interest from time to time in the future;

•	“Fitness CF” refers to CFHC, CLFL, MTDR, and SCFL, which are four companies that we intend to acquire and that operate fitness facilities in and around Orlando, Florida;

•	“our shareholders” refers to holders of our common shares;

•	“small businesses” refers to businesses that have an enterprise value of less than $50 million;

•	“offering” refers to the offering contemplated by this prospectus;

•	“listing date” refers to the date from and after which our common shares may be listed on NYSE American , which requires a majority of our directors to be independent as defined by such exchange’s listing standards;

•	“SEC” refers to the Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended; and

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

Stock Splits

On June 9, 2017, we completed a 1-for-25 reverse stock split of our outstanding common shares. As a result of this stock split, our issued and outstanding common shares decreased from 77,887,500 to 3,115,500 shares. Accordingly, all share and per share information contained in this prospectus has been restated to retroactively show the effect of this stock split.

We intend to complete a 1-for-[   ] reverse stock our outstanding common shares prior to closing of this offering to decrease our issued and outstanding common shares from 3,115,500 to [        ] shares.

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THE OFFERING

Issuer:	1847 Holdings LLC

Securities being offered:

A minimum of [          ] units and up to [          ] units , or a minimum of approximately $12,500,000 of units and a maximum of $25,000,000 of units. Each unit consists of one common share and a warrant to purchase one common share. The common shares and warrants that are a part of the units are immediately separable and will be issued separately in this offering. The common shares and warrants will trade separately.

Warrants:

Each warrant is immediately exercisable for one common share at an exercise price equal to 100% of the public offering price of the units, subject to adjustments as described in this prospectus, and expires five years after the issuance date. See “Description of Securities.”

Best efforts offering:

The underwriter is selling the units offered in this prospectus on a “best efforts” basis and is not required to sell any specific number or dollar amount of the units offered by this prospectus, but will use its best efforts to sell such units. We will not close this offering unless we sell a minimum of $12,500,000 of units.

Securities issued and outstanding before this offering:	3,115,500 common shares and 1,000 allocation shares.

Securities issued and outstanding after this offering:(1)

[          ] common shares and warrants to purchase [          ] common shares if the minimum number of units being offered are sold, [          ] common shares and warrants to purchase [          ] common shares if the maximum number of units being offered are sold, [          ] common shares and warrants to purchase [          ] common shares if the underwriter exercises the over-subscription option in full, and 1,000 allocation shares.

Underwriter’s over- subscription option:

The underwriting agreement with our underwriter provides that we will grant to the underwriter an option to purchase up to an additional 15% of the total number of units to be offered by us pursuant to this offering, solely for the purpose of covering over-subscriptions , if any.

Use of proceeds:

We estimate our net proceeds from this offering will be approximately $ 10,848,246 if the minimum number of units being offered are sold, approximately $ 22,285,746 if the maximum number of units being offered are sold without exercise of the over- subscription option, or approximately $ 25,716,996 if the underwriter exercises the over-subscription option in full, based upon an assumed public offering price of $[          ] per unit (the midpoint of the price range set forth on the cover of this prospectus) and after deducting the underwriting discounts and commissions and estimating offering expenses payable by us.

We intend to use the net proceeds from this offering for the acquisition of Fitness CF, related acquisition fees and expenses, the repayment of $50,000 plus applicable interest that we owe to our manager under a grid promissory note for offering and acquisition expenses that it advanced to us, working capital, and general purposes. For a discussion, see “Use of Proceeds.”

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Offering Deposit Account:

The gross proceeds of this offering will be deposited at Pacific Mercantile Bank, in an offering deposit account established by us. The funds will be held in such offering deposit account until $12,500,000 of gross proceeds from the offering has been received, at which time the funds will be released to us. Any funds received in excess of $12,500,000 and up to $25,000,000 (or $ 28,750,000 if the underwriter exercises the over-subscription option in full) will immediately be available to us, after deducting the applicable underwriting commissions. If the minimum amount of $12,500,000 has not been received by [  ], 2018 (which we refer to as the Initial Offering Termination Date), which date may be extended to a date up to and including [  ], 2018 (which we refer to as the Offering Termination Date), all funds will be returned to purchasers in this offering on the next business day after the offering ’ s termination, without charge, deduction or interest. In the event that the maximum amount has been met on or prior to the Offering Termination Date, the underwriter may exercise the over-subscription option on or prior to the Offering Termination Date to extend the offering for an additional 45 days.

Prior to the Initial Offering Termination Date, in no event will funds be returned to you, unless we elect, at our option, to terminate the offering. In the event we decide to extend the offering period beyond the Initial Offering Termination Date, we will seek reconfirmations from investors who have deposited funds into the offering deposit account and all funds deposited by investors who do not reconfirm will be promptly returned without interest or offset. Except as described in the preceding sentence, you will only be entitled to receive a refund of your subscription if we do not raise a minimum of $12,500,000 by the Offering Termination Date, or if we terminate the offering before such date.

Current symbol:	OTC PINK: EFSH.

Listing and proposed NYSE American symbol:

Prior to the effective date of the registration statement relating to this prospectus, we plan to file an application to have the common shares and warrants offered hereby listed on NYSE American under the symbols “EFSH” and “EFSHW,” respectively. No assurance can be given that our application will be approved.

Dividend and distribution policy:

We intend to declare and pay regular monthly cash distributions on all outstanding shares, based on interest payments or distributions received by us from our operating subsidiaries. Our board of directors currently intends to declare and pay our first monthly distribution on March 1, 2018 of $[   ] per share. The declaration and payment of our first monthly distribution if declared, and the amount of any future distributions will be subject to the approval of our board of directors, and will be based on the results of operations of our operating subsidiaries and the desire to provide sustainable distributions to our shareholders.

See the sections entitled “Dividend and Distribution Policy” for a discussion of our intended distribution rate and “Material U.S. Federal Income Tax Considerations” for more information about the tax treatment of distributions by our company.

Lock-up:

We and our directors, officers and any other 1% or greater holder of outstanding common shares (and all holders of securities exercisable for or convertible into common shares) have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities, including the issuance of common shares upon currently outstanding option for a period of nine (9) months after the date of this prospectus, without the prior written consent of the underwriter. See “Underwriting.”

Risk factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 21 before deciding to invest in our securities.

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Management fee:

We will pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of adjusted net assets, as defined in the management services agreement, subject to certain adjustments. Our board of directors will review the calculation of the management fee on an annual basis.

See “Our Manager—Our Manager as a Service Provider—Management Fee” for more information about the calculation and payment of the management fee and the specific definitions of the terms used in such calculation, as well as an example of the quarterly calculation of the management fee.

Profit allocation:

Our manager owns all of the allocation shares of our company that generally will entitle our manager to receive a 20% profit allocation upon the sale of a particular subsidiary, calculated based on whether the gains generated by such sale (in excess of a high water mark) plus certain historical profits of the subsidiary exceed an annual hurdle rate of 8% (which rate is multiplied by the subsidiar y’s average share of our consolidated net assets). Once such hurdle rate has been exceeded then the profit allocation becomes payable to our manager as described in the section entitled “Our Manager—Our Manager as an Equity Holder—Manag er’s Profit Allocation”.

The amount of profit allocation that will be payable in the future cannot be estimated with any certainty or reliability as of the date of this prospectus. Our board of directors has the right to elect to make any payment of profit allocation in the form of securities of our company.

See “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information about the calculation and payment of profit allocation and the specific definitions of the terms used in such calculation.

Tax implications:

Subject to the discussion in “Material U.S. Federal Income Tax Considerations,” our company will be classified as a partnership for U.S. federal income tax purposes. Accordingly, our company will not incur U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, deduction, and other items.

The taxation of partnerships is extremely complex. Each prospective investor is advised and encouraged to consult with his or her own tax advisor(s) as to the tax implications of an investment in the units.

See “Material U.S. Federal Income Tax Considerations” for information about the potential U.S. federal income tax consequences of the purchase, ownership and disposition of our common shares and the purchase, ownership, disposition, exercise and lapse of our warrants.

________________

(1)	The total number of common shares outstanding after this offering is based on 3,115,500 shares outstanding as of [ ], 2018 and an assumed public offering price of $[ ] per unit (the midpoint of the price range set forth on the cover of this prospectus). Except as otherwise indicated herein, all information in this prospectus assumes that no shares are issued upon the exercise of outstanding warrants or any warrants that may be distributed pursuant to a dividend.

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SUMMARY FINANCIAL DATA

The following table summarizes selected financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected consolidated financial data as of December 31, 2016 and 2015 and for the years then ended for 1847 Holdings are derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived the selected consolidated financial data of 1847 Holdings as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

The audited consolidated financial statements for 1847 Holdings for the years ended December 31, 2016 and 2015 and unaudited consolidated financial statements for 1847 Holdings for the nine months ended September 30, 2017 and 2016 are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The selected financial data information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

The selected financial data as of December 31, 2016 and 2015 and for the years then ended for Neese and Fitness CF are derived from the audited financial statements included elsewhere in this prospectus. We derived the selected financial data for Fitness CF as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 from the unaudited financial statements of Fitness CF included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

The audited financial statements for Neese and Fitness CF for the years ended December 31, 2016 and 2015 and unaudited financial statements for Fitness CF for the nine months ended September 30, 2017 and 2016 are prepared and presented in accordance with GAAP. The selected financial data information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

The selected financial data for Fitness CF represents the historical financial information for Fitness CF and does not reflect the accounting for this business upon completion of the acquisition of this business by our company and the operation of this business as a consolidated entity. This historical financial data does not reflect the recapitalization of this business upon acquisition by us. As a result, this historical data may not be indicative of this business’ future performance following its acquisition by our company and recapitalization.

1847 Holdings

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
			(unaudited)	(unaudited)
Statements of Operations Data
Revenues	$-	$131,250	$3,655,090	$-
Cost of sales	-	-	3,835,893	-
Gross profit (loss)	-	-	(180,803)	-
Total operating expenses	269,844	342,573	1,499,673	127,964
Net loss from operations	(269,844)	(211,323)	(1,680,476)	(127,964)
Total other income (expense)	-	-	(67,171)	-
Net loss before income taxes	(269,844)	(211,323)	(1,747,647)	(127,964)
Income tax expense (benefit)	-	-	(666,788)	-
Net loss before non-controlling interests	(269,844)	(211,323)	(1,080,859)	(127,964)
Less net loss attributable to non-controlling interests	-	-	(548,256)	-
Net loss attributable to shareholders	$(269,844)	$(211,323)	$(532,603)	$(127,964)
Net loss per share: basic and diluted	$(0.09)	$(0.07)	$(0.17)	$(0.04)
Weighted-average number of common shares outstanding: basic and diluted	3,115,500	3,115,500	3,115,500	3,115,500

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	December 31,		September 30,
	2016	2015	2017
			(unaudited)
Balance Sheet Data
Current assets	$369	$100,784	$1,290,682
Total assets	375	100,790	7,903,502
Current liabilities	670,256	500,827	3,650,955
Total liabilities	670,256	500,827	9,654,243
Shareholders’ equity (deficit)	(669,881)	(400,037)	(1,750,741)
Total liabilities and shareholders’ equity	$375	$100,790	$7,903,502

Neese

	Years Ended December 31,
	2016	2015
Statements of Income Data
Total revenue	$8,024,603	$9,067,353
Cost of goods sold	4,590,862	4,819,971
Gross profit	3,433,741	4,247,382
Operating expenses	3,196,250	4,099,355
Income before income taxes	237,491	148,027
Income taxes	111,000	36,000
Net income	$126,491	$112,027
Earnings per share	$63.24	$56.01
Weighted average common shares outstanding	2,000	2,000

	December 31,
	2016	2015
Balance Sheet Data
Current assets	$2,014,622	$1,665,719
Total assets	5,300,826	4,945,334
Current liabilities	1,190,349	854,939
Total liabilities	2,096,436	1,867,435
Stockholders’ equity	3,204,390	3,077,899
Total liabilities and stockholders’ equity	$5,300,826	$4,945,334

Fitness CF

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
			(unaudited)	(unaudited)
Statements of Operations Data
Total revenue	12,567,700	12,853,214	9,415,302	9,568,323
Total operating costs and expenses	10,583,973	10,802,555	7,585,708	8,097,293
Income from operations	1,983,727	2,050,659	1,829,594	1,471,030
Total other income (expenses)	(23,555)	(37,412)	(86,102)	(81,541)
Net income	1,960,172	2,013,247	1,743,492	1,389,489

	December 31,		September 30,
	2016	2015	2017
			(unaudited)
Balance Sheet Data
Current assets	$385,013	$476,036	$409,010
Total assets	3,046,344	3,214,905	2,948,232
Current liabilities	1,008,543	1,195,804	1,138,090
Total liabilities	1,286,359	1,559,966	1,456,731
Members’ capital	1,759,985	1,654,939	1,491,501
Total liabilities and members’ capital	$3,046,344	$3,214,905	$2,948,232

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Pro Forma Combined

The selected unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The unaudited pro forma combined balance sheets as of September 30, 2017, and December 31, 2016 combines the historical balance sheet of 1847 Holdings with the historical balance sheets of Neese and Fitness CF and has been prepared as if the acquisitions of Neese and Fitness had occurred on December 31, 2016. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 and year ended December 31, 2016 combines the historical statement of operations of 1847 Holdings with the historical statement of operations of Neese and Fitness CF and was prepared as if the acquisitions of Neese and Fitness CF had occurred on January 1, 2016. The historical financial information is adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the combined statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma combined balance sheet data as September 30, 2017 also includes adjustments to give effect to the sale of units in this offering and the application of net proceeds therefrom as described in “Use of Proceeds,” based on an assumed public offering price of $[    ], the midpoint of the price range set forth on the cover page of this prospectus.

The selected unaudited pro forma combined financial information is only a summary and should be read in conjunction with the unaudited pro forma combined financial statements and related notes contained elsewhere herein.

Year Ended December 31, 2016

	1847 Holdings	Neese	Fitness CF	Pro-Forma Adjustments*	Combined
Statements of Operations Data
Revenues	$-	$8,024,603	$12,567,700	$-	$20,592,303
Cost of sales	-	5,783,575	8,824,719	-	14,608,294
Gross profit	-	2,241,028	3,742,981	-	5,984,009
Total operating expenses	269,844	2,003,537	1,759,254	-	4,032,635
Income (loss) from operations	(269,844)	237,491	1,983,727	-	1,951,374
Total other income (loss)	-	-	(23,555)	1,138,541	1,114,986
Income (loss) before income taxes	(269,844)	237,491	1,960,172	1,138,541	3,066,360
Income taxes	-	111,000	-	-	111,000
Net income (loss)	(269,844)	126,491	1,960,172	1,138,541	2,955,360
Less: Non-controlling interest	-	-	-	321,544	321,544
Net income (loss) attributable to 1847 shareholders	$(269,844)	$126,491	$1,960,172	$816,997	$2,633,816

	1847 Holdings	Neese	Fitness CF	Pro-Forma Adjustments*	Combined
Balance Sheet Data
Cash and cash equivalents	$-	$612,710	$174,039	$(115,024)	$334,080
Current assets	369	2,014,622	385,013	(452,669)	1,947,312
Total assets	375	5,300,826	3,046,344	17,071,142	25,418,687
Current liabilities	670,256	1,190,349	1,008,543	1,827,000	4,696,148
Total liabilities	670,256	2,096,436	1,286,359	6,226,976	10,280,027
Shareholders’ equity (deficit)	(669,881)	3,204,390	2,038,301	10,844,166	15,138,660
Total liabilities and shareholders’ equity	375	5,300,826	3,046,344	17,071,142	25,418,687

* Please see the unaudited pro forma combined financial statements and related notes as of and for the year ended December 31, 2016 contained elsewhere herein for more information regarding the adjustments.

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Nine Months Ended September 30, 2017

	1847 Holdings	Fitness CF	Pro-Forma Adjustments*	Combined
Statements of Operations Data
Revenues	$3,655,090	$9,415,302	$1,165,184	$14,235,576
Cost of sales	3,835,893	6,243,457	707,269	10,786,619
Gross profit (loss)	(180,803)	3,171,845	457,915	3,448,957
Total operating expenses	1,499,673	1,342,251	201,430	3,043,354
Income (loss) from operations	(1,680,476)	1,829,594	256,485	405,603
Total other income (loss)	(67,171)	(86,102)	-	(153,273)
Income (loss) before income taxes	(1,747,647)	1,743,492	256,485	252,330
Income taxes	(666,788)	-	102,594	(564,194)
Net income (loss)	(1,080,859)	1,743,492	153,891	816,524
Less: Non-controlling interest	(548,256)	-	304,622	(243,634)
Net income (loss) attributable to 1847 shareholders	$(532,603)	$1,743,492	$(150,731)	$1,060,158

	1847 Holdings	Fitness CF	Pro-Forma Adjustments*	Combined	As Adjusted Minimum (1)	As Adjusted Maximum (2)
Balance Sheet Data
Cash and cash equivalents	$286,825	$118,422	$-	$405,247	$1,758,493	$13,195,993
Current assets	1,290,682	409,010	-	1,699,692	3,052,938	14,490,438
Total assets	7,903,502	2,948,232	14,243 ,870	25,095 ,604	26,448,850	37,886,350
Current liabilities	3,650,955	1,138,090	1,000,000	5,789,045	10,789,045	10,789,045
Total liabilities	9,654,243	1,456,731	1,000,000	12,110,974	17,110,974	17,110,974
Shareholders’ equity (deficit)	(1,750,741)	1,491,501	13,243 ,870	12, 984 ,630	9,337,876	20,775,376
Total liabilities and shareholders’ equity	7,903,502	2,948,232	14,243 ,870	25,095,604	26,448 ,850	37,886,350

 ______________

*	Please see the unaudited pro forma combined financial statements and related notes as of and for the nine months ended September 30, 2017 contained elsewhere herein for more information regarding the adjustments.
(1)	Pro forma as adjusted amounts reflect the sale of the minimum number of units in this offering and the application of net proceeds therefrom at the assumed public offering price of $[ ] per unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.
(2)

Pro forma as adjusted amounts reflect the sale of the maximum number of units in this offering and the application of net proceeds therefrom (without exercise of the over-subscription option) at the assumed public offering price of $[    ] per unit’ , which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. See “Capitalization” for more information, including pro forma adjusted amounts assuming exercise of the over-subscription option.

Reconciliation of Non-GAAP Financial Measures

From time to time we may publicly disclose certain “non-GAAP” financial measures, such as EBITDA and adjusted EBITDA, during our investor presentations, earnings releases, earnings conference calls or other venues. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flow that excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in our financial statements, and vice versa for measures that include amounts, or are subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure as calculated and presented. GAAP refers to generally accepted accounting principles in the United States.

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Non-GAAP financial measures are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not meant to be a substitute for GAAP, and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDA and Cash Flow Available for Distribution and Reinvestment, or CAD.

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA, or earnings before interest, income taxes, depreciation and amortization, is calculated as net income (loss) before interest expense, income tax expense (benefit), depreciation expense and amortization expense. Amortization expenses consist of amortization of intangibles and debt charges, including debt issuance costs, discounts and the like.

Adjusted EBITDA is calculated utilizing the same calculation as described above in arriving at EBITDA further adjusted by: (i) non-controlling stockholder compensation, which generally consists of non-cash stock option expense; (ii) acquisition costs, which consist of transaction costs (legal, accounting, due diligence and the like) incurred in connection with the acquisition of a business expensed during the period; (iii) management fees, which reflect fees due quarterly to our manager in connection with our management services agreement; (iv) allocations of corporate overhead (including executive compensation) or other administrative costs that arise from the ownership of our operating subsidiaries (once acquired) by our acquisition subsidiary or by us as the ultimate holding company, including allocations of supervisory, centralized or other parent level expense items; (v) one-time extraordinary expenses or losses; (vi) impairment charges, which reflect write downs to goodwill or other intangible assets; (vii) gains or losses recorded in connection with the sale of fixed assets; and (vii) gains or losses recognized upon the sale of a business.

To provide investors with additional information about our financial results, we disclose within this prospectus EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, of Neese and Fitness CF. These metrics are derived exclusively from the operations of Neese and Fitness CF, as applicable, as reflected in the financial statements of Neese and Fitness CF, as applicable. We have provided below a reconciliation between EBITDA and Adjusted EBITDA and net income (loss). Net income (loss) is the most directly comparable financial measure prepared in accordance with GAAP.

We have included EBITDA and Adjusted EBITDA in this prospectus because we believe it enhances investors’ understanding of the operating results of Neese and Fitness CF, as applicable. EBITDA and Adjusted EBITDA is provided because management believes it is an important measure of financial performance commonly used to determine the value of companies, to define standards for borrowing from institutional lenders and because it is the primary measure used by management to evaluate our performance.

Some limitations of EBITDA and Adjusted EBITDA are:

•	EBITDA and Adjusted EBITDA do not reflect the interest expense of, or the cash requirements necessary to, service interest or principal payments on our debts;

•	EBITDA and Adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•	other companies may calculate EBITDA or Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income of Neese and Fitness CF, as applicable, audited or unaudited, as applicable, historical financial results presented elsewhere in the prospectus in accordance with GAAP.

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The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated:

Year Ended December 31, 2016

	Corporate	Neese	Fitness CF	Management Consulting Business	Consolidated (Pro Forma)
Net income (loss)	$(269,844)	$126,491	$1,960,172	$-	$1,816,819
Adjusted for:
Provision (benefit) for income taxes	-	111,000	-	-	111,000
Depreciation and amortization	-	1,192,713	961,547	-	2,154,260
EBITDA	(269,844)	1,430,204	2,921,719	-	4,082,079
Adjusted EBITDA	(269,844)	1,430,204	2,921,719	-	4,082,079

Year Ended December 31, 2015

	Corporate	Neese	Fitness CF	Management Consulting Business	Consolidated (Pro Forma)
Net income (loss)	$(211,323)	$112,027	$2,013,247	$-	$1,913,951
Adjusted for:
Provision (benefit) for income taxes	-	36,000	-	-	36,000
Depreciation and amortization	-	1,480,605	1,142,672	-	2,623,277
EBITDA	(211,323)	1,628,632	3,155,919		4,573,228
(Gain) loss on sale of fixed assets	-	-	2,908	-	2,908
Adjusted EBITDA	(211,323)	1,628,632	3,158,827	-	4,576,136

Nine Months Ended September 30, 2017

	Corporate	Neese	Fitness CF	Management Consulting Business	Consolidated (Pro Forma)
Net income (loss)	$137,487	$(1,218,346)	$1,743,492	$-	$662,633
Adjusted for:
Provision (benefit) for income taxes	-	(666,788)	-	-	(666,788)
Interest expense, net	-	402,547	-	-	402,547
Depreciation and amortization	-	934,484	494,529	-	1,429,013
EBITDA	137,487	(548,103)	2,238,021	-	1,827,405
Gain on bargain purchase	(274,281)	-	-	-	(274,281)
Pre-acquisition net income before taxes of Neese (January 1 to March 3, 2017)	-	256,485	-	-	256,485
Acquisition expenses	20,000	139,000	-	-	159,000
Adjusted EBITDA	(116,794)	(152,618)	2,238,021	-	1,968,609

Nine Months Ended September 30, 2016

	Corporate	Neese	Fitness CF	Management Consulting Business	Consolidated (Pro Forma)
Net income (loss)	$(127,964)	$7,893	$1,389,488	$-	$1,269,417
Adjusted for:
Depreciation and amortization	-	900,000	741,753	-	1,641,753
EBITDA	(127,964)	907,893	2,131,241	-	2,911,170
Adjusted EBITDA	(127,964)	907,893	2,131,241	-	2,911,170

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Cash Available for Distribution

The table below details cash receipts and payments that are not reflected on our income statement in order to provide an additional measure of management’s estimate of cash available for distribution, or CAD. CAD is a non-GAAP measure that we believe provides additional, useful information to our shareholders in order to enable them to evaluate our ability to make anticipated monthly distributions. CAD is not meant to be a substitute for GAAP, and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.

The following table reconciles CAD to net income (loss) and cash flows provided by (used in) operating activities, which we consider to be the most directly comparable financial measure calculated and presented in accordance with GAAP, on a pro forma consolidated basis combining the historical cash flow of 1847 Holdings with the historical cash flow of Neese and Fitness CF.

	Year Ended December 31, 2016	Year Ended December 31, 2015	Nine Months Ended September 30, 2017
Net income	$1,816,819	$1,913,951	$662,633
Adjustment to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	2,154,260	2,623,277	1,429,013
Gain on fixed assets	-	2,908	-
Pre-acquisition net income of Neese (January 1 to March 3, 2017)	-	-	153,891
Amortization of financing costs	-	-	26,606
Gain on bargain purchase	-	-	(274,281)
Changes in operating assets and liabilities	(252,222)	311,481	380,574
Net cash provided by operating activities	3,718,857	4,851,617	2,378,436
Estimated cash flow available for distribution and reinvestment	$3,718,857	$4,851,617	$2,378,436

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RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, before making an investment decision with respect to our common shares or our company. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our common shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Structure

We may not be able to effectively integrate the business that we acquired from Neese or additional businesses that we may acquire in the future.

Our ability to realize the anticipated benefits of the Neese acquisition or any future acquisitions will depend on our ability to integrate those businesses with our own. The combination of two independent businesses is a complex, costly and time-consuming process and there can be no assurance that we will be able to successfully integrate the Neese business or additional businesses into our business, or if such integration is successfully accomplished, that such integration will not be costlier or take longer than presently contemplated. Integration of the Neese acquisition or future acquisitions may include various risks and uncertainties, including the factors discussed in the paragraph below. If we cannot successfully integrate and manage the Neese business or additional businesses within a reasonable time, we may not be able to realize the potential and anticipated benefits of the such acquisitions, which could have a material adverse effect on our share price, business, cash flows, results of operations and financial position.

We will consider other acquisitions that we believe will complement, strengthen and enhance our growth. We evaluate opportunities on a preliminary basis from time to time, but these transactions may not advance beyond the preliminary stages or be completed. Such acquisitions are subject to various risks and uncertainties, including:

•	the inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which are in diverse geographic regions) and achieve expected synergies;

•	the potential disruption of existing business and diversion of management’s attention from day-to-day operations;

•	the inability to maintain uniform standards, controls, procedures and policies;

•	the need or obligation to divest portions of the acquired companies;

•	the potential failure to identify material problems and liabilities during due diligence review of acquisition targets;

•	the potential failure to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses; and

•	the challenges associated with operating in new geographic regions.

We are a new company with limited history and we may not be able to manage our future businesses on a profitable basis.

We were formed on January 22, 2013 and operated our management consulting business from inception through October 3, 2017. On March 3, 2017, we acquired Neese, which is a business that provides a wide range of products and services for the agriculture, construction, lawn and garden industries. We plan to acquire additional operating businesses in the future. Our manager will manage the day-to-day operations and affairs of our company and oversee the management and operations of our future businesses, subject to the oversight of our board of directors. If we do not develop effective systems and procedures, including accounting and financial reporting systems, to manage our operations as a consolidated public company, we may not be able to manage the combined enterprise on a profitable basis, which could adversely affect our ability to pay distributions to our shareholders.

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Our future success is dependent on the employees of our manager, our manager’s operating partners and the management team of our business, the loss of any of whom could materially adversely affect our financial condition, business and results of operations.

Our future success depends, to a significant extent, on the continued services of the employees of our manager. The loss of their services may materially adversely affect our ability to manage the operations of our future businesses. The employees of our manager may leave our manager and go to companies that compete with us in the future. In addition, we will depend on the assistance provided by our manager’s operating partners in evaluating, performing diligence on and managing our businesses. The loss of any employees of our manager or any of our manager’s operating partners may materially adversely affect our ability to implement or maintain our management strategy or our acquisition strategy.

The future success of 1847 Neese and our future businesses also depends on the respective management teams of those businesses because we intend to operate our businesses on a stand-alone basis, primarily relying on their existing management teams for day-to-day operations. Consequently, their operational success, as well as the success of any organic growth strategy, will be dependent on the continuing efforts of the management teams of our future businesses. We will seek to provide these individuals with equity incentives in our company and to have employment agreements with certain persons we have identified as key to their businesses. However, these measures may not prevent these individuals from leaving their employment. The loss of services of one or more of these individuals may materially adversely affect our financial condition, business and results of operations.

We may experience difficulty as we evaluate, acquire and integrate Neese and future businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business.

A component of our strategy is to acquire a platform operating business in a particular industry and then acquire other businesses in the same industry. We will focus on small businesses in various industries. Generally, because such businesses are privately held, we may experience difficulty in evaluating potential target businesses as much of the information concerning these businesses is not publicly available. Therefore, our estimates and assumptions used to evaluate the operations, management and market risks with respect to potential target businesses may be subject to various risks and uncertainties. Further, the time and costs associated with identifying and evaluating potential target businesses and their industries may cause a substantial drain on our resources and may divert our management team’s attention away from the operations of our businesses for significant periods of time.

In addition, we may have difficulty effectively integrating and managing Neese and future acquisitions. The management or improvement of businesses we acquire may be hindered by a number of factors, including limitations in the standards, controls, procedures and policies implemented in connection with such acquisitions. Further, the management of an acquired business may involve a substantial reorganization of the business’ operations resulting in the loss of employees and customers or the disruption of our ongoing businesses. We may experience greater than expected costs or difficulties relating to an acquisition, in which case, we might not achieve the anticipated returns from any particular acquisition.

We face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities.

We have been formed to acquire and manage small businesses. In pursuing such acquisitions, we expect to face strong competition from a wide range of other potential purchasers. Although the pool of potential purchasers for such businesses is typically smaller than for larger businesses, those potential purchasers can be aggressive in their approach to acquiring such businesses. Furthermore, we expect that we may need to use third-party financing in order to fund some or all of these potential acquisitions, thereby increasing our acquisition costs. To the extent that other potential purchasers do not need to obtain third-party financing or are able to obtain such financing on more favorable terms, they may be in a position to be more aggressive with their acquisition proposals. As a result, in order to be competitive, our acquisition proposals may need to be aggressively priced, including at price levels that exceed what we originally determined to be fair or appropriate. Alternatively, we may determine that we cannot pursue on a cost-effective basis what would otherwise be an attractive acquisition opportunity.

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We may not be able to successfully fund future acquisitions of new businesses due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy.

In order to make future acquisitions, we intend to raise capital primarily through debt financing, primarily at our operating company level, additional equity offerings, the sale of equity or assets of our businesses, offering equity in our company or our businesses to the sellers of target businesses or by undertaking a combination of any of the above. Because the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow at our company level. The sale of additional common shares will also be subject to market conditions and investor demand for the common shares at prices that may not be in the best interest of our shareholders. These risks may materially adversely affect our ability to pursue our acquisition strategy.

We may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

We may change our strategy at any time without the consent of our shareholders, which may result in our acquiring businesses or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our strategy may increase our exposure to interest rate and currency fluctuations, subject us to regulation under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, or subject us to other risks and uncertainties that affect our operations and profitability.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential shareholders could lose confidence in our financial statements, which would harm the trading price of our common shares.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404. SOX 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under SOX 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated filers or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies, like us, are not required to include an attestation report of their auditors in annual reports.

A report of our management is included under Item 9A “Controls and Procedures” of our annual report on Form 10-K for the year ended December 31, 2016. We are a smaller reporting company and, consequently, are not required to include an attestation report of our auditor in our annual report. However, if and when we become subject to the auditor attestation requirements under SOX 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

During its evaluation of the effectiveness of internal control over financial reporting as of December 31, 2016, management identified material weaknesses. These material weaknesses were associated with (i) our lack of appropriate policies and procedures to evaluate the proper accounting and disclosures of key documents and agreements and (ii) our lack of sufficient and skilled accounting personnel with an appropriate level of technical accounting knowledge and experience in the application of GAAP commensurate with our financial reporting requirements. We are undertaking remedial measures, which measures will take time to implement and test, to address these material weaknesses. There can be no assurance that such measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our stock price. See Item 9A “Controls and Procedures” of our annual report on Form 10-K for the year ended December 31, 2016 for more information.

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Because our Chief Executive Officer controls our manager and owns a controlling interest in our company, he is able to designate our directors and officers and control all major decisions and corporate actions and, so long as our Chief Executive Officer retains ownership of a majority of our outstanding common shares and control over our manager, you will not be able to elect any directors or have a meaningful say in any major decisions or corporate actions, which could decrease the price and marketability of our shares.

Our Chief Executive Officer owns 2,625,000 common shares constituting approximately 84.3% of our outstanding common shares before this offering, and after this offering will own approximately [   ]% if the minimum number of units are sold, approximately [     ] % if the maximum number of units are sold without exercise of the over-subscription option, or approximately [    ] % if the maximum number of units are sold and the over-subscription option is exercised in full, based on an assumed public offering price of $[    ], the midpoint of the price range set forth on the cover page of this prospectus. Our Chief Executive Officer also controls our manager. As a result, our Chief Executive Officer is able to elect all of our directors, appoint all of our officers, control the shareholder vote on any major decision or corporate action and control our operations. Our Chief Executive Officer can unilaterally decide major corporate actions such as mergers, acquisitions, future securities offerings, amendments to our operating agreement and other significant company events. Our Chief Executive Officer’s unilateral control over us could decrease the price and marketability of our common shares.

Although we currently intend to make regular cash distributions to our shareholders following the acquisition by us of operating businesses with sufficient cash flow to permit such distributions, our board of directors has full authority and discretion over the distributions of our company, other than the profit allocation, and it may decide to reduce or not declare distributions at any time, which may materially adversely affect the market price of our common shares.

To date, we have not declared or paid any distributions, but our board of directors intends to declare and pay regular monthly cash distributions to our common shareholders following the acquisition by us of operating businesses with sufficient cash flow, to permit such distributions. Although we currently intend to pursue a policy of paying regular monthly distributions, our board of directors will have full authority and discretion to determine whether or not a distribution by our company should be declared and paid to our shareholders, as well as the amount and timing of any distribution. Our board of directors may, based on their review of our financial condition and results of operations and pending acquisitions, determine to reduce or not declare distributions, which may have a material adverse effect on the market price of our common shares.

In addition, the management fee, put price and profit allocation will be payment obligations of our company and, as a result, will be senior in right to the payment of any distributions to our shareholders. Further, we are required to make a profit allocation to our manager upon satisfaction of applicable conditions to payment.

If we are unable to generate sufficient cash flow from the anticipated future dividends and interest payments that we expect to receive from Neese or our future businesses, we may not be able to make distributions to our shareholders.

We expect that our company’s primary business will be the holding and managing of controlling interests in Neese and the other operating businesses that we expect to acquire in the future. Therefore, we will be dependent upon the ability of our businesses to generate cash flows and, in turn, distribute cash to us in the form of interest and principal payments on indebtedness and distributions on equity to enable us, first, to satisfy our financial obligations and, second, to make monthly distributions to our shareholders. The ability of our future businesses to make payments to us may also be subject to limitations under laws of the jurisdictions in which they are incorporated or organized. If, as a consequence of these various restrictions or otherwise, we are unable to generate sufficient cash flow from our businesses, we may not be able to declare, or may have to delay or cancel payment of, distributions to our shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Dividend and Distribution Policy” for a more detailed description of these restrictions.

Certain provisions of the operating agreement of our company could make it difficult for third parties to acquire control of our company and could deprive you of the opportunity to obtain a takeover premium for your common shares.

The operating agreement contains a number of provisions that could make it more difficult for a third-party to acquire, or may discourage a third-party from acquiring, control of our company. These provisions, among other things:

•	restrict our company’s ability to enter into certain transactions with our major shareholders, with the exception of our manager, modeled on the limitation contained in Section 203 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL;

•	allow only our board of directors to fill newly created directorships, for those directors who are elected by our shareholders, and allow only our manager, as holder of the allocation shares, to fill vacancies with respect to the directors appointed by our manager;

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•	require that directors elected by our shareholders be removed, with or without cause, only by an affirmative vote of the holders of 85% or more of the then outstanding common shares;

•	require advance notice for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our shareholders at a meeting of our shareholders;

•	limit calling special meetings by our shareholders;

•	provide for a substantial number of additional authorized but unissued common shares that may be issued without action by our shareholders; and

•	provide our board of directors with certain authority to amend the operating agreement subject to certain voting and consent rights of the holders of common shares and allocation shares.

These provisions, as well as other provisions in the operating agreement, may delay, defer or prevent a transaction or a change in control that might otherwise result in you receiving a takeover premium for your common shares. See “Description of Securities—Anti-Takeover Provisions” for more information about voting and consent rights and the anti-takeover provisions.

In the future, we will seek to enter into a credit facility to help fund our acquisition capital and working capital needs. This credit facility may expose us to additional risks associated with leverage and may inhibit our operating flexibility and reduce cash flow available for distributions to our shareholders.

Following the identification of future platform acquisitions, we will seek to enter into a credit facility with a third-party lender. Such credit facility will likely require us to pay a commitment fee on the undrawn amount and will likely contain a number of affirmative and restrictive covenants.

If we violate any such covenants, our lender could accelerate the maturity of any debt outstanding and we may be prohibited from making any distributions to our shareholders. Such debt may be secured by our assets, including the stock we may own in businesses that we may acquire in the future and the rights we have under intercompany loan agreements that we may enter into in the future with our businesses. Our ability to meet our debt service obligations may be affected by events beyond our control and will depend primarily upon cash produced by businesses that we currently manage and may acquire in the future and distributed or paid to our company. Any failure to comply with the terms of our indebtedness may have a material adverse effect on our financial condition.

We expect that a future third-party credit facility will bear interest at floating rates. Such fluctuating interest rates could materially adversely affect our financial condition, including our ability to service our debt.

Following the identification and future acquisition of additional platform businesses, we will seek to enter into a third-party credit facility with a leading institution. We expect that such credit facility will bear interest at floating rates which will generally change as interest rates change. We bear the risk that the rates we are charged by our lender will increase faster than we can grow the cash flow of a platform business and any other businesses that we may acquire in the future, which could reduce profitability, materially adversely affect our ability to service our debt, cause us to breach covenants contained in our proposed third-party credit facility and reduce cash flow available for distribution.

Our existing master lease agreement contains certain terms that could limit our ability to operate and could materially adversely affect our financial condition.

The cash portion of the acquisition of Neese was financed under a capital lease transaction for Neese’s equipment with Utica Leaseco, LLC, or the Lessor, pursuant to a master lease agreement, as amended, under which we are obligated to repay the Lessor an aggregate of $3 ,123,054 as of September 30, 2017 for certain of Neese’s equipment that it leases to 1847 Neese and Neese. In connection with the master lease agreement, we granted the Lessor a security interest in and lien on all of Neese’s equipment, accounts receivable, general intangibles, inventory and certain other properties.

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The master lease agreement contains customary events of default, including non-payment of rent or other payment within five (5) days of the due date, failure to maintain, use or operate the equipment in compliance with applicable law, or failure to perform any other terms, covenants or conditions under the master lease agreement. If an event of default were to occur, the Lessor may pursue all remedies available to it, including terminating our right to use the equipment and other rights but not our obligations under the master lease agreement, and recover liquidating damages. The loss of our ability to use the equipment could limit our ability to operate and could materially adversely affect our financial condition.

We may engage in a business transaction with one or more target businesses that have relationships with our executive officers, our directors, our manager, our manager’s employees or our manager’s operating partners, or any of their respective affiliates, which may create or present conflicts of interest.

We may decide to engage in a business transaction with one or more target businesses with which our executive officers, our directors, our manager, our manager’s employees, our manager’s operating partners, or any of their respective affiliates, have a relationship, which may create or present conflicts of interest. Regardless of whether we obtain a fairness opinion from an independent investment banking firm with respect to such a transaction, conflicts of interest may still exist with respect to a particular acquisition and, as a result, the terms of the acquisition of a target business may not be as advantageous to our shareholders as it would have been absent any conflicts of interest.

The operational objectives and business plans of our businesses may conflict with our operational and business objectives or with the plans and objective of another business we own and operate.

Our businesses will operate in different industries and face different risks and opportunities depending on market and economic conditions in their respective industries and regions. A busines s’ operational objectives and business plans may not be similar to our objectives and plans or the objectives and plans of another business that we own and operate. This could create competing demands for resources, such as management attention and funding needed for operations or acquisitions, in the future.

If, in the future, we cease to control and operate our land application business or other businesses that we acquire in the future or engage in certain other activities, we may be deemed to be an investment company under the Investment Company Act.

We have the ability to make investments in businesses that we will not operate or control. If we make significant investments in businesses that we do not operate or control, or that we cease to operate or control, or if we commence certain investment-related activities, we may be deemed to be an investment company under the Investment Company Act. If we were deemed to be an investment company, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our investments or organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us or our manager and otherwise will subject us to additional regulation that will be costly and time-consuming.

As an “Emerging Growth Company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

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In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

Risks Related to Our Relationship with Our Manager

Termination of the management services agreement will not affect our manager’s rights to receive profit allocations and removal of our manager may cause us to incur significant fees.

Our manager owns all of the allocation shares of our company, which generally will entitle our manager to receive a profit allocation as a form of preferred distribution. In general, this profit allocation is designed to pay our manager 20% of the excess of the gains upon dispositions of our subsidiaries, plus an amount equal to the net income of such subsidiaries since their acquisition by the company, over an annualized hurdle rate. If our manager resigns or is removed, for any reason, it will remain the owner of our allocation shares. It will therefore remain entitled to all profit allocations while it holds our allocation shares regardless of whether it is terminated as our manager. If we terminate our manager, it may therefore be difficult or impossible for us to find a replacement to serve the function of our manager, because we would not be able to force our manager to transfer its allocation shares to a replacement manager so that the replacement manager could be entitled to a profit allocation. Therefore, as a practical matter, it may be difficult for us to replace our manager without its cooperation. If it becomes necessary to replace our manager and we are unable to replace our manager without its cooperation, we may be unable to continue to manage our operations effectively and our business may fail.

If we terminate the management services agreement with our manager, any fees, costs and expenses already earned or otherwise payable to the manager upon termination would become immediately due. Moreover, if our manager were to be removed and our management services agreement terminated by a vote of our board of directors and a majority of our common shares other than common shares beneficially owned by our manager, we would also owe a termination fee to our manager on top of the other fees, costs and expenses. In addition, the management services agreement is silent as to whether termination of our manager “for cause” would result in a termination fee; there is therefore a risk that the agreement may be interpreted to entitle our manager to a termination fee even if terminated “for cause”. The termination fee would equal twice the sum of the amount of the quarterly management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. As a result, we could incur significant management fees as a result of the termination of our manager, which may increase the risk that our business may be unable to meet its financial obligations or otherwise fail.

Mr. Ellery W. Roberts, our Chief Executive Officer, director and majority shareholder, controls our manager. If some event were to occur to cause Mr. Roberts (or his designated successor, heirs, beneficiaries or permitted assigns) not to control our manager without the prior written consent of our board of directors, our manager would be considered terminated under our agreement. In addition, in his capacity as one of our directors and our majority shareholder, Mr. Roberts has the power to cause us to voluntarily terminate the management services agreement, although such voluntary termination would also require the vote of a majority of our board of directors. As such, Mr. Roberts may directly or jointly cause the adverse consequences from termination of our manager discussed above to occur.

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Our manager and the members of our management team may engage in activities that compete with us or our businesses.

Although our Chief Executive Officer intends to devote substantially all of his time to the affairs of our company and our manager must present all opportunities that meet our company’s acquisition and disposition criteria to our board of directors, neither our manager nor our Chief Executive Officer is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement and the obligation to provide management services will not create a mutually exclusive relationship between our manager and its affiliates, on the one hand, and our company, on the other. See “Our Manager” for more information about our relationship with our manager and our management team.

Our manager need not present an acquisition opportunity to us if our manager determines on its own that such acquisition opportunity does not meet our company’s acquisition criteria.

Our manager will review any acquisition opportunity to determine if it satisfies our company’s acquisition criteria, as established by our board of directors from time to time. If our manager determines, in its sole discretion, that an opportunity fits our criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to signing a letter of intent, indication of interest or similar document or agreement. Opportunities that our manager determines do not fit our criteria do not need to be presented to our board of directors for consideration. In addition, upon a determination by our board of directors not to promptly pursue an opportunity presented to it by our manager, in whole or in part, our manager will be unrestricted in its ability to pursue such opportunity, or any part that we do not promptly pursue, on its own or refer such opportunity to other entities, including its affiliates. If such an opportunity is ultimately profitable, we will have not participated in such opportunity. See “Our Manager—Acquisition and Disposition Opportunities” for more information about our company’s current acquisition criteria.

Our Chief Executive Officer, Mr. Ellery W. Roberts, controls our manager and, as a result we may have difficulty severing ties with Mr. Roberts.

Under the terms of the management services agreement, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to our company, and our manager will, as promptly as practicable, replace any such individual. However, because Mr. Roberts controls our manager, we may have difficulty completely severing ties with Mr. Roberts absent terminating the management services agreement and our relationship with our manager. Further, termination of the management services agreement could give rise to a significant financial obligation of our company, which may have a material adverse effect on our business and financial condition. See “Our Manager” for more information about our relationship with our manager.

If the management services agreement is terminated, our manager, as holder of the allocation shares, has the right to cause our company to purchase its allocation shares, which may have a material adverse effect on our financial condition.

If: (i) the management services agreement is terminated at any time other than as a result of our manager’s resignation, subject to (ii); or (ii) our manager resigns, our manager will have the right, but not the obligation, for one year from the date of termination or resignation, as the case may be, to cause our company to purchase the allocation shares for the put price. The put price shall be equal to, as of any exercise date: (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date; or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of the “base put price amount” as of such exercise date. If our manager elects to cause our company to purchase its allocation shares, we are obligated to do so and, until we have done so, our ability to conduct our business, including our ability to incur debt, to sell or otherwise dispose of our property or assets, to engage in certain mergers or consolidations, to acquire or purchase the property, assets or stock of, or beneficial interests in, another business, or to declare and pay dividends, would be restricted. These financial and operational obligations of our company may have a material adverse effect on our financial condition, business and results of operations. See “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about our manager’s put right and our obligations relating thereto, as well as the definition and calculation of the base put price amount.

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If the management services agreement is terminated, we will need to change our name and cease our use of the term “1847”, which in turn could have a material adverse impact upon our business and results of operations as we would be required to expend funds to create and market a new name.

Our manager controls our rights to the term “1847” as it is used in the name of our company. Our company, 1847 Neese, and any future businesses that we may acquire must cease using the term “1847,” including any trademark based on the name of our company that may be licensed to them by our manager under the license provisions of our management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The sublicense provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. This also would require us to create and market a new name and expend funds to protect that name, which may have a material adverse effect on our business and results of operations.

We have agreed to indemnify our manager under the management services agreement that may result in an indemnity payment that could have a material adverse impact upon our business and results of operations.

The management services agreement provides that we will indemnify, reimburse, defend and hold harmless our manager, together with its employees, officers, members, managers, directors and agents, from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities of any kind arising out of the breach of any term or condition in the management services agreement or the performance of any services under such agreement except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. If our manager is forced to defend itself in any claims or actions arising out of the management services agreement for which we are obligated to provide indemnification, our payment of such indemnity could have a material adverse impact upon our business and results of operations.

Our manager can resign on 120 days’ notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could materially adversely affect our financial condition, business and results of operations, as well as the market price of our common shares.

Our manager has the right, under the management services agreement, to resign at any time on 120 days written notice, whether we have found a replacement or not. If our manager resigns, we may not be able to contract with a new manager or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days, or at all, in which case our operations are likely to experience a disruption, our financial condition, business and results of operations, as well as our ability to pay distributions are likely to be materially adversely affected and the market price of our common shares may decline. In addition, the coordination of our internal management, acquisition activities and supervision of our business is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the experience and expertise possessed by our manager and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our businesses may result in additional costs and time delays that could materially adversely affect our financial condition, business and results of operations as well as the market price of our common shares.

The amount recorded for the allocation shares may be subject to substantial period-to-period changes, thereby significantly adversely impacting our results of operations.

Our company will record the allocation shares at the redemption value at each balance sheet date by recording any change in fair value through its income statement as a dividend between net income and net income available to common shareholders. The redemption value of the allocation shares is largely related to the value of the profit allocation that our manager, as holder of the allocation shares, will receive. The redemption value of the allocation shares may fluctuate on a period-to-period basis based on the monthly distributions we pay to our shareholders, the earnings of our businesses and the price of our common shares, which fluctuation may be significant, and could cause a material adverse effect on our company’s results of operations. See “Our Manager—Our Manager as an Equity Holder” for more information about the terms and calculation of the profit allocation and any payments under the supplemental put provisions of our operating agreement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information about our accounting policy with respect to the profit allocation and the allocation shares.

We cannot determine the amount of management fee that will be paid to our manager over time with certainty, which management fee may be a significant cash obligation of our company and may reduce the cash available for operations and monthly distributions to our shareholders.

Our manager’s management fee will be calculated by reference to our company’s adjusted net assets, which will be impacted by the following factors:

•	the acquisition or disposition of businesses by our company;

•	organic growth, add-on acquisitions and dispositions by our businesses; and

•	the performance of our businesses.

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We cannot predict these factors, which may cause significant fluctuations in our adjusted net assets and, in turn, impact the management fee we pay to our manager. Accordingly, we cannot determine the amount of management fee that will be paid to our manager over time with any certainty, which management fee may represent a significant cash obligation of our company and may reduce the cash available for our operations and monthly distributions to our shareholders.

We must pay our manager the management fee regardless of our performance. Therefore, our manager may be induced to increase the amount of our assets rather than the performance of our businesses.

Our manager is entitled to receive a management fee that is based on our adjusted net assets, as defined in the management services agreement, regardless of the performance of our businesses. In this respect, the calculation of the management fee is unrelated to our company’s net income. As a result, the management fee may encourage our manager to increase the amount of our assets by, for example, recommending to our board of directors the acquisition of additional assets, rather than increase the performance of our businesses. In addition, payment of the management fee may reduce or eliminate the cash we have available for monthly distribution to our shareholders.

The management fee is based solely upon our adjusted net assets; therefore, if in a given year our performance declines, but our adjusted net assets remain the same or increase, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for monthly distribution to our shareholders.

The management fee we pay to our manager will be calculated solely by reference to our company’s adjusted net assets. If in a given year the performance of our company declines, but our adjusted net assets remains the same or increases, the management fee we pay to our manager for such year will increase as a percentage of our net income and may reduce the cash available for monthly distributions to our shareholders. See “Our Manager—Our Manager as a Service Provider—Management Fee” for more information about the terms and calculation of the management fee.

The amount of profit allocation to be paid to our manager could be substantial. However, we cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty.

We cannot determine the amount of profit allocation that will be paid over time or the put price with any certainty. Such determination would be dependent on, among other things, the number, type and size of the acquisitions and dispositions that we make in the future, the distributions we pay to our shareholders, the earnings of our businesses and the market value of common shares from time to time, factors that cannot be predicted with any certainty at this time. Such factors will have a significant impact on the amount of any profit allocation to be paid to our manager, especially if our share price significantly increases. See “Our Manager—Our Manager as an Equity Holder —Manager’s Profit Allocation” for more information about the calculation and payment of profit allocation. Any amounts paid in respect of the profit allocation are unrelated to the management fee earned for performance of services under the management services agreement.

The management fee and profit allocation to be paid to our manager may significantly reduce the amount of cash available for monthly distribution to our shareholders and for operations.

Under the management services agreement, our company will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of our manager incurred on behalf of our company in connection with the provision of services to our company. Similarly, our businesses will be obligated to pay fees to and reimburse the costs and expenses of our manager pursuant to any offsetting management services agreements entered into between our manager and our businesses, or any transaction services agreements to which such businesses are a party. In addition, our manager, as holder of the allocation shares, will be entitled to receive a profit allocation upon satisfaction of applicable conditions to payment and may be entitled to receive the put price upon the occurrence of certain events. While we cannot quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts could be substantial. See “Our Manager” for more information about these payment obligations of our company. The management fee, put price and profit allocation will be payment obligations of our company and, as a result, will be senior in right to the payment of any distributions to our shareholders. Likewise, the profit allocation may also significantly reduce the cash available for operations.

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Our manager’s influence on conducting our business and operations, including acquisitions, gives it the ability to increase its fees and compensation to our Chief Executive Officer, which may reduce the amount of cash available for monthly distribution to our shareholders.

Under the terms of the management services agreement, our manager is paid a management fee calculated as a percentage of our company’s adjusted net assets for certain items and is unrelated to net income or any other performance base or measure. See “Our Manager—Our Manager as a Service Provider—Management Fee” for more information about the calculation of the management fee. Our manager, which Ellery W. Roberts, our Chief Executive Officer, controls, may advise us to consummate transactions, incur third-party debt or conduct our operations in a manner that may increase the amount of fees paid to our manager which, in turn, may result in higher compensation to Mr. Roberts because his compensation is paid by our manager from the management fee it receives from our company.

Fees paid by our company and our businesses pursuant to transaction services agreements do not offset fees payable under the management services agreement and will be in addition to the management fee payable by our company under the management services agreement.

The management services agreement provides that businesses that we may acquire in the future may enter into transaction services agreements with our manager pursuant to which our businesses will pay fees to our manager. See “Our Manager—Our Manager as a Service Provider” for more information about these agreements. Unlike fees paid under the offsetting management services agreements, fees that are paid pursuant to such transaction services agreements will not reduce the management fee payable by our company. Therefore, such fees will be in addition to the management fee payable by our company or offsetting management fees paid by businesses that we may acquire in the future.

The fees to be paid to our manager pursuant to these transaction service agreements will be paid prior to any principal, interest or dividend payments to be paid to our company by our businesses, which will reduce the amount of cash available for monthly distributions to shareholders.

Our manager’s profit allocation may induce it to make decisions and recommend actions to our board of directors that are not optimal for our business and operations.

Our manager, as holder of all of the allocation shares in our company, will receive a profit allocation based on the extent to which gains from any sales of our subsidiaries plus their net income since the time they were acquired exceed a certain annualized hurdle rate. As a result, our manager may be encouraged to make decisions or to make recommendations to our board of directors regarding our business and operations, the business and operations of our businesses, acquisitions or dispositions by us or our businesses and monthly distributions to our shareholders, any of which factors could affect the calculation and payment of profit allocation, but which may otherwise be detrimental to our long-term financial condition and performance.

The obligations to pay the management fee and profit allocation, including the put price, may cause our company to liquidate assets or incur debt.

If we do not have sufficient liquid assets to pay the management fee and profit allocation, including the put price, when such payments are due and payable, we may be required to liquidate assets or incur debt in order to make such payments. This circumstance could materially adversely affect our liquidity and ability to make monthly distributions to our shareholders. See “Our Manager” for more information about these payment obligations of our company.

Risks Related to Taxation

Our shareholders will be subject to taxation on their share of our company’s taxable income, whether or not they receive cash distributions from our company.

Our company is a limited liability company, and subject to the discussion in “Material U.S. Federal Income Tax Considerations,” our company will be classified as a partnership for U.S. federal income tax purposes. Consequently, our shareholders will be subject to U.S. federal income taxation and, possibly, state, local and foreign income taxation on their share of our company’s taxable income, whether or not they receive cash distributions from our company. There is, accordingly, a risk that our shareholders may not receive cash distributions equal to their portion of our company’s taxable income or even in an amount sufficient to satisfy the tax liability that results from that income. This risk is attributable to a number of variables , such as results of operations, unknown liabilities, government regulations, financial covenants relating to the debt of our company, funds needed for future acquisitions and/or to satisfy short- and long-term working capital needs of our businesses, and the discretion and authority of our company’s board of directors to make distributions or modify our distribution policy.

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As a partnership, our company itself will not be subject to U.S. federal income tax (except as may be imposed under certain recently enacted partnership audit rules), although it will file an annual partnership information return with the IRS. The information return will report the results of our company’s activities and will contain a Schedule K-1 for each company shareholder reflecting allocations of profits or losses (and items thereof) to members of our company, that is, to the shareholders. Each partner of a partnership is required to report on his or her income tax return his or her share of items of income, gain, loss, deduction, credit, and other items of the partnership (in each case, as reflected on such Schedule K-1) without regard to whether cash distributions are received. Each holder will be required to report on his or her tax return his or her allocable share of company income, gain, loss, deduction, credit and other items for our company’s taxable year that ends with or within the holder’s taxable year. Thus, holders of common shares will be required to report taxable income (and thus be subject to significant income tax liability) without a corresponding current receipt of cash if our company were to recognize taxable income and not make cash distributions to the shareholders.

Generally, the determination of a holder’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement. The income tax laws governing the allocation of company income, gains, losses, deductions or credits set forth in a particular Schedule K-1 are complex and there can be no assurance that the IRS would not successfully challenge any allocation set forth in any such Schedule K-1. Whether an allocation set forth in any particular K-1 issued to a shareholder will be accepted by the IRS depends on a facts and circumstances analysis of the underlying economic arrangement of our company’s shareholders. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

All of our company’s income could be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow available for distribution to holders of common shares and thus could result in a substantial reduction in the value of the common shares.

Based on the number of shareholders we have as a result of this offering, and because our shares are listed for trading on the Over-The-Counter market and may be listed on NYSE American in the future , we believe that our company will be regarded as a publicly-traded partnership. Under the federal tax laws, a publicly-traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly-traded partnership will be treated as a partnership, however, and not as a corporation, for U.S. federal tax purposes, so long as 90% or more of its gross income for each taxable year in which it is publicly traded constitutes “qualifying income” within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended, or the Code, and our company is not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a lending or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of stock or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. Our company expects to realize sufficient qualifying income to satisfy the qualifying income exception. Our company also expects that we will not be required to register under the Investment Company Act.

In certain cases, income that would otherwise qualify for the qualifying income exception may not so qualify if it is considered to be derived from an active conduct of a business. For example, the IRS may assert that interest received by our company from its subsidiaries is not qualifying income because it is derived in the conduct of a lending business. If our company fails to satisfy “ the qualifying income” exception or is required to register under the Investment Company Act, our company will be classified as a corporation for U.S. federal (and certain state and local) income tax purposes, and shareholders of our company would be treated as shareholders in a domestic corporation. Our company would be required to pay federal income tax at regular corporate rates on its income. In addition, our company would likely be liable for state and local income and/or franchise taxes on its income. Distributions to the shareholders would constitute ordinary dividend income (taxable at then existing ordinary income rates) or, in certain cases, qualified dividend income (which is generally subject to tax at reduced tax rates) to such holders to the extent of our company’s earnings and profits, and the payment of these dividends would not be deductible to our company. Taxation of our company as a corporation could result in a material reduction in distributions to our shareholders and after-tax return and, thus, would likely result in a substantial reduction in the value of, or materially adversely affect the market price of, the common shares.

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The present U.S. federal income tax treatment of an investment in common shares may be modified by administrative, legislative, or judicial interpretation at any time, and any such action may affect investments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for our company to be classified as a partnership, and not as a corporation, for U.S. federal income tax purposes, necessitate that our company restructure its investments, or otherwise adversely affect an investment in the common shares.

In addition, our company may become subject to an entity level tax in one or more states. Several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise, or other forms of taxation. If any state were to impose a tax upon our company as an entity, our distributions to you would be reduced.

Complying with certain tax-related requirements may cause our company to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings, or arrangements our company may not have otherwise entered into.

In order for our company to be treated as a partnership for U.S. federal income tax purposes and not as a publicly traded partnership taxable as a corporation, our company must meet the qualifying income exception discussed above on a continuing basis and our company must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment, our company may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings our company (o any of our subsidiaries, as the case may be) may not have otherwise entered into. This may adversely affect our ability to operate solely to maximize our cash flow. In addition, our company may not be able to participate in certain corporate reorganization transactions that would be tax free to our shareholders if our company were a corporation.

Non-corporate investors who are U.S. taxpayers will not be able to deduct certain fees, costs or other expenses for U.S. federal income tax purposes.

Our company will pay a management fee (and possibly certain transaction fees) to our manager. Our company will also pay certain costs and expenses incurred in connection with activities of our manager. Our company intends to deduct such fees and expenses to the extent that they are ’ reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that such fees and other expenses will generally constitute miscellaneous itemized deductions for non-corporate U.S. taxpayers who hold common shares. Under current law that is in effect for taxable years be ginning after December 31, 2017 and before January 1, 2026 , non-corporate U.S. taxpayers may not deduct any such miscellaneous itemized deductions for U.S. federal income tax purposes. A non-corporate U.S. taxpayer ’ s inability to deduct such items could result in such holder reporting as his or her share of company taxable income an amount that exceeds any cash actually distributed to such U.S. taxpayer for the year. Corporate U.S. holders of common shares generally will be able to deduct these fees, costs and expenses in accordance with applicable U.S. federal income tax law .

A portion of the income arising from an investment in our common shares may be treated as unrelated business taxable income and taxable to certain tax-exempt holders despite such holders’ tax-exempt status.

Our company expects to incur debt that would be treated as “acquisition indebtedness” under section 514 of the Code with respect to certain of its investments. To the extent our company recognizes income from any investment with respect to which there is “acquisition indebtedness” during a taxable year, or to the extent our company recognizes gain from the disposition of any investment with respect to which there is “acquisition indebtedness,” a portion of the income received will be treated as unrelated business taxable income and taxable to tax-exempt investors. In addition, if the IRS successfully asserts that we are engaged in a trade or business for U.S. federal income tax purposes (for example, if it determines we are engaged in a lending business), then tax-exempt and in certain cases non-U.S. holders would be subject to U.S. income tax on any income generated by such business. The foregoing only applies if the amount of such business income does not cause the company to fail to meet the qualifying income test (which would happen if such income exceeded 10% of our gross income, and in which case such failure would cause us to be taxable as a corporation).

A portion of the income arising from an investment in our common shares may be treated as income that is effectively connected with our conduct of a U.S. trade or business, which income would be taxable to holders who are not U.S. taxpayers.

If the IRS successfully asserts that we are engaged in a trade or business in the United States for U.S. federal income tax purposes (for example, if it determines we are engaged in a lending business), then in certain cases non-U.S. holders would be subject to U.S. income tax on any income that is effectively connected with such business. It could also cause the non-U.S. holder to be subject to U.S. federal income tax on a sale of his or her interest in the company under recently enacted tax law. The foregoing only applies if the amount of such business income does not cause the company to fail to meet the qualifying income test ( which would happen if such income exceeded 10% of our gross income, and in which case such failure would cause us to be taxable as a corporation).

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Risks related to recently enacted legislation.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department . No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our common shares.

We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued, nor is the long-term impact of recently enacted tax legislation clear. Prospective investors are urged to consult their tax advisors regarding the effect of potential changes to the U.S. federal income tax laws on an investment in our common shares.

Risks Related to Our Land Application Business

Adverse weather conditions, including as a result of future climate change, may adversely affect the availability, quality and price of agricultural commodities and agricultural commodity products, which may impact our land application business, as well as our operations and operating results.

Adverse weather conditions have historically caused volatility in the agricultural commodity industry by causing crop failures or significantly reduced harvests, which may affect the supply and pricing of agricultural commodities, and result in reduce demand for our products and services and negatively affect the creditworthiness of agricultural producers who do business with us.

Severe adverse weather conditions, such as hurricanes or severe storms, may also result in extensive property damage, extended business interruption, personal injuries and other loss and damage to agricultural producers who do business with us. Our operations also rely on dependable and efficient transportation services. A disruption in transportation services, as a result of weather conditions or otherwise, may also significantly adversely impact our operations.

Additionally, the potential physical impacts of climate change are uncertain and may vary by region. These potential effects could include changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels that could adversely impact our costs and business operations, the location and costs of global agricultural commodity production and the supply and demand for agricultural commodities. These effects could be material to our results of operations, liquidity or capital resources.

Government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability.

Agricultural commodity production and trade flows are significantly affected by government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, import and export restrictions on agricultural commodities and commodity products and energy policies (including biofuels mandates), can influence industry profitability, the planting of certain crops versus other uses of agricultural resources, the location and size of crop production, whether unprocessed or processed commodity products are traded and the volume and types of imports and exports. In addition, international trade disputes can adversely affect agricultural commodity trade flows by limiting or disrupting trade between countries or regions.

Increases in prices for, among other things, food, fuel and crop inputs, such as fertilizers, have become the subject of significant discussion by governmental bodies and the public throughout the world in recent years. In some countries, this has led to the imposition of policies such as price controls, tariffs and export restrictions on agricultural commodities. Future governmental policies, regulations or actions affecting our industries may adversely affect the supply of, demand for and prices of our products and services, restrict our ability to do business and cause our financial results to suffer.

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We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us.

We do not manufacture any products we sell, and instead purchase our products from manufacturers. Since we purchase products from many manufacturers under at-will contracts and contracts which can be terminated without cause upon 90 days’ notice or less, or which expire without express rights of renewal, manufacturers could discontinue sales to us immediately or upon short notice. In lieu of termination, a manufacturer may also change the terms upon which it sells, for example, by raising prices or broadening distribution to third parties. For these and other reasons, we may not be able to acquire desired merchandise in sufficient quantities or on acceptable terms in the future.

Any significant interruption in the supply of products by manufacturers could disrupt our ability to deliver merchandise to our customers in a timely manner, which could have a material adverse effect on our business, financial condition and results of operations.

Manufacturers are subject to certain risks that could adversely impact their ability to provide us with their products on a timely basis, including industrial accidents, environmental events, strikes and other labor disputes, union organizing activity, disruptions in logistics or information systems, loss or impairment of key manufacturing sites, product quality control, safety, and licensing requirements and other regulatory issues, as well as natural disasters and other external factors over which neither they nor we have control. In addition, our operating results depend to some extent on the orderly operation of our receiving and distribution processes, which depend on manufacturers’ adherence to shipping schedules and our effective management of our distribution facilities and capacity.

If a material interruption of supply occurs, or a significant manufacturer ceases to supply us or materially decreases its supply to us, we may not be able to acquire products with similar quality as the products we currently sell or to acquire such products in sufficient quantities to meet our customers’ demands or on favorable terms to our business, any of which could adversely impact our business, financial condition and results of operations.

Competition in the land application business and agricultural equipment industry could adversely affect our business.

Neese sells products and services into a regional market. The principal competitive factors in our regional market includes product performance, innovation and quality, distribution, customer service and price. The competitive environment in the land application business and agricultural equipment industry includes global competitors and many regional and local competitors. These competitors have varying numbers of product lines competing with our products and services and each has varying degrees of regional focus. An important part of the competition within the agricultural equipment industry during the past decade has come from a variety of short-line and specialty manufacturers, as well as indigenous regional competitors, with differing manufacturing and marketing methods. Due to industry conditions, including the merger of certain large integrated competitors, we believe the agricultural equipment business continues to undergo change and is becoming more competitive. Our inability to successfully compete with respect to product performance, innovation and quality, distribution, customer service and price could adversely affect our results of operations and financial condition.

Risks Related to the Planned Acquisition of Fitness CF

As a result of the Fitness CF acquisition, our company may have undisclosed liabilities and any such liabilities could harm our revenues, business, prospects, financial condition and results of operations.

We are currently conducting due diligence on Fitness CF. However, the due diligence process may not reveal all material liabilities of Fitness CF currently existing or which may be asserted in the future against our company relating to its activities before the consummation of the acquisition transaction. There can be no assurance that our company will not have any liabilities in connection with the closing of the acquisition of Fitness CF that we are unaware of or that we will be successful in enforcing any indemnification provisions or that such indemnification provisions will be adequate to reimburse us. Any such liabilities of Fitness CF that survive the acquisition transaction could harm our revenues, business, prospects, financial condition and results of operations.

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If the Fitness CF acquisition is consummated, our fitness operations will rely heavily on information systems, and any material failure, interruption or weakness may prevent us from effectively operating our fitness business and damage our reputation.

If the Fitness CF acquisition is consummated, we will increasingly rely on information systems, including point-of-sale processing systems in our health clubs and other information systems, to interact with our members and collect, maintain and store member information, billing information and other personally identifiable information, including for the operation of stores, collection of cash, legal and regulatory compliance, management of our supply chain, accounting, staffing, payment of obligations, Automated Clearinghouse, or ACH, transactions, credit and debit card transactions and other processes and procedures.

The failure of our computer equipment and systems to operate effectively, stemming from maintenance problems, upgrading or transitioning to new platforms, expanding our systems as we grow, a breach in security or other unanticipated problems could result in interruptions to or delays in our business and member service and reduce efficiency in our operations. In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may also cause service interruptions, operational delays due to the learning curve associated with using a new system, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. If our information systems and our third-party back-up or disaster recovery plans are not adequate to address such failures, our revenues and profits could be reduced and the reputation of our brand and our business could be materially adversely affected.

If we fail to properly maintain the confidentiality and integrity of our data, including member credit card, debit card and bank account information, our reputation and business could be materially and adversely affected.

If we consummate the Fitness CF acquisition, in the ordinary course of business, we will collect, transmit and store member and employee data, including credit and debit card numbers, bank account information, driver’s license numbers, dates of birth and other highly sensitive personally identifiable information, in information systems that we will maintain and in those maintained by third-parties with whom we will contract to provide services. Some of this data is sensitive and could be an attractive target of a criminal attack by malicious third parties with a wide range of motives and expertise, including lone wolves, organized criminal groups, “hacktivists,” disgruntled current or former employees, and others. The integrity and protection of member and employee data is critical to us.

Despite the security measures we will have in place to comply with applicable laws and rules, our facilities and systems, and those of our third-party service providers (as well as their third-party service providers), may be vulnerable to security breaches, acts of cyber terrorism or sabotage, vandalism or theft, computer viruses, loss or corruption of data, programming or human errors or other similar events. Furthermore, the size and complexity of such information systems, and third-party vendors (as well as their third-party service providers), may make such systems potentially vulnerable to security breaches from inadvertent or intentional actions by our employees, vendors, or from attacks by malicious third-parties. Because such attacks are increasing in sophistication and change frequently in nature, we, and our third-party service providers may be unable to anticipate these attacks or implement adequate preventative measures, and any compromise of our systems, or those of our franchisees and third-party vendors (as well as their third-party service providers), may not be discovered and remediated promptly. Changes in consumer behavior following a security breach, act of cyber terrorism or sabotage, vandalism or theft, computer viruses, loss or corruption of data or programming or human error or other similar event affecting a competitor, large retailer or financial institution may materially and adversely affect our business.

Additionally, the collection, maintenance, use, disclosure and disposal of personally identifiable information are regulated at the federal, state and local levels as well as by certain industry groups, such as the Payment Card Industry, Security Standards Council, National Automated Clearinghouse Association, and individual credit card issuers. Federal, state, local and industry groups may also consider and implement from time to time new privacy and security requirements that apply to our businesses. Compliance with evolving privacy and security laws, requirements and regulations may result in cost increases due to necessary systems changes, new limitations or constraints on our business models and the development of new administrative processes. Noncompliance with privacy laws or industry group requirements or a security breach involving the misappropriation, loss or other unauthorized disclosure of personal, sensitive or confidential information, whether by us or by one of our vendors, could have material adverse effects on our newly acquired business, operations, brand, reputation and financial condition, including decreased revenue, material fines and penalties, litigation, increased financial processing fees, compensatory, statutory, punitive or other damages, adverse actions against our licenses to do business and injunctive relief by court or consent order. We plan to maintain cyber risk insurance, but in the event of a significant data security breach, this insurance may not cover all of the losses that we would be likely to suffer.

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If the Fitness CF acquisition is consummated, changes in legislation or requirements related to electronic fund transfer, or our failure to comply with existing or future regulations, may adversely impact our business.

If the Fitness CF acquisition is consummated, we will primarily accept payments for our memberships through electronic fund transfers from members’ bank accounts and, therefore, we are subject to federal, state and local legislation and certification requirements governing electronic funds transfers, or EFTs, including the Electronic Funds Transfer Act. Our business will rely heavily on the fact that memberships continue on a month-to-month basis after the completion of any initial term requirements, and compliance with these laws and regulations and similar requirements may be onerous and expensive. Our failure to comply fully with these rules or requirements may subject us to fines, higher transaction fees, penalties, damages and civil liability and may result in the loss of our ability to accept EFT payments, which would have a material adverse effect on our business, results of operations and financial condition.

If the Fitness CF acquisition is consummated, we will be subject to a number of risks related to ACH, credit card and debit card payments that we accept.

If the Fitness CF acquisition is consummated, we plan to accept payments through ACH, credit card and debit card transactions. For ACH, credit card and debit card payments, we will be subject to interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our memberships, which could cause us to lose members or suffer an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our member satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our members’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose membership revenue, which would harm our operating results.

If we fail to adequately control fraudulent ACH, credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher ACH, credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The termination of our ability to process payments through ACH transactions or on any major credit or debit card would significantly impair our ability to operate our business.

If the Fitness CF acquisition is consummated, Fitness CF health clubs may be unable to attract and retain members, which would materially and adversely affect our business, results of operations and financial condition.

If the Fitness CF acquisition is consummated, our target market will be average people seeking regular exercise and people who are new to fitness. The success of our business will depend on our ability to attract and retain members. Our marketing efforts may not be successful in attracting members to stores, and membership levels may materially decline over time, especially at stores in operation for an extended period of time. Members may cancel their memberships at any time after giving proper advance written notice, subject to an initial minimum term applicable to certain memberships. We may also cancel or suspend memberships if a member fails to provide payment for an extended period of time. In addition, we will likely experience attrition and must continually engage existing members and attract new members in order to maintain membership levels. We expect that a portion of the membership base will not regularly use the health clubs and may be more likely to cancel their membership. Some of the factors that could lead to a decline in membership levels include changing desires and behaviors of consumers or their perception of our brand, changes in discretionary spending trends and general economic conditions, market maturity or saturation, a decline in our ability to deliver quality service at a competitive price, an increase in monthly membership dues due to inflation, direct and indirect competition in our industry, and a decline in the public’s interest in health and fitness, among other factors. To increase membership levels, we may from time to time offer promotions or lower monthly dues or annual fees. If we are not successful in optimizing price or in adding new memberships in new and existing stores, growth in monthly membership dues or annual fees may suffer. Any decrease in our average dues or fees or higher membership costs may adversely impact our results of operations and financial condition.

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If the Fitness CF acquisition is consummated, the high level of competition in the health and fitness industry could materially and adversely affect our business.

If the Fitness CF acquisition is consummated, we will be competing with the following industry participants: other health and fitness clubs; physical fitness and recreational facilities established by non-profit organizations and businesses for their employees; private studios and other boutique fitness offerings; racquet, tennis and other athletic clubs; amenity and condominium/apartment clubs; country clubs; online personal training and fitness coaching; the home-use fitness equipment industry; local tanning salons; businesses offering similar services; and other businesses that rely on consumer discretionary spending. We may not be able to compete effectively in the markets in which we operate in the future. Competitors may attempt to copy our business model, or portions thereof, which could erode our market share and brand recognition and impair our growth rate and profitability. Competitors, including companies that are larger and have greater resources than us, may compete with us to attract members in our markets. Non-profit organizations in our markets may be able to obtain land and construct stores at a lower cost and collect membership dues and fees without paying taxes, thereby allowing them to charge lower prices. Luxury fitness companies may attempt to enter our market by lowering prices or creating lower price brand alternatives. Furthermore, due to the increased number of low-cost health and fitness club alternatives, we may face increased competition if we increase our price or if discretionary spending declines. This competition may limit our ability to attract and retain existing members and our ability to attract new members, which in each case could materially and adversely affect our results of operations and financial condition.

If the Fitness CF acquisition is consummated, we could be subject to claims related to health and safety risks to members that arise while at our health clubs.

If the Fitness CF acquisition is consummated, use of our health clubs could poses some potential health and safety risks to members or guests through physical exertion and use of our services and facilities. Claims might be asserted against us and the health clubs for injuries suffered by or death of members or guests while exercising and using the facilities at a health club. We may not be able to successfully defend such claims. We also may not be able to maintain our general liability insurance on acceptable terms in the future or maintain a level of insurance that would provide adequate coverage against potential claims. Depending upon the outcome, these matters may have a material adverse effect on our results of operations, financial condition and cash flows.

If the Fitness CF acquisition is consummated, its dependence on a limited number of suppliers for equipment and certain products and services could result in disruptions to our business and could adversely affect our revenues and gross profit.

If the Fitness CF acquisition is consummated, equipment and certain products and services used in its gyms, including exercise equipment and point-of-sale software and hardware, will be sourced from third-party suppliers. In addition, Fitness CF relies on third-party suppliers to manage and maintain its websites and online join processes. Although Fitness CF believes that adequate substitutes are currently available, it depends on these third-party suppliers to operate its business efficiently and consistently meet its business requirements. The ability of these third-party suppliers to successfully provide reliable and high-quality services is subject to technical and operational uncertainties that are beyond Fitness CF’s control. Any disruption to the suppliers’ operations could impact its supply chain and its ability to service existing gyms and open new gyms on time or at all and thereby generate revenue. If Fitness CF loses such suppliers or its suppliers encounter financial hardships unrelated to the demand for its equipment or other products or services, Fitness CF may not be able to identify or enter into agreements with alternative suppliers on a timely basis on acceptable terms, if at all. Transitioning to new suppliers would be time-consuming and expensive and may result in interruptions in operations. If Fitness CF should encounter delays or difficulties in securing the quantity of equipment required to open new gyms and refurbish existing gyms, its suppliers encounter difficulties meeting its demands for products or services, its websites experience delays or become impaired due to errors in the third-party technology or there is a deficiency, lack or poor quality of products or services provided, Fitness CF’s ability to serve its members and grow its brand would be interrupted. If any of these events occur, it could have a material adverse effect on our business and operating results.

If we cannot retain key employees and hire additional highly qualified employees, we may not be able to successfully manage our businesses and pursue our strategic objectives.

If the Fitness CF acquisition is consummated, we may be highly dependent on the services of our senior management team and other key employees at the health clubs, and on our ability to recruit, retain and motivate key employees. Competition for such employees can be intense, and the inability to attract and retain the additional qualified employees required to expand our activities, or the loss of current key employees, could adversely affect our operating efficiency and financial condition.

We may be subject to risks associated with leasing property subject to long-term non-cancelable leases.

The Fitness CF health clubs are located on leased premises. The leases generally have initial terms of 10 years and typically provide for two renewal options in five-year increments as well as for rent escalations. Fitness CF leases the MTDR facility from the majority owner, Pleasant Lewis. We plan on entering into a formal lease agreement with Pleasant Lewis prior to or in connection with the closing of the Fitness CF acquisition transaction.

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Additional sites that we may lease in the future are likely to be subject to similar long-term, non-terminable leases. If we close a health club, we nonetheless may be obligated to perform our monetary obligations under the applicable lease, including, among other things, payment of the base rent for the balance of the lease term. In addition, if we fail to negotiate renewals, either on commercially acceptable terms or at all, as each of our leases expire we could be forced to close health clubs in desirable locations. We will depend on cash flows from operations to pay our lease expenses and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities, and sufficient funds are not otherwise available to us from borrowings under our senior secured credit facility or other sources, we may not be able to service our lease expenses or fund our other liquidity and capital needs, which would materially affect our business.

Risks Related to this Offering and Ownership of Our Common Shares

If we only sell the $12,500,000 minimum number of units being offered under this prospectus, we will not be able to consummate the acquisition of Fitness CF unless we are also able to obtain debt financing, seller financing or other capital on terms that are satisfactory to us.

 Under our membership interest purchase agreement with Fitness CF, we are required to pay to Fitness CF the $14 million cash portion of the purchase price at the closing of the acquisition, which is expected to occur concurrently with the closing of this offering. If we only raise $12,500,000 in the offering, we will not have enough cash to complete the acquisition. Accordingly, we have been speaking with different lenders to identify senior secured debt financing for the acquisition. Although we do not have a binding commitment from any lender, we expect to obtain up to $5 million of debt financing that we would use in addition to the proceeds from this offering to pay the $14 million cash portion of the purchase price for Fitness CF.  We expect that any such debt financing will be senior secured indebtedness and that the lender will have a first priority security interest upon all of the assets of Fitness CF, but no security interest in the other assets of our company.  See “Our Business—Planned Acquisition of Fitness CF” for more information about such proposed debt financing. If we are unable to obtain such debt financing, seller financing or capital from other sources and we only raise the minimum amount being offered in this offering, we will not be able to acquire Fitness CF. If we are not able to acquire Fitness CF, then we would not satisfy the NYSE American listing criteria and would be unable to uplist to NYSE American upon the closing of this offering.

There is no active public market for our common shares. You cannot be certain that an active trading market or a specific share price will be established, and you may not be able to resell your common shares at or above the public offering price.

Our common shares are eligible for quotation on the OTC PINK but no quotations have been made and no trading has occurred in our common shares. We have applied for listing of our common shares on NYSE American, but an active trading market may not develop even if we are successful in arranging for our common shares to be listed on NYSE American. The market price of our common shares may also decline below the price that we are selling common shares to you in this offering. The price per common share payable by investors in this offering may not be indicative of the market price of our common shares after our common shares become quoted on NYSE American.

If the market price of our common shares declines, you may be unable to resell your common shares at or above the price that you are paying for common shares in this offering. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly, including a decline below the offering price, in the future.

If an active public market develops, the market price for our common shares may be volatile, and an investor may not be able to sell our common shares at a favorable price or at all.

If an active public market develops, the market price of our common shares is likely to fluctuate significantly from time to time in response to factors including:

•	differences between our actual financial and operating results and those expected by investors;

•	fluctuations in quarterly operating results;

•	our performance during peak seasons such as during the last quarter of the year;

•	market conditions in our industry and the economy as a whole;

•	changes in the estimates of our operating performance or changes in recommendations by any research analysts that may follow our stock in the future or any failure to meet the estimates made by research analysts that issue research reports on our company in the future;

•	investors’ perceptions of our prospects and the prospects of the consumer finance market;

•	introductions of new products or new pricing policies by us or by our competitors;

•	stock transactions by our principal shareholders;

•	recruitment or departure of key personnel; and

•	the level and quality of securities research analyst coverage for our common shares.

In addition, public announcements by our competitors concerning, among other things, their performance, strategy, or accounting practices could cause the market price of our common shares to decline regardless of our actual operating performance.

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Our common shares are eligible for quotation on the OTC PINK but no quotations have been made and no trading has occurred in our common shares. Due to the lack of an active trading market for our securities, you may have difficulty selling any common shares you purchase in this offering, which could result in the loss of your investment.

There is presently no demand for our common shares and no active public market exists for our common shares. Our common shares are eligible for quotation on the OTC PINK. The OTC PINK is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. The OTC PINK is not an issuer listing service, market or exchange. The requirements for quotation on the OTC Pink are considerably lower and less regulated than those of the OTC Bulletin Board or an exchange. Because of this, it is possible that fewer brokers or dealers will be interested in making a market in our common shares because the market for such securities is more limited, the stocks are more volatile, and the risk to investors is greater, which may impact the liquidity of our common shares. If we are unsuccessful in arranging for our common shares to be listed on NYSE American, even if a market begins to develop in our common shares, the quotation of our common shares on the OTC PINK may result in a less liquid market available for existing and potential shareholders to trade common shares, could depress the trading price of our common shares and could have a long-term adverse impact on our ability to raise capital in the future. Furthermore, if an active market is never developed for our common shares, it will be difficult or impossible for you to sell any common shares you purchase in this offering. In such case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.

The offering price in this offering may not represent the value of our common shares.

The price of the common shares in this offering has been determined based on a number of factors and does not necessarily bear any relationship to our book value, assets, operating results or any other established criteria of value. Prices for our common shares may not be indicative of the fair market value of our common shares now or in the future.

The price of Bitcoin and Ether on the exchanges that facilitate transfers of these cryptocurrencies is highly volatile and investors who pay for units with Bitcoin or Ether may acquire fewer units than anticipated if there is a drop in the price of Bitcoin or Ether between the time that the investor subscribes and we accept such subscription.

From and after the date that we sell a minimum of $12,500,000 of units in the offering, in addition to accepting payments in United States Dollars, we will also begin to accept payments in Bitcoin and Ether cryptocurrencies. Investors who pay for units in cryptocurrency will bear the exchange rate fluctuation risk during the period between the time that the investor subscribes for the units and the time when we accept the subscription. Although, we intend to accept subscriptions on a daily basis after the minimum of $12,500,000 units are sold in the offering, we cannot guarantee you that we will be able to accept subscriptions on such basis and even if we are able to accept subscriptions daily the price of Bitcoin or Ether may fluctuate significantly intraday. Speculators and investors who seek to profit from trading and holding Bitcoin and Ether currently account for a significant portion of demand for these cryptocurrencies. Such speculation regarding the potential future appreciation in the value of Bitcoin and Ether may artificially inflate the price of Bitcoin and Ether. Conversely, government regulation or the perception of onerous regulatory actions may cause a drop in the price of Bitcoin or Ether. Developments related to networks and exchanges for these cryptocurrencies also contribute to the volatility in the price of these currencies. These factors may continue to increase the volatility of the price of these currencies leading up to the closing of this offering. Accordingly, if you make a binding subscription for our units payable in Bitcoin or Ether and the price of such cryptocurrency drops between the time of your subscription and the time of our acceptance, you may acquire a significantly lower number of units than you anticipated.

Investors in this offering will experience immediate and substantial dilution.

The offering price of $[          ] per unit is substantially higher than the net tangible book value per share of our common shares immediately following this offering. Therefore, if you purchase common shares in the offering, you will experience immediate and substantial dilution in net tangible book value per unit in relation to the price that you paid for your common shares. We expect the dilution as a result of the offering to be $[          ] per common share to new investors purchasing our units in this offering if the minimum number of units being offered are sold, $ [          ] per common share to new investors purchasing our units in this offering if the maximum number of units being offered are sold without exercise of the over-subscription option, and $ [          ] per common share to new investors purchasing our units in this offering if the maximum number of units being offered are sold and the over-subscription option is exercised in full, at the assumed offering price of $[          ], the midpoint of the price range set forth on the cover page of this prospectus. Accordingly, if we were liquidated at our net tangible book value, you would not receive the full amount of your investment. See “Dilution.”

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Future sales of common shares may affect the market price of our common shares.

We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following our public offering, or the perception that such sales could occur, could materially adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. A decline in the market price of our common shares below the offering price of our units in this offering, in the future, is possible.

Rule 144 sales in the future may have a depressive effect on our stock price.

All of the outstanding common shares held by the present officers, directors, and affiliate shareholders are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common shares. There is no limitation on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if the company is a current, reporting company under the Exchange Act. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of common shares of present shareholders, may have a depressive effect upon the price of the common shares in any market that may develop.

We may issue additional debt and equity securities, which are senior to our common shares as to distributions and in liquidation, which could materially adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders. Any preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your common shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without approval of holders of our common shares, which could materially adversely affect the market share price of our common shares.

The market price, trading volume and marketability of our common shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through future equity financings.

The market price and trading volume of our common shares may fluctuate significantly. Many factors that are beyond our control may materially adversely affect the market price of your common shares, the marketability of your common shares and our ability to raise capital through equity financings. These factors include the following:

•	price and volume fluctuations in the stock markets generally which create highly variable and unpredictable pricing of equity securities;

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•	significant volatility in the market price and trading volume of securities of companies in the sector in which businesses that we acquire in the future will operate, which may not be related to the operating performance of these companies and which may not reflect the performance of our future businesses;

•	changes and variations in our cash flows;

•	any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts;

•	changes in regulations or tax law;

•	operating performance of companies comparable to us;

•	general economic trends and other external factors including inflation, interest rates, and costs and availability of raw materials, fuel and transportation; and

•	loss of a major funding source.

Our potential future earnings and cash distributions to our shareholders may affect the market price of our common shares.

Generally, the market price of our common shares may be based, in part, on the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of our businesses. For that reason, our common shares may trade at prices that are higher or lower than our net asset value per share. Should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flows to our shareholders, the retained funds, while increasing the value of our underlying assets, may materially adversely affect the market price of our common shares. Our failure to meet market expectations with respect to earnings and cash distributions and our failure to make such distributions, for any reason whatsoever, could materially adversely affect the market price of our common shares.

Were our common shares to be considered penny stock, and therefore become subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in our common shares.

Our common shares may be subject to the penny stock rules under the Exchange Act. These rules regulate broker-dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require broker-dealers that derive more than 5% of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our common shares. As long as our common shares are subject to the penny stock rules, holders of our common shares may find it more difficult to sell their common shares.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors should consider the resale market for our securities to be limited. Security holders may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, in addition to historical information, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith beliefs as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our ability to successfully list our common shares on NYSE American , and if listed, to maintain such listing;

•	our ability to integrate Neese’s land application business and, once acquired, the Fitness CF business;

•	our ability to successfully identify and acquire additional businesses, and to operate such businesses that we may acquire in the future and to effectively integrate and improve such businesses;

•	our organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of indebtedness that we expect to incur in the future;

•	our cash flow available for distribution and our ability to make monthly distributions in the future to our shareholders;

•	our ability to pay the management fee, profit allocation and put price when due;

•	labor disputes, strikes or other employee disputes or grievances;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses may operate under;

•	trends in the industries in which our businesses may operate;

•	operational costs and expenses, including, energy and labor costs;

•	the competitive environment in which our businesses will operate;

•	changes in general economic or business conditions or economic or demographic trends in the United States including changes in interest rates and inflation;

•	our and our manager’s ability to retain or replace qualified employees of our future businesses and our manager;

•	casualties, condemnation or catastrophic failures with respect to any of our future business’ facilities;

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•	costs and effects of legal and administrative proceedings, settlements, investigations and claims;

•	extraordinary or force majeure events affecting the business or operations of our future businesses; and

•	the other factors identified under the heading “Risk Factors” elsewhere in this prospectus.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Potential investors should not make an investment decision based solely on our company’s projections, estimates or expectations.

The specific discussions herein about our company include financial projections and future estimates and expectations about our company’s business. The projections, estimates and expectations are presented in this prospectus only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $ 10,848,246 if the minimum number of units being offered are sold, approximately $ 22,285,746 if the maximum number of units being offered are sold without exercise of the over-subscription option, or approximately $ 25,716,996 if the maximum number of units being offered are sold and the underwriter exercises the over-subscription option in full, assuming a public offering price of $[    ], the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the acquisition of Fitness CF, related acquisition fees and expenses, the repayment of $50,000 plus applicable interest that we owe to our manager under a grid promissory note for offering and acquisition expenses that it advanced to us, working capital, and general purposes. Under the membership interest purchase agreement, 1847 Fitness will acquire all of the issued and outstanding equity interests in Fitness CF for an aggregate purchase price of $15,908,000 (assuming full payment of the Gross-Up Amount described below), consisting of: (i) $14,500,000 in cash (subject to adjustment ), which includes a non-refundable deposit in the amount of $50,000 that has been paid; (ii) the Gross-Up Amount (as described below); (iii) 135 shares of the common stock of 1847 Fitness, valued by the parties at $170,000, constituting 13.5% of the capital stock of 1847 Fitness; and (iv) the issuance of promissory notes in the aggregate principal amount of $1,000,000, in the form and upon such terms as are mutually agreed upon by the parties before the closing date. The “Gross-Up Amount” means the amount the cash portion of the purchase price will be increased, up to a maximum of $238,000, if, subsequent to the date of the membership interest purchase agreement and prior to the closing date, any seller who receives shares of 1847 Fitness determines that he, she or it will incur a federal tax liability resulting from the receipt of shares as a portion of the purchase price.

A portion of the purchase price for Fitness CF will also be paid through expected debt financing. See “Our Business—Planned Acquisition of Fitness CF” for more information about such debt financing. If we are unable to obtain such debt financing, seller financing or capital from other sources and we only raise the minimum amount being offered in this offering, we will not be able to acquire Fitness CF. If we are unable to consummate the acquisition of Fitness CF, but nevertheless close this offering after raising the minimum amount, we would use the proceeds of the offering for working capital and general purposes, including the identification, vetting and acquisition of other companies that fall within our acquisition strategy. In such case, we would also use a portion of the proceeds for the repayment of $50,000 plus applicable interest that we owe to our manager under a grid promissory note for offering and acquisition expenses that it advanced to us.

As of the date of this prospectus and except as explicitly set forth herein, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Pending use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term interest-bearing investment grade instruments.

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DETERMINATION OF OFFERING PRICE

Before this offering, there has been no active trading market for our securities. The public offering price will be determined through negotiations between us and the underwriter. In addition to prevailing market conditions, the factors to be considered in determining the public offering price include:

•	the valuations of publicly traded companies in the United States that the underwriter believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industries in which we compete;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	various valuation measures of other companies engaged in activities like ours.

An active trading market for our securities may not develop. It is also possible that after this offering, our securities will not trade in the public market at or above the public offering price.

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DIVIDEND AND DISTRIBUTION POLICY

We will pursue a policy of making regular monthly distributions on our outstanding common shares. Our board of directors currently intends to declare and pay our first monthly distribution on March 1, 2018 of $[   ]  per share. The declaration and payment of our first monthly distribution if declared, and the amount of any future distributions will be subject to the approval of our board of directors, and will be based on the results of operations of our operating subsidiaries and the desire to provide sustainable distributions to our shareholders.

Our distribution policy will be based on the liquidity and capital of our businesses and on our intention to pay out as distributions to our shareholders most of the cash resulting from the ordinary operation of the businesses, and not to retain significant cash balances in excess of what is prudent for our company or our businesses, or as may be prudent for the consummation of attractive acquisition opportunities. If our strategy is successful, we expect to maintain and increase the level of monthly distributions to shareholders in the future.

The declaration and payment of our initial distribution and any future monthly distribution will be subject to the approval of our board of directors. Our board of directors will take into account such matters as general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us, and any other factors that the board of directors deems relevant. However, even if our board of directors were to decide to declare and pay distributions, our ability to pay such distributions may be adversely impacted due to unknown liabilities, government regulations, financial covenants of the debt of the company, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or if our operating subsidiaries do not generate sufficient earnings and cash flow to support the payment of such distributions. In particular, we may incur debt in the future to acquire new businesses, which debt will have substantial debt commitments, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make monthly distributions.

We may use cash flow from our operating subsidiaries, capital resources of our company, including borrowings under any third-party credit facility that we establish, or reduction in equity to pay a distribution. See “Material U.S. Federal Income Tax Considerations” for more information about the tax treatment of distributions to our shareholders.

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CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2017:

•	on an actual basis;

•	on a pro forma basis to give effect to the sale of the minimum of $12,500,000 of our units in this offering and the acquisition of Fitness CF, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and after giving effect to the use of proceeds to acquire Fitness CF;

•	on a pro forma basis to give effect to the sale of the maximum of $25,000,000 of our units in this offering (without exercise of the over-subscription option) and the acquisition of Fitness CF, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and after giving effect to the use of proceeds to acquire Fitness CF; and

•	on a pro forma basis to give effect to the sale of the maximum of $28,750,000 of our units in this offering (assuming that the underwriter exercises the over-subscription option in full) and the acquisition of Fitness CF, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and after giving effect to the use of proceeds to acquire Fitness CF.

You should read this table in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes to those financial statements included elsewhere in this prospectus.

	As of September 30, 2017
	Actual	Pro Forma Minimum	Pro Forma Maximum (without Over-Subscription Option)	Pro Forma Maximum (with Over-Subscription Option)
Long-term debt	6,249,008	12,249,008	12, 249,008	12, 249,008
Allocation shares, 1,000 shares issued and outstanding	1,000	1,000	1,000	1,000
Common Shares, 500,000,000 shares authorized, 3,115,000 shares issued and outstanding as of September 30, 2017	3,115	[ ]	[ ]	[ ]
Additional paid-in capital	11,891	11, 449,391	22,886 ,891	26,318,141
Accumulated deficit	(1,218,491)	(1,218,491)	(1,218,491)	(1,218,491)
Shareholders’ equity (deficit)	(1,750,741)	9, 686,759	21,124,259	24,555,509
Total capitalization	$4,498,267	$21, 935,767	33,373,267	$36,804,517

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DILUTION

If you invest in our units in this offering, your interest will be diluted to the extent of the difference between the public offering price per unit and the pro forma as adjusted net tangible book value per common share after giving effect to this offering.

Our historical net tangible book value as of September 30, 2017 was approximately $(1,750,741), or $(0.56) per common share. Historical net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by 3,115,000, being the number of common shares outstanding as of September 30, 2017.

After giving effect to the sale of $12,500,000 of units (minimum), $25,000,000 of units (maximum without over-subscription option), or $28,750,000 of units (maximum with over-subscription option) in this offering at the assumed public offering price of $[   ] per unit, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to September 30, 2017 , our pro forma net tangible book value would have been $[  ] per common share if the minimum amount of units are sold, $[  ]  per common share if the maximum amount of units are sold without exercise of the over-subscription option, and $[    ] per common share if the maximum amount of units are sold and the over-subscription option is exercised in full. This represents an immediate increase in pro forma net tangible book value of $[  ] per share to our existing shareholders and immediate dilution of $[  ] per share to new investors purchasing units in this offering if the minimum number of units are sold, an immediate increase in pro forma net tangible book value of $[  ]   per share  to our existing shareholders and immediate dilution of $[  ]  per share to new investors purchasing units in this offering if the maximum number of units are sold without exercise of the over-subscription option, and an immediate increase in pro forma net tangible book value of $[  ]  per share to our existing shareholders and immediate dilution of $[  ]  per share to new investors purchasing units in this offering if the maximum number of units are sold and the over-subscription option is exercised in full. The following table illustrates this dilution:

	Minimum	Maximum without Over-Subscription Option	Maximum with Over-Subscription Option
Assumed public offering price per unit	$	$	$
Historical net tangible book value per common share as of September 30, 2017	$(0.56)	$(0.56)	$(0.56)
Pro forma as adjusted net tangible book value per common share as of September 30, 2017	$	$	$
Increase in net tangible book value per common share attributable to new investors	$	$	$
Pro forma as adjusted net tangible book value per common share after this offering	$	$	$
Dilution per common share to new investors	$	$	$

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are currently eligible for quotation on the OTC PINK, operated by OTC Markets Group. The symbol for our common shares is “EFSH”. There is currently no public market for our warrants. An active public market may never develop for the securities being offered, or, if a market develops, it may not be sustained. Prior to the effective date of the registration statement relating to this prospectus, we plan to file an application to have our common shares and warrants offered hereby listed on NYSE American under the symbols “EFSH” and “EFSHW,” respectively. No assurance can be given that our application will be approved.

Number of Holders of Our Common Shares

As of [  ], an aggregate of 3,115,500 of our common shares were issued and outstanding and owned by approximately 34 shareholders of record. In computing the number of holders of record of our common shares, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding share options.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements, the separate financial statements of Neese, and the separate financial statements of Fitness CF and should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the “Forward-Looking Statements” explanation included herein.

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses, which we characterize as those that have an enterprise value of less than $50 million, in a variety of different industries headquartered in North America. We are an emerging growth company formed as a limited liability company under the laws of the State of Delaware on January 22, 2013. Through our subsidiaries, we currently provide products and services to the agriculture, construction, lawn and garden industries, which we refer to as our land application business. We intend to complete the acquisition of four Florida health clubs with the proceeds from this offering and have plans to acquire additional small businesses in a variety of different industries. Through our structure, we plan to offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to begin making and growing regular monthly distributions to our shareholders and increasing shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. Like we did when we acquired our land application business, we intend to make these future businesses our majority-owned subsidiaries and intend to actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

We entered into a management services agreement with our manager on April 15, 2013, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our company’s adjusted net assets for services performed.

On March 3, 2017, in connection with the acquisition of Neese, 1847 Neese entered into an offsetting management services agreement with our manager. Pursuant to the offsetting management services agreement, 1847 Neese appointed our manager to provide certain services to it for a quarterly management fee equal to $62,500 per quarter; provided, however, that (i) pro rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of our company to our manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of our gross income with respect to such fiscal year, then the management fee to be paid by 1847 Neese for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to our manager by all of the subsidiaries of our company, until the aggregate amount of the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of our company to our manager, in each case, with respect to such fiscal year, does not exceed 9.5% of our gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of our company to our manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the aggregate amount of the management fee (before any adjustment thereto) calculated and payable under the management services agreement, which we refer to as the parent management fee, with respect to such fiscal quarter, then the management fee to be paid by 1847 Neese for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of our company to our manager, in each case, with respect to such fiscal quarter, does not exceed the parent management fee calculated and payable with respect to such fiscal quarter.

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Our Land Application Business

Through Neese, which we acquired on March 3, 2017, we provide a wide range of products and services for the agriculture, construction, lawn and garden industries. Neese’s revenue mix is composed of waste disposal and a variety of agricultural services, wholesaling of agricultural equipment and parts, local trucking services, various shop services, and other products and services. Services to the local agricultural and farming communities include manure spreading, land rolling, bin whipping, cleaning of bulk storage bins and silos, equipment rental, trucking, vacuuming, building erection, and others.

We believe that Neese will produce sufficient positive cash flows to enable us to begin making regular monthly distributions to our shareholders. Neese generated revenue of $8,024,603 and $9,067,353 for the fiscal years ended December 31, 2016 and 2015, respectively, with adjusted EBITDA of $1,430,204 and $1,628,632, respectively. For the nine months ended September 30, 2017, revenue was $3 ,655,090 and adjusted EBITDA was $(152,618).

Neese was acquired pursuant to a stock purchase agreement that our wholly-owned subsidiary 1847 Neese entered into with Neese and Alan Neese and Katherine Neese on March 3, 2017. Pursuant to the stock purchase agreement, 1847 Neese acquired all of the issued and outstanding capital stock of Neese for an aggregate purchase price of $6,655,000, consisting of: (i) $2,225,000 in cash (subject to certain adjustments); (ii) 450 shares of the common stock of 1847 Neese, valued by the parties at $1,530,000, constituting 45% of its capital stock; (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000 due June 30, 2020 ; and (iv) the issuance of a short-term promissory note in the principal amount of $1,025,000 due March 3, 2018. The purchase price was based on a 5.0x EBITDA multiple.

Proposed Acquisition of Fitness CF

On July 7, 2017, we entered into an agreement to acquire the four Florida health clubs that we refer to in this prospectus as Fitness CF. Fitness CF consists of four fitness centers in and around Orlando, Florida. Each gym offers fitness equipment and training, a wide variety of nutrition and wellness programs, and amenities including a juice bar, tanning rooms, a pro shop, self-defense classes and childcare facilities. Fitness CF serves nearly 27,000 members across central Florida with its flagship facility - a 56,000-square foot fitness center in Orlando - located just two miles from Universal Orlando Resort and seven miles from Disney World. Fitness CF’s other locations include a 47,800-square foot gym in Clermont, 30 miles west of Orlando; a 45,300-square foot gym in Mount Dora, 40 miles northwest of Orlando; and a 42,100-square foot gym in St. Cloud, 37 miles south of Orlando.

Fitness CF ’ s combined revenue for the fiscal years ended December 31, 2016 and 2015 was $12,567,700 and $12,853,214, respectively with $2,921,719 and $3,158,827, respectively, in adjusted EBITDA. For the nine months ended September 30, 2017, combined revenue was $9, 415,302 and adjusted EBITDA was $2,238 ,021.

Fitness CF will be acquired pursuant to a membership interest purchase agreement that our wholly-owned subsidiary 1847 Fitness entered into with Fitness CF and its owners on July 7, 2017 , which was amended on November 7, 2017 and on December 18, 2017. Pursuant to the membership interest purchase agreement, as amended, 1847 Fitness will acquire all of the issued and outstanding equity interests in Fitness CF for an aggregate purchase price of $15,908,000 (assuming full payment of the Gross-Up Amount described below), consisting of: (i) $14,500,000 in cash (subject to adjustment), which includes a non-refundable deposit in the amount of $50,000 that has been paid; (ii) the Gross-Up Amount (as described below); (iii) 135 shares of the common stock of 1847 Fitness, valued by the parties at $170,000, constituting 13.5% of the capital stock of 1847 Fitness; and (iv) the issuance of promissory notes in the aggregate principal amount of $1,000,000, in the form and upon such terms as are mutually agreed upon by the parties before the closing date. The “ Gross-Up Amount ” means the amount the cash portion of the purchase price will be increased, up to a maximum of $238,000, if, subsequent to the date of the membership interest purchase agreement and prior to the closing date, any seller who receives shares of 1847 Fitness determines that he, she or it will incur a federal tax liability resulting from the receipt of shares as a portion of the purchase price. The purchase price was based on a 5.0x EBITDA multiple.

We intend to complete the acquisition of Fitness CF with the proceeds from this offering , along with expected debt financing. Under the membership interest purchase agreement, the closing of the Fitness CF transaction must occur during February 2018. Either party may terminate the membership interest purchase agreement if the closing does not occur by February 28 , 2018.

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Our Historic Management Consulting Business

On September 15, 2013, our subsidiary 1847 Management acquired a 50% interest in each of PPI Management and Christals Management from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. Each of PPI Management and Christals Management were management consulting and advisory firms. On October 3, 2017, our board decided to discontinue our management consulting operations in order to devote more time and resources to Neese and our proposed acquisition of Fitness CF.

Recent Developments

On January 3, 2017, we issued a grid promissory note to our manager in the initial principal amount of $50,000. The note provides that we may from time to time request additional advances from our manager up to an aggregate additional amount of $100,000, which will be added to the note if our manager, in its sole discretion, so provides. Interest shall accrue on the unpaid portion of the principal amount and the unpaid portion of all advances outstanding at a fixed rate of 8% per annum, and along with the outstanding portion of the principal amount and the outstanding portion of all advances, shall be payable in one lump sum due on the maturity date, which is the first anniversary of the date of the note. If all or a portion of the principal amount or any advance under the note, or any interest payable thereon is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate of 12% per annum. In the event we complete a financing involving at least $500,000, we must, contemporaneously with the closing of such financing transaction, repay the entire outstanding principal and accrued and unpaid interest on the note. The note is unsecured and contains customary events of default.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

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We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Consolidated Results of Operations of 1847 Holdings

Comparison of Nine Months Ended September 30, 2017 and 2016

The following table sets forth key components of our results of operations during the nine months ended September 30, 2017 and 2016, both in dollars and as a percentage of our revenues.

	Nine Months Ended September 30, 2017 (Unaudited)		Nine Months Ended September 30, 2016 (Unaudited)
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$3,655,090	100.0%	$-	-
Cost of sales	3,835,893	105.0%	-	-
Gross profit (loss)	(180,803)	(5.0)%	-	-
General and administrative expenses	1,499,673	41.0%	127,964	-
Net loss from operations	(1,680,476)	(46.0)%	(127,964)
Other income (loss)
Financing costs	(26,606)	(0.7)%	-	-
Interest expense	(402,547)	(11.0)%	-	-
Gain on sale of fixed assets	87,701	2.4%
Gain on acquisition	274,281	7.5%	-	-
Total other income (loss)	(67,171)	(1.8)%	-	-
Loss before income taxes	(1,747,647)	(47.8)%	(127,964)	-
Provision for income taxes	(666,788)	(18.2)%	-	-
Net loss	(1,080,859)	(29.6)%	(127,964)	-
Net loss attributable to non-controlling interests	(548,256)	(15.0)%	-	-
Net loss attributable to company shareholders	$(532,603)	(14.6)%	$(127,964)	-

Revenues We did not generate revenues from our management consulting business for the nine months ended September 30, 2017 or the nine months ended September 30, 2016. Revenues from our land application business, which we acquired on March 3, 2017, were $ 3,655,090 for the nine months ended September 30, 2017. Our land application business generates revenues through the provision of waste disposal and a variety of land application services, wholesaling of agricultural equipment and parts, local trucking services, various shop services, and other products and services.

Cost of sales. Our cost of sales for our land application business consists of the direct costs of our equipment parts, materials, depreciation expense as well as the cost of labor and overhead. Our cost of sales, attributable to our land application business, was $ 3,835,893 for the nine months ended September 30, 2017, as compared to $0 for the nine months ended September 30, 2016.

Gross profit (loss) and gross margin. Our total gross loss of $ 180,803 for the nine months ended September 30, 2017 was attributable solely to our land application business. Gross profit as a percentage of revenue (gross margin) was (5.0)% for the nine months ended September 30, 2017. Revenue was adversely affected by dry weather in Neese ’ s trade area. The dry weather resulted in a delay in the harvesting of crops. Neese cannot begin its land application services until after the crops are harvested. Additionally, cost of sales for the nine months ended September 30, 2017 includes $934,484 of depreciation expense, a non-cash charge.

General and administrative expenses. Our general and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, bad debts reserve and other expenses incurred in connection with general operations. Our total general and administrative expenses increased by $ 1,371,709 to $ 1,499,673 for the nine months ended September 30, 2017, from $ 127,964 for the nine months ended September 30, 2016. As a percentage of revenues, general and administrative expenses was 41.0 % for the nine months ended September 30, 2017.

General and administrative expenses for our land application business amounted to $ 1,362,880 for the nine months ended September 30, 2017. The primary components were labor and related costs of $ 773, 132, professional fees primarily in conjunction with the sale to 1847 Neese of $194,133, and management fees of $145,833 . As a percentage of revenues, general and administrative expenses for our land application business amounted to 37.3 % for the nine months ended September 30, 2017.

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General and administrative expenses for our management consulting business increased by $ 8,830 , or 6.9%, to $ 136,794 for the nine months ended September 30, 2017, from $ 127,964 for the nine months ended September 30, 2016. The nominal increase was due to professional fees compared to the prior year period.

Total other income (loss) . We had $ 67,171 in total other loss for the nine months ended September 30, 2017, as compared to other income of $0 for the nine months ended September 30, 2016. Other loss in the nine months ended September 30, 2017 consisted of a $274,281 bargain purchase gain from the acquisition of Neese , a gain on sale of fixed assets of $87,701, and interest expense and amortization of financing costs of $ 402,547 and $ 26, 606, respectively, related to the Neese financings.

Loss before income taxes. Our loss before income taxes increased by $ 1,619,683 to $ 1,747,647 for the nine months ended September 30, 2017 from a net loss before taxes of $ 127,964 for the nine months ended September 30, 2016, as a result of the factors described above.

Net loss attributable to company shareholders. As a result of the cumulative effect of the factors described above, our net loss attributable to our shareholders increased by $ 404,639 to $ 532,603 for the nine months ended September 30, 2017, from a net loss of $ 127,964 for the nine months ended September 30, 2016.

Comparison of Fiscal Years Ended December 31, 2016 and 2015

Revenues. We did not generate any revenues during the years ended December 31, 2016 and 2015, except for management fee under the management services agreement. We did not generate management fee revenues during the year ended December 31, 2016, as compared to $131,250 during the year ended December 31, 2015.

General and administrative expenses. General and administrative expenses amounted to $269,844 and $342,573 for the years ended December 31, 2016 and 2015, respectively. During the years end December 31, 2016 and 2015, quarterly fees equal to $0 and $131,250, respectively, were due and payable to our manager under the management services agreement. During the years ended December 31, 2016 and 2015, corporate expenses of $269,844 and $211,323, respectively, were primarily related to office and professional fees. In the year ended December 31, 2016, we determined the outstanding receivables are not likely to be collected and consequently wrote-off the balance of $100,000 to bad debt expense.

Net loss. Our net loss amounted to $269,844 and $211,323 for the years ended December 31, 2016 and 2015, respectively.

Liquidity and Capital Resources

As of September 30, 2017, we had cash and cash equivalents of $ 286, 825. To date, we have financed our operations primarily through cash flow from operations, augmented by cash proceeds from financing activities, short-term borrowings and equity contributions by our shareholders.

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus:

Cash Flow

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2017	2016	2016	2015
Net cash used in operating activities	$(200,125)	$(9,028)	$(11,158)	$(54,728)
Net cash used in investing activities	(37,755)	-	-	-
Net cash provided by financing activities	524,705	8,650	10,743	55,143
Net increase (decrease) in cash and cash equivalents	286,825	(378)	(415)	415
Cash and cash equivalents at beginning of period	-	415	415	-
Cash and cash equivalent at end of period	$286,825	$37	$-	$415

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Operating Activities

Net cash used in operating activities was $ 200,125 for the nine months ended September 30, 2017, as compared to $ 9,028 net cash used in operating activities for the nine months ended September 30, 2016. For the nine months ended September 30, 2017, the net loss of $ 1,080,859 , offset by depreciation of $934,484 and amortization of financing costs of $26,606, and adjusted for a gain on sale of fixed assets of $87,701 and a gain on acquisition of $274,281, an increase in current assets, net, of $ 360,582 and an increase in current liabilities, net, of $ 78,956 were the primary drivers of the cash provided by operating activities. For the nine months ended September 30, 2016, the net loss of $ 127,964 net of an increase in current liabilities of $ 118,936 were the primary drivers of the cash used in operating activities.

Net cash used in operating activities was $11,158 for the fiscal year ended December 31, 2016, as compared to $54,728 for the fiscal year ended December 31, 2015. The decrease in cash used in operating activities of $11,158 for the year ended December 31, 2016 was attributable to the net loss of $269,844 offset by a write-off of bad debts of $100,000 and an increase in accounts payable and accrued expenses of $158,686. In the prior year period ending December 31, 2015, the decrease in cash used in operating activities of $54,728 was attributable to the net loss of $211,323 and an increase in accounts receivable of $37,500, offset by the increase in accounts payable and accrued expenses of $194,095.

Investing Activities

Net cash used in investing activities was $ 37,755 for the nine months ended September 30, 2017, consisting of $338, 411 from the acquisition of Neese and $365,472 from the proceeds of fixed assets from March 3, 2017 through September 30, 2017 , offset by the purchase of $ 741,638 in equipment for Neese. There was no investing activity in the nine months ended September 30, 2016.

We had no investing activities in the fiscal years ended December 31, 2016 and 2015.

Financing Activities

Net cash provided by financing activities was $ 524,705 for the nine months ended September 30, 2017, as compared to $ 8,650 net cash provided by financing activities for the nine months ended September 30, 2016. For the nine months ended September 30, 2017, net cash provided by financing activities consisted of proceeds from a line of credit of $350,000 and proceeds from a note payable of $396,395, financing costs payments related to the acquisition of Neese of $153,947, principal payments on the capital lease of $ 107,746 and advances received from related party of $40 ,003 . For the nine months ended September 30, 2016, net cash provided by financing activities consisted of $ 8,650 of advances from related party.

Net cash provided by financing activities was $10,743 for the fiscal year ended December 31, 2016, as compared to $55,143 for the fiscal year ended December 31, 2015. For the fiscal year ended December 31, 2016, net cash provided by financing activities consisted of proceeds from a bank overdraft of $11 and loans from related parties of $10,732. For the fiscal year ended December 31, 2015, net cash provided by financing activities consisted of repayments of a bank overdraft of $466 and loans from related parties of $55,589.

Vesting Promissory Note

A portion of the purchase price for the acquisition of Neese was paid by the issuance of a vesting promissory note in the principal amount of $1,875,000 by 1847 Neese and Neese to the sellers of Neese. Payment of the principal and accrued interest on the vesting promissory note is subject to vesting and a contingent consideration subject to fair market valuation adjustment at each reporting period. The vesting promissory note bears interest on the vested portion of the principal amount at the rate of eight percent (8%) per annum and is due and payable in full on June 30, 2020. The principal of the vesting promissory note vests in accordance with the following formula:

•	Fiscal Year 2017: If Adjusted EBITDA for the fiscal year ending December 31, 2017 exceeds an Adjusted EBITDA target of $1,300,000 (referred to as the Adjusted EBITDA Target), then a portion of the principal amount of the vesting promissory note that is equal to sixty percent (60%) of such excess shall vest. Interest shall be payable on such vested portion of principal from January 1, 2017 through the maturity date.

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•	Fiscal Year 2018: If Adjusted EBITDA for the fiscal year ending December 31, 2018 exceeds the Adjusted EBITDA Target, then a portion of the principal amount of the vesting promissory note that is equal to sixty percent (60%) of such excess shall vest. Interest shall be payable on such vested portion of principal from January 1, 2018 through the maturity date.

•	Fiscal Year 2019: If Adjusted EBITDA for the fiscal year ending December 31, 2019 exceeds the Adjusted EBITDA Target, then a portion of the principal amount of the vesting promissory note that is equal to sixty percent (60%) of such excess shall vest. Interest shall be payable on such vested portion of principal from January 1, 2019 through the maturity date.

For purposes of the vesting promissory note, “Adjusted EBITDA” means the earnings before interest, taxes, depreciation and amortization expenses, in accordance with GAAP applied on a basis consistent with the accounting policies, practices and procedures used to prepare the financial statements of Neese as of the closing date, plus to the extent deducted in calculating such net income: (i) all expenses related to the transactions contemplated hereby and/or potential or completed future financings or acquisitions, including legal, accounting, due diligence and investment banking fees and expenses; (ii) all management fees, allocations or corporate overhead (including executive compensation) or other administrative costs that arise from the ownership of Neese by 1847 Neese including allocations of supervisory, centralized or other parent-level expense items; (iii) one-time extraordinary expenses or losses; and (iv) any reserves or adjustments to reserves which are not consistent with GAAP. Additionally, for purposes of calculating Adjusted EBITDA, the purchase and sales prices of goods and services sold by or purchased by Neese to or from 1847 Neese, its subsidiaries or affiliates shall be adjusted to reflect the amounts that Neese would have realized or paid if dealing with an independent third-party in an arm’s-length commercial transaction, and inventory items shall be properly categorized as such and shall not be expenses until such inventory is sold or consumed.

The vesting promissory note contains customary events of default, including in the event of: (i) non-payment; (ii) a default by 1847 Neese or Neese of any of their covenants under the stock purchase agreement, the vesting promissory note, or any other agreement entered into in connection with the acquisition of Neese, or a breach of any of their representations or warranties under such documents; or (iii) the bankruptcy of 1847 Neese or Neese.

Short-Term Promissory Note

A portion of the purchase price for the acquisition of Neese was paid by the issuance of a short-term promissory note in the principal amount of $1,025,000 by 1847 Neese and Neese to the sellers of Neese. The short-term promissory note bears interest on the outstanding principal amount at the rate of ten percent (10%) per annum and is due and payable in full on March 3, 2018; provided, however, that the unpaid principal, and all accrued, but unpaid, interest thereon shall be prepaid if at any time, and from time to time, the cash on hand of 1847 Neese and Neese exceeds $250,000 and, then, the prepayment shall be equal to the amount of cash in excess of $200,000 until the unpaid principal and accrued, but unpaid, interest thereon is fully prepaid. The short-term promissory note contains the same events of default as the vesting promissory note.

Line of Credit

On September 26, 2017, Neese entered into a promissory note and security agreement with Home State Bank, an Iowa state chartered bank, governing a new revolving credit facility in a principal amount not to exceed $1,000,000. This loan is available for working capital and other general business purposes. Availability of borrowings under this loan agreement from time to time is subject to discretionary advances approved by Home State Bank. The outstanding principal balance amounted to $350,000 as of September 30, 2017 and the loan bears interest at 4.85%. The loan is due September 1, 2018. The loan is secured by certain assets of Neese.

Notes Payable

On July 21, 2017, Neese entered into a promissory note with Home State Bank in the principal amount of $76,806, which is secured by a 2018 Kenworth T800 Semi Tractor, bears interest at 4.5%, amortized over 5 years, is payable in monthly installments of principal and interest of $1,434, and is due August 1, 2022.

On September 18, 2017, Neese entered into two promissory notes in the principal amount of $160,329 (totaling $320,658) with Home State Bank, which are secured by two 2017 Versatile 450 Tractors, bear interest at 4.5%, amortized over 5 years, are payable in monthly installments of principal and interest of $5,980, and are due September 20, 2022.

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Master Lease Agreement

The cash portion of the purchase price for the acquisition of Neese was financed under a capital lease transaction for Neese’s equipment with Utica Leaseco, LLC, or the Lessor, pursuant to a master lease agreement, dated March 3, 2017, between the Lessor and 1847 Neese and Neese, as co-lessees (collectively, referred to as the Lessee). Under the master lease agreement, the Lessor loaned an aggregate of $3,240,000 for certain of Neese’s equipment listed therein, which it leases to the Lessee. The initial term of the master lease agreement was for 51 months. Under the master lease agreement, the Lessee agreed to pay a monthly rent of $53,000 for the first three (3) months, with such amount increasing to $85,321.63 for the remaining forty-eight (48) months.

On June 14, 2017, the parties entered into a first amendment to lease documents, pursuant to which the parties agreed to, among other things, extend the term of the master lease agreement from 51 months to 57 months and amend the payments due thereunder. Under the amendment, the Lessee agreed to pay a monthly rent of $53,000 for the first ten (10) months, with such amount increasing to $85,321.63 for the remaining forty-seven (47) months . In connection with the extension of the term of the master lease agreement, the parties also amended the schedule of stipulated loss values and early termination payment schedule attached thereto. In connection with the amendment, the Lessee agreed to pay the Lessor an amendment fee of $2,500.

On October 31, 2017, the Lessee and the Lessor entered into a second equipment schedule to the master lease agreement, pursuant to which the Lessor loaned an aggregate of $980,000 for certain of Nees e’s equipment listed therein. The term of the second equipment schedule is 51 months and agreed monthly payments are $25,807.

If any rent is not received by the Lessor within five (5) calendar days of the due date, the Lessee shall pay a late charge equal to ten (10%) percent of the amount. In addition, in the event that any payment is not processed or is returned on the basis of insufficient funds, upon demand, the Lessee shall pay the Lessor a charge equal to five percent (5%) of the amount of such payment. The Lessee is also required to pay an annual administration fee of $3,000. Upon the expiration of the term of the master lease agreement, the Lessee is required to pay, together with all other amounts then due and payable under the master lease agreement, in cash, an end of term buyout price equal to the lesser of: (a) five percent (5%) of the Total Invoice Cost (as defined in the master lease agreement ); or (b) the fair market value of the equipment, as determined by the Lessor.

Provided that no default under the master lease agreement has occurred and is continuing beyond any applicable grace or cure period, the Lessee has an early buy-out option with respect to all but not less than all of the equipment, upon the payment of any outstanding rental payments or other fees then due, plus an additional amount set forth in the master lease agreement, which represents the anticipated fair market value of the equipment as of the anticipated end date of the master lease agreement. In addition, the Lessee shall pay to the Lessor an administrative charge to be determined by the Lessor to cover its time and expenses incurred in connection with the exercise of the option to purchase, including, but not limited to, reasonable attorney fees and costs. Furthermore, upon the exercise by the Lessee of this option to purchase the equipment, the Lessee shall pay all sales and transfer taxes and all fees payable to any governmental authority as a result of the transfer of title of the equipment to Lessee.

In connection with the master lease agreement, the Lessee granted a security interest on all of its right, title and interest in and to: (i) the equipment, together with all related software (embedded therein or otherwise) and general intangibles, all additions, attachments, accessories and accessions thereto whether or not furnished by the supplier; (ii) all accounts, chattel paper, deposit accounts, documents, other equipment, general intangibles, instruments, inventory, investment property, letter of credit rights and any supporting obligations related to any of the foregoing; (iii) all books and records pertaining to the foregoing; (iv) all property of such Lessee held by the Lessor, including all property of every description, in the custody of or in transit to the Lessor for any purpose, including safekeeping, collection or pledge, for the account of such Lessee or as to which such Lessee may have any right or power, including but not limited to cash; and (v) to the extent not otherwise included, all insurance, substitutions, replacements, exchanges, accessions, proceeds and products of the foregoing.

We must raise additional cash to implement our strategy and stay in business. If we are unable to obtain additional working capital our business may fail. Accordingly, we must raise cash from sources other than operations. We intend to raise funds for additional acquisitions primarily through debt financing at our company level, additional equity offerings, the sale of all or a part of our businesses or by undertaking a combination of any of the above. In addition to acquiring businesses, we expect to sell businesses that we own from time to time when attractive opportunities arise.

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Our primary use of funds will be for future acquisitions, public company expenses including monthly distributions to our shareholders, investments in future acquisitions, payments to our manager pursuant to the management services agreement, potential payment of profit allocation to our manager and potential put price to our manager in respect of the allocation shares it owns. The management fee, expenses, potential profit allocation and potential put price are paid before monthly distributions to shareholders and may be significant and exceed the funds held by our company, which may require our company to dispose of assets or incur debt to fund such expenditures. See “Our Manager” for more information concerning the management fee, the profit allocation and put price.

The amount of management fee paid to our manager by our company is reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses. As a result, the management fee paid to our manager may fluctuate from quarter to quarter. The amount of management fee paid to our manager may represent a significant cash obligation and will be senior in right to payments of distributions to our shareholders. In this respect, the payment of the management fee will reduce the amount of cash available for distribution to shareholders. See “Our Manager—Our Manager as a Service Provider—Management Fee” for more information on the calculation of the management fee.

Our manager, as holder of 100% of our allocation shares, is entitled to receive a twenty percent (20%) profit allocation as a form of preferred equity distribution , subject to an annual hurdle rate of eight percent (8%), as follows. Upon the sale of a company subsidiary, the manager will be paid a profit allocation if the sum of (i) the excess of the gain on the sale of such subsidiary over a high water mark plus (ii) the subsidiar y’s net income since its acquisition by the company exceeds the 8% hurdle rate. The 8% hurdle rate is the product of (i) a 2% rate per quarter, multiplied by (ii) the number of quarters such subsidiary was held by the company, multiplied by (iii) the subsidiary ’ s average share (determined based on gross assets, generally) of our company ’ s consolidated net equity (determined according to GAAP with certain adjustments). In certain circumstances, after a subsidiary has been held for at least 5 years, the manager may also trigger a profit allocation with respect to such subsidiary (determined based solely on the subsidiary ’ s net income since its acquisition). The amount of profit allocation may represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of profit allocation paid, when paid, will reduce the amount of cash available to our company for its operating and investing activities, including future acquisitions. See “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for more information on the calculation of the profit allocation.

Our operating agreement also contains a supplemental put provision, which gives our manager the right, subject to certain conditions, to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement. The amount of put price under the supplemental put provision is determined by assuming all of our subsidiaries are sold at that time for their fair market value and then calculating the amount of profit allocation would be payable in such a case. If the management services agreement is terminated for any reason other than the manage r’ s resignation, the payment to our manager could be as much as twice the amount of such hypothetical profit allocation. As is the case with profit allocation, the calculation of the put price is complex and based on many factors that cannot be predicted with any certainty at this time. See “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information on the calculation of the put price. The put price obligation, if the manager exercises its put right, will represent a significant cash payment and is senior in right to payments of distributions to our shareholders. Therefore, the amount of put price will reduce the amount of cash available to our company for its operating and investing activities, including future acquisitions.

Results of Operations of Neese

Comparison of Fiscal Years Ended December 31, 2016 and 2015

The following table sets forth key components of the results of operations of Neese during the fiscal years ended December 31, 2016 and 2015, both in dollars and as a percentage of revenue.

	Fiscal Year Ended December 31, 2016		Fiscal Year Ended December 31, 2015
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Sales of new and used parts and equipment	$2,906,236	36.2%	$2,050,715	22.6%
Services	4,775,485	59.5%	6,112,153	67.4%
Gain on sale of equipment	330,159	4.1%	732,156	8.1%
Other	12,723	0.2%	172,329	1.9%
Total revenue	8,024,603	100.0%	9,067,353	100.0%
Cost of goods sold	4,590,862	57.2%	4,819,971	53.2%
Gross profit	3,433,741	42.8%	4,247,382	46.8%
Operating expenses	3,196,250	39.8%	4,099,355	45.2%
Income before income taxes	237,491	3.0%	148,027	1.6%
Income taxes	111,000	1.4%	36,000	0.4%
Net income	$126,491	1.6%	$112,027	1.2%

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Revenue. Neese generates revenues through the provision of waste disposal and a variety of land application services, wholesaling of agricultural equipment and parts, local trucking services, various shop services, and other products and services. Total revenue was $8,024,603 for the fiscal year ended December 31, 2016, as compared to $9,067,353 for the fiscal year ended December 31, 2015, a decrease of $1,042,750. Such decrease was composed of a $1,336,668 decrease in services revenue, a $401,997 decrease in gain on sale of equipment and a $159,606 decrease in other revenue, offset by a $855,521 increase in sales of parts and equipment. The decline in revenue was attributable to a decline in waste hauling and equipment sales. A portion of the decline in waste hauling was because December 2014 waste hauling was carried over to 2015, contributing to a portion of the unfavorable comparison. Neese aggressively markets its sale of equipment through various channels, but sales are dependent on customer needs and cannot easily be predicted.

Cost of goods sold. Cost of goods sold consists primarily of merchandise costs of sales. Costs of goods sold decreased by $229,109 to $4,590,862 for the fiscal year ended December 31, 2016 from $4,819,971 for the year ended December 31, 2015. Such decrease was generally in line with the decrease in revenue.

Gross profit and gross margin. Total gross profit decreased by $813,641 to $3,433,741 for the fiscal year ended December 31, 2016 from $4,247,382 for the fiscal year ended December 31, 2015. Such decrease was generally in line with the decrease in revenue. Gross profit as a percentage of revenue (gross margin) was 42.8% for the fiscal year ended December 31, 2016, as compared to 46.8% for the fiscal year ended December 31, 2015. Such decrease was primarily due to the decline in waste hauling as noted above.

Operating expenses. Operating expenses consist primarily of compensation and benefits to staff, professional advisor fees, advertising expenses, depreciation, interest and other expenses incurred in connection with general operations. Total operating expenses was $3,196,250, or 39.8% of revenue, for the fiscal year ended December 31, 2016, as compared to $4,099,355, or 45.2% of revenue, for the fiscal year ended December 31, 2015, a decrease of $903,105.

Following is a summary of operating expenses for the years ended December 31, 2016 and 2015:

	Years Ended December 31,
	2016	2015
Personnel	$1,467,322	$1,794,405
Depreciation	1,192,713	1,480,605
Professional fees	69,890	15,034
Advertising	58,535	56,336
Interest	2,352	9,419
Other expenses	405,438	743,556
Total operating expenses	3,196,250	4,099,355

Income before income taxes. Income before income taxes increased by $89,464 to $237,491 for the fiscal year ended December 31, 2016 from $148,027 for the fiscal year ended December 31, 2015, as a result of the factors described above.

Income taxes. Income tax expense was increased by $75,000 to $111,000 for the fiscal year ended December 31, 2016 from $36,000 for the fiscal year ended December 31, 2015. Such increase was primarily due to the increase in pre-tax income.

Net income. As a result of the cumulative effect of the factors described above, net income increased by $14,464 to $126,491 for the fiscal year ended December 31, 2016 from $112,027 for the fiscal year ended December 31, 2015.

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Liquidity and Capital Resources

As of December 31, 2016, Neese had cash and cash equivalents of $612,710. Neese has financed its operations primarily through cash flow from operations, augmented by short-term borrowings.

The following table provides detailed information about Neese’s net cash flow for all financial statement periods presented in this prospectus:

Cash Flow

	Fiscal Year Ended December 31,
	2016	2015
Net cash provided by operating activities	$1,119,625	$2,019,342
Net cash used in investing activities	(1,199,303)	(668,947)
Net cash used in financing activities	(50,000)	(3,204)
Net increase (decrease) in cash and cash equivalents	(129,678)	1,347,191
Cash and cash equivalents at beginning of period	742,388	(604,803)
Cash and cash equivalent at end of period	$612,710	$742,388

Operating Activities

Net cash provided by operating activities was $1,119,625 for the fiscal year ended December 31, 2016, as compared to $2,019,342 for the fiscal year ended December 31, 2015.

Investing Activities

Net cash used in operating activities was $1,199,303 for the fiscal year ended December 31, 2016, as compared to $668,947 for the fiscal year ended December 31, 2015. Net cash used in operating activities consisted of purchases of property and equipment.

Financing Activities

Net cash used in financing activities was $50,000 for the fiscal year ended December 31, 2016, as compared to $3,204 for the fiscal year ended December 31, 2015. Net cash used in financing activities consisted of payments on notes payable.

Results of Operations of Fitness CF

Comparison of Nine Months Ended September 30, 2017 and 2016

The following table sets forth key components of Fitness CF’s results of operations during the nine months ended September 30, 2017 and 2016, both in dollars and as a percentage of revenues.

	Nine Months Ended September 30, 2017		Nine Months Ended September 30, 2016
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Membership dues	$7,514,009	79.8%	$7,411,779	77.5%
Merchandise sales and services	1,901,293	20.2%	2,156,544	22.5%
Total revenue	9,415,302	100.0%	9,568,323	100.0%
Operating costs and expenses
Merchandise costs and expense	245,410	2.6%	225,396	2.4%
Labor costs and related benefits	3,283,554	34.9%	3,546,255	37.1%
Occupancy costs and related expenses	2,219,964	23.6%	2,198,091	23.0%
Marketing costs and expenses	358,292	3.8%	291,291	3.0%
General and administrative costs	983,959	10.5%	1,064,507	11.1%
Depreciation and amortization	494,529	5.3%	741,753	7.8%
Total operating costs and expenses	7,585,708	80.6%	8,097,293	84.6%
Income from operations	1,829,594	19.4%	1,471,030	15.4%
Other income (expense)
Interest income (expense)	4,785	0.0%	(31,062)	(0.3)%
Member compensation	(83,333)	(0.9)%	(60,000)	(0.6)%
Other expense, net	(7,554)	(0.0)%	9,521	0.0%
Total other income / (expenses)	(86,102)	(0.9)%	(81,541)	(0.9)%
Net income	$1,743,492	18.5%	$1,389,489	14.5%

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Revenues. Fitness CF generates revenue from membership dues and merchandise sales and services, including personal training fees and the sale of nutritional and retail products. Revenues were $9 ,415,302 for the nine months ended September 30, 2017, compared to $ 9,568,323 for the nine months ended September 30, 2016, a decrease of $ 153, 021, or 1.6%. Such decrease was due to an 11.8 % decrease in merchandise sales and services , offset by a 1.4% increase in membership dues. Personal training fees were $1,472,188 for the nine months ended September 30, 2017, a decline of $247,686, or 14.4%, from the personal training fees of $1,719,874 for the nine months ended September 30, 2016. In 2016, Fitness CF made a decision to partner with Alloy Personal Training Solutions to capitalize on the growing industry trend of small group training. In the short term, this change reduced the amount of higher priced individual training that Fitness CF sold. Membership revenue increased primarily due to strong new member acquisition at the club’s Clermont location as well as improved retention.

Labor costs and related benefits. Labor costs and related benefits include salaries, payroll taxes, insurance, and other employee benefits. Labor costs and related benefits decreased by $262 , 701, or 7.4%, to $3, 283,554 for the nine months ended September 30, 2017, from $3 ,546,255 for the nine months ended September 30, 2016. Such decrease was due to a decline in personal training revenue.

Occupancy costs and related expenses. Occupancy costs and related expenses include building rent, repairs and maintenance, and utilities. Occupancy costs and related expenses increased by $ 21, 873, or 1.0%, to $2 ,219,964 for the nine months ended September 30, 2017, from $ 2,198,091 for the nine months ended September 30, 2016. Occupancy costs increased primarily as a result of higher rent expenses at Fitness CF’s Orlando location.

Marketing costs and related expenses . Marketing costs and related expenses include advertising and business promotion. Marketing costs and related expenses increased by $67,001, or 23.0%, to $358,292 for the nine months ended September 30, 2017, from $291,291 for the nine months ended September 30, 2016. Marketing costs increased primarily as a result of the company ’ s trade name change to Fitness CF. Fitness CF increased print advertising to increase brand awareness and online advertising to drive search engine optimization.

General and administrative costs. General and administrative costs include billing and processing fees, licensing fees, repairs and maintenance on equipment, liability insurance, and professional fees. General and administrative costs decreased by $80,548, or 7.6%, to $983,959 for the nine months ended September 30, 2017, from $1 ,064,507 for the nine months ended September 30, 2016. Such decrease was primarily the result of lower licensing fees resulting from Fitness CF’s termination of its previous franchising relationship.

Depreciation and amortization. Depreciation and amortization decreased by $ 247,224 , or 33.3%, to $494 ,529 for the nine months ended September 30, 2017, from $ 741,753 for the nine months ended September 30, 2016. Depreciation and amortization expenses are declining as Fitness CF’s individual locations mature and the initial large investments in the buildout of the properties become fully depreciated. Fitness CF depreciates building and improvements over 10 years. The St. Cloud and Mt. Dora locations opened in 2006 and 2007, respectively.

Net income. As a result of the cumulative effect of the factors described above, our net income increased by $354,003, or 25. 5%, to $1,743,492 for the nine months ended September 30, 2017 from $1 ,389,489 for the nine months ended September 30, 2016.

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Comparison of Fiscal Years Ended December 31, 2016 and 2015

The following table sets forth key components of Fitness CF’s results of operations during the fiscal years ended December 31, 2016 and 2015, both in dollars and as a percentage of revenue.

	Fiscal Year Ended December 31, 2016		Fiscal Year Ended December 31, 2015
	Amount	% of Revenue	Amount	% of Revenue
Revenue
Membership dues	$9,834,464	78.3%	$10,078,867	78.4%
Merchandise sales and services	2,733,236	21.7%	2,774,347	21.6%
Total revenue	12,567,700	100.0%	12,853,214	100.0%
Operating costs and expenses
Merchandise costs and expense	336,150	2.7%	348,196	2.7%
Labor costs and related benefits	4,668,412	37.1%	4,715,340	36.7%
Occupancy costs and related expenses	2,858,610	22.7%	2,954,623	23.0%
Marketing costs and expenses	378,266	3.0%	358,161	2.8%
General and administrative costs	1,380,988	11.0%	1,283,563	10.0%
Depreciation and amortization	961,547	7.7%	1,142,672	8.9%
Total operating costs and expenses	10,583,973	84.2%	10,802,555	84.0%
Income from operations	1,983,727	15.8%	2,050,659	16.0%
Other income and (expenses)
Other income / (expense)	5,917	-	3,195	-
Interest income / (expense)	(29,472)	(0.2)%	(43,177)	(0.3)%
Gain / (loss) on equipment disposition	-	-	2,570	-
Total other income / (expenses)	(23,555)	(0.2)%	(37,412)	(0.3)%
Net income	$1,960,172	15.6%	$2,013,247	15.7%

Total revenue. Total revenue was $12,567,700 for the fiscal year ended December 31, 2016, compared to $12,853,214 for the fiscal year ended December 31, 2015, a decrease of $285,514, or 2.2%. Such decrease was due to a 2.4% decrease in membership dues and a 1.5% decrease in merchandise sales and services. Membership revenue decreased primarily due to increased competition in the Orlando and Mt. Dora locations, which caused Fitness CF to lower enrollment fees to increase new member acquisition. Personal training fees were $2,152,620 for the year ended December 31, 2016, a decline of $30,861, or 1.4%, from the personal training fees of $2,183,481 for the year ended December 31, 2017. In 2016, Fitness CF made a decision to partner with Alloy Personal Training Solutions to capitalize on the growing industry trend of small group training. In the short term, this change reduced the amount of higher priced individual training that Fitness CF sold.

Labor costs and related benefits. Labor costs and related benefits decreased by $46,928, or 1.0%, to $4,668,412 for the fiscal year ended December 31, 2016, from $4,715,340 for the fiscal year ended December 31, 2015. Such decrease was due to primarily due to the decline in personal training revenue.

Occupancy costs and related expenses. Occupancy costs and related expenses decreased by $96,013, or 3.2%, to $2,858,610 for the fiscal year ended December 31, 2016, from $2,954,623 for the fiscal year ended December 31, 2015. Occupancy costs declined primarily as a result of lower rent expenses at one of Fitness CF’s locations. The initial lease expired July 31, 2016, and Fitness CF agreed to a lower market base rent for an additional fifteen year term.

General and administrative costs. General and administrative costs increased by $97,425, or 7.1%, to $1,380,988 for the fiscal year ended December 31, 2016, from $1,283,563 for the fiscal year ended December 31, 2015. Such increase was due to legal fees related to a lawsuit against Fitness CF, increased repairs and maintenance to equipment, increased billing and processing fees, offset somewhat by lower liability insurance premiums.

Depreciation and amortization. Depreciation and amortization decreased by $181,125, or 15.9%, to $961,547 for the fiscal year ended December 31, 2016, from $1,142,672 for the fiscal year ended December 31, 2015. Depreciation and amortization expenses are declining as Fitness CF’s individual locations mature and the initial large investments in the buildout of the properties become fully depreciated. Fitness CF depreciates building and improvements over 10 years. The St. Cloud and Mt. Dora locations opened in 2006 and 2007, respectively.

Net income. As a result of the cumulative effect of the factors described above, our net income decreased by $53,075, or 2.6%, to $1,960,172 for the fiscal year ended December 31, 2016 from $2,013,247 for the fiscal year ended December 31, 2015.

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Liquidity and Capital Resources

As of September 30, 2017, Fitness CF had cash and cash equivalents of $118,422. To date, Fitness CF has financed its operations primarily through net cash flow from operations, augmented by contributions by members.

The following table provides detailed information about Fitness CF’s net cash flow for all financial statement periods presented in this prospectus:

Cash Flow

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2017	2016	2016	2015
Net cash provided by operating activities	$2,337,177	$2,156,407	$2,712,481	$2,893,480
Net cash used in investing activities	(380,818)	(752,266)	(899,006)	(672,555)
Net cash used in financing activities	(2,011,976)	(1,512,487)	(1,855,126)	(2,185,229)
Net increase (decrease) in cash and cash equivalents	(55,617)	(108,346)	(41,651)	35,696
Cash and cash equivalents at beginning of period	174,039	215,690	215,690	179,994
Cash and cash equivalent at end of period	$118,422	$107,344	$174,039	$215,690

Operating Activities

Net cash provided by operating activities was $ 2,337,177 for the nine months ended September 30, 2017, as compared to $ 2,156,407 for the nine months ended September 30, 2016. The increase in net cash provided by operating activities was mainly due to an increase in net income, net of a reduction in depreciation and amortization expense and an increase in deferred items.

Net cash provided by operating activities was $2,712,481 for the fiscal year ended December 31, 2016, as compared to $2,893,480 for the fiscal year ended December 31, 2015. The decrease in net cash provided operating activities was mainly due to a reduction in net income and depreciation and amortization expense.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2017 was $380,818, as compared to $ 752,266 for the nine months ended September 30, 2016. The decrease in net cash used in investing activities was mainly attributable to a reduction in capital expenditures.

Net cash used in investing activities for the fiscal year ended December 31, 2016 was $899,006, as compared to $672,555 for the fiscal year ended December 31, 2015. The increase in net cash used in investing activities was mainly attributable to an increase in capital expenditures.

Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2017 was $2,011,976, as compared to $1,512 ,487 for the nine months ended September 30, 2016. The increase of net cash used in financing activities was mainly attributable to an increase in member distributions.

Net cash used in financing activities for the fiscal year ended December 31, 2016 was $1,855,126, as compared to $2,185,229 for the fiscal year ended December 31, 2015. The decrease of net cash used in financing activities was mainly attributable to a decrease in member distributions, offset by a reduction in capital contributions receivable.

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Contractual Obligations

We have engaged our manager to manage the day-to-day operations and affairs of our company. Our relationship with our manager will be governed principally by the following agreements:

•	the management services agreement relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and

•	our company’s operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive profit allocations from our company, and the supplemental put provision relating to our manager’s right to cause our company to purchase the allocation shares it owns.

Pursuant to the management services agreement that we entered into with our manager, our manager will have the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement. The redemption value of the allocation shares will be recorded outside of permanent equity in the mezzanine section of the balance sheet. We will recognize any change in the redemption value of the allocation shares by recording a dividend between net income and net income available to common shareholders. The amount recorded for the allocation shares is largely related to the fair value of the profit allocation that our manager, as holder of the allocation shares, will receive. The carrying value of the allocation shares will represent an estimate of the amounts to ultimately be paid to our manager, whether as a result of the occurrence of one or more of the various trigger events or upon the exercise of the supplemental put provision contained in our operating agreement following the termination of the management services agreement. See “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information about this agreement.

We also expect that our manager will enter into offsetting management services agreements, transaction services agreements and other agreements, in each case, with some or all of the businesses that we acquire in the future. See “Our Manager” for more information about these and other agreements our company intends to enter into with our manager.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our consolidated company as of September 30, 2017. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management ’ s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management ’ s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

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Revenue Recognition. We recognize revenue when it is realized or realizable and earned. Specifically, revenue will be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) service has occurred, customer acceptance has been achieved; (3) our selling price to the buyer is fixed and determinable ; and (4) collection is reasonably assured. Our company recognizes revenue when services have been provided and collection is reasonably assured.

Inventory . Inventory consists of finished products acquired for resale and is valued at the lower-of-cost-or-market with cost determined on a specific item basis.

Property and Equipment. Property and equipment is stated at cost. Depreciation of furniture, vehicles and equipment is calculated using the straight-line method over the estimated useful lives (three to ten years), and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term (which is three to five years).

Long-Lived Assets . Our company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired , the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments . Our financial instruments consist of cash and cash equivalents and amounts due to shareholders. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements .

Recent Accounting Pronouncements

We have reviewed all other Financial Accounting Standards Board issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods. We have carefully considered the new pronouncements that alter the previous GAAP and do not believe that any new or modified principles will have a material impact on our reported financial position or operations in the near term .

Reconciliation of Non-GAAP Financial Measures

Please see “Prospectus Summary—Summary Financial Data” for information on certain non-GAAP financial measures that we use.

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OUR CORPORATE STRUCTURE AND HISTORY

Our company is a Delaware limited liability company that was formed on January 22, 2013. Your rights as a holder of common shares, and the fiduciary duties of our board of directors and executive officers, and any limitations relating thereto, are set forth in the operating agreement governing our company and may differ from those applying to a Delaware corporation. However, subject to certain exceptions, the documents governing our company specify that the duties of our directors and officers will be generally consistent with the duties of directors and officers of a Delaware corporation. See “Description of Securities” for more information about the operating agreement.

In addition, investors in this offering will be shareholders in our company, which is a limited liability company. Subject to the discussion in “Material U.S. Federal Income Tax Considerations,” our company will be classified as a partnership for U.S. federal income tax purposes. Under the partnership income tax provisions, our company will not incur any U.S. federal income tax liability; rather, each of our shareholders will be required to take into account his or her allocable share of company income, gain, loss, and deduction. As a holder of common shares, you may not receive cash distributions sufficient in amount to cover taxes in respect of your allocable share of our company’s net taxable income. Our company will file a partnership return with the IRS and will issue tax information, including a Schedule K-1, to you that describes your allocable share of our company’s income, gain, loss, deduction, and other items. The U.S. federal income tax rules that apply to partnerships are complex, and complying with the reporting requirements may require significant time and expense. See “Material U.S. Federal Income Tax Considerations” for more information.

Our company has two classes of limited liability company interests - the common shares, which are being offered in this offering, and the allocation shares, all of which have been and will continue to be held by our manager. See “Description of Securities” for more information about the common shares and the allocation shares.

On September 15, 2013, our newly formed wholly-owned subsidiary, 1847 Management, acquired a 50% interest in each of PPI Management and Christals Management, from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. Each of PPI Management and Christals Management are management consulting and advisory firms. PPI Management historically acted as an advisor to PPI Acquisition and Christals Management historically acted as an advisor to Peekay Acquisition. On October 3, 2017, our board decided to discontinue our management consulting operations in order to devote more time and resources to Neese and our proposed acquisition of Fitness CF.

On March 3, 2017, our newly formed wholly-owned subsidiary 1847 Neese acquired all of the issued and outstanding capital stock of Neese for an aggregate purchase price of $6,655,000, consisting of: (i) $2,225,000 in cash (subject to certain adjustments); (ii) 450 shares of the common stock of 1847 Neese, valued by the parties at $1,530,000, constituting 45% of its capital stock; (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000; and (iv) the issuance of a short-term promissory note in the principal amount of $1,025,000.

On July 6, 2017, we formed 1847 Fitness as a wholly-owned subsidiary for the purpose of entering into the purchase agreement with Fitness CF. Upon completion of the acquisition of Fitness CF, we will own all of the equity interests of CFHC, CLFL, MTDR and SCFL. CFHC, CLFL, MTDR and SCFL were formed on March 1, 2003, April 1, 2005, May 8, 2006 and December 1, 2005, respectively.

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The following chart depicts our current organizational structure.

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OUR MANAGER

Overview of Our Manager

Our manager, 1847 Partners LLC, is a Delaware limited liability company. It has two classes of limited liability interests known as Class A interests and Class B interests. The Class A interests, which give the holder the right to the profit allocation received by our manager as a result of holding our allocation shares, are owned in their entirety by 1847 Partners Class A Member LLC; and the Class B interests, which give the holder the right to all other profits or losses of our manager, including the management fee payable to our manager by us, are owned in their entirety by 1847 Partners Class B Member LLC. 1847 Partners Class A Member LLC is owned 52% by Ellery W. Roberts, our Chief Executive Officer, and 38% by 1847 Founders Capital LLC, which is owned by Edward J. Tobin. 1847 Partners Class B Member LLC is owned 54% by Ellery W. Roberts and 36% by 1847 Founders Capital LLC. Mr. Roberts is also the sole manager of both entities. In the future, Mr. Roberts may cause 1847 Partners Class A Member LLC or 1847 Partners Class B Member LLC to issue units to employees of the manager to incentivize those employees by providing them with the ability to participate in our manager’s incentive allocation and management fee.

Key Personnel of Our Manager

The key personnel of our manager are Ellery W. Roberts, our Chief Executive Officer, and Edward J. Tobin, a Managing Director of our manager. Please see “Management” for a description of the business experience of these individuals. Each of these individuals will be compensated entirely by our manager from the management fees it receives. As employees of our manager, these individuals devote a substantial majority of their time to the affairs of our company.

Collectively, the management team of our manager has more than 60 years of combined experience in acquiring and managing small businesses and has overseen the acquisitions and financing of over 50 businesses.

Acquisition and Disposition Opportunities

Our manager has exclusive responsibility for reviewing and making recommendations to our board of directors with respect to acquisition and disposition opportunities. If our manager does not originate an opportunity, our board of directors will seek a recommendation from our manager prior to making a decision concerning such opportunity. In the case of any acquisition or disposition opportunity that involves an affiliate of our manager or us, our nominating and corporate governance committee, or, if we do not have such a committee, the independent members of our board of directors, will be required to authorize and approve such transaction.

Our manager will review each acquisition or disposition opportunity presented to our manager to determine if such opportunity satisfies the acquisition and disposition criteria established by our board of directors. The acquisition and disposition criteria provide that our manager will review each acquisition opportunity presented to it to determine if such opportunity satisfies our company’s acquisition and disposition criteria, and if it is determined, in our manager’s sole discretion, that an opportunity satisfies the criteria, our manager will refer the opportunity to our board of directors for its authorization and approval prior to the consummation of any such opportunity.

Our investment criteria include the following:

•	Revenue of at least $5.0 million

•	Current year EBITDA/Pre-tax Income of at least $1.5 million with a history of positive cash flow

•	Clearly identifiable “blueprint” for growth with the potential for break-out returns

•	Well-positioned companies within our core industry categories (consumer-driven, business-to-business, light manufacturing and specialty finance) with strong returns on capital

•	Opportunities wherein building management team, infrastructure and access to capital are the primary drivers of creating value

•	Headquartered in North America

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We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. With respect to investment opportunities that do not fall within the criteria set forth above our manager must first present such opportunities to our board of directors. Our board of directors and our manager will review these criteria from time to time and our board of directors may make changes and modifications to such criteria as our company makes additional acquisitions and dispositions.

If an acquisition opportunity is referred to our board of directors by our manager and our board of directors determines not to timely pursue such opportunity in whole or in part, any part of such opportunity that our company does not promptly pursue may be pursued by our manager or may be referred by our manager to any person, including affiliates of our manager. In this case, our manager is likely to devote a portion of its time to the oversight of this opportunity, including the management of a business that we do not own.

If there is a disposition, our manager must use its commercially reasonable efforts to manage a process through which the value of such disposition can be maximized, taking into consideration non-financial factors such as those relating to competition, strategic partnerships, potential favorable or adverse effects on us, our businesses, or our investments or any similar factors that may reasonably perceived as having a short- or long-term impact on our business, results of operations and financial condition.

Management Services Agreement

The management services agreement sets forth the services to be performed by our manager. Our manager will perform such services subject to the oversight and supervision of our board of directors.

In general, our manager will perform those services for our company that would be typically performed by the executive officers of a company. Specifically, our manager will perform the following services, which we refer to as the management services, pursuant to the management services agreement:

•	manage the day-to-day business and operations of our company, including our liquidity and capital resources and compliance with applicable law;

•	identify, evaluate, manage, perform due diligence on, negotiate and oversee acquisitions of target businesses and any other investments;

•	evaluate and oversee the financial and operational performance of our businesses, including monitoring the business and operations of such businesses, and the financial performance of any other investments that we make;

•	provide, on our behalf, managerial assistance to our businesses;

•	evaluate, manage, negotiate and oversee dispositions of all or any part of any of our property, assets or investments, including disposition of all or any part of our businesses;

•	provide or second, as necessary, employees of our manager to serve as executive officers or other employees of our company or as members of our board of directors; and

•	perform any other services that would be customarily performed by executive officers and employees of a publicly listed or quoted company.

Our company and our manager have the right at any time during the term of the management services agreement to change the services provided by our manager. In performing management services, our manager will have all necessary power and authority to perform, or cause to be performed, such services on behalf of our company, and, in this respect, our manager will be the only provider of management services to our company. Nonetheless, our manager will be required to obtain authorization and approval of our board of directors in all circumstances where executive officers of a corporation typically would be required to obtain authorization and approval of a corporation’s board of directors, including, for example, with respect to the consummation of an acquisition of a target business, the issuance of securities or the entry into credit arrangements.

While our Chief Executive Officer, Mr. Ellery W. Roberts, intends to devote substantially all of his time to the affairs of our company, neither Mr. Roberts, nor our manager, is expressly prohibited from investing in or managing other entities. In this regard, the management services agreement will not require our manager and its affiliates to provide management services to our company exclusively.

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Secondment of Our Executive Officers

In accordance with the terms of the management services agreement, our manager may second to our company our executive officers, which means that these individuals will be assigned by our manager to work for us during the term of the management services agreement. Our board of directors has appointed Mr. Roberts as an executive officer of our company. Although Mr. Roberts is an employee of our manager, he will report directly, and be subject, to our board of directors. In this respect, our board of directors may, after due consultation with our manager, at any time request that our manager replace any individual seconded to our company and our manager will, as promptly as practicable, replace any such individual; however, our Chief Executive Officer, Mr. Roberts, controls our manager, which may make it difficult for our board of directors to completely sever ties with Mr. Roberts. Our manager and our board of directors may agree from time to time that our manager will second to our company one or more additional individuals to serve on behalf of our company, upon such terms as our manager and our board of directors may mutually agree.

Indemnification by our Company

Our company has agreed to indemnify and hold harmless our manager and its employees and representatives, including any individuals seconded to our company, from and against all losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of the performance of any management services. However, our company will not be obligated to indemnify or hold harmless our manager for any losses, claims and liabilities incurred by our manager in connection with, relating to or arising out of (i) a breach by our manager or its employees or its representatives of the management services agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of our manager or its employees or representatives in the performance of any of its obligations under the management services agreement, or (iii) fraudulent or dishonest acts of our manager or its employees or representatives with respect to our company or any of its businesses.

We expect that our directors and officers insurance policy for our directors and officers will be expanded, or supplemental insurance will be obtained, to cover this indemnification obligation.

Termination of Management Services Agreement

Our board of directors may terminate the management services agreement and our manager’s appointment if, at any time:

•	a majority of our board of directors vote to terminate the management services agreement, and the holders of at least a majority of the outstanding shares (other than shares beneficially owned by our manager) then entitled to vote also vote to terminate the management services agreement;

•	neither Mr. Roberts nor his designated successor controls our manager, which change of control occurs without the prior written consent of our board of directors;

•	there is a finding by a court of competent jurisdiction in a final, non-appealable order that (i) our manager materially breached the terms of the management services agreement and such breach continued unremedied for 60 days after our manager receives written notice from our company setting forth the terms of such breach, or (ii) our manager (x) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, or (y) engaged in fraudulent or dishonest acts in connection with the business or operations of our company;

•	our manager has been convicted of a felony under federal or state law, our board of directors finds that our manager is demonstrably and materially incapable of performing its duties and obligations under the management services agreement, and the holders of at least 66 2/3% of the then outstanding shares, other than shares beneficially owned by our manager, vote to terminate the management services agreement; or

•	there is a finding by a court of competent jurisdiction that our manager has (i) engaged in fraudulent or dishonest acts in connection with the business or operations of our company or (ii) acted with gross negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under the management services agreement, and the holders of at least 66 2/3% of the then outstanding shares (other than shares beneficially owned by our manager) vote to terminate the management services agreement.

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In addition, our manager may resign and terminate the management services agreement at any time upon 120 days prior written notice to our company, and this right is not contingent upon the finding of a replacement manager. However, if our manager resigns, until the date on which the resignation becomes effective, it will, upon request of our board of directors, use reasonable efforts to assist our board of directors to find a replacement manager at no cost and expense to our company.

Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with our company and cease to work at the date of such termination or at any other time as determined by our manager. Any director appointed by our manager may continue serving on our board of directors subject to the terms of the operating agreement.

If we terminate the management services agreement, our company and its businesses have agreed to cease using the term “1847”, including any trademarks based on the name of our company that may be licensed to them by our manager, under the licensing provisions of the management services agreement, entirely in their businesses and operations within 180 days of such termination. Such licensing provisions of the management services agreement would require our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager. In this respect, our right to use the term “1847” and related intellectual property is subject to licensing provisions between our manager, on the one hand, and our company and our businesses, on the other hand.

Except with respect to the termination fee payable to our manager due to a termination of the management services agreement based solely on a vote of our board of directors and our shareholders, no other termination fee is payable upon termination of the management services agreement for any other reason. See “Our Manager—Our Manager as a Service Provider—Termination Fee” for more information about the termination fee payable upon termination of the management services agreement.

While termination of the management services agreement will not affect any terms and conditions, including those relating to any payment obligations, that exist under any offsetting management services agreements or transaction services agreements, such agreements will be terminable by future businesses that we acquire upon 60 days prior written notice and there will be no termination or other similar fees due upon such termination. Notwithstanding termination of the management services agreement, our manager will maintain its rights with respect to the allocation shares it then owns, including its rights under the supplemental put provision of our operating agreement. See “Our Manager—Our Manager as an Equity Holder—Supplemental Put Provision” for more information on our manager’s put right with respect to the allocation shares.

Our Relationship with Our Manager, Manager Fees and Manager Profit Allocation

Our relationship with our manager is based on our manager having two distinct roles: first, as a service provider to us and, second, as an equity holder of the allocation shares.

As a service provider, our manager performs a variety of services for us, which entitles it to receive a management fee. As holder of our company’s allocation shares, our manager has the right to a preferred distribution in the form of a profit allocation upon the occurrence of certain events. Our manager paid $1,000 for the allocation shares. In addition, our manager will have the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

These relationships with our manager are governed principally by the following agreements:

•	the management services agreements relating to the services our manager will perform for us and our businesses; and

•	our company’s operating agreement relating to our manager’s rights with respect to the allocation shares it owns and which contains the supplemental put provision relating to our manager’s right to cause our company to purchase the allocation shares it owns.

We also expect that our manager will enter into offsetting management services agreements and transaction services agreements with our businesses directly. These agreements, and some of the material terms relating thereto, are discussed in more detail below. The management fee, profit allocation and put price under the supplemental put provision will be payment obligations of our company and, as a result, will be paid, along with other company obligations, prior to the payment of monthly distributions to shareholders.

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The following table provides a simplified description of the fees and profit allocation rights held by our manager. Further detail is provided in the following subsections.

Description	Fee Calculation	Payment Term
Management Fees

Determined by Management Services Agreement	0.5% of adjusted net assets (2.0% annually)	Quarterly

Determined by Offsetting Management Services Agreement

Payment of fees by our subsidiary businesses that result in a dollar for dollar reduction of manager fees paid by us to our manager such that our manager cannot receive duplicate fees from both us and our subsidiary

Quarterly

Termination Fee – Determined by Management Services Agreement	Accumulated management fee paid in the preceding 4 fiscal quarters multiplied by 2. Paid only upon termination by our board and a majority in interest of our shareholders

Determined by Management Services Agreement

Reimbursement of manager’s costs and expenses in providing services to us, but not including: (1) costs of overhead; (2) due diligence and other costs for potential acquisitions our board of directors does not approve pursuing or that are required by acquisition target to be reimbursed under a Transaction Services Agreement; and (3) certain seconded officers and employees

Ongoing

Transaction Services Fees

Acquisition services of target businesses or disposition of subsidiaries – fees determined by Transaction Services Agreements

2.0% of aggregate purchase price up to $50 million; plus 1.5% of aggregate purchase price in excess of $50 million and up to and equal to $100 million; plus 1.0% of aggregate purchase price in excess of $100 million

Per Transaction

Manager Profit Allocation determined by our operating agreement

20% of certain profits and gains on a sale of subsidiary after clearance of the 8% annual hurdle rate

8% hurdle rate determined for any subsidiary by multiplying the subsidi ary’s average quarterly share of our assets by an 8% annualized rate

Sale of a material amount of capital stock or assets of one of our businesses or subsidiaries.

Holding event: at the option of our manager, for the 30 day period following the 5th anniversary of an acquired business (but only based on historical profits of the business)

Our Manager as a Service Provider

Management Fee

Our company will pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of its adjusted net assets, as discussed in more detail below.

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Subject to any adjustments discussed below, for performing management services under the management services agreement during any fiscal quarter, our company will pay our manager a management fee with respect to such fiscal quarter. The management fee to be paid with respect to any fiscal quarter will be calculated as of the last day of such fiscal quarter, which we refer to as the calculation date. The management fee will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect. The amount of any management fee payable by our company as of any calculation date with respect to any fiscal quarter will be (i) reduced by the aggregate amount of any offsetting management fees, if any, received by our manager from any of our businesses with respect to such fiscal quarter, (ii) reduced (or increased) by the amount of any over-paid (or under-paid) management fees received by (or owed to) our manager as of such calculation date, and (iii) increased by the amount of any outstanding accrued and unpaid management fees.

As an obligation of our company, the management fee will be paid prior to the payment of monthly distributions to our shareholders. If we do not have sufficient liquid assets to pay the management fee when due, we may be required to liquidate assets or incur debt in order to pay the management fee.

Offsetting Management Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into offsetting management services agreements with our businesses pursuant to which our manager may perform services that may or may not be similar to management services. Any fees to be paid by one of our businesses pursuant to such agreements are referred to as offsetting management fees and will offset, on a dollar-for-dollar basis, the management fee otherwise due and payable by our company under the management services agreement with respect to a fiscal quarter. The management services agreement provides that the aggregate amount of offsetting management fees to be paid to our manager with respect to any fiscal quarter shall not exceed the management fee to be paid to our manager with respect to such fiscal quarter.

Our manager entered into an offsetting management services agreement with our subsidiary 1847 Neese at the time we acquired Neese and may enter into offsetting management services agreements with our future subsidiaries, which agreements would be in the form prescribed by our management services agreement.

The services that our manager will provide to future subsidiaries under the offsetting management services agreements will include: conducting general and administrative supervision and oversight of the subsidiary’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to the company’s business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines. If our manager and the subsidiary do not enter into an offsetting management services agreement, our manager will provide these services for our subsidiaries under our management services agreement.

The offsetting management fee paid to our manager for providing management services to a future subsidiary will vary.

On March 3, 2017, in connection with the acquisition of Neese, 1847 Neese entered into an offsetting management services agreement with our manager. Pursuant to the offsetting management services agreement, 1847 Neese appointed the manager to provide certain services to it for a quarterly management fee equal to $62,500 per quarter; provided, however, that (i) pro rated payments shall be made in the first quarter and the last quarter of the term, (ii) if the aggregate amount of management fees paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of the company to the manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of the company’s gross income with respect to such fiscal year, then the management fee to be paid by 1847 Neese for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the manager by all of the subsidiaries of the company, until the aggregate amount of the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of the company to the manager, in each case, with respect to such fiscal year, does not exceed 9.5% of the company’s gross income with respect to such fiscal year, and (iii) if the aggregate amount the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of the company to the manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the aggregate amount of the management fee (before any adjustment thereto) calculated and payable under the management services agreement, which we refer to as the parent management fee, with respect to such fiscal quarter, then the management fee to be paid by 1847 Neese for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of the company to the manager, in each case, with respect to such fiscal quarter, does not exceed the parent management fee calculated and payable with respect to such fiscal quarter.

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1847 Neese shall also reimburse the manager for all costs and expenses of 1847 Neese which are specifically approved by the board of directors of 1847 Neese, including all out-of-pocket costs and expenses, which are actually incurred by the manager or its affiliates on behalf of 1847 Neese in connection with performing services under the offsetting management services agreement.

The services provided by the manager include: conducting general and administrative supervision and oversight of 1847 Neese’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to 1847 Neese’s business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines.

We expect that 1847 Fitness will enter into a similar offsetting management services agreement with our manager upon closing of the acquisition of Fitness CF. We expect that the quarterly management fee will be equal to $75,000.

Example of Calculation of Management Fee with Adjustment for Offsetting Management Fees

In order to better understand how the management fee is calculated, we are providing the following example:

Quarterly management fee:		(in thousands)
1	Consolidated total assets	$100,000
2	Consolidated accumulation amortization of intangibles	5,000
3	Total cash and cash equivalents	5,000
4	Adjusted total liabilities	(10,000)
5	Adjusted net assets (Line 1 + Line 2 – Line 3 – Line 4)	90,000
6	Multiplied by quarterly rate	0.5%
7	Quarterly management fee	$450

Offsetting management fees:
8	Acquired company A offsetting management fees	$(100)
9	Acquired company B offsetting management fees	(100)
10	Acquired company C offsetting management fees	(100)
11	Acquired company D offsetting management fees	(100)
12	Total offsetting management fees (Line 8 + Line 9 – Line 10 – Line 11)	(400)
13	Quarterly management fee payable by Company (Line 7 + Line 12)	$50

The foregoing example provides hypothetical information only and does not intend to reflect actual or expected management fee amounts.

For purposes of the calculation of the management fee:

•	“Adjusted net assets” will be equal to, with respect to our company as of any calculation date, the sum of (i) consolidated total assets (as determined in accordance with GAAP) of our company as of such calculation date, plus (ii) the absolute amount of consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) for our company as of such calculation date, minus (iii) total cash and cash equivalents, minus (iv) the absolute amount of adjusted total liabilities of our company as of such calculation date.

•	“Adjusted total liabilities” will be equal to, with respect to our company as of any calculation date, our company’s consolidated total liabilities (as determined in accordance with GAAP) as of such calculation date after excluding the effect of any outstanding third party indebtedness of our company.

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•	“Quarterly management fee” will be equal to, as of any calculation date, the product of (i) 0.5%, multiplied by (ii) our company’s adjusted net assets as of such calculation date; provided, however, that with respect to any fiscal quarter in which the management services agreement is terminated, our company will pay our manager a management fee with respect to such fiscal quarter equal to the product of (i)(x) 0.5%, multiplied by (y) our company’s adjusted net assets as of such calculation date, multiplied by (ii) a fraction, the numerator of which is the number of days from and including the first day of such fiscal quarter to but excluding the date upon which the management services agreement is terminated and the denominator of which is the number of days in such fiscal quarter.

•	“Total offsetting management fees” will be equal to, as of any calculation date, fees paid to our manager by the businesses that we acquire in the future under separate offsetting management services agreements.

Transaction Services Agreements

Pursuant to the management services agreement, we have agreed that our manager may, at any time, enter into transaction services agreements with any of our businesses relating to the performance by our manager of certain transaction-related services in connection with the acquisitions of target businesses by our company or its businesses or dispositions of our company’s or its businesses’ property or assets. These services may include those customarily performed by a third-party investment banking firm or similar financial advisor, which may or may not be similar to management services, in connection with the acquisition of target businesses by us or our subsidiaries or disposition of subsidiaries or any of our property or assets or those of our subsidiaries. In connection with providing transaction services, our manager will generally receive a fee equal to the sum of (i) 2.0% of the aggregate purchase price of the target business up to and equal to $50 million, plus (ii) 1.5% of the aggregate purchase price of the target business in excess of $50 million and up to and equal to $100 million, plus (iii) 1.0% of the aggregate purchase price over $100 million, subject to annual review by our board of directors. The purchase price of a target business shall be defined as the aggregate amount of consideration, including cash and the value of any shares issued by us on the date of acquisition, paid for the equity interests of such target business plus the aggregate principal amount of any debt assumed by us of the target business on the date of acquisition or any similar formulation. The other terms and conditions relating to the performance of transaction services will be established in accordance with market practice.

Our manager may enter into transaction services agreements with our subsidiaries and future subsidiaries, which agreements would be in the form prescribed by our management services agreement.

The services that our manager will provide to our subsidiaries and future subsidiaries under the transaction services agreements will include the following services that would be provided in connection with a specific transaction identified at the time that the transaction services agreement is entered into: reviewing, evaluating and otherwise familiarizing itself and its affiliates with the business, operations, properties, financial condition and prospects of the future subsidiary and its target acquisition and preparing documentation describing the future subsidiary’s operations, management, historical financial results, projected financial results and any other relevant matters and presenting such documentation and making recommendations with respect thereto to certain of the manager’s affiliates.

Any fees received by our manager pursuant to such a transaction services agreement will be in addition to the management fee payable by our company pursuant to the management services agreement and will not offset the payment of such management fee. A transaction services agreement with any of our businesses may provide for the reimbursement of costs and expenses incurred by our manager in connection with the acquisition of such businesses.

Transaction services agreements will be reviewed, authorized and approved by our company’s board of directors on an annual basis.

Reimbursement of Expenses

Our company will be responsible for paying costs and expenses relating to its business and operations. Our company agreed to reimburse our manager during the term of the management services agreement for all costs and expenses of our company that are incurred by our manager or its affiliates on behalf of our company, including any out-of-pocket costs and expenses incurred in connection with the performance of services under the management services agreement, and all costs and expenses the reimbursement of which are specifically approved by our company’s board of directors.

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Our company will not be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to our manager’s overhead or any other costs and expenses relating to our manager’s conduct of its business and operations. Also, our company will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in the identification, evaluation, management, performance of due diligence on, negotiation and oversight of potential acquisitions of new businesses for which our company (or our manager on behalf of our company) fails to submit an indication of interest or letter of intent to pursue such acquisition, including costs and expenses relating to travel, marketing and attendance of industry events and retention of outside service providers relating thereto. In addition, our company will not be obligated or responsible for reimbursing our manager for costs and expenses incurred by our manager in connection with the identification, evaluation, management, performance of due diligence on, negotiating and oversight of an acquisition by our company if such acquisition is actually consummated and the business so acquired entered into a transaction services agreement with our manager providing for the reimbursement of such costs and expenses by such business. In this respect, the costs and expenses associated with the pursuit of add-on acquisitions for our company may be reimbursed by any businesses so acquired pursuant to a transaction services agreement.

All reimbursements will be reviewed and, in certain circumstances, approved by our company’s board of directors on an annual basis in connection with the preparation of year-end financial statements.

Termination Fee

We will pay our manager a termination fee upon termination of the management services agreement if such termination is based solely on a vote of our company’s board of directors and our shareholders; no other termination fee will be payable to our manager in connection with the termination of the management services agreement for any other reason. The termination fee that is payable to our manager will be equal to the product of (i) two (2) multiplied by (ii) the sum of the amount of the quarterly management fees calculated with respect to the four fiscal quarters immediately preceding the termination date of the management services agreement. The termination fee will be payable in eight equal quarterly installments, with the first such installment being paid on or within five business days of the last day of the fiscal quarter in which the management services agreement was terminated and each subsequent installment being paid on or within five business days of the last day of each subsequent fiscal quarter, until such time as the termination fee is paid in full to our manager.

Our Manager as an Equity Holder

Manager’s Profit Allocation

Our manager owns 100% of the allocation shares of our company, which generally will entitle our manager to receive a 20% profit allocation as a form of preferred distribution. Upon the sale of a company subsidiary, the manager will be paid a profit allocation if the sum of (i) the excess of the gain on the sale of such subsidiary over a high water mark plus (ii) the subsidiary ’ s net income since its acquisition by the company exceeds the 8% hurdle rate . The 8 % hurdle rate is the product of (i) a 2% rate per quarter, multiplied by (ii) the number of quarters such subsidiary was held by the company, multiplied by (iii) the subsidiary’s average share (determined based on gross assets, generally) of our consolidated net equity (determined according to GAAP with certain adjustments). In certain circumstances, after a subsidiary has been held for at least 5 years, the manager may also trigger a profit allocation with respect to such subsidiary (determined based solely on the subsidiary ’ s net income since its acquisition). The calculation of the profit allocation and the rights of our manager, as the holder of the allocation shares, are governed by the operating agreement.

Our audit committee, which will be comprised solely of independent directors, will have the opportunity to review and approve the calculation of manager’s profit allocation when it becomes due and payable. Our manager will not receive a profit allocation on an annual basis. Instead, our manager will be paid a profit allocation only upon the occurrence of one of the following events, which we refer to collectively as the trigger events:

•	the sale of a material amount, as determined by our manager and reasonably consented to by a majority of our company’s board of directors, of the capital stock or assets of one of our businesses or a subsidiary of one of our businesses, which event we refer to as a sale event; or

•	at the option of our manager, for the 30-day period following the fifth anniversary of the date upon which we acquired a controlling interest in a business, which event we refer to as a holding event. If our manager elects to forego declaring a holding event with respect to such business during such period, then our manager may only declare a holding event with respect to such business during the 30-day period following each anniversary of such fifth anniversary date with respect to such business. Once declared, our manager may only declare another holding event with respect to a business following the fifth anniversary of the calculation date with respect to a previously declared holding event.

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We believe this payment timing, rather than a method that provides for annual allocation payments , more accurately reflects the long-term performance of each of our businesses and is consistent with our intent to hold, manage and grow our businesses over the long term. We refer generally to the obligation to make this payment to our manager as the “profit allocation” and, specifically, to the amount of any particular profit allocation as the “manager’s profit allocation.”

Definitions used in, and an example of the calculation of profit allocation, are set forth in more detail below.

The amount of the manager’s profit allocation will be based on the extent to which the “total profit allocation amount” (as defined below) with respect to any business, as of the last day of any fiscal quarter in which a trigger event occurs, which date we refer to as the “calculation date” , exceeds the relevant hurdle amounts (as described below) with respect to such business, as of such calculation date. The manager’s profit allocation will be calculated by an administrator, which will be our manager so long as the management services agreement is in effect, and such calculation will be subject to a review and approval process by our company’s board of directors. For this purpose, “total profit allocation amount” will be equal to, with respect to any business as of any calculation date, the sum of:

•	the contribution-based profit (as described below) of such business as of such calculation date, which will be calculated upon the occurrence of any trigger event with respect to such business; plus

•	the excess of the cumulative gains and losses of our company (as described below) over the high water mark (as described below) as of such calculation date, which will only be calculated upon the occurrence of a sale event with respect to such business , and not on a holding event (we generally expect this component to be the most significant component in calculating total profit allocation amount).

Specifically, manager’s profit allocation will be calculated and paid as follows:

•	manager’s profit allocation will not be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business does not exceed such business’ level 1 hurdle amount (based on an 8% annualized hurdle rate, as described below), as of such calculation date; and

•	manager’s profit allocation will be paid with respect to a trigger event relating to any business if the total profit allocation amount, as of any calculation date, with respect to such business exceeds such business’ level 1 hurdle amount , as of such calculation date. The manager’s profit allocation to be paid with respect to such calculation date will be equal to the sum of the following:

•	100% of such business’ total profit allocation amount, as of such calculation date, with respect to that portion of the total profit allocation amount that exceeds such business’ level 1 hurdle amount (but is less than or equal to such business’ level 2 hurdle amount (which is based on a 10% annualized hurdle rate, as described below), in each case, as of such calculation date. We refer to this portion of the total profit allocation amount as the “catch-up.” The “catch-up” is intended to provide our manager with an overall profit allocation of 20% of the busine ss’ total profit allocation amount until such busines s’ level 2 hurdle amount has been reached; plus

•	20% of the total profit allocation amount, as of such calculation date, that exceeds such business’ level 2 hurdle amount as of such calculation date; minus

•	the high water mark allocation, if any, as of such calculation date. The effect of deducting the high water mark allocation is to take into account profit allocations our manager has already received in respect of past gains attributable to previous sale events.

The administrator will calculate the manager’s profit allocation on or promptly following the relevant calculation date, subject to a “true-up” calculation upon availability of audited or unaudited consolidated financial statements, as the case may be, of our company to the extent not available on such calculation date. Any adjustment necessitated by the true-up calculation will be made in connection with the next calculation of manager’s profit allocation. Because of the length of time that may pass between trigger events, there may be a significant delay in our company’s ability to realize the benefit, if any, of a true-up of the manager’s profit allocation.

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Once calculated, the administrator will submit the calculation of the manager’s profit allocation, as adjusted pursuant to any true-up, to our company’s board of directors for its review and approval. The board of directors will have ten business days to review and approve the calculation, which approval shall be automatic absent disapproval by the board of directors. The manager’s profit allocation will be paid ten business days after such approval.

If the board of directors disapproves of the administrator’s calculation of manager’s profit allocation, the calculation and payment of manager’s profit allocation will be subject to a dispute resolution process, which may result in manager’s profit allocation being determined, at our company’s cost and expense, by two independent accounting firms. Any determination by such independent accounting firms will be conclusive and binding on our company and our manager.

We will also pay a tax distribution to our manager if our manager is allocated taxable income by our company but does not realize distributions from our company at least equal to the taxes payable by our manager resulting from allocations of taxable income. Any such tax distributions will be paid in a similar manner as profit allocations are paid.

For any fiscal quarter in which a trigger event occurs with respect to more than one business, the calculation of the manager’s profit allocation, including the components thereof, will be made with respect to each business in the order in which controlling interests in such businesses were acquired or obtained by our company and the resulting amounts shall be aggregated to determine the total amount of manager’s profit allocation. If controlling interests in two or more businesses were acquired at the same time and such businesses give rise to a calculation of manager’s profit allocation during the same fiscal quarter, then manager’s profit allocation will be further calculated separately for each such business in the order in which such businesses were sold.

As obligations of our company, profit allocations and tax distributions will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the profit allocations or tax distributions when due, we may be required to liquidate assets or incur debt in order to pay such profit allocation. Our manager will have the right to elect to defer the payment of the manager’s profit allocation due on any payment date. Once deferred, our manager may demand payment thereof upon 20 business days’ prior written notice.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns, including its right to receive profit allocations, unless our manager exercises its put right to sell such allocation shares to our company.

Example of Calculation of Manager’s Profit Allocation

The manager will receive a profit allocation at the end of the fiscal quarter in which a trigger event occurs, as follows (all dollar amounts are in millions):

Assumptions

Year 1:

Acquisition of Company A

Acquisition of Company B

Year 4

Company A (or assets thereof) sold for $25 capital gain (as defined below) over its net book value of assets at time of sale, which is a qualifying trigger event

Company A’s average allocated share of our consolidated net equity over its ownership is $50

Company A’s holding period in quarters is 12

Company A’s contribution-based profit since acquisition is $5

Year 6:

Company B’s contribution-based profit since acquisition is $7

Company B’s average allocated share of our consolidated net equity over its ownership is $25

Company B’s holding period in quarters is 20

Company B’s cumulative gains and losses are $20

Manager elects to have holding period measured for purposes of profit allocation for Company B

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Quarterly management fee:		Year 4 A, due to sale	Year 6 B, due to 5 year hold
1	Contribution-based profit since acquisition for respective subsidiary	$5	$7
2	Gain/ Loss on sale of company	25	0
3	Cumulative gains and losses	25	20
4	High water mark prior to transaction	0	20
5	Total Profit Allocation Amount (Line 1 + Line 3)	30	27
6	Business’ holding period in quarters since ownership or last measurement due to holding event	12	20
7	Business’ average allocated share of consolidated net equity	50	25
8	Business’ level 1 hurdle amount (2.00% * Line 6 * Line 7)	12	10
9	Business’ excess over level 1 hurdle amount (Line 5 – Line 8)	18	17
10	Business’ level 2 hurdle amount (125% * Line 8)	15	12.5
11	Allocated to manager as “catch-up” (Line 10 – Line 8)	3	2.5
12	Excess over level 2 hurdle amount (Line 9 – Line 11)	15	14.5
13	Allocated to manager from excess over level 2 hurdle amount (20% * Line 12)	3	2.9
14	Cumulative allocation to manager (Line 11 + Line 13)	6	5.4
15	High water mark allocation (20% * Line 4)	0	4
16	Manager’s Profit Allocation for Current Period (Line 14 – Line 15,> 0)	$6	$1.4

For purposes of calculating profit allocation:

•	An entity’s “adjusted net assets” will be equal to, as of any date, the sum of (i) such entity’s consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the absolute amount of such entity’s consolidated accumulated amortization of intangibles (as determined in accordance with GAAP) as of such date, minus (iii) the absolute amount of such entity’s adjusted total liabilities as of such date.

•	An entity’s “adjusted total liabilities” will be equal to, as of any date, such entity’s consolidated total liabilities (as determined in accordance with GAAP) as of such date after excluding the effect of any outstanding third party indebtedness of such entity.

•	A business’ “allocated share of our company’s overhead” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of such business’ quarterly share of our company’s overhead for each fiscal quarter ending during such measurement period.

•	A business’ “average allocated share of our consolidated equity” will be equal to, with respect to any measurement period as of any calculation date, the average (i.e., arithmetic mean) of a business’ quarterly allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•	“Capital gains” (i) means, with respect to any entity, capital gains (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net sales price of such capital stock or assets, as the case may be, exceeded (y) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on our company’s consolidated balance sheet prepared in accordance with GAAP; provided, that such amount shall not be less than zero.

•	“Capital losses” (i) means, with respect to any entity, capital losses (as determined in accordance with GAAP) that are calculated with respect to the sale of capital stock or assets of such entity and which sale gave rise to a sale event and the calculation of profit allocation and (ii) will be equal to the amount, adjusted for minority interests, by which (x) the net book value (as determined in accordance with GAAP) of such capital stock or assets, as the case may be, at the time of such sale, as reflected on the company’s consolidated balance sheet prepared in accordance with GAAP, exceeded (y) the net sales price of such capital stock or assets, as the case may be; provided, that such absolute amount thereof shall not be less than zero.

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•	The company’s “consolidated net equity” will be equal to, as of any date, the sum of (i) the company’s consolidated total assets (as determined in accordance with GAAP) as of such date, plus (ii) the aggregate amount of asset impairments (as determined in accordance with GAAP) that were taken relating to any businesses owned by the company as of such date, plus (iii) the company’s consolidated accumulated amortization of intangibles (as determined in accordance with GAAP), as of such date minus (iv) the company’s consolidated total liabilities (as determined in accordance with GAAP) as of such date.

•	A business’ “contribution-based profits” will be equal to, for any measurement period as of any calculation date, the sum of (i) the aggregate amount of such business’ net income (loss) (as determined in accordance with GAAP and as adjusted for minority interests) with respect to such measurement period (without giving effect to (x) any capital gains or capital losses realized by such business that arise with respect to the sale of capital stock or assets held by such business and which sale gave rise to a sale event and the calculation of profit allocation or (y) any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement, in each case, to the extent included in the calculation of such business’ net income (loss)), plus (ii) the absolute aggregate amount of such business’ loan expense with respect to such measurement period, minus (iii) the absolute aggregate amount of such business’ allocated share of the company’s overhead with respect to such measurement period.

•	The company’s “cumulative capital gains” will be equal to, as of any calculation date, the aggregate amount of capital gains realized by the company as of such calculation date, after giving effect to any capital gains realized by the company on such calculation date, since its inception.

•	The company’s “cumulative capital losses” will be equal to, as of any calculation date, the aggregate amount of capital losses realized by the company as of such calculation date, after giving effect to any capital losses realized by the company on such calculation date, since its inception.

•	The company’s “cumulative gains and losses” will be equal to, as of any calculation date, the sum of (i) the amount of cumulative capital gains as of such calculation date, minus (ii) the absolute amount of cumulative capital losses as of such calculation date.

•	The “high water mark” will be equal to, as of any calculation date, the highest positive amount of the company’s cumulative capital gains and losses as of such calculation date that were calculated in connection with a qualifying trigger event that occurred prior to such calculation date.

•	The “high water mark allocation” will be equal to, as of any calculation date, the product of (i) the amount of the high water mark as of such calculation date, multiplied by (ii) 20%.

•	A business’ “level 1 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.00% (8% annualized), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•	A business’ “level 2 hurdle amount” will be equal to, as of any calculation date, the product of (i) (x) the quarterly hurdle rate of 2.5% (10% annualized, which is 125% of the 8% annualized hurdle rate), multiplied by (y) the number of fiscal quarters ending during such business’ measurement period as of such calculation date, multiplied by (ii) a business’ average allocated share of our consolidated equity for each fiscal quarter ending during such measurement period.

•	A business’ “loan expense” will be equal to, with respect to any measurement period as of any calculation date, the aggregate amount of all interest or other expenses paid by such business with respect to indebtedness of such business to either the company or other company businesses with respect to such measurement period.

•	The “measurement period” will mean, with respect to any business as of any calculation date, the period from and including the later of (i) the date upon which the company acquired a controlling interest in such business and (ii) the immediately preceding calculation date as of which contribution-based profits were calculated with respect to such business and with respect to which profit allocation were paid (or, at the election of the allocation member, deferred) by the company up to and including such calculation date.

•	The company’s “overhead” will be equal to, with respect to any fiscal quarter, the sum of (i) that portion of the company’s operating expenses (as determined in accordance with GAAP) (without giving effect to any expense attributable to the accrual or payment of any amount of profit allocation or any amount arising under the supplemental put agreement to the extent included in the calculation of the company’s operating expenses), including any management fees actually paid by the company to our manager, with respect to such fiscal quarter that are not attributable to any of the businesses owned by the company (i.e., operating expenses that do not correspond to operating expenses of such businesses with respect to such fiscal quarter), plus (ii) the company’s accrued interest expense (as determined in accordance with GAAP) on any outstanding third party indebtedness of the company with respect to such fiscal quarter, minus (iii) revenue, interest income and other income reflected in the company’s unconsolidated financial statements as prepared in accordance with GAAP.

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•	A “qualifying trigger event” will mean, with respect to any business, a trigger event that gave rise to a calculation of total profit allocation with respect to such business as of any calculation date and (ii) where the amount of total profit allocation so calculated as of such calculation date exceeded such business’ level 2 hurdle amount as of such calculation date.

•	A business’ “quarterly allocated share of our consolidated equity” will be equal to, with respect to any fiscal quarter, the product of (i) the company’s consolidated net equity as of the last day of such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is the sum of (x) the company’s adjusted net assets as of the last day of such fiscal quarter, minus (y) the aggregate amount of any cash and cash equivalents as such amount is reflected on the company’s consolidated balance sheet as prepared in accordance with GAAP that is not taken into account in the calculation of any business’ adjusted net assets as of the last day of such fiscal quarter.

•	A business’ “quarterly share of the company’s overhead” will be equal to, with respect to any fiscal quarter, the product of (i) the absolute amount of the company’s overhead with respect to such fiscal quarter, multiplied by (ii) a fraction, the numerator of which is such business’ adjusted net assets as of the last day of such fiscal quarter and the denominator of which is the company’s adjusted net assets as of the last day of such fiscal quarter.

•	An entity’s “third party indebtedness” means any indebtedness of such entity owed to any third party lenders that are not affiliated with such entity.

Supplemental Put Provision

In addition to the provisions discussed above, in consideration of our manager’s acquisition of the allocation shares, our operating agreement contains a supplemental put provision pursuant to which our manager will have the right to cause our company to purchase the allocation shares then owned by our manager upon termination of the management services agreement.

If the management services agreement is terminated at any time or our manager resigns, then our manager will have the right, but not the obligation, for one year from the date of such termination or resignation, as the case may be, to elect to cause our company to purchase all of the allocation shares then owned by our manager for the put price as of the put exercise date.

For purposes of this provision, the “put price” is equal to, as of any exercise date, (i) if we terminate the management services agreement, the sum of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date or (ii) if our manager resigns, the average of two separate, independently made calculations of the aggregate amount of manager’s profit allocation as of such exercise date, in each case, calculated assuming that (x) all of the businesses are sold in an orderly fashion for fair market value as of such exercise date in the order in which the controlling interest in each business was acquired or otherwise obtained by our company, (y) the last day of the fiscal quarter ending immediately prior to such exercise date is the relevant calculation date for purposes of calculating manager’s profit allocation as of such exercise date. Each of the two separate, independently made calculations of the manager’s profit allocation for purposes of calculating the put price will be performed by a different investment bank that is engaged by our company at its cost and expense. The put price will be adjusted to account for a final “true-up” of the manager’s profit allocation.

Our manager and our company can mutually agree to permit our company to issue a note in lieu of payment of the put price when due; provided, that if our manager resigns and terminates the management services agreement, then our company will have the right, in its sole discretion, to issue a note in lieu of payment of the put price when due. In either case the note would have an aggregate principal amount equal to the put price, would bear interest at a rate of LIBOR plus 4.0% per annum, would mature on the first anniversary of the date upon which the put price was initially due, and would be secured by the then-highest priority lien available to be placed on our equity interests in each of our businesses.

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Our company’s obligations under the put provision of our operating agreement are absolute and unconditional. In addition, our company will be subject to certain obligations and restrictions upon exercise of our manager’s put right until such time as our company’s obligations under the put provision of our operating agreement, including any related note, have been satisfied in full, including:

•	subject to our company’s right to issue a note in the circumstances described above, our company must use commercially reasonable efforts to raise sufficient debt or equity financing to permit our company to pay the put price or note when due and obtain approvals, waivers and consents or otherwise remove any restrictions imposed under contractual obligations or applicable law or regulations that have the effect of limiting or prohibiting our company from satisfying its obligations under the supplemental put agreement or note;

•	our manager will have the right to have a representative observe meetings of our company’s board of directors and have the right to receive copies of all documents and other information furnished to the board of directors;

•	our company and its businesses will be restricted in their ability to sell or otherwise dispose of their property or assets or any businesses they own and in their ability to incur indebtedness (other than in the ordinary course of business) without granting a lien on the proceeds therefrom to the manager, which lien will secure our company’s obligations under the put provision of our operating agreement or note; and

•	our company will be restricted in its ability to (i) engage in certain mergers or consolidations, (ii) sell, transfer or otherwise dispose of all or a substantial part of its business, property or assets or all or a substantial portion of the stock or beneficial ownership of its businesses or a portion thereof, (iii) liquidate, wind-up or dissolve, (iv) acquire or purchase the property, assets, stock or beneficial ownership or another person, or (v) declare and pay monthly distributions.

Our company also has agreed to indemnify our manager for any losses or liabilities it incurs or suffers in connection with, arising out of or relating to its exercise of its put right or any enforcement of terms and conditions of the supplemental put provision of our operating agreement.

As an obligation of our company, the put price will be paid prior to the payment of distributions to our shareholders. If we do not have sufficient liquid assets to pay the put price when due, we may be required to liquidate assets or incur debt in order to pay the put price.

Termination of the management services agreement, by any means, will not affect our manager’s rights with respect to the allocation shares that it owns. In this regard, our manager will retain its put right and its allocation shares after ceasing to serve as our manager. As a result, if we terminate our manager, regardless of the reason for such termination, it would retain the right to exercise the put right and demand payment of the put price.

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OUR BUSINESS

Overview

We are an acquisition holding company focused on acquiring and managing a group of small businesses in a variety of different industries headquartered in North America. We are an emerging growth company formed as a limited liability company under the laws of the State of Delaware on January 22, 2013. Through our subsidiaries, we currently provide products and services to the agriculture, construction, lawn and garden industries, which we refer to as our land application business. We intend to complete the acquisition of four Florida health clubs with the proceeds from this offering and have plans to acquire additional small businesses in a variety of different industries. Through our structure, we plan to offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that traditionally have been owned and managed by private equity firms, private individuals or families, financial institutions or large conglomerates. We believe that our management and acquisition strategies will allow us to achieve our goals to begin making and growing regular monthly distributions to our shareholders and increasing shareholder value over time.

We seek to acquire controlling interests in small businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable earnings and cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place. We believe that private company operators and corporate parents looking to sell their businesses will consider us to be an attractive purchaser of their businesses. Like we did when we acquired our land application business, we intend to make these future businesses our majority-owned subsidiaries and intend to actively manage and grow such businesses. We expect to improve our businesses over the long term through organic growth opportunities, add-on acquisitions and operational improvements.

Market Opportunity

We seek to acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides significant opportunities to purchase businesses at attractive prices. For example, according to GF Data, platform acquisitions with enterprise values greater than $50.0 million commanded valuation premiums 30% higher than platform acquisitions with enterprise values less than $50.0 million (8.2x trailing twelve month adjusted EBITDA versus 6.3x trailing twelve month adjusted EBITDA, respectively).

Source: GF Data M&A Report (August 2017)

The purchase price for each of the Neese acquisition and the Fitness CF acquisition was based on a 5.0x EBITDA multiple.

We believe that the following factors contribute to lower acquisition multiples for small businesses:

•	there are typically fewer potential acquirers for these businesses;

•	third-party financing generally is less available for these acquisitions;

•	sellers of these businesses may consider non-economic factors, such as continuing board membership or the effect of the sale on their employees; and

•	these businesses are generally less frequently sold pursuant to an auction process.

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We believe that our management team’s strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities offers us substantial opportunities to purchase small businesses. See “Our Manager—Key Personnel of our Manager” for more information about our management team.

We also believe that significant opportunities exist to improve the performance of the businesses upon their acquisition. In the past, our manager has acquired businesses that are often formerly owned by seasoned entrepreneurs or large corporate parents. In these cases, our manager has frequently found that there have been opportunities to further build upon the management teams of acquired businesses. In addition, our manager has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to substantial improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, we believe opportunities exist to assist these businesses in meaningful ways as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

Our long-term goals are to begin making and growing monthly distributions to our shareholders and to increase shareholder value over the long-term. We acquired Neese primarily so that we can achieve a base of cash flow to build our company and begin making and growing monthly distributions. We believe this acquisition will help us achieve our long-term goals.

We plan to continue focusing on acquiring other businesses. Therefore, we intend to continue to identify, perform due diligence on, negotiate and consummate platform acquisitions of small businesses in attractive industry sectors.

Unlike buyers of small businesses that rely on significant leverage to consummate acquisitions (as demonstrated by the data below), we plan to limit the use of third party (i.e., external) acquisition leverage so that our debt will not exceed the market value of the assets we acquire and so that our debt to EBITDA ratio will not exceed 1.25x to 1 for our operating subsidiaries. We believe that limiting leverage in this manner will avoid the imposition on stringent lender controls on our operations that would otherwise potentially hamper the growth of our operating subsidiaries and otherwise harm our business even during times when we have positive operating cash flows. Additionally, in our experience, leverage rarely leads to “break-out” returns and often creates negative return outcomes that are not correlated with the profitability of the business.

Source: GF Data M&A Report (August 2017)

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Source: GF Data Leverage Report (August 2017)

In addition to acquiring businesses, we expect to sell businesses that we own from time to time when attractive opportunities arise. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase monthly shareholder distributions over time.

Management Strategy

Our management strategy involves the identification, performance of due diligence, negotiation and consummation of acquisitions. After acquiring businesses, we will attempt to grow the businesses both organically and through add-on or bolt-on acquisitions. Add-on or bolt-on acquisitions are acquisitions by a company of other companies in the same industry. Following the acquisition of companies, we will seek to grow the earnings and cash flow of acquired companies and, in turn, begin making and growing regular monthly distributions to our shareholders and to increase shareholder value over time . We believe we can increase the cash flows of our businesses by applying our intellectual capital to improve and grow our future businesses.

We will seek to acquire and manage small businesses, which we characterize as those that have an enterprise value of less than $50 million. We believe that the merger and acquisition market for small businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe we will be able to acquire small businesses for multiples ranging from three to six times EBITDA. We also believe, and our manager has historically found, that significant opportunities exist to improve the performance of these businesses upon their acquisition.

In general, our manager will oversee and support the management team of our future platform businesses by, among other things:

•	recruiting and retaining managers to operate our future businesses by using structured incentive compensation programs, including minority equity ownership, tailored to each business;

•	regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems;

•	assisting the management teams of our future businesses in their analysis and pursuit of prudent organic growth strategies

•	identifying and working with future business management teams to execute on attractive external growth and acquisition opportunities;

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•	identifying and executing operational improvements and integration opportunities that will lead to lower operating costs and operational optimization;

•	providing the management teams of our future businesses the opportunity to leverage our experience and expertise to develop and implement business and operational strategies; and

•	forming strong subsidiary level boards of directors to supplement management teams in their development and implementation of strategic goals and objectives.

We also believe that our long-term perspective provides us with certain additional advantages, including the ability to:

•	recruit and develop management teams for our future businesses that are familiar with the industries in which our future businesses operate;

•	focus on developing and implementing business and operational strategies to build and sustain shareholder value over the long term;

•	create sector-specific businesses enabling us to take advantage of vertical and horizontal acquisition opportunities within a given sector;

•	achieve exposure in certain industries in order to create opportunities for future acquisitions; and

•	develop and maintain long-term collaborative relationships with customers and suppliers.

We intend to continually increase our intellectual capital as we operate our businesses and acquire new businesses and as our manager identifies and recruits qualified operating partners and managers for our businesses.

Acquisition Strategy

Our acquisition strategies involve the acquisition of small businesses in various industries that we expect will produce positive and stable earnings and cash flow, as well as achieve attractive returns on our invested capital. In this respect, we expect to make acquisitions in industries wherein we believe an acquisition presents an attractive opportunity from the perspective of both (i) return on assets or equity and (ii) an easily identifiable path for growing the acquired businesses. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately-held businesses and large corporate parents seek to dispose of their “non-core” operations.

We believe that the greatest opportunities for generating consistently positive annual returns and, ultimately, residual returns on capital invested in acquisitions will result from targeting capital light businesses operating in niche geographical markets with a clearly identifiable competitive advantage within the following industries: business services, consumer services, consumer products, consumable industrial products, industrial services, niche light manufacturing, distribution, alternative/specialty finance and in select cases, specialty retail. While we believe that the professional experience of our management team within the industries identified above will offer the greatest number of acquisition opportunities, we will not eschew opportunities if a business enjoys an inarguable moat around its products and services in an industry which our management team may have less familiarity.

From a financial perspective, we expect to make acquisitions of small businesses that are stable, have minimal bad debt, and strong accounts receivable. In addition, we expect to acquire companies that have been able to generate positive pro forma cash available for distribution for a minimum of three years prior to acquisition.

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We expect to benefit from our manager’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we intend to rely upon our management teams’ experience and expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition of such target businesses. In particular, because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, we expect our manager will:

•	engage in a substantial level of internal and third-party due diligence;

•	critically evaluate the management team;

•	identify and assess any financial and operational strengths and weaknesses of any target business;

•	analyze comparable businesses to assess financial and operational performances relative to industry competitors;

•	actively research and evaluate information on the relevant industry; and

•	thoroughly negotiate appropriate terms and conditions of any acquisition.

We expect the process of acquiring new businesses to be time-consuming and complex. Our manager has historically taken from 2 to 24 months to perform due diligence on, negotiate and close acquisitions. Although we expect our manager to be at various stages of evaluating several transactions at any given time, there may be significant periods of time during which it does not recommend any new acquisitions to us.

Upon an acquisition of a new business, we intend to rely on our manager’s experience and expertise to work efficiently and effectively with the management of the new business to jointly develop and execute a business plan.

While we will primarily seek to acquire controlling interests in a business, we may also acquire non-control or minority equity positions in businesses where we believe it is consistent with our long-term strategy.

As discussed in more detail below, we intend to raise capital for additional acquisitions primarily through debt financing, primarily at our operating company level, additional equity offerings by our company, the sale of all or a part of our businesses or by undertaking a combination of any of the above.

In addition to acquiring businesses, we expect to sell businesses that we own from time to time when attractive opportunities arise. Our decision to sell a business will be based on our belief that the sale will provide our shareholders with a more favorable return on the investment than continued ownership, and will be consistent with the disposition criteria to be established by our company’s board of directors from time to time. Upon the sale of a business, we may use the resulting proceeds to retire debt or retain proceeds for future acquisitions or general purposes. Generally, we do not expect to make special distributions at the time of a sale of one of our businesses; instead, we expect that we will seek to gradually increase monthly shareholder distributions over time.

There are several risks associated with our acquisition strategy, including the following risks, which are described more fully in “Risk Factors—Risks Related to Our Business and Structure”:

•	we may not be able to successfully fund future acquisitions of new businesses due to the unavailability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy;

•	we may experience difficulty as we evaluate, acquire and integrate Neese and future businesses that we may acquire, which could result in drains on our resources, including the attention of our management, and disruptions of our on-going business;

•	we face competition for businesses that fit our acquisition strategy and, therefore, we may have to acquire targets at sub-optimal prices or, alternatively, forego certain acquisition opportunities; and

•	we may change our management and acquisition strategies without the consent of our shareholders, which may result in a determination by us to pursue riskier business activities.

Strategic Advantages

Based on the experience of our manager and its ability to identify and negotiate acquisitions, we expect to be strongly positioned to acquire additional businesses. Our manager has strong relationships with business brokers, investment and commercial bankers, accountants, attorneys and other potential sources of acquisition opportunities. In negotiating these acquisitions, we believe our manager will be able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations.

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We expect that the flexibility, creativity, experience and expertise of our manager in structuring transactions will provide us with strategic advantages by allowing us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

Our manager also has a large network of deal intermediaries who we expect to expose us to potential acquisitions. Through this network, we expect to have a substantial pipeline of potential acquisition targets. Our manager also has a well-established network of contacts, including professional managers, attorneys, accountants and other third-party consultants and advisors, who may be available to assist us in the performance of due diligence and the negotiation of acquisitions, as well as the management and operation of our businesses once acquired.

Valuation and Due Diligence

When evaluating businesses or assets for acquisition, we will perform a rigorous due diligence and financial evaluation process. In doing so, we will seek to evaluate the operations of the target business as well as the outlook for the industry in which the target business operates. While valuation of a business is, by definition, a subjective process, we will be defining valuations under a variety of analyses, including:

•	discounted cash flow analyses;

•	evaluation of trading values of comparable companies;

•	expected value matrices;

•	assessment of competitor, supplier and customer environments; and

•	examination of recent/precedent transactions.

One outcome of this process is an effort to project the expected cash flows from the target business as accurately as possible. A further outcome is an understanding of the types and levels of risk associated with those projections. While future performance and projections are always uncertain, we believe that our detailed due diligence review process allows us to more accurately estimate future cash flows and more effectively evaluate the prospects for operating the business in the future. To assist us in identifying material risks and validating key assumptions in our financial and operational analysis, in addition to our own analysis, we intend to engage third-party experts to review key risk areas, including legal, tax, regulatory, accounting, insurance and environmental. We may also engage technical, operational or industry consultants, as necessary.

A further critical component of the evaluation of potential target businesses will be the assessment of the capability of the existing management team, including recent performance, expertise, experience, culture and incentives to perform. Where necessary, and consistent with our management strategy, we will actively seek to augment, supplement or replace existing members of management who we believe are not likely to execute the business plan for the target business. Similarly, we will analyze and evaluate the financial and operational information systems of target businesses and, where necessary, we will actively seek to enhance and improve those existing systems that are deemed to be inadequate or insufficient to support our business plan for the target business.

Financing

We will finance future acquisitions primarily through additional equity and debt financings. We believe that having the ability to finance most, if not all, acquisitions with the general capital resources raised by our company, rather than financing relating to the acquisition of individual businesses, provides us with an advantage in acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In this respect, we believe that, at some point in the future, we may need to pursue additional debt or equity financings, or offer equity in our company or target businesses to the sellers of such target businesses, in order to fund acquisitions. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations of 1847 Holdings—Liquidity and Capital Resources” for a discussion of the financing of the acquisition of Neese.

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Our Competitive Advantages

We believe that our manager’s collective investment experience and approach to executing our investment strategy provide our company with several competitive advantages. These competitive advantages, certain of which are discussed below, have enabled our management to generate very attractive risk- adjusted returns for investors in their predecessor firms.

Robust Network

Through their activities with their predecessor firms and their comprehensive marketing capabilities, we believe that the management team of our manager has established a “top of mind” position among investment bankers and business brokers targeting small businesses. By employing an institutionalized, multi-platform marketing strategy, we believe our manager has established a robust national network of personal relationships with intermediaries, seasoned operating executives, entrepreneurs and managers, thereby firmly establishing our company’s presence and credibility in the small business market. In contrast to many other buyers of and investors in small businesses, we believe that we can buy businesses at value-oriented multiples and through our asset management activities with a group of professional, experienced and talented operating partners, create appreciable value. We believe our experience, track record and consistent execution of our marketing and investment activities will allow us to maintain a leadership position as the preferred partner for today’s small business market.

Disciplined Deal Sourcing

We employ an institutionalized, multi-platform approach to sourcing new acquisition opportunities. Our deal sourcing efforts include leveraging relationships with more than 3,000 qualified deal sources through regular calling, mail and e-mail campaigns, assignment of regional marketing responsibilities, in-person visits and high-profile sponsorship of important conferences and industry events. We supplement these activities by retaining selected intermediary firms to conduct targeted searches for opportunities in specific categories on an opportunistic basis. As a result of the significant time and effort spent on these activities, we believe we established close relationships and unique “top of mind” awareness with many of the most productive intermediary sources for small business acquisition opportunities in the United States. While reinforcing our market leadership, this capability enables us to generate a large number of attractive acquisition opportunities.

Differentiated Acquisition Capabilities in the Small Business Market

We deploy a differentiated approach to acquiring businesses in the small business market. Our management concentrates their efforts on mature companies with sustainable value propositions, which can be supported by our resources and institutional expertise. Our evaluation of acquisition opportunities typically involves significant input from a seasoned operating partner with relevant experience, which we believe enhances both our diligence and ongoing monitoring capabilities. In addition, we approach every acquisition opportunity with creative structures, which we believe enables us to engineer mutually attractive scenarios for sellers, whereas competing buyers may be limited by their rigid structural requirements. We believe our commitment to conservative capital structures and valuation will enhance each acquired operating subsidiary ’ s ability to deliver consistent levels of cash available for distribution, while additionally supporting reinvestment for growth.

Value Proposition for Business Owners

We employ a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of the target’s owners and management team. In addition to serving as an exit pathway for sellers, we seek to align our interests with the sellers by enabling them to retain and/or earn (through incentive compensation) a substantial economic interest in their businesses following the acquisition and by typically allowing the incumbent management team to retain operating control of the acquired operating subsidiary on a day-to-day basis. We believe that our company is an appealing buyer for small business owners and managers due to our track record of capitalizing portfolio companies conservatively, enhancing the company’s ability to execute on its strategic initiatives and adding equity value. As a result, we believe business owners and managers will find in our company to be a dynamic, value-added buyer that brings considerable resources to achieve their strategic, capital and operating needs, resulting in substantial value creation for the operating subsidiary.

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Operating Partner

Our manager has consistently worked with a strong network of seasoned operating partners - former entrepreneurs and executives with extensive experience building, managing and optimizing successful small businesses across a range of industries. We believe that our operating partner model will enable our company to make a significant improvement in the operating subsidiary, as compared to other buyers, such as traditional private equity firms, which rely principally upon investment professionals to make acquisition/investment and monitoring decisions regarding not only the business, financial and legal due diligence aspects of a business but also the more operational aspects including industry dynamics, management strength and strategic growth initiatives. We typically engage an operating partner soon after identifying a target business for acquisition, enhancing our acquisition judgment and building the acquisition team’s relationship with the subsidiary’s management team. Operating partners usually serve as a member of the board of directors of an operating subsidiary and spend two to four days per month working with the subsidiary’s management team. We leverage the operating partner’s extensive experience to build the management team, improve operations and assist with strategic growth initiatives, resulting in value creation.

Small Business Market Experience

We believe the history and experience of our manager’s partnering with companies in the small business market allows us to identify highly attractive acquisition opportunities and add significant value to our operating subsidiaries. Our manager’s investment experience in the small business market prior to forming our company has further contributed to our institutional expertise in the acquisition, strategic and operational decisions critical to the long-term success of small businesses. Since 2000, the management team of our manager has collectively been presented with several thousand investment opportunities and actively worked with more than 30 small businesses on all facets of their strategy, development and operations, which we have successfully translated into unique, institutionalized capabilities directed towards creating value in small businesses.

Intellectual Property

Our manager owns certain intellectual property relating to the term “1847.” Our manager has granted our company a license to use the term “1847” in its business.

Employees

As of the date of this prospectus, the only full-time employee at the holding company, 1847 Holdings LLC, is Ellery W. Roberts, our Chairman, Chief Executive Officer, President and Chief Financial Officer. At the closing of this offering, Mr. Roberts will resign as our Chief Financial Officer and Robert D. Barry will be appointed as our Chief Financial Officer.

Our Land Application Business

On March 3, 2017, we completed our first acquisition. Our wholly-owned subsidiary 1847 Neese acquired all of the issued and outstanding capital stock of Neese for an aggregate purchase price of $6,655,000, consisting of: (i) $2,225,000 in cash (subject to certain adjustments); (ii) 450 shares of the common stock of 1847 Neese, valued by the parties at $1,530,000, constituting 45% of its capital stock; (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000 due June 30, 2020; and (iv) the issuance of a short-term promissory note in the principal amount of $1,025,000 due March 3, 2018. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations of 1847 Holdings—Liquidity and Capital Resources—Vesting Promissory Note” and “—Short-Term Promissory Note” for more information regarding the promissory notes. The purchase price was based on a 5.0x EBITDA multiple.

Headquartered in Grand Junction, Iowa and founded in 1991, Neese is an established business specializing in providing a wide range of land application services and selling equipment and parts, primarily to the agricultural industry, but also to the construction and lawn and garden industries. Neese’s revenue mix is composed of waste disposal and a variety of agricultural services, wholesaling of agricultural equipment and parts, local trucking services, various shop services, and other products and services. Services to the local agricultural and farming communities include manure spreading, land rolling, bin whipping, cleaning of bulk storage bins and silos, equipment rental, trucking, vacuuming, building erection, and others.

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Neese carries high-quality farm and ranch equipment from prominent manufacturers, including Buhler Versatile Tractors, Harvest International, Nuhn Industries Ltd., Twinstar, Fantini, Loftness, Roto-Grind, Sage Oil Vac, Dixie Chopper, and many others.

Products and Services

Waste Disposal and Land Application Services

Neese’s largest revenue source is providing waste disposal and land application services, primarily for the agricultural industry, and to a lesser extent, industrial and municipal customers. Services to the local agricultural and farming communities include manure spreading and land rolling. Neese also has a fleet of trucks that haul products for a variety of customers. Such services accounted for approximately 59.5% of Neese’s total revenues for the year ended December 31, 2016, as compared to approximately 67.4% for the year ended December 31, 2015.

Equipment and Parts Sales

Neese sells a wide range of farm and agricultural equipment. Some of the major brands offered include, but are not limited to, the following:

•	Versatile Tractors, which have a heavy frame and powerful Cummins QSX 15-liter engine that are hard working with the lugging power to pull pans and clear land;

•	Harvest International, which is a leading manufacturer of grain augers and grain handling equipment;

•	Nuhn Industries Ltd., which is a leading manufacturer of liquid manure spreaders, liquid manure agitators, liquid manure pumps, and manure hauling equipment;

•	Twinstar Basket rakes, which are designed to produce the highest quality hay;

•	Fantini, which is a leading company in the production of corn and sunflower headers;

•	Loftness crop shredders and grain baggers;

•	Roto-Grind grain handling and storage equipment;

•	Dixie Chopper, marketed as the world’s fastest lawnmower; and

•	Sage Oil Vac’s innovative, alternative fluid handling systems.

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Such sales accounted for approximately 36.2% of Neese’s total revenues for the year ended December 31, 2016, as compared to approximately 22.6% for the year ended December 31, 2015.

Other Products and Services

Neese provides a variety of services to the local agricultural and farming communities, including bin whipping, cleaning all types of bulk storage bins and silos, equipment rental, trucking, vacuuming, building erection, and other services.

Pricing

Neese prices its products and services at what the market will bear. Pricing is generally determined by product and service mix, supply and demand, wholesale prices on equipment/parts, competitive forces, and other factors.

Supplier Relationships

Neese employs a variety of suppliers with one supplier representing 10% or more of our total purchases. Neese maintains close relationships with its suppliers. Neese’s key vendors and suppliers are listed in the table below.

Supplier	Relationship Established (Year)	Product or Service Supplied	Total Purchases (2016)	Total Purchases (2015)	Percent of 2016 Purchases
Nuhn Industries	2002	Agricultural Equipment	$864,423	$946,112	17%
Quick Oil Co.	1993	Fuel	458,513	420,557	9%
Buhler Versatile	2008	Tractors	239,636	50,793	5%
Dixie Chopper	2000	Mowers	195,101	139,686	3%
Meyer Mfg	1993	Agricultural Equipment	166,280	21,688	3%
Smithfield	2007	Purchases of Hay	147,332	84,758	3%

Products are purchased from these suppliers on an at-will basis. Such manufacturers could discontinue sales to Neese at any time or upon short notice. If any of these suppliers discontinued selling or were unable to continue selling to Neese, there could be a material adverse effect on our business and results of operations.

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Relationships with suppliers are subject to change from time to time. Changes in Neese’s relationships with suppliers occur periodically, and could positively or negatively impact our net sales and operating profits. Please see “Risk Factors—Risks Related to Our Land Application Business—We depend upon manufacturers who may be unable to provide products of adequate quality or who may be unwilling to continue to supply products to us.” However, we believe that we can be successful in mitigating negative effects resulting from unfavorable changes in the relationships between Neese and its suppliers through, among other things, the development of new or expanded supplier relationships.

Sales and Marketing

Neese relies primarily on the following methods to generate new business:

•	two inside salespersons;

•	the founders’ business development efforts;

•	a corporate website: www.neeseinc.com;

•	advertising in local/regional trade publications and newspapers;

•	a high rate (historically, about 90%) of repeat business; and

•	customer referrals.

We believe that Neese’s growth to date is also the result of the creation and maintenance of an excellent reputation with numerous farms and other players throughout the agricultural community of central Iowa. In addition, we believe that the founders have been instrumental in building the account base through extensive industry experience and product knowledge. Neese has a firm commitment to product quality and timely delivery, and customer satisfaction.

Customers and Markets

Neese currently serves approximately 300 active accounts. The end user market is the agricultural industry (livestock and crop production markets). Neese also performs work for and sells to industrial and municipal customers. The general service area is within a 60-mile radius of Neese’s headquarters in Grand Junction, Iowa.

We believe that Neese’s established customer base is a strong asset that contributes to its stability and presents opportunities for sales growth. Neese has a diversified customer base without reliance on several large customers. For the year ended December 31, 2016, no customer accounted for more than 5% of total sales.

Competition

According to the Farm & Garden Equipment Wholesalers Industry Profile published by First Research, Inc. (June 2017), the U.S. farm and garden equipment wholesalers industry includes about 7,800 establishments (single-location companies and units of multi-location companies) with combined annual revenue of about $90 billion. This industry includes manufacturers’ wholesale sales branches as well as retail dealers in farm equipment, which are grouped with wholesalers because their products are sold primarily for business use rather than personal or household use. Large distributors have few economies of scale but can offer customers a wider range of products. Small distributors can compete successfully by holding exclusive territory rights to popular products. According to the Farm & Garden Equipment Wholesalers Industry Profile, the U.S. industry is fragmented, with the 50 largest companies generating about 40% of revenue, and no major companies dominate.

Neese competes with numerous companies that offer similar products and/or services. We believe that Neese’s primary competitive advantage is its decades-long, superior reputation for high quality products, service, reliability and stability, and safety record. Additionally, Neese is located in central Iowa, a strategic location due to its proximity to the State’s agricultural industry and its easy access to Interstate 35.

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Competitive Strengths

Based on our management’s belief and experience in the industry, we believe that the following competitive strengths enable Neese to compete effectively.

•	Name and reputation: We believe that Neese enjoys a long-standing (25-year) reputation for its focus on offering a full line of new and used farm equipment and parts, and providing superior waste hauling, land application, and other services with competitive pricing and superior customer service.

•	Strong customer relationships: We believe that Neese has strong ties to hundreds of agricultural, industrial, and municipal organizations throughout its marketplace.

•	Highly trained and professional staff : We believe that Neese’s personnel are its most important asset. Neese employs dedicated and highly skilled professionals who have extensive industry experience. In order to ensure customers receive the most efficient and cost-effective service, Neese provides continuous safety and management training to its dedicated team of professionals.

•	Repeat business: We believe that Neese’s established and growing customer account base and an estimated 90% retention rate from year to year help ensure continuity of Neese’s operations.

Growth Strategies

We will strive to grow Neese’s business by pursuing the following growth strategies.

•	Expansion of product and service lines. Neese plans to continue expanding its product and service lines based on management’s assessment of customer needs.

•	Expansion of trucking services. Neese has increased its trucking business with a fleet of 14 trucks that it owns. The trucking business increases revenue during times when waste hauling is not as busy.

•	Increased sales and marketing. Neese also plans to continue spending additional resources on sales and marketing personnel and strategies in order to secure new client accounts.

•	Projected industry growth. Neese also plans to capitalize on projected industry growth. According to the Farm & Garden Equipment Wholesalers Industry Profile published by First Research, Inc. (March 2016), domestic demand for U.S. farm machinery and equipment, an indicator for wholesalers, is forecast to grow at an annual compounded rate of 5% between 2016 and 2020.

Intellectual Property

We do not own or license any material intellectual property in connection with the operation of Neese.

Employees

As of September 30, 2017, Neese employed 31 full-time workers and 2 part-time workers, as depicted in the table below.

Department/Function	Full-time Employees	Part-time Employees
Management	2	-
Office Employees	3	-
Truck Drivers	13	-
Mechanics	3	-
General Labor	10	2
TOTALS	31	2

None of Neese’s employees are represented by labor unions, and Neese believes that it has an excellent relationship with its employees.

Regulation

Neese is subject to a wide variety of laws and regulations, which historically have not had a material effect on our business. For example, most of the products sold and service provided are regulated by a host of state and federal agencies, including, one or more of the following: the Environmental Protection Agency, the Iowa Department of Natural Resources and the Consumer Products Safety Commission. Since we are a wholesaler (and not a manufacturer) of these products, responsibility for compliance generally falls upon the manufacturer. Neese is required to hold a commercial manure handler license which requires an annual training program.

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Planned Acquisition of Fitness CF

On July 7, 2017, our wholly-owned subsidiary 1847 Fitness entered into a membership interest purchase agreement with the following four Florida health clubs: (1) Central Florida Health Clubs, LLC d/b/a Fitness CF Orlando, a Florida limited liability company; (2) CLFL, LLC d/b/a Fitness CF Clermont, a Florida limited liability company; (3) MTDR LLC d/b/a Fitness CF Mt. Dora, a Florida limited liability company; and (4) SCFL, LLC d/b/a Fitness CF St. Cloud, a Florida limited liability company, collectively referred to as Fitness CF. On November 7, 2017 and December 18, 2017, the parties entered into amendments to the membership interest purchase agreement. We intend to complete the acquisition of Fitness CF with the proceeds from this offering , along with expected debt financing.

Pursuant to the membership interest purchase agreement, as amended, 1847 Fitness will acquire all of the issued and outstanding equity interests in Fitness CF for an aggregate purchase price of $15,908,000 (assuming full payment of the Gross-Up Amount described below), consisting of: (i) $14,500,000 in cash (subject to adjustment ), which includes a non-refundable deposit in the amount of $50,000 that has been paid; (ii) the Gross-Up Amount (as described below); (iii) 135 shares of the common stock of 1847 Fitness, valued by the parties at $170,000, constituting 13.5% of the capital stock of 1847 Fitness; and (iv) the issuance of promissory notes in the aggregate principal amount of $1,000,000, in the form and upon such terms as are mutually agreed upon by the parties before the closing date. The “Gross-Up Amount” means the amount the cash portion of the purchase price will be increased, up to a maximum of $238,000, if, subsequent to the date of the membership interest purchase agreement and prior to the closing date, any seller who receives shares of 1847 Fitness determines that he, she or it will incur a federal tax liability resulting from the receipt of shares as a portion of the purchase price. The purchase price was based on a 5.0x EBITDA multiple.

The cash portion of the purchase price is subject to several pre-closing adjustments. If Fitness CF’s working capital is less than -$40,000, then the cash portion of the purchase price will be reduced by an amount equal to such difference. In addition, the cash portion will be decreased by the amount of any outstanding indebtedness of Fitness CF existing as of the closing date. If Fitness CF completes the acquisition of an additional fitness club located in Clermont, Florida, then the cash portion will be increased by an amount equal to 125% of the capitalized costs associated with the new club. Finally, the cash portion will be increased by an amount equal to the aggregate amounts actually paid by MTDR and CLFL to third parties on or prior to the closing date for locker room renovations; provided, however that the amount of such increase shall not exceed $100,000 in the aggregate; and provided, further, that the amount of such increase shall be reduced, on a dollar for dollar basis, to the extent that the sellers directly receive the benefit of any of the annual fee billings due from MTDR’s and CLFL’s members in January 2018.

The cash portion of the purchase price is also subject to a post-closing working capital adjustment provision. Under this provision, the cash portion of the purchase price will be adjusted upward if the working capital reflected in the final certified balance sheet of Fitness CF as of a date on or about the closing date exceeds the working capital reflected in the preliminary balance sheet of Fitness CF. The cash portion of the purchase price will be adjusted downward if the working capital reflected in the final certified balance sheet of Fitness CF as of a date on or about the closing date is less than the working capital reflected in the preliminary balance sheet of Fitness CF. In each case, the working capital adjustment will be calculated in accordance with the working capital details specified in the membership interest purchase agreement.

The membership interest purchase agreement contains customary representations, warranties and covenants, including a covenant that the sellers will not compete with the business of Fitness CF for a period of three years following closing. The membership interest purchase agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the membership interest purchase agreement. In the case of the indemnification provided by the sellers with respect to breaches of certain non-fundamental representations and warranties, the sellers will only become liable for indemnified losses if the amount exceeds $150,000. Furthermore, the liability of the sellers for breaches of certain non-fundamental representations and warranties shall not exceed the purchase price payable under the membership interest purchase agreement.

The closing of the membership interest purchase agreement is subject to customary closing conditions, including, without limitation: (1) the completion of business, accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; (2) the receipt of any required consents of any third parties; the release of any security interests; and (3) delivery of all documents required for the transfer of shares of Fitness CF to 1847 Fitness.

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Under the membership interest purchase agreement, the closing of the Fitness CF transaction must occur during February 2018. Either party may terminate the membership interest purchase agreement if the closing does not occur by February 28, 2018.

Although we do not have a binding commitment from any lender, we expect to obtain up to $5 million of debt financing that we would use in addition to the proceeds from this offering to pay the $14 million cash portion of the purchase price for Fitness CF.  We expect that any such debt financing will be senior secured indebtedness and that the lender will have a first priority security interest upon all of the assets of Fitness CF, but no security interest in the other assets of our company.  We expect that the interest rate applicable to any such debt financing will range from 10% to 13%, will involve one time commitment fees of 2% to 3%, will have a term of 18 to 36 months, will be interest only during the term with a balloon payable at maturity and will require us to grant a warrant to purchase equity of Fitness CF or other equity compensation in Fitness CF to the lender as an equity kicker. If we are unable to obtain debt financing on terms satisfactory to us or at all and, if we cannot obtain additional seller financing or capital from other sources, we may not be able to consummate the acquisition of Fitness CF.

Business Overview

Fitness CF consists of four fitness centers in and around Orlando, Florida. The fitness centers were previously operated under franchising agreements with Gold’s Gym Franchising, Inc. In May 2017, the four companies terminated their relationships with such franchisor and began doing business under the name Fitness CF.

Each gym offers fitness equipment and training, a wide variety of nutrition and wellness programs, and amenities including a juice bar, tanning rooms, a pro shop, self-defense classes and childcare facilities. Fitness CF serves over 29,000 members across central Florida with its flagship facility - a 56,000-square foot fitness center in Orlando - located just two miles from Universal Orlando Resort and seven miles from Disney World.

Fitness CF’s other locations include a 47,800-square foot gym in Clermont, 30 miles west of Orlando; a 45,300-square foot gym in Mount Dora, 40 miles northwest of Orlando; and a 42,100-square foot gym in St. Cloud, 37 miles south of Orlando. Each facility is maintained and equipped with a broad range of high-end exercise machines.

Each gym location was established as a stand-alone Florida limited liability company that is majority owned by Pleasant Lewis, the President of Fitness CF. Mr. Lewis entered the fitness industry in 1985 when he opened a 5,000-square foot Iron Works Gym in the Washington, D.C., area. After buying out his partner, he expanded the original center and opened three other gyms in metropolitan Washington, D.C. Mr. Lewis purchased the rights to the Gold’s Gym franchise in Orlando, Florida, and opened his first area gym in the Winter Springs suburb in 1998. Since relocating to the Orlando area, Mr. Lewis has opened five new gyms. The original Winter Springs location was divested and a location in Altamonte Springs closed in 2015 after operating for 15 years when the company and landlord could not agree on extension terms. All four of Fitness CF’s current locations were opened between 2003 and 2007.

Fitness CF’s core philosophy focuses on helping members adopt a healthy lifestyle for the long term. Rather than simply providing initial training on the equipment, Fitness CF offers fitness evaluations followed by training and access to manned circuits with fitness coaches. The addition of numerous manned circuits is a key component, since Fitness CF has found they are an effective way to encourage members to maintain a regular fitness schedule.

Market Overview

The fitness franchise industry is experiencing robust growth nationwide. Membership levels are increasing as the U.S. population becomes more health-conscious, according to IBISWorld’s November 2015 report, Gym & Fitness Franchises. Fitness centers that offer meal planning, goal tracking and other health-related services will be particularly well positioned for growth, the report says.

During the five years to 2020, industry revenue is forecasted to grow at an annualized rate of 5.4% to $3.7 billion. Profit is also expected to rise, from 8.9% of industry revenue in 2015 to 9% in 2020, as franchises benefit from franchisors’ economies of scale, which enable operators to secure low-cost gym equipment.

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We expect that Fitness CF will benefit from its location in Orlando, a youthful city with a growing population. According to data published by the Orlando Economic Partnership dated September 5, 2017, the Orlando Metropolitan Statistical Area, consisting of Orange County, Seminole County, Lake County and Osceola County, surged in population from 1,644,563 in 2000 to 12,376,358 in 2016. In the city of Orlando alone, the population rose 15.9% from April 1, 2010 to July 1, 2016, as reported by the U.S. Census Bureau. By comparison, the population of the state of Florida grew 9.6% over the same period.

The primary market for fitness centers is men and women between 20 and 64 years of age. According to the Orlando Economic Partnership, the city of Orlando has a median age of 33.1, well below the national median age of 37.9 years.

Equipment and Services

Fitness CF provides a range of services and equipment designed to help members of all ages adopt a healthy, fitness-oriented lifestyle for the long term. Fitness CF goes beyond the traditional health club model by offering clients manned training circuits that encourage regular attendance and offer a more personal level of service. Fitness CF is continually increasing the number of manned circuits and the hours that coaches are available.

Amenities and services include what we believe to be state-of-the-art strength and cardio equipment and a wide variety of health and wellness programs, from group exercise classes and personal training to a tanning center and sportswear sales. Features of the fitness centers include:

Exercise & Nutrition		Health & Wellness Programs
➢	Cardiovascular Area	➢	Individually Designed Exercise, Nutritional and Lifestyle Programs
➢	Weight Training Area	➢	Body Composition, Aerobic Capacity, Blood Pressure and Cholesterol Testing
➢	Personal Training	➢	Extensive Group Exercise Classes
➢	Juice Bar	➢	One-on-One and Group Personal Training
➢	Group Exercise Room	➢	Self-Defense Classes and Seminars
➢	Women’s Only	➢	Chiropractic/Rehab/Massage Center
➢	Cardio CF	➢	Post-Cardiac Rehabilitation

Exercise and weight-training equipment is obtained from major vendors including, but not limited to, Life Fitness, Cybex, Hammer Strength, Precor, Matrix, True Fitness, StairMaster and Technogym. The cardiovascular area offers the latest in aerobic exercise equipment including treadmills, steppers, elliptical trainers, cycles, recumbent bikes, rowers and upper-body ergometers. The cardio area also includes an entertainment wall featuring 12-18 large-screen televisions, and each piece of equipment includes MYE Entertainment receivers which transmit audio for each of the televisions along with music channels. We believe that Fitness CF is the only health facility in the area that also offers a separate cardio cinema area where you can watch full-length feature films on a projection screen while you exercise on the cardio equipment.

Personal trainers are key to Fitness CF’s high level of member service, and continuing education is provided for all trainers. Recently, Fitness CF built dedicated functional training areas in its facilities and partnered with Alloy Personal Training Solutions to implement a proven group training system to capitalize on industry trends towards functional team training. Group training areas include suspension training, TRX bands, kettlebells, functional cages and various other strength, stability and flexibility equipment.

“Women’s only” areas cater to those that may be intimidated by the main gym area, but still want access to the same top-level equipment. These areas also include closed-circuit feeds of the childcare facilities so that the member can enjoy her workout knowing that quality care is being provided to her children.

The childcare facilities are designed to be fun for children from six months to 10 years of age, allowing members to concentrate on their workouts knowing their children are enjoying a variety of educational, entertainment and physical activities. The fee is $3 an hour.

Fitness CF also demonstrates its commitment to health and the environment, offering extra clean facilities through its investment in staff and the facility itself. All staff participates in the cleaning and maintenance of the facilities through company culture and actual job descriptions. All locations also include Guardian Air filtration systems, which eliminate “sick building syndrome” risks by reducing odor, air pollutants, VOCs, mold, bacteria and viruses.

In an effort to provide fun, interesting and educational opportunities for members, the gyms offer social activities including biking weekends, fitness lectures, ballroom dance classes, health fairs and other social events.

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Fitness CF opens its doors to various national charities such as Special Olympics, the American Cancer Society and the Muscular Dystrophy Association, as well as numerous local charities and community events.

Membership Base

Membership in all four gyms totaled 28,677 as of September 30, 2017. For the year-to-date through September 30, 2017, the gyms averaged 4, 868 visits per month. The average member visits their gym five times a month. Visits were impacted in September 2017 by Hurricane Irma, which closed the gyms for 3 days.

Average membership increased 7.3 % over the three-year period from September 2014 through September 2017, with an average of 26, 734 members in September 2014 increasing to 28,677 in September 2017. The average membership lasts 25 months, and the annual rate of member retention is 53%.

Fitness CF’s target customers are area residents and area employees between the ages of 18 and 64. Within that overall population, the primary market includes men and women between the ages of 21 and 59 with annual incomes of $30,000 or more. Fitness CF’s extensive marketing efforts target serious, fitness-minded men and women who want a superior facility.

Fitness CF offers corporate memberships with special rates for employees of selected local firms. Fitness CF also offers Senior Citizen Programs that provide discounts for seniors and special programs including group exercise classes. All locations have a robust Healthways SilverSneakers Fitness membership, generating as much as $10,000 per month in revenue at an individual location.

Sales and Marketing

Fitness CF offers three basic fee structures: members who pay $59 down and then pay $19.99 a month, members who pay $29 down and then pay $29.99 a month, and members who pay $1 down and then pay $39.99 a month. Payment is made through automatic withdrawal from credit cards or electronic funds transfer from a bank account.

The majority of members sign up for a one-year obligation that converts to a month-to-month membership after a year. Generally, about half of dues revenue stems from contractual dues and half from month-to-month dues.

On occasion, Fitness CF offers special discounts to increase sales or to compete with nearby fitness facilities. Allowing for these promotions, Fitness CF projects average annual revenue at $30 down and $27 a month. The gyms also offer guest passes for $10 per guest per visit.

Each gym offers more than 50 group exercise classes per week in private group exercise rooms, often tapping into special market segments, such as women and seniors, to foster greater social interaction among members. Working out in a group setting promotes membership bonding and retention.

While referrals by existing members provide the most effective marketing, Fitness CF operates a number of specialized marketing programs designed to bring in new members. The ongoing marketing efforts include three main components: advertising, direct contact programs, and in-house promotions.

Advertising

Fitness CF has recently invested in optimizing its presence on web search engines as well as social media advertising. As the industry evolves, search engine optimization, web content design, social media advertising, e-mail campaigns and pay per click advertising have become a much greater part of Fitness CF’s marketing plan.

Fitness CF continues to use more traditional media venues including placing ads on local radio, local TV and cable TV channels, in newspapers and local magazines, and on area billboards. A direct-mail campaign supplements these efforts, with individual and group mailings as well as inclusion in local coupon books.

Direct Contact Programs

Fitness CF reaches out directly to consumers with three strategies:

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Corporate contacts. Corporate fitness is one of the fastest growing markets in the industry. Fitness CF contacts corporations directly to offer employee rates, on-site fitness testing, seminars and other health-related services.

Special events marketing. Special events are held regularly to increase consumer awareness and member referrals. Each year Fitness CF works with organizations such as the American Heart Association, Special Olympics and the Muscular Dystrophy Association to hold special functions that members may attend.

Lead boxes/Local business cooperatives. Though utilized less frequently than in the past, special displays or marketing tables are placed in high-traffic areas of the metropolitan Orlando area. The displays offer free guest passes to consumers who fill out a form.

In-house Promotions

Special events held in-house serve two purposes: they assist in member retention and participation, and they bring new prospective members. Examples include open houses, corporate workshops, martial arts demonstrations and the following:

Special celebrations. Each gym periodically hosts member appreciation parties, holiday parties, anniversary parties and similar activities. Members receive invitations in the mail offering members and their guests free food and drinks and various giveaways. These events are usually held in conjunction with local businesses and restaurants in exchange for promoting their business.

Group exercise demonstrations. During free demonstrations of group exercise programs, staff members give out guest passes to the audience and encourage them to join in a class and to join the gym. The group exercise department is a major factor in increasing the variety of programming available to members.

Health screening. Each gym offers members and their guests free cholesterol and blood pressure testing, a powerful way to encourage non-members to join. Staff members discuss the health benefits of utilizing the various fitness programs offered at the gym.

Referral contests. Fitness CF offers prizes to members who refer friends, family members or co-workers who then join a gym. Rewards range from t-shirts, water bottles and discount passes to trips to Las Vegas and mountain bikes. The program maintains a high level of excitement among current members while creating a large membership sales team to benefit the gyms.

Facilities

Specifications of Fitness CF’s four locations are shown below.

Location	Opened	Total Sq. Ft.
Orlando	2003	56,000
Clermont	2004	47,814
Mt. Dora	2006	45,324
St. Cloud	2006	42,112

Each location is second-generation space converted from a vacant grocery store by architects, contractors and vendors with a longstanding relationship and exceptional performance record with Fitness CF International and other national companies. The architect for all of the facilities was Maginniss + Del Ninno Architects led by Skip Maginniss, who has more than 40 years of experience in design and architecture.

Please see “Description of Property” below for information regarding the leases for these facilities.

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Supplier Relationships

Fitness CF uses a variety of suppliers to purchase exercise and weight-training equipment, retail goods and other services. Fitness CF maintains close relationships with its suppliers. Fitness CF’s key vendors and suppliers are listed in the table below.

Supplier	Product or Service Supplied	Total Purchases (2016)	Total Purchases (2015)
Grow Equipment	Gym equipment	$354,665	$145,729
Muscle Up Marketing	Advertising	183,716	36,000
Florida Proremodeling	Leasehold Improvements / repairs	179,710	252,867
Europa	Retail food & beverage	139,555	36,793
Lonestar	Retail food & beverage	135,500	217,525
Fitness Fixt	Repairs & maintenance / small equipment	53,677	7,116
TAG Business Systems	SEO / advertising	51,600	45,600
Les Mills	Group exercise program and equipment	46,670	35,121
Gem Supply	Cleaning supplies	44,276	49,303
Power Systems	Gym equipment	43,349	6,274
Fit Rewards	Rewards program	40,481	59,063
HH Gregg	Televisions	38,090	21,295
Petra Hygienic Systems	Hand towels	37,801	23,305
Speedpro Imaging	Branding	37,041	37,831
Xtreme Activewear	Retail pro shop	30,954	41,278
True Fitness	Gym equipment	27,335	2,050

Products are purchased from these suppliers on an at-will basis or under contracts which can be terminated without cause upon 90 days’ notice or less or expire without express rights of renewal. Such manufacturers could discontinue sales to Fitness CF at any time or upon short notice. If any of these suppliers discontinued selling or were unable to continue selling to Fitness CF, there could be a material adverse effect on our business and results of operations.

Relationships with suppliers are subject to change from time to time. Changes in Fitness CF’s relationships with suppliers occur often, and could positively or negatively impact our net sales and operating profits. Please see “Risk Factors—Risks Related to the Planned Acquisition of Fitness CF—If the Fitness CF acquisition is consummated, its dependence on a limited number of suppliers for equipment and certain products and services could result in disruptions to our business and could adversely affect our revenues and gross profit.” However, we believe that we can be successful in mitigating negative effects resulting from unfavorable changes in the relationships between Fitness CF and its suppliers through, among other things, the development of new or expanded supplier relationships.

Competition

The health club industry is highly competitive and fragmented. Some of our competitors have better name recognition or an established presence. We compete with other industry participants, including:

•	other fitness centers;

•	recreational facilities established by non-profit organizations such as YMCAs and by businesses for their employees;

•	private studios and other boutique fitness offerings;

•	racquet, tennis and other athletic clubs;

•	amenity and condominium/apartment clubs;

•	country clubs;

•	online virtual personal training and fitness coaching;

•	the home-use fitness equipment industry; and

•	businesses offering similar services.

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Specifically, in the markets in which Fitness CF operates, it competes with several other fitness centers such as LA Fitness, Planet Fitness and 24 Hour Fitness, and smaller companies, such as YouFit and Anytime Fitness

Competition will continue to increase as Fitness CF continues to expand into new markets and add gyms in existing markets. See also “Risk Factors—Risks Related to the Planned Acquisition of Fitness CF—The high level of competition in the health and fitness industry could materially and adversely affect our business.”

Competitive Strengths

We believe that Fitness CF’s high-quality and tailored services differentiate it from low-cost, high-volume competitors that have much higher attrition rates. We believe that the following competitive advantages differentiate Fitness CF from its competitors:

•	strategically positioned for continued growth in densely populated region;

•	high-traffic, high-visibility locations;

•	modern, sophisticated, clean facilities;

•	strong membership retention rate (53% over the last 3 years);

•	established, professional reputation;

•	comprehensive fitness programming and amenities, including cardio cinema and women’s only workout areas not offered by competitors;

•	extra clean facilities including Guardian Air purification systems designed to reduce odors, air pollutants, VOCs, mold, bacteria and viruses;

•	wide variety of activities including mixed martial arts and dance classes offered in two separate studios;

•	all equipment is owned; and

•	welcoming and knowledgeable staff.

Growth Opportunities

Fitness CF believes future growth is driven by extending its geographic footprint and has identified the following expansion opportunities for increasing revenue and market share:

•	Rolling out full-sized clubs in adjacent markets. We believe that several Orlando areas are under-served by gyms and would make good targets for expansion, including the Lake Mary, Waterford Lakes and Lake Nona areas. We plan to open new gyms to serve new geographic markets.

•	Opening smaller fitness centers. Fitness CF may also open smaller locations of 20,000 - square feet to close the gaps between the current fitness centers.

•	Increase revenue from services. Fitness CF believes there is a significant opportunity to increase service revenues, particularly in the area of group training. Traditionally, Fitness CF has focused on individual private training, but recent industry trends are towards more group-oriented functional training. At the end of 2015, Fitness CF introduced dedicated functional training areas and partnered with Alloy Personal Training Solutions to implement a proven delivery system for group functional training.

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Information Technology and Systems

All gyms use a computerized, third-party hosted management system to process new in-gym memberships, bill members, update member information, check-in members, process point of sale transactions as well as track and analyze sales, membership statistics, cross-store utilization, member tenure, amenity usage, billing performance and demographic profiles by member. Fitness CF’s website is hosted by a third party, and it also relies on third-party vendors for related functions such as its system for processing and integrating new online memberships, updating member information and making online payments. We believe these systems are scalable to support Fitness CF’s growth plans.

Fitness CF’s back-office computer systems are comprised of a variety of technologies designed to assist in the management and analysis of revenues, costs and key operational metrics as well as support the daily operations of Fitness CF’s headquarters. These include a third-party hosted financial system, a third-party hosted payroll system, on premise telephony systems and a third-party hosted call center software solution to manage and track member-related requests.

Fitness CF recognizes the value of enhancing and extending the uses of information technology in virtually every area of its business. Its information technology strategy is aligned to support its business strategy and operating plans. Fitness CF maintains an ongoing comprehensive multi-year program to replace or upgrade key systems, enhance security and optimize their performance.

Intellectual Property

Fitness CF does not own or license any material intellectual property in connection with its operations.

Employees

As of September 30, 2017, Fitness CF employed 80 full-time workers and 291 part-time workers, as depicted in the table below.

Department/Function	Full-time Employees	Part-time Employees
Group X Instructors	2	178
Personal Trainers	26	36
Housekeeping & Maintenance	20	23
Customer Service	14	22
Childcare	7	30
Management	11	2
TOTALS	80	291

None of Fitness CF’s employees are represented by labor unions, and Fitness CF believes that it has an excellent relationship with its employees.

Regulation

Fitness CF is subject to various federal, state and local laws and regulations affecting its business.

Fitness CF is subject to the U.S. Fair Labor Standards Act of 1938, as amended, similar state laws in Florida, and various other laws in the U.S. governing such matters as minimum-wage requirements, overtime and other working conditions. A significant number Fitness CF’s employees are paid at the U.S. federal or state minimum wage, and past increases in the U.S. federal and/or state minimum wage have increased labor costs, as would future increases.

Fitness CF’s operations and properties are subject to extensive U.S. federal, state and local laws and regulations, including those relating to environmental, building and zoning requirements. Its development of properties depends to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements.

Fitness CF is responsible at facilities it operates for compliance with U.S. state laws that regulate the relationship between health clubs and their members. Nearly all states, including the State of Florida, have consumer protection regulations that limit the collection of monthly membership dues prior to opening, require certain disclosures of pricing information, mandate the maximum length of contracts and “cooling off” periods for members (after the purchase of a membership), set escrow and bond requirements for health clubs, govern member rights in the event of a member relocation or disability, provide for specific member rights when a health club closes or relocates, or preclude automatic membership renewals.

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Fitness CF primarily accepts payments for memberships through electronic fund transfers from members’ bank accounts, and, therefore, Fitness CF is subject to federal and state laws and certification requirements, including the Electronic Funds Transfer Act. Fitness CF’s business relies heavily on the fact that its memberships continue on a month-to-month basis after the completion of any initial term requirements, and compliance with these laws, regulations, and similar requirements may be onerous and expensive.

Additionally, the collection, maintenance, use, disclosure and disposal of individually identifiable data by Fitness CF’s business are regulated at the federal, state and local levels as well as by certain financial industry groups, such as the Payment Card Industry, Security Standards Council, and the National Automated Clearing House Association. Federal, state, local and financial industry groups may also consider from time to time new privacy and security requirements that may apply to Fitness CF’s business and may impose further restrictions on its collection, disclosure and use of individually identifiable information that are housed in one or more of Fitness CF’s databases.

Fitness CF is also subject to states and local health and safety regulations that apply to health clubs and other facilities that offer indoor tanning services. In addition, U.S. federal healthcare legislation signed into law in March 2010 contains a 10% excise tax on indoor tanning services. Under the rule promulgated by the IRS imposing the tax, a portion of the cost of memberships that include access to tanning services are subject to the tax.

Our Historic Management Consulting Business

Through 1847 Management, we previously operated a consulting and advisory services business focused on providing management consulting, finance, marketing, operational and strategic planning, relationship access, corporate development and merger and acquisition analysis services.

On September 15, 2013, our subsidiary, 1847 Management, acquired a 50% interest in each of PPI Management and Christals Management from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. Each of PPI Management and Christals Management were management consulting and advisory firms. PPI Management acted as an advisor to PPI Acquisition Holdings, LLC, or PPI Acquisition, and its subsidiary, Pawn Plus, Inc., or Pawn Plus, and Christals Management acted as an advisor to Peekay Acquisition, LLC, or Peekay Acquisition, and its subsidiary Peekay Boutiques, Inc., or Peekay.

On December 31, 2012, PPI Management entered into an advisory agreement with PPI Acquisition. Under the advisory agreement, PPI Management was retained as a consultant to render management and consulting services to PPI Acquisition and its subsidiary, Pawn Plus. As compensation for the services provided by PPI Management, PPI Acquisition was required to pay PPI Management a fee equal to 5.75% of PPI Acquisition’s EBITDA, payable as follows: (i) 3.75% of EBITDA for any fiscal quarter is payable quarterly in advance and (ii) the difference between 5.75% of EBITDA for any fiscal year and the aggregate quarterly payments previously paid with respect to fiscal quarters in such fiscal year, payable yearly in arrears.

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On March 1, 2016, PPI Acquisition entered into a strict foreclosure agreement with its secured lender, HD Special-Situations III, LP, or HD, pursuant to which HD foreclosed upon certain stock of Pawn Plus that was pledged to HD and HD thereby became the sole owner of Pawn Plus. On the same date, PPI Management entered into an assumption agreement with Pawn Plus pursuant to which Pawn Plus agreed to assume PPI Acquisition’s obligations under the advisory agreement with PPI Management to pay accrued management fees owed to PPI Management up to a cap of $120,000. PPI Management agreed that the accrued management fees in excess of $120,000 are forgiven and that no further fees were to accrue under the advisory agreement. In addition, PPI Management agreed that the payment of accrued management fees were subordinate to the payment by Pawn Plus of all of its obligations to HD.

On December 31, 2012, Christals Management and CP IV SPV, LLC, or CP IV, entered into an advisory agreement with Peekay Acquisition, pursuant to which each of Christals Management and CP IV, an entity that is not affiliated with Christals Management, our company, or Mr. Roberts, were retained to provide advisory services to Peekay Acquisition, Peekay, and its subsidiaries and affiliates. As compensation for the services provided by Christals Management, Peekay Acquisition paid Christals Management a one-time payment of $250,000 at the time the advisory agreement was entered into and was required to pay Christals Management an additional $250,000 for each fiscal year during the term.

On November 19, 2015, Christals Management entered into a termination agreement with Peekay Acquisition and CP IV, which terminates the advisory agreement effective as of the closing of Peekay’s public offering, which was later abandoned. After entering into the termination agreement with Peekay Acquisition, in order to accommodate Peekay Acquisition so that it could satisfy the requirements of its senior lender, Christals Management agreed that it would further postpone receipt of any remaining accrued fees or unreimbursed expenses through the date that Peekay Acquisition repays amounts owed to its senior lenders under its senior credit facility. During the year ending December 31, 2016, our company wrote off accrued fees in the amount of $100,000 due from Peekay Acquisition and Christals Management.

On October 3, 2017, our board decided to discontinue our management consulting operations in order to devote more time and resources to Neese and our proposed acquisition of Fitness CF.

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DESCRIPTION OF PROPERTY

Our principal office is located at 590 Madison Avenue, 21st Floor, New York, NY 10022. We entered into an office service agreement with Regus Management Group, LLC for use of office space at this location effective January 22, 2013. Under the agreement, in exchange for our right to use the office space at this location, we are required to pay a monthly fee of $479 (excluding taxes).

Neese is headquartered at 303 Division St. E., Grand Junction, Iowa 50107. Neese operates from one facility totaling 9,150 - square feet on an eight-acre property. The layout consists of a 5,400-square foot wash bay and 3,750 - square feet of shop and office space. Neese leases this facility pursuant to an agreement of lease entered into with K&H Holdings, LLC, which is owned by Neese’s founders, on March 3, 2017. The lease is for a term of ten (10) years and provides for a base rent of $8,333.33 per month. In the event of late payment, interest shall accrue on the unpaid amount at the rate of eighteen percent (18%) per annum.

CFHC leases its 56,000-square foot gym facility in Orlando, Florida from KIR Bayhill Plaza 024, LLC under a long-term operating lease. The initial term of the lease expired September 30, 2012 and contains three (3) five-year renewal options. CFHC is currently operating under the second renewal option which expires on September 30, 2022. The lease contains escalation clauses, and requires payment of operating costs. Rental expense, including taxes and operating expenses, for the years ended December 31, 2016 and 2015 was $474,684 and $480,353, respectively.

CLFL leases its 47,814-square foot gym facility in Clermont, Florida from Publix Super Markets, Inc. under a long-term operating lease. The initial term of the lease expired June 4, 2014 and contains three (3) five-year renewal options. CLFL is currently operating under the first renewal option which expires on June 4, 2019. The lease contains escalation clauses, and requires payment of operating costs. Rental expense, including taxes and operating expenses, for the years ended December 31, 2016 and 2015 was $569,794 and $560,657, respectively.

MTDR leases its 45,324-square foot gym facility in Mr. Dora, Florida from MTDR CONDO LLC, a company controlled by Pleasant Lewis, under a long-term operating lease. The initial term of the lease expired July 2016 and was amended effective July 31, 2016 to extend the initial term of the lease for a period of fifteen (15) years, through July 31, 2031. The lease contains escalation clauses, and requires payment of operating costs. Rental expense, including taxes and operating expenses, for the years ended December 31, 2016 and 2015 was $612,780 and $651,868, respectively.

SCFL leases its 42,112-square foot gym facility in St. Cloud, Florida from Mulberry 114 LLC under a long-term operating lease. The initial term of the lease expires September 2021 and contains three (3) five-year renewal options. The lease contains escalation clauses, and requires payment of operating costs. Rental expense, including taxes and operating expenses, for the years ended December 31, 2016 and 2015 was $512,615 and $520,972, respectively.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our businesses.

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LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

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MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Ellery W. Roberts	46	Chairman, Chief Executive Officer, President and Chief Financial Officer (1)
Robert D. Barry	73	Director/Chief Financial Officer(2)
Paul A. Froning	46	Director
Lubna Abu-Osba	46	Director(3)
Thomas C. Byrne	55	Director(3)
Clark R. Crosnoe	49	Director(3)
Glyn C. Milburn	46	Director(3)
Kevin E.R. Saleeby	47	Director(3)
Edward J. Tobin	60	Director(3)
Gordon D. Whitener	54	Director (3)

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(1)	Mr. Roberts has resigned as our Chief Financial Officer effective as of the closing date of this offering.

(2)	Mr. Barry has resigned from our board of directors and was appointed as our Chief Financial Officer, both effective as of the closing date of this offering.

(3)	Appointed to our board of directors effective as of the closing date of this offering.

Ellery W. Roberts. Mr. Roberts brings over 20 years of private equity investing experience to our company. Mr. Roberts has been the Chairman and Chief Executive Officer of our company since its inception on January 22, 2013. Mr. Roberts has also been a director of Western Capital Resources, Inc., a public company (WCRS), since May 2010 and of Peekay Boutiques, Inc. (PKAY) since December 31, 2014. In July 2011, Mr. Roberts formed The 1847 Companies LLC, a company that is no longer active, where he began investing his own personal capital and capital of high net worth individuals in select transactions. Through The 1847 Companies LLC, Mr. Roberts operated as a fundless sponsor, covering the costs associated with pursuing transactions and raising capital on the basis of his own personal investment. Prior to forming The 1847 Companies LLC, Mr. Roberts was the co-founder and was co-managing principal from October 2009 to June 2011 of RW Capital Partners LLC, the recipient of a “Green Light” letter from the U.S. Small Business Administration (SBA) permitting RW Capital Partners LLC to raise capital in pursuit of the SBA Small Business Investment Company license with the preliminary support of the SBA. Mr. Roberts was a founding member of Parallel Investment Partners, LP (formerly SKM Growth Investors, LP), or Parallel, a Dallas-based private equity fund focused on re-capitalizations, buyouts and growth capital investments in lower middle market companies throughout the United States. Mr. Roberts was responsible for approximately $400 million in invested capital across two funds. Also during his tenure with Parallel, Mr. Roberts sat on the boards of Environmental Lighting Concepts, Hat World Corporation, Senex Financial Corporation, Builders TradeSource Corporation, Action Sports, Weisman Discount Home Centers, Winnercom, Mealey’s Furniture, Regional Management Corporation, Marmalade Cafes, and Diesel Service and Supply (all of which are private companies). Prior to Parallel, Mr. Roberts was a Vice President with Lazard Group LLC (NYSE: LAZ), or Lazard, from July 1997 to December 2000. While at Lazard, he focused on and also gained experience in the home building, health care, retail, industrial and lodging sectors. Prior to joining Lazard in 1997, Mr. Roberts was a Senior Financial Analyst with Colony Capital, Inc. from July 1995 to June 1996, where he analyzed and executed transactions for Colony Investors II, L.P., a $625 million private equity fund. Prior to that, he was a Financial Analyst with the Corporate Finance Division of Smith Barney Inc. (now known as Morgan Stanley Smith Barney LLC) from January 1994 to June 1995 where he participated in a wide variety of investment banking activities. During his career Mr. Roberts has been directly involved with over $3 billion in direct private equity investments. Some of the more notable investments in which Mr. Roberts played a key role leading to returns driven by acquisitions in the small business market are (i) the recapitalization of Hat World Inc. in 2001, wherein the capital provided by SKM Growth Investors was utilized to acquire LIDS Inc. out of bankruptcy (after absorbing the LIDS stores, Hat World Inc. realized significant growth and ultimately was sold to Genesco Inc., a public entity (GCO), netting SKM a gross multiple of invested capital of 5.0x in 2004); (ii) the growth capital investment in Teavana Inc. in 2004, wherein the capital provided by SKM Growth Investors was utilized to facilitate the rapid expansion of Teavana Inc, ultimately leading to an IPO and ultimate sale subsequent to the IPO to Starbucks Inc., netting SKM Growth Investors a gross multiple of invested capital of 12.4x in 2013; and (iii) the recapitalization of Regional Management Corporation, or RMC, wherein the capital provided by Parallel was utilized to buy a majority of the equity interest in RMC and fund future growth. Subsequent to Parallel’s investment in RMC in 2007, the company realized significant growth in sales and EBITDA ultimately positioning RMC to execute a successful IPO and facilitated the eventual sale of Parallel’s interest in the company generating a gross multiple of invested capital of 4.6x in 2014. Mr. Roberts received his B.A. degree in English from Stanford University. Mr. Roberts was selected to serve on our board of directors due to his extensive senior management experience in the industry in which we operate, having served as founder or executive of various other management, investment and corporate advisory companies for over 15 years.

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Robert D. Barry. Mr. Barry has been a director of our company since January 2014 . Mr. Barry will resign from our board and will become our Chief Financial Officer on the closing date of this offering. From April 2013 until August 2016, Mr. Barry was Chief Executive and Chief Financial Officer of Pawn Plus. Pawn Plus is a chain of five retail pawn stores in suburban Philadelphia and one pawn store in northeastern Ohio. Prior to joining Pawn Plus, from March 2007 to January 2013, Mr. Barry served as Executive Vice President and Chief Financial Officer of Regional Management Corp. (NYSE:RM), a consumer loan company based in Greenville, South Carolina. During February 2013 and March 2013, Mr. Barry worked as a project consultant for Regional Management. Prior to joining Regional Management, Mr. Barry was the Managing Member of AccessOne Mortgage Company, LLC in Raleigh, North Carolina from 1997 to 2007. During this time, he also served as part-time Chief Financial Officer for Patriot State Bank, in Fuquay-Varina, North Carolina, from March 2006 to March 2007 and Nuestro Banco, Raleigh, North Carolina, from July 2006 to March 2007. Prior to his time at AccessOne, Mr. Barry was Executive Vice President and Chief Financial Officer for Regional Acceptance Corporation (NASDAQ:REGA), a consumer finance company based in Greenville, North Carolina and prior to that he was a financial institutions partner in the Raleigh, North Carolina office of KPMG LLP. Mr. Barry is a Certified Public Accountant licensed in North Carolina and Georgia. Mr. Barry was selected to serve on our board of directors due to his years of relevant financial, industry and business expertise.

Paul A. Froning . Mr. Froning has been a director of our company since April 2013. In 2009 Mr. Froning co-founded Focus Healthcare Partners LLC, or Focus, a Chicago-based private equity investment, advisory and asset management firm targeting the senior housing and healthcare sectors. Since November 2009, Mr. Froning has acted as Principal of Focus. Prior to forming Focus, from February 2008 to October 2009, Mr. Froning was a Managing Director in the private equity department of Fortress Investment Group LLC (NYSE: FIG), or Fortress, a publicly-traded New York-based private investment firm with more than $50 billion in assets under management. Prior to joining Fortress, Mr. Froning was the Chief Investment Officer and Executive Vice President of Brookdale Senior Living Inc. (NYSE: BKD), or Brookdale, a publicly-traded affiliate of Fortress, from 2005 to 2008. Previously, Mr. Froning held senior investment positions at the private equity investment arms of Lazard Group LLC (NYSE: LAZ) and Security Capital Group, prior to its acquisition by GE Capital Corp., in addition to investment banking experience at Salomon Brothers, prior to its acquisition by Travelers Group, and the securities subsidiary of Principal Financial Group (NYSE: PSG). Mr. Froning has a B.A. degree from the University of Notre Dame. Mr. Froning was selected to serve on our board of directors due to his twenty years of private equity, investment and advisory experience.

Lubna Abu-Osba . Ms. Abu-Osba will become a director on the closing date of this offering. In 2008, Ms. Abu-Osba founded Influence Bureau, a brand strategy and advertising consultancy based in Philadelphia, where she currently serves as Creative Director. Influence Bureau conceives and executes 360° branding campaigns within the healthcare, fashion, technology, hospitality, and financial sectors. From 2007 to 2008, she was the Creative Director of Garage Branding, an advertising agency with offices in New York City and Winston-Salem, NC, where she oversaw the Kayser-Roth account, rebranding Nonsense, a multi-line apparel business. Prior to Garage, Ms. Abu-Osba was the Associate Creative Director at Seiden, an advertising agency in New York City, from 2004 to 2007, where she oversaw all brand strategy and advertising for Weight Watchers, Visiting Nurse Service of NY, Bechton-Dickinson, Kitchen Aid, Vanity Fair Napkins, and Brawny paper towels. In 2001, Ms. Abu-Osba founded a fashion accessories brand which has since extended to apparel. Prior to that, she was a consulting Sr. Art Director at Seigel & Gale, a branding firm with offices in NYC and London, from 1999 to 2001, where she created advertising campaigns for Marriott and Renaissance Hotels. Ms. Abu-Osba worked at Anderson & Lembke, an advertising firm with offices in NYC, SF, London and Amsterdam, which merged with Angotti, Thomas, Hedge, from 1997 to 1999, where she created and executed campaigns for Fujifilm, Agfa, Tenneco, and Ingersoll Rand. Prior to that, she worked for Kirshenbaum, Bond and Senecal, from 1993 to 1997, as an Art Director conceiving and executing campaigns for Citi, Nueberger&Berman, Coach, Maidenform, Bali Lingerie, Rockport Shoes, Grand Marnier, Hennessy Cognac, and Moët & Chandon. Ms. Abu-Osba is a graduate of the School of Visual Arts, where she received her BFA. Ms. Abu-Osba was selected to serve on our board of directors due to her 25 years in brand strategy, advertising and design.

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Thomas C. Byrne . Mr. Byrne will become a director on the closing date of this offering. In 1997, Mr. Byrne co-founded New River Capital Partners, a private equity group, where he serves as General Partner and focuses on the health and wellness, retail and consumer lifestyle brand sectors. In 2014, Mr. Byrne founded RedZone Fitness Studios, a boutique fitness concept for which he serves as President. In 2004, Mr. Byrne co-founded Pivotal Fitness, a chain of full-service health clubs in Charleston, South Carolina, where he has held both positions of President and Director. He currently serves as a director and is responsible for marketing, strategy and new business development. From 2004 to 2014, Mr. Byrne has held several positions at Swisher International and Swisher Hygiene Inc., including CEO, President, EVP and Director. From 1988 to 1996, Mr. Byrne held several executive positions at Blockbuster Entertainment Group (a division of Viacom, Inc.), most recently as the company’s Vice Chairman, as well as President of the Viacom Retail Group. As Vice Chairman of Blockbuster, Mr. Byrne was responsible for the company’s international operations, new business development, merger and acquisitions and demographic development departments. From 1984 to 1988, Mr. Byrne served as a Certified Public Accountant at KPMG Peat Marwick. He previously served as a director of Jamba, Inc., where he was actively involved in the brand’s marketing and franchising programs. Mr. Bryne serves as a director at ITC Learning and Friends of Birch State Park, a non-profit organization. Mr. Byrne has also served on the boards of a number of e-learning companies, including Avaltus, Certilean and Hungry Minds. Mr. Byrne graduated from the University of Florida with a Bachelor of Science degree in accounting and a Master’s Degree in Tax. Mr. Byrne was selected to serve on our board of directors because he has served as a director of numerous public and private companies, completed hundreds of business acquisitions and brings valuable experience in public equity investment, operations and accounting.

Clark R. Crosnoe . Mr. Crosnoe will become a director on the closing date of this offering. In 2009, Mr. Crosnoe founded CRC Capital LLC, a registered investment advisor and manager of the CRC Investment Fund LP, a private investment partnership focused on publicly-traded equity securities. As managing member of CRC Capital LLC, Mr. Crosnoe is responsible for strategy, oversight and the day-to-day investment decisions of the fund. The portfolio typically includes investments in the consumer, financial, healthcare, industrial and energy sectors. In 1999, Mr. Crosnoe was a founding employee of Parallel Investment Partners where he was named partner in 2003. As a partner, he was responsible for sourcing, evaluating, structuring, executing and monitoring investments, and also dedicated a substantial portion of his time to marketing activities for the firm. In total, Mr. Crosnoe led 5 private equity investments at Parallel while serving as a board member for 13 portfolio companies during his tenure. The investments where he served as a director comprised businesses in the consumer products, retail, business services, energy, energy services, education and training, consumer finance and media sectors. Mr. Crosnoe began his career in investment banking at Wasserstein Perella & Co. from 1992 to 1994 and also gained valuable experience at multi-billion dollar hedge fund HBK Investments from 1996 to 1999. Mr. Crosnoe holds undergraduate degrees from the University of Texas at Austin and earned an MBA from Harvard Business School in 1996. He was selected to serve on our board due to his approximately 22 years of private and public investment and advisory experience.

Glyn C. Milburn . Mr. Milburn will become a director on the closing date of this offering. Since February 2016, Mr. Milburn has served as a Partner at Blackman & Associates, a full-service Government and Public Affairs firm based in Los Angeles, where he is responsible for strategic planning, communications and lobbying for a client portfolio comprised of large public safety labor unions, banking/finance companies, and hotel operators across the State of California. From April 2013 to January 2016, Mr. Milburn served as a Special Assistant in the City of Los Angeles where he held two positions in the City of Los Angeles, one in the Office of Los Angeles Mayor Eric Garcetti’s Office of Economic Development and another in the Office of Los Angeles Councilman Dennis Zine. From August 2012 to March 2013, Mr. Milburn co-Founded Provident Investment Advisors LLC, a special investment vehicle for energy, technology and healthcare ventures, where he served as Managing Member. Mr. Milburn holds a B.A. degree in Public Policy from Stanford University. Mr. Milburn was selected to serve on our board of directors due to his valuable background in policy development, regulatory and strategic planning experience.

Kevin E.R. Saleeby . Mr. Saleeby will become a director on the closing date of this offering. Mr. Saleeby has been an institutional equity sales generalist for the past 14 years. He has served as a Senior Vice President of Institutional Equity Sales at Wedbush Securities in New York since July 2011. From January 2009 to July 2011, Mr. Saleeby served as an Executive Director of Institutional Equity Sales for MKM Partners LLC, based in Stamford CT. From October 2005 to January 2009, Mr. Saleeby was a member of the Institutional Equity Sales team at B. Riley & Co. in their Los Angeles and New York offices. From September 2003 to September 2005, Mr. Saleeby served as Vice President of Institutional Equity Sales with The Seidler Companies based in their Los Angeles offices. From October 1997 to October 1998, Mr. Saleeby worked at Santander Investment Securities Inc., New York within Emerging Markets Fixed Income Trading and began his professional career in 1994 with PricewaterhouseCoopers LLC., Ghana and New York as part of their Audit & Business Services team. Mr. Saleeby holds a B.A. degree in Government & Legal Studies from Bowdoin College. He was selected to serve on our board of directors due to his twenty-three years of experience in financial services and knowledge of equity capital markets.

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Edward J. Tobin . Mr. Tobin will become a director on the closing date of this offering. Mr. Tobin has served as Managing Director of our manager since January 2014. From 1997 until November 2014, Mr. Tobin was a Director of Global Emerging Markets North America, Inc., or GEM, where he managed Special Situations and Venture investing. In this role, he oversaw structured finance transactions in industries such as clean tech, media, telecommunications, manufacturing, real estate and life sciences. Prior to joining GEM, Mr. Tobin was Managing Director of Lincklaen Partners, a private family investment office. Previously, he had been a portfolio manager with Neuberger and Berman and prior to that Vice President of Nordberg Capital, Inc. Mr. Tobin received his MBA from the Wharton School, as well as a Master of Science in Engineering and a Bachelor of Science in Economics (cum laude) from the University of Pennsylvania. Mr. Tobin was selected to serve on our board of directors due to his extensive investment experience and knowledge of our manager.

Gordon D. Whitener . Mr. Whitener will become a director on the closing date of this offering. Mr. Whitener helps executives and organizations structure talent and resources to drive consistent bottom-line improvements and maximize shareholder returns. Since 2009, Mr. Whitener has been a principal at Whitener Company, which provides experienced consulting services in the areas of marketing technology, event production and management, sponsorship sales and business portfolio management and acceleration. Mr. Whitener served as Chairman and Chief Executive Officer of SportsMyx Holdings, LLC from July 2005 to June 2009, and was former owner of Action Sports Media, a full service marketing company specializing in collegiate sports, until late 2009. Prior to his involvement with SportsMyx, Mr. Whitener served as President and Chief Executive Officer of Host Communications, Inc. (HOST), one of the nation’s leading organizations in providing affinity, multimedia, promotional and event management services to universities, athletic conferences, associations and corporations, from October 2002 to July 2004. HOST was a wholly owned subsidiary of Bull Run Corporation, of which Mr. Whitener also served on the Board of Directors. Prior to being promoted to CEO, he served as President and Chief Operating Officer of HOST for nine months. Mr. Whitener also founded the United States Cowboy Tour, a rodeo and sports marketing company that is still family owned by his family. Before his time with HOST, Mr. Whitener served as President and Chief Executive Officer of Interface Americas, which included three commercial carpet manufacturers, from December 1993to December 1999. Mr. Whitener additionally served as a Senior Vice President and participated on the Board of Directors for Interface, Inc., a global leader in commercial interior finishes, and the parent company of Interface Americas, from January 1995 to December 1999. In 1998, Mr. Whitener was named one of “Georgia’s Top 40 (Executives) Under 40” by Georgia Trend Magazine. Additional previous appointments include serving as a member of the Governor of Georgia’s Education Reform Study Commission and the University of Tennessee Development Council. Mr. Whitener earned a Bachelor’s degree from The University of Tennessee in 1985. Mr. Whitener was selected to serve on our board of directors due to his extensive experience as a founder, operator and investor in small businesses.

Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors.

Pursuant to our operating agreement, as holder of the allocation shares, our manager has the right to appoint one director to our board of directors for every four members constituting the entire board of directors. Any such director will not be required to stand for election by the shareholders. See “Description of Securities—Appointed Directors” for more information about our manager’s rights to appoint directors. Otherwise, there is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

Messrs. Roberts and Saleeby are cousins. Otherwise, there are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

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•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

Currently, our Chief Executive Officer is also our Chairman. Our board believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, the board considered, among other matters, Mr. Robert’s experience and tenure of having founded our company in 2013, and believed that Mr. Roberts is highly qualified to act as both Chairman and Chief Executive Officer due to his experience, knowledge, and personality. Among the benefits of a combined Chief Executive Officer/Chairman considered by the board is that such structure promotes clearer leadership and direction for our company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Once the board establishes committees, it is anticipated that much of the work will be delegated to such committees, which will meet regularly and report back to the full board. It is anticipated that the audit committee will oversee risks related to our financial statements, the financial reporting process, accounting and legal matters, that the compensation committee will evaluate the risks and rewards associated with our compensation philosophy and programs, and that the nominating and corporate governance committee will evaluate risk associated with management decisions and strategic direction.

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Independent Directors

Our board of directors is currently composed of three members: Ellery W. Roberts, Robert D. Barry and Paul A. Froning. Mr. Froning qualifies as an independent director in accordance with the published listing requirements of NYSE American. On the closing date of this offering, Mr. Barry will resign from our board and Lubna Abu-Osba, Thomas C. Byrne, Clark R. Crosnoe, Glyn C. Milburn, Kevin E.R. Saleeby, Edward J. Tobin and Gordon D. Whitener will be appointed as directors, with Messrs. Byrne, Crosnoe, Milburn, Saleeby, and Whitener and Ms. Abu-Osba qualifying as independent directors in accordance with the published listing requirements of NYSE American .

Committees of the Board of Directors

In the event our application to have our common shares and warrants offered hereby listed on NYSE American is approved, from and after such listing date, we expect that our board of directors will designate the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Until the listing date, our entire board of directors will undertake the functions that would otherwise be undertaken by the committees. From and after the listing date, each committee will operate pursuant to a charter that has been approved by our board of directors. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

From and after the listing date, the audit committee will be comprised entirely of independent directors who must meet all applicable independence and other requirements of NYSE American and must include at least one “audit committee financial expert,” as defined by applicable SEC rules and regulations.

From and after the listing date, it is expected that the audit committee will be responsible for, among other things:

•	retaining and overseeing our independent accountants;

•	assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•	reviewing and approving the plan and scope of the internal and external audit ;

•	pre-approving any audit and non-audit services provided by our independent auditors;

•	approving the fees to be paid to our independent auditors;

•	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;

•	reviewing and approving the calculation of the profit allocation payments made to our manager;

•	preparing the audit committee report to be filed with the SEC;

•	reviewing hedging transactions; and

•	reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

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Compensation Committee

From and after the listing date, the compensation committee will be comprised entirely of independent directors who meet all applicable independence and other requirements of NYSE American. The members of the compensation committee will also be “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. From and after the listing date, it is expected that the responsibilities of the compensation committee will include:

•	reviewing our manager’s performance of its obligations under the management services agreement;

•	reviewing the remuneration of our manager and approving the remuneration paid to our manager as reimbursement for the compensation paid by our manager to our chief executive officer;

•	reviewing and approving the remuneration of our executive officers that are employed directly by our company;

•	determining the compensation of our independent directors;

•	granting rights to indemnification and reimbursement of expenses to our manager and any seconded individuals;

•	making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs ; and

•	reviewing and assessing annually the compensation com mittee’ s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

From and after the listing date, the nominating and corporate governance committee will be comprised entirely of independent directors who meet all applicable independence requirements of NYSE American. From and after the listing date, it is expected that the nominating and corporate governance committee will be responsible for, among other things:

•	recommending the number of directors to comprise our board ;

•	identifying and evaluating individuals qualified to become members of the board, other than our manager’s appointed director and his or her alternate, and soliciting recommendations for from the chairman and chief executive officer of our company;

•	recommending to the board the director nominees for each annual shareholders’ meeting, other than our manager’s appointed director;

•	recommending to the board the candidates for filling vacancies that may occur between annual shareholders’ meetings, other than our manager’s appointed director;

•	reviewing independent director compensation and board processes, self-evaluations and policies;

•	reviewing and approving related party transactions, including transactions with our manager and its affiliates;

•	overseeing compliance with our code of ethics ; and

•	monitoring developments in the law and practice of corporate governance .

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

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EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

Our Chief Executive Officer and Chief Financial Officer, Mr. Ellery W. Roberts, is employed by our manager and is seconded to our company. Our manager, and not our company, pays all compensation to Mr. Roberts who is seconded to us under the management services agreement. We do not reimburse our manager for the compensation paid to Mr. Roberts in his capacity as our Chief Executive Officer and Chief Financial Officer. We pay our manager a quarterly management fee, and our manager will use the proceeds from the management fee, in part, to pay compensation to Mr. Roberts. Accordingly, other than the payment of our management fee, our company did not pay any compensation to any person during the fiscal years ended December 31, 2016 and 2015 for services as our Chief Executive Officer and Chief Financial Officer. See “Transactions with Related Persons, Promoters and Certain Control Persons” for more information about Mr. Roberts’s compensation arrangements.

Robert D. Barry will become our Chief Financial Officer upon closing of this offering. Mr. Barry will become our direct employee and will not be seconded to us by our manager. We have entered into an employment agreement with Mr. Barry with a term of three years that commences on the closing date of this offering. Pursuant to the agreement, Mr. Barry is entitled to an annual base salary of $237,500 with increases of no less than 5% on each anniversary of his employment. Mr. Barry will also be entitled to an annual incentive bonus of up to $50,000 in the discretion of our board of directors. Mr. Barry is also entitled to a one time signing bonus in the amount of $25,000 and will be entitled to participate in future equity incentive plans that we may establish at a level that is consistent with his position as our Chief Financial Officer . If Mr. Barry is terminated without cause or resigns for good reason, then he would be entitled to continue to receive his base salary for the shorter of twelve months or the remainder of the term of his employment agreement. Mr. Barry’s employment agreement contains restrictive covenants prohibiting him from owning or operating a business that competes with our company or soliciting our customers or employees for one year following the termination of his employment.

Other Compensation

Our company does not provide any nonqualified deferred compensation arrangements or qualified or non-qualified pension plans to our named executive officers. As of the date of this report, the named executive officers have not been granted any stock options or other equity-based awards with respect to our common shares. As of December 31, 2016, the named executive officers did not hold any stock options or other equity-based awards with respect to our common shares.

Compensation of Directors

To date, we have not paid any compensation to our directors. We reimburse our directors for all reasonable out-of-pocket expenses incurred in connection with attending board meetings or otherwise in accordance with the policies of the company as in effect from time to time.

We have entered into independent director agreements with Paul A. Froning, Lubna Abu-Osba, Thomas C. Byrne, Clark R. Crosnoe, Glyn C. Milburn, Kevin E.R. Saleeby, and Gordon D. Whitener , pursuant to which they will be appointed to our board on the closing date of this offering (with the exception of Mr. Froning, who currently serves on our board). Under the independent director agreements, we have agreed to pay the independent directors an annual fee of $35,000, paid quarterly, commencing in the first quarter following closing of this offering. We also agreed to reimburse the independent directors for pre-approved reasonable business expenses incurred by them.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares as of January 10, 2018 (i) by each person who is known by us to beneficially own more than 5% of our common shares; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of our company, 590 Madison Avenue, 18th Floor, New York, NY 10022.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Ellery W. Roberts, Chairman, CEO, President and CFO	Common Shares	2,625,000	84.3%
Paul A. Froning, Director	Common Shares	0	*
Robert D. Barry, Director	Common Shares	0	*
All officers and directors as a group (3 persons named above)	Common Shares	2,625,000	84.3%
Louis A. Bevilacqua (3)	Common Shares	337,500	10.8%

_________

* Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common shares.

(2)	A total of 3,115,500 common shares and 1,000 allocation shares are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of January 10, 2018. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	On September 15, 2013, we entered into a restricted stock purchase agreement with Bevilacqua PLLC, our outside legal counsel, and its independent contractor consultant. Pursuant to this Agreement, Bevilacqua PLLC received 337,500 common shares, and its independent contractor consultant received 112,500 common shares, in consideration for services provided and to be provided to us. Bevilacqua PLLC has transferred these shares to its managing member, Louis A. Bevilacqua, who has voting and dispositive control over securities. The address of Bevilacqua PLLC is 1050 Connecticut Ave., NW, Suite 500, Washington, DC 20036.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2015 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•	Our Chief Executive Officer, Ellery W. Roberts, controls our manager. Our relationship with our manager is governed principally by the following two agreements: (1) the management services agreement and offsetting management services agreements relating to the management services our manager will perform for us and the businesses we own and the management fee to be paid to our manager in respect thereof; and (2) our company’s operating agreement setting forth our manager’s rights with respect to the allocation shares it owns, including the right to receive payments of profit allocation from the company and our manager’s right to cause the company to purchase the allocation shares it owns. Our manager has also entered into an offsetting management services agreement with 1847 Neese and we expect that our manager will enter into offsetting management services agreements and transaction services agreements with our future businesses directly. See “Our Manager” for detailed descriptions of these agreements.

•	Our manager owns certain intellectual property relating to the term “1847.” Our manager has granted our company a license to use the term “1847” in its business.

•	From time to time, we have received advances from certain of our officers and related parties to meet short-term working capital needs. As of September 30, 2017 and December 31, 2016, a total of $112,646 and $108,878 advances from related parties are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

•	As of September 30, 2017, our manager has funded the company $36,325 in related party advances. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

•	On January 3, 2017, we issued a grid promissory note to our manager in the initial principal amount of $50,000. The note provides that we may from time to time request additional advances from our manager up to an aggregate additional amount of $100,000, which will be added to the note if our manager, in its sole discretion, so provides. Interest shall accrue on the unpaid portion of the principal amount and the unpaid portion of all advances outstanding at a fixed rate of 8% per annum, and along with the outstanding portion of the principal amount and the outstanding portion of all advances, shall be payable in one lump sum due on the maturity date, which is the first anniversary of the date of the note. If all or a portion of the principal amount or any advance under the note, or any interest payable thereon is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate of 12% per annum. In the event we complete a financing involving at least $500,000, we must, contemporaneously with the closing of such financing transaction, repay the entire outstanding principal and accrued and unpaid interest on the note. The note is unsecured and contains customary events of default.

Promoters and Certain Control Persons

Each of Mr. Ellery W. Roberts, our Chairman, Chief Executive Officer, President, and Chief Financial Officer, Mr. Paul A. Froning, one of our directors, and Mr. Robert D. Barry, one of our directors, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” above.

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DESCRIPTION OF SECURITIES

General

The following is a summary of the material terms of the common shares of our company and warrants to be issued in this offering and the allocation shares of our company issued to our manager.

The operating agreement provides for the issuance of the common shares and reflects that the allocation shares have already been issued to our manager, and provides for the terms relating to distributions with respect to each of the common shares and the allocation shares and the voting rights of holders of the common shares and the allocation shares.

The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the operating agreement are intended to be consistent with the DGCL, and the powers of our company, the governance processes and the rights of the holders of the common shares are generally intended to be similar in many respects to those that would exist if our company was a Delaware corporation under the DGCL, with certain exceptions.

The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the operating agreement, which will govern your rights as a holder of common shares, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part.

Authorized Capitalization

We are authorized, pursuant to action by our board of directors, to issue up to 500,000,000 common shares. In addition to the common shares, our company is authorized to issue up to 1,000 allocation shares. In connection with the formation of our company, our manager acquired 100% of the allocation shares so authorized and issued for a capital contribution of $1,000 by our manager. Except as provided in the Delaware Limited Liability Company Act, all allocation shares are fully paid and nonassessable and all common shares will be fully paid and nonassessable upon payment thereof. Other than the allocation shares held by our manager, our company will not be authorized to issue any other allocation shares.

Distributions

Our company, acting through its board of directors, may declare and pay monthly distributions on the common shares of our company. Any distributions so declared will be paid to the holders of record of the common shares as of the record date designated by our board of directors in proportion to the number of common shares held by such holder of common shares.

Under the terms of the operating agreement, our company will pay a profit allocation to our manager, as holder of the allocation shares. See “Our Manager—Our Manager as an Equity Holder—Manager’s Profit Allocation” for a description of our manager’s profit allocation to be paid to our manager and an example of the calculation of the profit allocation.

Voting and Consent Rights

The holder of each outstanding common share is entitled to one vote on any matter with respect to which the holders of common shares are entitled to vote, as provided in the operating agreement. In addition, the operating agreement provides that the holders of common shares are entitled, at the annual meeting of members of our company, to vote for the election of all of the directors other than any director appointed by our manager. The holders of a plurality of the outstanding common shares represented at a duly held members meeting at which a quorum is present will be able to elect all the directors of our company standing for election.

The operating agreement provides that our manager, as holder of allocation shares, will not be entitled to any voting rights, except that our manager, as holder of allocation shares, will have:

•	voting rights in connection with the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our company’s assets and certain other business combinations or transactions;

•	a consent right with respect to the dissolution of our company in certain circumstances as discussed below;

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•	a consent right with respect to the amendment of the provisions providing for distributions to the holders of allocation shares;

•	a consent right to any amendment to the provisions entitling the holders of allocation shares to appoint and remove directors who will serve on our board of directors of our company;

•	a consent right to any amendment to the provision regarding the quorum and voting requirements for board meetings;

•	a consent right to any amendment to the provisions regarding the indemnification and liability of directors;

•	a consent right with respect to any amendment of the provision of the operating agreement governing amendments thereof; and

•	a consent right with respect to any amendment that would adversely affect the holder of allocation shares.

Appointed Directors

As holder of the allocation shares, our manager has the right to appoint one (1) director to our board of directors for every four (4) members constituting the entire board of directors. Any director appointed to our board of directors by the holder of the allocation shares will not be required to stand for election by the holders of our common shares and will not have any special voting rights. Any such director who is also a member of our company’s management will not receive any compensation (other than reimbursements for out-of-pocket expenses as permitted for directors).

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing a common share, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of the operating agreement. Pursuant to the operating agreement, each shareholder and each person who acquires a common share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Ratification of Agreements

The operating agreement provides that each holder, by acquiring common shares or allocation shares, ratifies and confirms the various agreements entered into by our company, including but not limited to, the management services agreement, the supplemental put provision of the operating agreement, and that the execution of any of these agreements does not constitute a breach of any duty existing under the operating agreement or otherwise existing at law, in equity or otherwise by any persons, including our manager, approving, negotiating or executing such agreements on behalf our company.

Election by Our Company

The operating agreement provides that our board of directors may, without the vote of holders of common shares, cause our company to elect to be treated as a corporation for United States federal income tax purposes if the board receives an opinion from a nationally recognized financial advisor to the effect that the market valuation of our company is expected to be significantly lower as a result of our company continuing to be treated as a partnership for United States federal income tax purposes than if our company instead elected to be treated as a corporation for United States federal income tax purposes.

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Dissolution of our Company

The operating agreement provides for the dissolution and winding up of our company upon the occurrence of:

•	the adoption of a resolution by a majority vote of our board of directors approving the dissolution, winding up and liquidation of our company and such action has been approved by the affirmative vote of the holders of a majority of the then outstanding common shares entitled to vote thereon and consented to by our manager, as holder of the allocation shares; or

•	the unanimous vote of the holders of the then outstanding shares to dissolve, wind up and liquidate our company; or

•	a judicial determination that an event has occurred that makes it not reasonably practicable to carry on the business of our company as then currently operated, as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•	the termination of the legal existence of the last remaining member or the occurrence of any other event that terminates the continued membership of the last remaining member, unless our company is continued without dissolution in a manner provided under the operating agreement or the Delaware Limited Liability Company Act.

Upon dissolution of our company in accordance with the terms of the operating agreement, the then holders of common shares will be entitled to share in the assets of our company legally available for distribution following payment to creditors in accordance with the positive balance in such holders’ tax-based capital accounts required by the operating agreement, after giving effect to all contributions, distributions and allocations for all periods.

Amendment of the Operating Agreement

The operating agreement may be amended by a majority vote of our board of directors of our company, except that amending the following provisions requires an affirmative vote of at least a majority of the then outstanding common shares:

•	the purpose or powers of our company;

•	an increase in the number of common shares authorized for issuance;

•	the distribution rights of the common shares;

•	the voting rights relating to the common shares;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our company’s assets and certain other business combinations or transactions;

•	the right of our shareholders to vote on the dissolution, winding up and liquidation of our company; and

•	the provision of the operating agreement governing amendments thereof.

In addition, our manager, as holder of the allocation shares, will have certain consent rights with respect to the amendments to the operating agreement, as specified above under “—Voting and Consent Rights.”

Warrants

We have not issued any warrants prior to this offering.

Warrants to be issued in this offering

Each warrant issued in this offering entitles the registered holder to purchase one common share at a price equal to 100% of the public offering price per unit, subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the closing of this offering.

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The warrants will be issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part. The exercise price and number of common shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common shares issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis and if the requirements of Rule 144 of the Securities Act have been satisfied the shares may be freely sold. If the requirements of Rule 144 of the Securities Act have not been satisfied and there is no registration statement filed, warrant holders be entitled to certain cash payments until the warrant shares can be delivered with a legend.

The warrant holders do not have the rights or privileges of holders of common shares and any voting rights until they exercise their warrants and receive common shares; provided that if we issue options, convertible securities, warrants or similar securities to our shareholders, each warrant holder will have the right to acquire the same as if it had exercised its warrants for common shares. After the issuance of common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by our shareholders.

In the event of a “Fundamental Transaction” (as defined in the warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common shares), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction. Any warrant holder that receives cash described in the preceding sentence shall not receive any “Alternate Consideration” (as defined in the warrant agreement) from such Fundamental Transaction. The “Alternate Consideration” generally means the number of shares of the successor or acquiring corporation and any additional consideration receivable as a result of such Fundamental Transaction.

No fractional common shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a common share, we will, upon exercise, round up to the nearest whole number of common shares to be issued to the warrant holder.

Underwriter warrants

Please see “Underwriting” for a description of the warrants to be issued to the underwriter.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the operating agreement may make it more difficult for third parties to acquire control of our company by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the common shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the common shares. These provisions are intended to:

•	protect our manager and its economic interests in our company;

•	protect the position of our manager and its rights to manage the business and affairs of our company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of our company;

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•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of our company to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of our company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding common shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of our company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by our company in certain limited circumstances.

Furthermore, our manager has the right to resign and terminate the management services agreement upon 120 days’ notice.

Upon the termination of the management service agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement, will resign their respective position with our company and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any director on our board of directors appointed by the holder of the allocation shares may continue serving on our board of directors subject to our manager’s continued ownership of the allocation shares and subject to such director’s removal by the holder of the allocation shares.

If we terminate the management services agreement, our company and its businesses must cease using the term “1847,” including any trademarks based on the name of our company that may be licensed to them by our manager under a license grant in the management services agreement, entirely in their businesses and operations within 180 days of our termination of the management services agreement. The license grant requires our company and its businesses to change their names to remove any reference to the term “1847” or any reference to trademarks licensed to them by our manager upon termination of the license which would occur upon termination of the management services agreement.

See “Our Manager—Termination of Management Services Agreement” for more information about the termination provisions set forth in the management services agreement.

Anti-Takeover Provisions in the Operating Agreement

A number of provisions of the operating agreement also could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, control of our company. The operating agreement prohibits the merger or consolidation of our company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of our company’s property or assets unless, in each case, our board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of each of the outstanding common shares and allocation shares entitled to vote thereon.

In addition, the operating agreement contains provisions based generally on Section 203 of the DGCL which prohibits our company from engaging in a business combination with an interested holder of our common shares unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding common shares and allocation shares, excluding shares held by the interested holder or any affiliate or associate of the interested holder of interests.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the operating agreement authorizes our board of directors to increase the size of the board of directors and to fill vacancies on our board of directors. This provision could prevent a holder of common shares from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The operating agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of 85% of the then outstanding common shares. A director appointed by our manager may only be removed by our manager, as holder of the allocation shares.

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The operating agreement provides that special meetings may only be called by the Chairman of our board of directors or by resolution adopted by our board of directors.

The operating agreement also provides that holders of common shares, seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members, must provide notice thereof in writing to our company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the holders of common shares furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members entitled to vote at such meeting. The operating agreement specifies certain requirements as to the form and content of a member’s notice. These provisions may preclude members from bringing matters before members at an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued common shares are available for future issuance, without further approval of our shareholders. These additional common shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of our company or its businesses. The existence of authorized but unissued common shares could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the operating agreement, as discussed above. Our board of directors could, in the future, choose to amend the operating agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares and warrants is VStock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Pl, Woodmere, NY 11598, and the telephone number is (212) 828-8436.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations that may be associated with the purchase, ownership, and disposition of our units, common shares and warrants (which we refer to collectively as our securities) and the exercise or lapse of such warrants by U.S. holders (as defined below) and non-U.S. holders (as defined below). This summary is not intended to be a complete summary of the U.S. federal income tax consequences to purchasers of our securities, and does not discuss any state, local or other tax consequences, of an investment in our company. Moreover, this summary deals only with securities that are held as capital assets by holders who acquire our securities in this offering or by exercising a warrant that was acquired in this offering . The discussion does not discuss all of the U.S. federal income tax consequences that may be relevant to a potential investor in our company in light of such investor’s particular circumstances or to investors subject to special rules, such as brokers and dealers in securities, certain financial institutions, regulated investment companies, real estate investment trusts, tax - exempt organizations, insurance companies, persons holding our securities as part of a hedging, integrated, or conversion transaction or a straddle, or as part of any other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons who hold directly or constructively at least 5% of our common shares, or persons liable for the alternative minimum tax or the Medicare tax on certain investment income . This summary does not address any tax law other than the U.S. federal income tax law, including any estate tax law or any foreign, state or local income tax law.

Each potential investor is urged and expected to consult his or her own tax advisors prior to acquiring any of our securities to discuss his or her own tax and financial situation, including the application and effect of U.S. federal, state, local, and other tax laws and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as tax advice or as a substitute for careful tax planning.

The discussion herein is based on existing law as contained in the Code, currently applicable Treasury Regulations, or the Regulations, thereunder, administrative rulings and court decisions as of the date of this prospectus, all of which are subject to change by legislative, judicial and administrative action, which change may in any given instance have a retroactive effect. No rulings have been or will be requested from the IRS or any other taxing authority concerning any of the tax matters discussed herein. Furthermore, no statutory, administrative, or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of our securities or instruments similar to our securities . As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described in this summary. The IRS or a court may disagree with the following discussion or with any of the positions taken by the company for U.S. federal income tax reporting purposes, including the positions taken with respect to, for example, the classification of our company as a partnership. A different treatment of our securities or our company from that described below could adversely affect the amount, timing, character, and manner for reporting of income, gain, or loss in respect of an investment in our securities .

As used herein, the term “U.S. holder” means a beneficial owner of our securities that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in its gross income for U.S. federal income tax purposes, regardless of its source, (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) a U.S., state or local government or instrumentality.

As used herein, the term “non-U.S. holder” means any beneficial owner of our securities (other than a partnership or other entity treated as a partnership) that is not a U.S. Person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds securities of our company, the U.S. tax treatment of any partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or similarly treated entity) that acquires, holds, or sells our securities , we urge you to consult your own tax adviser.

Status of our Company

Pursuant to current law , and subject to the discussion of “publicly traded partnerships” herein, our company intends to be classified as a partnership for U.S. federal income tax purposes, and, accordingly, intends that no U.S. federal income tax will be payable by it as an entity. Instead, each holder of common shares will be required to take into account his or her distributive share of the items of income, gain, loss, deduction, credit and tax preferences of our company.

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If our company were not classified as a partnership and, instead, were to be classified as an association taxable as a corporation for U.S. federal income tax purposes , our company would be subject to federal income tax on its taxable income at regular corporate tax rates (currently at a maximum tax rate of 35%), thereby reducing the amount of cash available for distribution to the shareholders. In that event, the holders of common shares would not be entitled to take into account their distributive shares of our company’s losses or deductions in computing their taxable income, nor would they be subject to tax on their respective shares of our company’s income or gains . Distributions to a holder would be treated as (i) dividends to the extent of our company’s current or accumulated earnings and profits, (ii) a return of capital to the extent of each holder’s adjusted basis in his or her common shares, and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s adjusted basis in his or her common shares. Overall, treatment of our company as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in our company.

Based on the number of shareholders we may have as a result of this offering, and because our common shares are listed on the Over-The-Counter Bulletin  market and may in the future be listed on NYSE American , we believe that our company will be regarded as a publicly-traded partnership. Under U.S. federal income tax law , a publicly-traded partnership generally will be treated as a corporation for U.S. federal income tax purposes. A publicly-traded partnership will be treated as a partnership, however, and not as a corporation, for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year in which it is publicly traded constitutes “qualifying income” within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended, or the Code, and it is not required to register under the Investment Company Act. Qualifying income generally includes dividends, interest (other than interest derived in the conduct of a lending or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person), certain real property rents, certain gain from the sale or other disposition of real property, gains from the sale of shares or debt instruments which are held as capital assets, and certain other forms of “passive-type” income. Our company expects to realize sufficient qualifying income to satisfy the qualifying income exception. Our company also expects that we will not be required to register under the Investment Company Act.

There can be no assurance that the IRS will not prevail in asserting that our company should be treated as a publicly - traded partnership taxable as a corporation for U.S. federal income tax purposes . No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the status of our company for U.S. federal income tax purposes or whether our company will have sufficient qualifying income under Section 7704(d) of the Code. Whether our company will continue to meet the qualifying income exception is dependent on our company’s continuing activities and the nature of the income generated by those activities. For example, we intend to take the position that any loans we make to any of our subsidiaries are not being made as part of a lending business we conduct. There can be no assurance the IRS will not successfully challenge any such position. Moreover, we also intend to take the position that we will not otherwise be directly engaged in any trade or business for U.S. federal income tax purposes, but there can be no assurance that this position would also not be challenged by the IRS. This discussion assumes we are not and will not be engaged in any trade or business (including a lending business) for U.S. federal income tax purposes. In addition, whether any offsetting management services agreements (if any) between our manager and the operating businesses may give rise to management fee income to our company is not clear. In any event, our company’s board of directors intends to cause our company to conduct its activities in such manner as is necessary for our company to continue to meet the qualifying income exception.

If at the end of any year in which we would be considered to be a publicly-traded partnership, our company fails to meet the qualifying income exception, our company may still qualify as a partnership for federal income tax purposes if our company is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) our company and each of the holders of common shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. The remainder of this discussion of the material U.S. federal income tax considerations assumes we would not be classified as a publicly-traded partnership treated as a corporation.

If in any year in which we would be considered to be a publicly-traded partnership, our company fails to satisfy the qualifying income exception in a particular taxable year (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure) or is required to register under the Investment Company Act, our company will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of that year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders in liquidation of their common shares in our company. This contribution and liquidation should be tax-free to holders and our company so long as our company, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, our company would be classified as a corporation for U.S. federal income tax purposes.

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The balance of this discussion assumes that our company is not engaged in a trade or business, and will be treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders

Tax Characterization of Warrants

Although not entirely free from doubt, under general principles of tax law and certain Treasury Regulations applicable to noncompensatory options to acquire partnership interests, because the exercise price of each warrant issued pursuant to this offering will be equal to the issue price of the underlying common share issued in this offering, and because the warrants otherwise contain no material rights of a holder of common shares until the warrant is exercised (among other reasons), we intend to treat each warrant as an option to acquire one common share for U.S. federal income tax purposes, and not as a partnership interest represented by the common share underlying such warrant, and this discussion assumes the warrants will be so treated. If the warrant is treated as a partnership interest, then the holder of such warrant may be allocated income or gains with respect to such warrants and would otherwise be treated as a partner in our company for U.S. federal income tax purposes, with the tax consequences as described below, but such warrantholder would not be entitled to any distributions from our company with respect to such income or gain. The balance of this discussion assumes that the warrants are not treated as partnership interests prior to their exercise.

Allocation of Purchase Price of Unit between Common Share and Warrant

The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one common share and one warrant to acquire one common share. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the common share and warrant based on the relative fair market value of each at the time of issuance. Our company will make a determination of the relative fair market values to be assigned to such common share and warrant, and no investor holder will be permitted to take any position for U.S. federal income tax purposes that is inconsistent with our determination of such relative fair market values. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the common share and warrant comprising the unit, and the amount realized on the disposition should be allocated between the common share and the warrant based on their respective relative fair market values at the time of disposition. The separation of common shares and warrants comprising units should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the units, common shares and warrants and a holde r’ s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Tax Treatment of Our Company

As a partnership, our company itself will not be subject to U.S. federal income tax (except as may be imposed as a result of certain audit adjustments, as contemplated by recent changes to the partnership audit rules) although it will file an annual partnership information return with the IRS. The information return will report the results of our company’s activities and will contain schedules reflecting allocations of profits or losses (and items thereof) to members of our company, that is, to the shareholders. In addition, to meet the terms of certain record keeping requirements under the Code, our company must annually obtain from each shareholder the names and addresses of any and all ultimate beneficial owners of our company shares and, to the extent a shareholder is not, in whole or in part, the ultimate beneficial owner, such ultimate beneficial owner’s direct or indirect fractional ownership share in our company, and the amount of any distribution(s) received by such ultimate beneficial owner by reason of his or her direct or indirect fractional ownership share in our company.

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Tax Treatment of Company Income to Holders

Each partner of a partnership is required to report on his or her income tax return his or her share of items of income, gain, loss, deduction, credit, and other items of the partnership without regard to whether cash distributions are received. Each holder will be required to report on his or her tax return his or her allocable share of company income, gain, loss, deduction, credit and other items for our company’s taxable year that ends with or within the holder’s taxable year. Each item of company income, gain, loss, deduction or credit will generally have the same character (e.g., capital or ordinary) as if the holder recognized the items directly . Thus, holders of common shares may be required to report taxable income without a corresponding current receipt of cash if our company were to recognize taxable income and not make cash distributions to the shareholders.

Allocation of Company Profits and Losses

The determination of a holder’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership is governed by the operating agreement, provided such share has “substantial economic effect” or reflects the “partners’ interests in the partnership.” Subject to the discussion below, it is intended that the allocations under the operating agreement should have “substantial economic effect” or be respected as reflecting the “partners’ interests in the partnership.” Whether an allocation is considered to reflect the partners’ interests in the partnership is a facts and circumstances analysis of the underlying economic arrangement of our company’s shareholders.

In general, under the operating agreement, items of ordinary income and loss will be allocated among the holders of common shares and our manager based upon their relative rights to receive distributions from our company. If the IRS were to prevail in challenging the allocations provided by the operating agreement, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The federal income tax laws generally require specified items of taxable income, gain, loss, and deduction to be allocated in a manner that accounts for the difference between the tax basis and the fair market value of property contributed or deemed contributed to a partnership. The intended effect of these rules would be to allocate built-in tax gain or tax loss in a partnership’s assets to investors who economically earned such gain or loss. As such, specified items of income, gain, loss, deduction and credit will be allocated to account for the difference between the tax basis and fair market value of property contributed to our company and any company property that may be revalued and reflected in the partners’ capital accounts in the future.

In particular, with respect to investors who purchase their units with cryptocurrency, we intend to sell such cryptocurrency for cash as soon as practical following our receipt thereof. If any such investor has a tax basis in such cryptocurrency (as determined under U.S. federal income tax law) that is different from the value at which we accept the cryptocurrency from such investor, then we are required to specially allocate any resulting income, gain or loss solely to such investor. If such gain or loss is capital gain or capital loss for U.S. federal income tax purposes, the character of such gain or loss as long-term or short-term will be determined using our holding for such cryptocurrency, which includes such investor’s holding period therefor. We will request that each investor who is purchasing units with cryptocurrency provide us with his or her tax basis and holding period for such cryptocurrency and whether or not the investor holds such cryptocurrency as a capital asset for U.S. federal income tax purposes, and we may request documentation supporting an investor’s determination of such tax basis and holding period. If an investor does not provide us with the requested information, we will assume that such investor has a zero tax basis in such cryptocurrency and that the entire amount of any resulting gain is ordinary income. An investor who purchases units with cryptocurrency will have an initial tax basis in his or her units equal to such investor’s tax basis in the cryptocurrency plus the holder’s share of our liabilities at the time of purchase, which initial tax basis will be increased or decreased by the amount of any income, gain or loss (as the case may be) specially allocated to such investor as described in this paragraph. Assuming the investor held the cryptocurrency as a capital asset, the investor’s holding period for the common shares acquired with the cryptocurrency will include his or her holding period in such cryptocurrency. Investors should consult their own tax advisers to determine the tax basis and holding period of any cryptocurrency used to purchase units. The special allocation will not affect any other allocation of income, gain or loss allocated to such holder from the company. For the tax consequences of any allocation for U.S. federal income tax purposes, investors should consult the discussion under the headings “—Tax Considerations for U.S. Holders” or “—Tax Considerations for Non-U.S. Holders,” as applicable.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to publicly traded partnerships, is not always clear. Our company will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of U.S. federal income tax law. It is, therefore, possible that the IRS will prevail in asserting that certain of the allocations, conventions or assumptions are not acceptable, and may require items of company income, gain, loss, deduction or credit to be reallocated in a manner that could be adverse to a holder of common shares.

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Treatment of Distributions

Distributions of cash (or in certain cases, marketable securities) made by our company to the shareholders will generally not be taxable to a shareholder to the extent that the amount of cash (or the value of such marketable securities) distributed to the shareholder does not exceed such shareholder’s adjusted tax basis in his or her common shares (determined as described in the discussions regarding common shares purchased as part of a unit in this offering and common shares acquired through exercise of warrants) immediately before the distribution. To the extent that a shareholder receives an amount of cash in excess of such shareholder’s adjusted tax basis (or in certain cases marketable securities with a value in excess of such basis), with such basis determined immediately before the distribution, such shareholder will recognize gain equal to such excess (see the section entitled “—Disposition of Securities” below). Distributions of such cash or marketable securities will reduce the tax basis of the common shares held by a shareholder receiving such a distribution by the amount of such cash or the value of such marketable securities, as the case may be. If any asset other than cash or marketable securities is distributed in-kind to the shareholders, in general, such distribution should be tax-free to the shareholders to the shareholders receiving such asset. If an asset is distributed other than in connection with a liquidation of a shareholder’s interest in our company (and that is not accompanied by a distribution of cash or marketable securities), then the shareholder receiving the asset will have a tax basis in such asset equal to the lesser of (i) our tax basis in the asset or (ii) the shareholder’s tax basis in the common shares to which such distribution relates. In general, if an asset is distributed in kind in connection with a liquidation of a shareholder’s interest in our company (and that is not accompanied by a distribution of cash or marketable securities), then the shareholder’s tax basis in the distributed asset will equal his or her tax basis in the common shares to which such distribution relates. If cash or marketable securities are distributed along with the distribution of such asset, then the shareholder must first reduce his or her tax basis in the common shares by the amount of such cash or marketable securities so distributed. Shareholders are strongly urged to consult their tax advisers regarding the tax consequences to them of any such distributions in-kind. In general, shareholders will be able to include the partnership’s holding period in determining their holding period for any such distributed assets.

Tax Basis in Warrants and Common Shares

Subject to the discussion above of the tax treatment of holders who purchase their units with cryptocurrency, a holder’s tax basis in a warrant will be equal to the holder’s initial investment in the warrant (i.e., the portion of the holder’s purchase price for a unit that is allocated to the warrant, as described above under “—Allocation of Purchase Price of Unit between Common Share and Warrant”).

The holder’s initial tax basis in a common share received upon exercise of a warrant generally will be an amount equal to the sum of (i) the holder’s initial investment in the warrant (i.e., the portion of the holder’s purchase price for a unit that is allocated to the warrant, as described above under “—Allocation of Purchase Price of Unit between Common Share and Warrant”), (ii) the exercise price of the warrant and (iii) the holder’s share of our liabilities at the time of exercise. Notwithstanding the forgoing, the resulting initial tax basis of a common share that arises on the exercise of a warrant by a holder of warrants who also holds common shares will be added to the overall tax basis of the U.S. holder in all of his or her common shares, because a holder of partnership interests is deemed to have a “unified basis” in all of his or her partnership interests (in this case, common shares), without the ability to specifically identify the tax basis that might otherwise be attributable to a particular common share, for example.

Subject to the discussion above of the tax treatment of holders who purchase their units with cryptocurrency, a holder’s initial tax basis in his or her common shares underlying the units acquired in this offering (other than common shares acquired by exercise of a warrant) will generally equal the sum of (a) the portion of the holder’s purchase price for a unit that is allocated to the common share underling such unit, as described above under “—Allocation of Purchase Price of Unit between Common Share and Warrant,” and (b) such holder’s share of our company’s liabilities at the time of his or her purchase of units. A holder’s tax basis in a common share received upon exercise of a warrant will be as set forth in the preceding paragraph. A holder’s tax basis in his or her common shares will be increased from time to time by (a) the holder’s share of our company’s taxable income, including capital gain, (b) the holder’s share of our company’s income, if any, that is exempt from tax, (c) any increase in the holder’s share of our company’s liabilities, and (d) any additional capital contributions by such holder to our company. A holder’s tax basis in his or her common shares will generally be decreased from time to time (but not below zero) by (a) the amount of any cash and the adjusted basis of any property distributed (or deemed distributed) to the holder, (b) the holder’s share of our company’s losses and deductions, (c) the holder’s share of our company’s expenditures that are neither deductible nor properly chargeable to a capital account, and (d) any decrease in the holder’s share of our company’s liabilities.

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Subject to the discussion of the tax treatment of holders who purchase their units with cryptocurrency, a holder’s holding period for the common share purchased as part of a unit in this offering will begin on the day after the date of such purchase. The holding period for a common share acquired through the exercise of a warrant should begin on the day after the date of exercise of such warrant by such holder.

Exercise or Lapse of a Warrant

The payment of cash by a U.S. holder or non-U.S. holder upon the exercise of a warrant in exchange for the one common share underlying such warrant should not result in the recognition of gain or loss to such exercising warrant holder. However, under applicable Treasury Regulations, the exercise of such warrant may result in adjustments to the capital accounts of the members of the company and/or the allocation of gross taxable income to the warrant holder, in each case attributable to the difference between the value of the common share underlying each exercised warrant on the date of exercise and such warrant’s exercise price. Any adjustments or allocations of gross income required by these regulations may result in adverse or unexpected tax consequences to the holder of the exercised warrant or the other holders of common shares. In general, a U.S. holder’s or non-U.S. holder’s initial tax basis in the common share received on the exercise of a warrant should be equal to the sum of (a) such U.S. holder’s or non-U.S. holder’s tax basis in such warrant (as described above under “—Allocation of Purchase Price of Unit Between Common Share and Warrant”) plus (b) the exercise price paid by such U.S. holder or non-U.S. holder on the exercise of such warrant. A U.S. holder’s or non-U.S. holder’s holding period for the common share should begin on the day after the date that such warrant is exercised by such U.S. holder or non-U.S. holder. In general, if a warrant is allowed to lapse unexercised, a U.S. holder or non-U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

Tax Considerations For U.S. Holders

Tax Treatment of Company Income to U.S. Holders

Our company’s taxable income is expected to consist principally of interest income, capital gains, and dividends. Interest income will be earned upon the funds loaned by our company (if any) to the operating subsidiaries and from temporary investments of our company and will be taxable to the holders at ordinary income rates. Long-term capital gains will be reported upon the sale of capital assets by our company held for more than one year, and short-term capital gains will be reported upon the sale of capital assets by our company held for one year or less. Under current law, long-term capital gains allocated to non-corporate U.S. holders may qualify for a reduced rate of tax. Capital gains allocated to corporate U.S. holders will be taxed at ordinary income tax rates. Any dividends received by our company from its domestic corporate holdings may constitute qualified dividend income in the hands of certain non-corporate U.S. holders , which will, under current law, qualify for a reduced rate of tax provided various technical requirements are satisfied. Any dividends received by our company that do not constitute qualified dividend income will be taxed to U.S. holders at the tax rates generally applicable to ordinary income. Dividend income of our company from its domestic operating subsidiaries that is allocated to corporate holders of common shares may qualify for a dividends received deduction, provided ownership thresholds and certain other requirements are met.

Disposition of Securities

Upon the transfer of securities by a U.S. holder in a sale or other taxable disposition, the holder will generally recognize gain or loss equal to the difference between (i) the proceeds realized on such sale ( plus, in the case of a disposition of common shares, the U.S. holder’s share of company liabilities allocable to such common shares) and (ii) such holder’s adjusted tax basis in the securities sold (as described in “ —Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders —Tax Basis in Warrants and Common Shares ” ). Such gain or loss recognized on the sale of securities by a non-corporate U.S. holder who has held such securities for more than 12 months will be taxable as long- term capital gain or loss, except that in the case of gains attributable to taxable dispositions of common shares, the portion of the selling shareholder’s gain allocable to (or amount realized, in excess of tax basis, attributable to) “inventory items” and “unrealized receivables” of the company as defined in Section 751 of the Code will be treated as ordinary income. Capital gain or loss of non-corporate U.S. holders where the securities sold are considered held for 12 months or less is taxable as short-term capital gain or loss . Short-term capital gain is generally subject to U.S. federal income tax at ordinary income tax rates. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of common shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income. Non-corporate U.S. holders may carry excess capital losses forward indefinitely until the loss is fully absorbed or deducted. Corporate U.S. holders may carry capital losses back three years and forward five years. Capital losses may be subject to various other limitations under the Code, and U.S. holders are urged to consult their tax advisors regarding the deductibility of any particular loss in their circumstances.

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If a holder acquires common shares at different prices and sells less than all of its common shares, such holder will not be entitled to specify particular common shares as having been sold (as it could do if our company were a corporation). Rather, the holder should determine his or her gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of his or her “ unified basis ” in his or her common shares sold .

Limitations on Deductibility of Losses ; Management Fees and Other Expenses

A U.S. holder’s ability to deduct for U.S. federal income tax purposes his or her distributive share of any company losses or expenses will be limited to the lesser of (i) the adjusted tax basis in such holder’s common shares, or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of our company. In general, the amount “at risk” includes the holder’s actual amount paid for the common shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold his or her common shares if the lender of such borrowed funds owns shares or can look only to the bo rrower’s common shares for repayment. Losses in excess of the amount at risk must be deferred until years in which our company generates taxable income against which to offset such losses. The deductibility of losses may be further limited by U.S. federal income tax law, and U.S. holders should discuss such limitations with their own tax advisors.

Our company will pay a management fee (and possibly certain transaction fees) to our manager. Our company will also pay certain costs and expenses incurred in connection with activities of our manager. Our company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. It is expected that such fees and other expenses will generally constitute miscellaneous itemized deductions for non-corporate U.S. holders of common shares. Under current law that is in effect for taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate U.S. holders may not deduct any such miscellaneous itemized deductions for federal income tax purposes. A non-corporate U.S. holder ’ s inability to deduct such items could result in such holder reporting as his or her share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year. Corporate U.S. holders of common shares generally will be able to deduct these fees, costs and expenses in accordance with applicable U.S. federal income tax law.

Non-U.S. Holders

Taxation of Income or Gains Allocated to Non-U.S. Holders

Subject to the discussion below, a non-U.S. holder will not be subject to U.S. federal income tax on such holde r’ s distributive share of our company ’ s income or gains, provided that such income or gain is not considered to be effectively connected with the conduct of a trade or business within the United States. If the income or gain from our company is treated as effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holde r’ s share of any company income (and possibly gain realized upon the sale or exchange of our securities, as discussed below) will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on such effectively connected income. We intend to take the position that, except to the extent as may be required by law for income or gain attributable to “ U.S. real property interests ” as described below, our company will not be engaged in a U.S. trade or business for these purposes and our income will not be effectively connected to any such U.S. trade or business, but there can be no assurance that the IRS will not successfully challenge this position. The balance of this discussion assumes that the company is not engaged in a U.S. trade or business.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such holder ’ s distributive share of dividends, interest, and other fixed or determinable annual or periodical income from sources within the United States realized by our company that are not effectively connected with the conduct of a U.S. trade or business. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder.

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Non-U.S. holders will be required to timely and accurately complete an applicable form W-8 (or other applicable form) and provide such form to our company, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in our company.

Taxation of Distributions Received by Non-U.S. Holders

In general, the tax consequences of the receipt of distributions of cash from us to a non-U.S. holder will be the same as set forth above under “ —Tax Considerations Applicable to Both U.S. Holders and Non-U.S. Holders—Treatment of Distributions, ” except that any taxable gain that arises as a result of such distributions and that are attributable to “ U.S. real property interests ” (as defined below) will generally be taxed as described below under “ —Taxation of Gains From Sales or Other Taxable Distributions of U.S. Real Property Interests .”

Taxation of Gains From Sales or Other Taxable Dispositions of U.S. Real Property Interests

In general, Non-U.S. holders will be subject to U.S. withholding and federal income taxes on gains attributable to a taxable sale or other disposition (i) by our company of a “ U.S. real property interest ”, or USRPI, that are allocable to a non-U.S. holder, or (ii) by a non-U.S. holder of our securities (A) if the securities sold are USRPIs or (ii) to the extent such gains are attributable to USRPIs we hold at the time of such disposition. Gains from taxable sales or other dispositions of USRPIs are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain. For this purpose, a USRPI includes an interest (other than solely as a creditor) in (i) certain U.S. real property, (ii) a “ U.S. real property holding corporation ” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), and (iii) a partnership that holds USRPIs. We have made no determination as to whether any of our company ’ s investments will constitute a USRPI and there can be no assurance that we will not own or acquire USRPIs in the future.

Certain Other Considerations for Both U.S. Holders and Non-U.S. Holders

Tax Reporting by Our Company

Information returns will be filed by our company with the IRS, as required, with respect to income, gain, loss, deduction, credit and other items derived from our company’s activities. Our company will file a partnership return with the IRS and will use reasonable efforts to issue tax information that describes your allocable share of our income, gain, loss, deduction, and credit, including a Schedule K-1, to you (and to our manager) as promptly as possible. In preparing this information, our company will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction, and credit. Delivery of this information by our company will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which our company holds an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. In addition, the IRS may prevail in asserting that certain of our reporting conventions are impermissible, which could result in an adjustment to your income or loss.

It is possible that our company may engage in transactions that subject our company and, potentially, the holders of common shares, to other information reporting requirements with respect to an investment in our company. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. For tax years beginning after December 31, 2017, a partnership must designate a “ partnership representative ” to serve as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. Our company will designate Ellery Roberts to be the partnership representative for tax years beginning after December 31, 2017, and in such capacity we refer to Mr. Roberts as the “ partnership representative. ”

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Our partnership representative, which is required by the operating agreement to notify all holders of any U.S. federal income tax audit of our company, will have the authority under the operating agreement to conduct and respond to any IRS audit of our company’s tax returns or other tax-related administrative or judicial proceedings, and, if appropriate, to contest (including by pursuing litigation) any proposed adjustments by the IRS, and, if considered appropriate, to settle such proposed adjustments. A final determination of U.S. tax matters in any proceeding initiated or contested by the partnership representative will be binding on all holders of common shares who held their common shares during the period under audit. The partnership representative will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to company items. In addition, in its capacity as the “ partnership representative ” for tax years beginning after December 31, 2017, the partnership representative will have significantly greater authority under applicable law to bind our shareholders to audit adjustments applicable to the company and its shareholders. Moreover, for tax years beginning after December 31, 2017, in the case of an audit adjustment that results in an adjustment to items of partnership income, gain, loss or deduction for any particular year, the IRS may assess an “ imputed underpayment ” amount against our company unless the company makes a valid election to have such imputed underpayment assessed against the relevant shareholders (or former shareholders) to which such assessment relates. We will not make a determination as to whether we will pay any imputed underpayment that may be assessed against us or whether we will make the election to have the imputed underpayment assessed against our shareholders or former shareholders until such time as any such assessment may occur.

A U.S. federal income tax audit of our company’s information return may result in an audit of the tax return of a holder of common shares, which, in turn, could result in adjustments to a holder’s items of income, gain, loss, deduction, and credit that are unrelated to our company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of our company or of an income tax return of a holder, might not take a position that differs from the treatment thereof by our company or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Reportable Transaction Disclosure Rules

If our company were to engage in a “reportable transaction,” our company (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with rules governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of a threshold amount computed without regard to offsetting gains or other income or limitations. An investment in our company may be considered a “reportable transaction” if, for example, we recognize significant losses in the future. In certain circumstances, a holder of common shares who disposes of all or part of the shares in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose his or her participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if our company were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations. We urge U.S. holders to consult their tax advisers regarding the reportable transaction disclosure rules and the possible application of these rules to them.

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Information Reporting Requirements and Related Withholding Taxes

Under the “backup withholding” rules, a holder of our securities may be subject to backup withholding with respect to any taxable income or gain attributable to such securities unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, certifies this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A holder of our securities who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Investors should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Pursuant to recently enacted U.S. federal legislation known as the Foreign Account Tax Compliance Act, or FATCA, we may be subject to additional information reporting and withholding obligation requirements with respect to any shareholder that is a “foreign financial institution,” or an FFI, or a “non-financial foreign entity,” or an NFFE, as each such term is defined by FATCA. In general, under these requirements, U.S. federal withholding tax at a 30% rate may apply to certain U.S. source income earned by us which is allocable to an FFI or NFFE unless (i) in the case of an FFI, such FFI registers with the IRS, and (ii) in the case of either an FFI or NFFE, such entities disclose the identity of their U.S. owners or account holders and annually report certain information about such accounts. For tax years beginning after December 31, 2018, this 30% withholding tax may also apply to taxable sales or other dispositions of our securities. We will not pay any additional amounts in respect of any amounts required to be withheld under U.S. federal income tax law.

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UNDERWRITING

Boustead Securities, LLC is acting as the underwriter of this offering. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriter, the underwriter has agreed to sell up to $25,000,000 of units on a best efforts basis. In addition, the underwriter has been granted an over-subscription option pursuant to which we may sell up to an additional 15% of the total number of units to be offered by us in this offering if we are able to complete the maximum offering.

The underwriter is under no obligation to purchase any units for their own account nor may they purchase units in order to guarantee that the offering minimum is met. As a “ best efforts ” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

This offering will terminate on [  ] , 2018 (which we refer to as the Initial Offering Termination Date), which date may be extended to a date up to and including [  ] , 2018 (which we refer to as the Offering Termination Date), unless we sell the maximum amount of units set forth below before that date or we decide to terminate this offering prior to that date. In the event that the maximum amount has been met on or prior to the Offering Termination Date, the underwriter may exercise the over-subscription option on or prior to the Offering Termination Date to extend the offering for an additional 45 days. The gross proceeds of this offering will be deposited at Pacific Mercantile Bank, in an offering deposit account established by us, until we have sold a minimum of $12,500,000 of units. Once we satisfy the minimum offering amount, the funds will be released to us. If we decide to extend the offering period beyond the Initial Offering Termination Date, we will seek reconfirmations from investors who have deposited funds into the offering deposit account and all funds deposited by investors who do not reconfirm will be promptly returned without interest or offset. If we do not sell a minimum of $12,500,000 of units by the Offering Termination Date, all funds received will be promptly returned to investors without interest or offset.

From and after the date that we sell a minimum of $12,500,000 of units in the offering, in addition to accepting payments in United States Dollars, we will also begin to accept payments in Bitcoin and Ether cryptocurrencies. If you desire to pay for units in Bitcoin or Ether you will be provided with our public key so that you can transfer your cryptocurrency payment directly to our digital wallet. Investors who pay for units in cryptocurrency will bear the exchange rate fluctuation risk during the period between the time that the investor subscribes for the units and the time when we accept the subscription. We intend to accept subscriptions on a daily basis after the minimum of $12,500,000 units are sold in the offering, but cannot guarantee you that we will be able to accept subscriptions on such basis. We expect to immediately convert any cryptocurrency accepted by us into United States Dollars. In order to do so, we will transfer the Bitcoin and Ether received in our digital wallets to our digital wallets at a cryptocurrency exchange and sell for United States Dollars at the exchange rate at that time.

Prior to the effective date of the registration statement relating to this prospectus, we plan to file an application to have the common shares and warrants offered under this prospectus listed on the NYSE American, under the symbols “ EFSH ” and “ EFSHW, ” respectively. We expect our Common Shares and Warrants to begin trading upon consummation of this offering. No assurance can be given that our application will be approved.

Discounts, Commissions and Expenses

We have agreed to pay the underwriter (i) a cash fee equal to 8% of the aggregate gross proceeds raised in this offering and (ii) warrants to purchase that number of our common shares equal to an aggregate of 8% of the gross proceeds received by us in the offering, divisible by and exercisable at a strike price equal to one hundred ten percent (110%) of the public offering price per unit. Such warrants shall have an exercise price equal to $[  ] per share, which is 110% of the public offering price, shall be exercisable, in whole or in part, at any time within five (5) years, from the effective date of this registration statement, and otherwise have the same terms as the warrants sold in this offering except that (1) they will provide for cashless exercise, (2) they will provide up to two demand registration rights with respect to the underlying shares (one at our expense) for a period of five years from the date of effectiveness of this registration statement and (3) they will provide for unlimited “piggyback” registration rights with respect to the underlying shares during the three (3) year period from the effective date of this offering. Such warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effectiveness of the registration statement, of which this prospectus forms a part, the warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or  be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person.

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The underwriter proposes to offer the units directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may, but is not obligated to, retain selected dealers that are qualified to offer and sell the units and that are members of the Financial Industry Regulatory Authority. After the offering to the public, the offering price and other selling terms may be changed by the underwriter without changing the proceeds we will receive from the underwriter. The underwriter has informed us that they may provide an allowance not in excess of $ [  ]  per share to other dealers out of the underwrit er’s commission of $ [  ]  per share.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming completion of the minimum offering, the maximum offering without exercise of the overs-subscription option and maximum offering with exercise of the over-subscription option. The underwriting commissions are equal to the public offering price per unit less the amount per unit the underwriter pay us for the units.

	Per Unit	Total Minimum	Total Maximum without Over- Subscription Option	Total Maximum with Over- Subscription Option
Public offering price	$	$12,500,000	$25,000,000	$28,750,000
Underwriting discounts and commissions (8%)	$	$1,000,000	$2,000,000	$2,300,000
Proceeds, before expenses, to us	$	$11,500,000	$23,000,000	$26,450,000

We are required to pay the underwriter ’ s accountable expenses , including reasonable fees and expenses of its legal counsel in an amount not to exceed $125,000, the costs of third-party due diligence reports in an amount not to exceed $25,000, and the costs of any listing or portal services not to exceed $10,000 at closing of the offering. We have also paid the underwriter an advance against accountable expenses in the amount of $40,000 of which any unused portion will be returned to us and have agreed to pay to the underwriter an advisory fee of $40,000 upon conditional approval of our company to list on the NYSE American. Furthermore, if we extend our agreement with the underwriter beyond its current term of one year, then we would be required to pay the underwriter an extension fee of $40,000. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $ 651,754 if the minimum number of units being offered are sold, $ 714,254 if the maximum number of units being offered are sold without exercise of the over-subscription option, or $733,004 if the maximum number of units being offered are sold and the underwriter exercises the over-subscription option in full , all of which are payable by us.

A prospectus in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We intend to market the units in this offering, in whole or in part, through the FlashFunders™ online platform located at http://www.flashfunders.com operated by FlashFunders, Inc., which we refer to, along with its subsidiaries and affiliates, as FlashFunders, where this prospectus will be posted. FlashFunders, through its wholly owned subsidiary, FinTech Clearing, LLC, a FINRA member has been further engaged to provide certain technology and clearing services, including offering deposit account services, in connection with this offering. The fee for such services equal to 0.25% of the gross offering proceeds will be paid by the underwriter and is included in the reimbursement to underwriter of accountable expenses incurred in connection with this offering.

Further, we will pay FlashFunders (i) a technology fee equal to 0.25% of the gross offering proceeds, which is included as underwriting compensation; (ii) applicable fees for fund transfers and accounting, including: funds transfer fees – $0.50 per ACH transfer; $12.00 per incoming wire transfer; $30.00 per outgoing domestic wire transfer; $40.00 per outgoing foreign wire transfer; $10.00 per check; and other banking and vendor fees as appropriate for funds processing; (iii) $2.00 processing fee for each AML; (iv) $8.00 fee for funds transfer exception, if any; and (v) a $10,000 listing fee. The offering may also be marketed through our own website.

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Subscription and Offering Deposit Account

To purchase our units in this offering, investors must complete and sign a subscription agreement. Investors will be required to pay for their units by wire for the full purchase price of the units, payable to “ FinTech Clearing as Agent for the Investors of 1847 Holdings. ” After we have sold the minimum amount of $12,500,000, investors will be able to pay for units with the Bitcoin or Ether cryptocurrencies as described below.

Subscriptions will be effective only upon our acceptance of the subscriptions, and we reserve the right to reject any subscriptions in whole or in part. In compliance with Rule 15c2-4 under the Exchange Act, we and the underwriter will instruct investors to deliver all monies in the form of wire transfers to the offering deposit account agent. Upon the offering deposit account agent ’ s receipt of such monies, they shall be credited to the offering deposit account. Pursuant to an offering deposit account agency agreement among us, the underwriter and FinTech Clearing, LLC, as offering deposit account agent, the funds received in payment for units purchased in this offering will be wired to a non-interest bearing offering deposit account at Pacific Mercantile Bank and held until the offering deposit account agent determines that the amount in the offering deposit account is equal to at least the minimum amount required to close this offering. Upon confirmation of receipt of the requested minimum subscription amount, the offering deposit account agent will release the funds in accordance with the written instructions provided by us and the underwriter, indicating the date on which the units purchased in this offering are to be delivered to the investors and the date the net proceeds are to be delivered to us. Unless investors instruct us otherwise, we will deliver the units being issued to the investors electronically.

From and after the date that we sell a minimum of $12,500,000 of units in the offering, in addition to accepting payments in United States Dollars, we will also begin to accept payments in Bitcoin and Ether cryptocurrencies. If you desire to pay for units in Bitcoin or Ether you will be provided with our public key so that you can transfer your cryptocurrency payment directly to our digital wallet. Investors who pay for units in cryptocurrency will bear the exchange rate fluctuation risk during the period between the time that the investor subscribes for the units and the time when we accept the subscription. We intend to accept subscriptions daily after the minimum of $12,500,000 units are sold in the offering, but cannot guarantee that it will be able to accept subscriptions on such basis. We expect to immediately convert any cryptocurrency accepted by us into United States Dollars. In order to do so, we will transfer the Bitcoin and Ether received in our digital wallets to our digital wallets at a cryptocurrency exchange and sell for United States Dollars at the exchange rate at that time.

Lock-Up Agreements

We and our directors, officers and any other 1% or greater holder of outstanding shares of our common shares (and all holders of securities exercisable for or convertible into common shares) have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities, including the issuance of common shares upon currently outstanding options for a period of nine (9) months after the date of this prospectus, without the prior written consent of the underwriter .

The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

We have agreed to grant the underwriter for the 6 month period following the closing of this offering, a right of first refusal to act as sole financial advisor or joint financial advisor on at least equal economic terms as the other advisor on any public or private financing.

Indemnification

We have agreed to indemnify the underwriter against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriter may be required to make for these liabilities.

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Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriter may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the maximum number of units sold in this offering. The underwriter may close out any covered short position by  either excercising the over-subscription option or  purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-subscription option. “Naked” short sales are sales in excess of the over-subscription option.   The underwriter must close out any naked short position by  either exercising the over-subscription option or   purchasing securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriter in the open market before the completion of the offering.

Similar to other purchase transactions, the underwriter ’ s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriter has advised us that, pursuant to Regulation M under the Exchange Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of our securities, including the imposition of penalty bids. The underwriter makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the website maintained by the underwriter or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares of securities to selling group members for sale to its online brokerage account holders. Other than the prospectus in electronic format, the information on the underwrit er’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriter and its affiliates has provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

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Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area (each referred to herein as a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of us or the underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

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This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France. Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, or CONSOB) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 11971, as amended, or Qualified Investors; and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

139

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

140

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or the FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together referred to as relevant persons). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

141

LEGAL MATTERS

The validity of the common shares covered by this prospectus will be passed upon by Bevilacqua PLLC. Certain legal matters will be passed upon for the underwriter by Loeb & Loeb LLP, New York, New York.

EXPERTS

The financial statements of 1847 Holdings and Neese included in this prospectus and in the registration statement have been audited by KLJ & Associates, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The financial statements of Fitness CF included in this prospectus and in the registration statement have been audited Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Louis A. Bevilacqua, the managing member of our legal counsel, Bevilacqua PLLC, beneficially owns 337,500 of our common shares as of the date of this prospectus, which shares were received as partial consideration for legal services previously provided.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to the common shares offered in this offering and our company, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

142

FINANCIAL STATEMENTS

Page

Unaudited Condensed Consolidated Financial Statements of 1847 Holdings LLC for the Nine Months Ended September 30, 2017 and 2016	F-2
Condensed Consolidated Balance Sheets	F-3
Condensed Consolidated Statements of Operations	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Audited Consolidated Financial Statements of 1847 Holdings LLC for the Fiscal Years Ended December 31, 2016 and 2015	F-17
Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets	F-19
Consolidated Statements of Operations	F-20
Consolidated Statements of Cash Flows	F-21
Consolidated Statements of Shareholders’ Deficit	F-22
Notes to Consolidated Financial Statements	F-23

Audited Financial Statements of Neese, Inc. for the Fiscal Years Ended December 31, 2016 and 2015	F-28
Report of Independent Registered Public Accounting Firm	F-29
Balance Sheets	F-30
Statements of Income	F-31
Statements of Stockholders’ Equity	F-32
Statements of Cash Flow	F-33
Notes to Financial Statements	F-34

Unaudited Combined Financial Statements of Central Florida Health Clubs, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC for the Nine Months Ended September 30, 2017 and 2016	F-42
Combined Balance Sheets	F-43
Combined Statements of Income and Changes In Members’ Capital	F-44
Combined Statements of Cash Flows	F-45
Notes to Combined Financial Statements	F-46

Audited Combined Financial Statements of Central Florida Health Clubs, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC for the Fiscal Years Ended December 31, 2016 and 2015	F-51
Report of Independent Registered Public Accounting Firm	F-52
Combined Balance Sheets	F-53
Combined Statements of Income and Changes In Members’ Capital	F-54
Combined Statements of Cash Flows	F-55
Notes to Combined Financial Statements	F-56

1847 Holdings LLC Unaudited Pro Forma Combined Financial Information	F-64
Balance Sheet as of September 30, 2017	F-65
Income Statement for the Period Ending September 30, 2017	F-66
Balance Sheet as of December 31, 2016	F-67
Income Statement for the Year Ending December 31, 2016	F-68
Notes to Unaudited Pro Forma Combined Financial Information	F-69

F-1

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Nine Months Ended

September 30, 2017 and 2016

F-2

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS

Current Assets
Cash	$286,825	$-
Accounts receivable, net	260,552	-
Inventory, net	565,939	-
Prepaid expenses and other assets	177,366	369

TOTAL CURRENT ASSETS	1,290,682	369

Fixed Assets, net of accumulated depreciation of $ 912,168 as of September 30, 2017	6,527,123	-

Other assets	85,697	6

TOTAL ASSETS	$7,903,502	$375

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,444,135	$561,378
Line of credit	350,000	-
Advances, related party	148,881	108,878
Promissory note	1,025,000	-
Note payable – short-term	72,587	-
Uncertain tax liability	130,000	-
Current portion of capital lease obligation	480,352	-

TOTAL CURRENT LIABILITIES	3,650,955	670,256

Non-current note-payable	323,808	-
Vesting note payable	1,875,000	-
Non-current deferred tax liability	1,332,219
Capital lease obligation, net of current portion	2,472,261	-

TOTAL LIABILITIES	$9,654,243	$670,256

SHAREHOLDERS’ DEFICIT
Allocation shares, 1,000 shares issued and outstanding	1,000	1,000
Common Shares, 500,000,000 shares authorized, 3,115,500 shares issued and outstanding as of September 30, 2017 and December 31, 2016	3,115	3,115
Additional paid-in capital	11,891	11,891
Accumulated Deficit	(1,218,491)	(685,887)

TOTAL SHAREHOLDERS’ DEFICIT	(1,202,485)	(669,881)

NONCONTROLLING INTERESTS	(548,256)	-

TOTAL SHAREHOLDERS’ DEFICIT	(1,750,741)	(669,881)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$7,903,502	$375

The accompanying notes are an integral part of these consolidated financial statements

F-3

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

REVENUES	$1,205,121	$-	$3,655,090	$-

COST OF SALES	1,563,475	-	3,835,893	-
GROSS PROFIT	(358,354)	-	(180,803)	-

General and administrative expenses	695,270	44,005	1,499,673	127,964
TOTAL OPERATING EXPENSES	695,270	44,005	1,499,673	127,964

NET LOSS FROM OPERATIONS	(1,053,624)	(44,005)	(1,680,476)	(127,964)

OTHER INCOME (LOSS)
Financing costs	(12,132)	-	(26,606)	-
Interest expense	(174,868)	-	(402,547)	-
Gain on sale of fixed assets	87,701		87,701
Gain on bargain purchase	-	-	274,281	-
TOTAL OTHER INCOME (LOSS)	(99,299)	-	(67,171)	-

NET LOSS BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	(1,152,923)	(44,005)	(1,747,647)	(127,964)

PROVISION FOR INCOME TAXES (BENEFIT)	(407,465)	-	(666,788)	-

NET LOSS	(745,458)	(44,005)	(1,080,859)	(127,964)

Less net loss attributable to non-controlling interests	(274,561)	-	(548,256)	-

NET LOSS ATTRIBUTABLE TO 1847 HOLDINGS SHAREHOLDERS	$(470,897)	$(44,005)	$(532,603)	$(127,964)

Net Loss Per Share: Basic and diluted	$(0.15)	$(0.01)	$(0.17)	$(0.04)
Weighted-average number of common shares outstanding: Basic and diluted	3,115,500	3,115,500	3,115,500	3,115,500

The accompanying notes are an integral part of these consolidated financial statements

F-4

1847 HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

OPERATING ACTIVITIES
Net income (loss)	$(1,080,859)	$(127,964)

Adjustments to reconcile net income to net cash provided by operating activities:
Gain on acquisition	(274,281)	-
Gain on sale of fixed assets	(87,701)
Depreciation expense	934,484	-
Amortization of financing costs	26,606	-

Changes in operating assets and liabilities:
Increase accounts receivable	(103,280)	-
Decrease in inventory	471,972	-
Increase in prepaid expenses	(8,110)	-
Increase in accounts payable and accrued expenses	674,233	118,936
Increase in uncertain tax position	1,000
Decrease in deferred tax liability and prepaid tax	(725,934)
Increase in other liabilities	(28,255)	-
Net used in operating activities	(200,125)	(9,028)

INVESTING ACTIVITIES
Cash acquired in acquisition	338,411	-
Proceeds from the sale of fixed assets	365,472	-
Purchase of equipment	(741,638)	-
Net cash used in investing activities	(37,755)	-

FINANCING ACTIVITIES
Proceeds from line of credit	350,000
Proceeds from notes payable	396,395
Financings costs	(153,947)	-
Principal payments on capital lease obligation	(107,746)	-
Loans from (repayments to) related party	40,003	8,650
Net cash provided by financing activities	524,705	8,650

NET CHANGE IN CASH	286,825	(378)

CASH
Beginning of period	-	415
End of period	$286,825	$37

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$223,453	$-
Income taxes paid	$67,400	$-

The accompanying notes are an integral part of these consolidated financial statements

F-5

1847 HOLDINGS LLC

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

1847 Holdings LLC (“we,” “our” and “our company”) was formed under the laws of the State of Delaware on January 22, 2013. We are in the business of acquiring small to medium size businesses in a variety of different industries.

To date, we have consummated three acquisitions. In September 2013, our wholly-owned subsidiary 1847 Management Services Inc. (“1847 Management”) acquired a 50% interest in each of two consulting firms previously controlled by our Chief Executive Officer, PPI Management Group, LLC and Christals Management, LLC.

On March 3, 2017, our wholly-owned subsidiary 1847 Neese Inc. (“1847 Neese”) entered into a stock purchase agreement with Neese, Inc. (“Neese”), and Alan Neese and Katherine Neese, pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese .

The consolidated financial statements include the accounts of our company and its wholly-owned subsidiaries, 1847 Management and 1847 Neese. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements

The accompanying unaudited interim consolidated financial statements as of September 30, 2017, and for the three and nine months ended September 30, 2017 and 2016 have been prepared in accordance with accounting principles generally accepted for interim financial statement presentation and in accordance with the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. They should be read in conjunction with the Company’s annual report on Form 10-K for the year ended December 31, 2016. In the opinion of management, the financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to fairly present the financial position as of September 30, 2017 and the results of operations for the three and nine months ended September 30, 2017 and 2016 and cash flows for the nine months ended September 30, 2017 and 2016. The results of operations for the three and nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the full year.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of our company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars.

Accounting Basis

Our company uses the accrual basis of accounting and GAAP. Our company has adopted a calendar year end.

Stock Splits

On July 2, 2014, our company amended its operating agreement to increase our authorized common shares from 50,000,000 to 500,000,000 shares. On the same date, we also completed a forward stock split of our issued and outstanding common shares at a ratio of 75 for 1. As a result of this stock split, our issued and outstanding common shares were increased from 1,038,050 to 77,853,750 shares.

On June 9, 2017, we completed a 1-for-25 reverse stock split of our outstanding common shares. As a result of this stock split, our issued and outstanding common shares decreased from 77,887,500 to 3,115,500 shares. Accordingly, all share and per share information has been restated to retroactively show the effect of this stock split.

F-6

Cash and Cash Equivalents

Our company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain Statements of Operations reclassifications have been made in the presentation of our prior financial statements and accompanying notes to conform to the presentation as of and for the three and nine months ended September 30, 2017.

Revenue Recognition

Revenue will be recognized when it is realized or realizable and earned. Specifically, revenue will be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) service has occurred, customer acceptance has been achieved; (3) our selling price to the buyer is fixed and determinable; and (4) collection is reasonably assured. Our company recognizes revenue when services have been provided and collection is reasonably assured.

Inventory

Inventory consists of finished product acquired for resale and is valued at the lower-of-cost-or-market with cost determined on a specific item basis.

Property and Equipment

Property and equipment is stated at cost. Depreciation of furniture, vehicles and equipment is calculated using the straight-line method over the estimated useful lives (three to ten years), and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term (which is three to five years).

Long-Lived Assets

Our company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents and amounts due to shareholders. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F-7

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718. To date, our company has not adopted a stock option plan and has not granted any stock options.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing our net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing our net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common share equivalents outstanding as of September 30, 2017.

Comprehensive Income

Our company has established standards for reporting and displaying comprehensive income, its components and accumulated balances. When applicable, our company would disclose this information on its Statement of Shareholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. Our company has not had any significant transactions that are required to be reported in other comprehensive income.

Recent Accounting Pronouncements

We have reviewed all other FASB issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods. We have carefully considered the new pronouncements that alter the previous GAAP and do not believe that any new or modified principles will have a material impact on our reported financial position or operations in the near term.

NOTE 3 –   INVENTORIES

At September 30, 2017 and December 31, 2016, the inventory balances are composed of:

	2017	2016
Machinery & Equipment	$445,795	$-
Parts	120,144	-
	$565,939	$-

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at September 30, 2017 and December 31, 2016:

Classification	September 30, 2017	December31, 2016

Buildings and improvements	$1,338	$-
Equipment and machinery	3,349,688	-
Tractors	2,658,720	-
Trucks and other vehicles	1,419,545	-
Total	7,429,291	-
Less: Accumulated depreciation	(912,168	-
Property and equipment, net	$6,517,123	$-

Depreciation expense for the period of March 3, 2017 through September 30, 2017 totaled $934,484.

F-8

NOTE 5—ACQUISITION

On March 3, 2017, our wholly-owned subsidiary 1847 Neese entered into a stock purchase agreement with Neese and Alan Neese and Katherine Neese, pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese for an aggregate purchase price of: (i) $2,225,000 in cash (subject to certain adjustments); (ii) 450 shares of the common stock of 1847 Neese, constituting 45% of its capital stock; (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000; and (iv) the issuance of a short-term promissory note in the principal amount of $1,025,000.

The cash portion of the purchase price would have been adjusted upward if Neese’s final certified balance sheet, as of a date on or about the closing date, did not reflect a cash balance of at least $200,000. The cash balance on the closing date of March 3, 2017 amounted to approximately $338,000.

The provisional fair value of the purchase consideration issued to the sellers of Neese was allocated to the net tangible assets acquired. We accounted for the acquisition of Neese as the purchase of a business under GAAP under the acquisition method of accounting, the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of our company. The fair value of the net assets acquired was approximately $8,575,000. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of Neese’s business and is preliminary. Once we complete our analysis to finalize the purchase price allocation, which includes finalizing the valuation report from a third-party appraiser and a review of potential intangible assets, it is reasonably possible that, there could be significant changes to the preliminary values below.

Provisional Purchase Consideration

Amount of consideration:	$6,140,000

Assets acquired and liabilities assumed at preliminary fair value
Cash	$338,000
Accounts receivable	157,000
Prepaid taxes	311,000
Inventories	1,038,000
Financing costs	52,000
Property and equipment	6,900,000
Other assets	85,000
Accounts payable and accrued expenses	(175,000)
Uncertain tax position	(129,000)
Deferred tax liability	(2,135,000)
Other liabilities	(28,000)
Net tangible assets acquired	$6,414,000

Identifiable intangible assets
Intangible assets *	$-
Total Identifiable Intangible Assets	$-

Total net assets acquired	$6,414,000
Consideration paid	6,140,000
Preliminary gain on bargain purchase	$274,000

*We are reviewing for potential intangible assets, which may potentially change the intangible assets.

F-9

The following presents the unaudited pro-forma combined results of operations of our company with Neese as if the entities were combined on January 1, 2016.

	For the Three Months Ended September 30,
	2017	2016
Revenues, net	$1,205,121	$1,555,096
Net income (loss) allocable to common shareholders	$(745,458)	$321,429
Net income (loss) per share	$(0.24)	$0.10
Weighted average number of shares outstanding	3,115,500	3,115,500

	For the Nine Months Ended September 30,
	2017	2016
Revenues, net	$4,838,286	$5,007,645
Net income (loss) allocable to common shareholders	$(876,683)	$(120,071)
Net income (loss) per share	$(0.28)	$(0.04)
Weighted average number of shares outstanding	3,115,500	3,115,500

The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisitions been completed as of January 1, 2016 or to project potential operating results as of any future date or for any future periods.

The estimated useful life remaining on the property and equipment acquired is 1 to 10 years.

NOTE 6 —LINE OF CREDIT

On September 26, 2017, the company and its subsidiary, 1847 Neese, Inc, as co-borrowers (collectively, the “Borrowers”), entered into a loan and security agreement (the “Home State Bank Loan Agreement”), with Home State Bank, an Iowa state chartered bank (“Home State Bank”), governing a new revolving credit facility in a principal amount not to exceed $1,000,000 (the “Credit Facility”). The Home State Bank Loan Agreement is available for working capital and other general business purposes. Availability of borrowings under the Credit Facility from time to time is subject to discretionary advances approved by Home State Bank. The outstanding principal balance amounted to $350,000 as of September 30, 2017 and the Credit Facility bears interest at 4.85%. The note is due September 1, 2018.

NOTE 7—NOTES PAYABLE

Notes payable at September 30, 2017 and December 31, 2016 are summarized as follows:

	September 30, 2017	December 31, 2016
2018 Kenworth	$75,737	$-
2017 Versatile 450 I	160,329	-
2107 Versatile 450 II	160,329	-
	396,395	-
Current Portion	72,587	-
Total Non-Current	$323,808	$-

F-10

On July 21, 2017, the Company and its subsidiary, 1847 Neese, Inc, entered into a $76,806 promissory note with Home State Bank, secured by a 2018 Kenworth T800 Semi Tractor, bearing interest at 4.5%, amortized over 5 years, payable in monthly installments of principal and interest of $1,434 due August 1, 2022.

On September 18, 2017, the Company and its subsidiary, 1847 Neese, Inc, entered into a $160,329 promissory note with Home State Bank, secured by a 2017 Versatile 450 Tractor, bearing interest at 4.5%, amortized over 5 years, payable in monthly installments of principal and interest of $2,990 due September 20, 2022.

On September 18, 2017, the Company and its subsidiary, 1847 Neese, Inc, entered into a $160,329 promissory note with Home State Bank, secured by a 2017 Versatile 450 Tractor, bearing interest at 4.5%, amortized over 5 years, payable in monthly installments of principal and interest of $2,990 due September 20, 2022.

At September 30, 2017, annual minimum future lease payments under the promissory notes are as follows:

Amount
For the year ending December 31,
2017 (remainder of the year)	$17,842
2018	73,407
2019	76,779
2020	80,307
2021	83,996
2022	64,064
Total payments	395,395
Less current portion of principal payments	72,587
Long-term portion of principal payments	$323,808

NOTE 8 —PROMISSORY NOTES

Vesting Promissory Note

As noted above, a portion of the purchase price for the acquisition of Neese was paid by the issuance of a vesting promissory note in the principal amount of $1,875,000 by 1847 Neese and Neese to the sellers of Neese. Payment of the principal and accrued interest on the vesting promissory note is subject to vesting and a contingent consideration subject to fair market valuation adjustment at each reporting period. The vesting promissory note bears interest on the vested portion of the principal amount at the rate of eight percent (8%) per annum and is due and payable in full on June  30, 2020 (the “Maturity Date”). The principal of the vesting promissory note vests in accordance with the following formula:

•	Fiscal Year 2017: If Adjusted EBITDA for the fiscal year ending December 31, 2017, exceeds an Adjusted EBITDA target of $1,300,000 (the “Adjusted EBITDA Target”), then a portion of the principal amount of the vesting promissory note that is equal to sixty percent (60%) of such excess shall vest. Interest shall be payable on such vested portion of principal from January 1, 2017 through the Maturity Date.

•	Fiscal Year 2018: If Adjusted EBITDA for the fiscal year ending December 31, 2018, exceeds the Adjusted EBITDA Target, then a portion of the principal amount of the vesting promissory note that is equal to sixty percent (60%) of such excess shall vest. Interest shall be payable on such vested portion of principal from January 1, 2018 through the Maturity Date.

•	Fiscal Year 2019: If Adjusted EBITDA for the fiscal year ending December 31, 2019, exceeds the Adjusted EBITDA Target, then a portion of the principal amount of the vesting promissory note that is equal to sixty percent (60%) of such excess shall vest. Interest shall be payable on such vested portion of principal from January 1, 2019 through the Maturity Date.

For purposes of the vesting promissory note, “Adjusted EBITDA” means the earnings before interest, taxes, depreciation and amortization expenses, in accordance with GAAP applied on a basis consistent with the accounting policies, practices and procedures used to prepare the financial statements of Neese as of the closing date, plus to the extent deducted in calculating such net income: (i) all expenses related to the transactions contemplated hereby and/or potential or completed future financings or acquisitions, including legal, accounting, due diligence and investment banking fees and expenses; (ii) all management fees, allocations or corporate overhead (including executive compensation) or other administrative costs that arise from the ownership of Neese by 1847 Neese including allocations of supervisory, centralized or other parent-level expense items; (iii) one-time extraordinary expenses or losses; and (iv) any reserves or adjustments to reserves which are not consistent with GAAP. Additionally, for purposes of calculating Adjusted EBITDA, the purchase and sales prices of goods and services sold by or purchased by Neese to or from 1847 Neese, its subsidiaries or affiliates shall be adjusted to reflect the amounts that Neese would have realized or paid if dealing with an independent third-party in an arm’s-length commercial transaction, and inventory items shall be properly categorized as such and shall not be expenses until such inventory is sold or consumed.

F-11

The vesting promissory note contains customary events of default, including in the event of: (i) non-payment; (ii) a default by 1847 Neese or Neese of any of their covenants under the stock purchase agreement, the vesting promissory note, or any other agreement entered into in connection with the stock purchase agreement, or a breach of any of their representations or warranties under such documents; or (iii) the bankruptcy of 1847 Neese or Neese.

Short-Term Promissory Note

As noted above, a portion of the purchase price for the acquisition of Neese was paid by the issuance of a short-term promissory note in the principal amount of $1,025,000 by 1847 Neese and Neese to the sellers of Neese. The short-term promissory note bears interest on the outstanding principal amount at the rate of ten percent (10%) per annum and is due and payable in full on March 3, 2018; provided, however, that the unpaid principal, and all accrued, but unpaid, interest thereon shall be prepaid if at any time, and from time to time, the cash on hand of 1847 Neese and Neese exceeds $250,000 and, then, the prepayment shall be equal to the amount of cash in excess of $200,000 until the unpaid principal and accrued, but unpaid, interest thereon is fully prepaid. The short-term promissory note contains the same events of default as the vesting promissory note.

NOTE 9 —CAPITALIZED LEASES

Master Lease Agreement

The cash portion of the purchase price for the acquisition of Neese was financed under a capital lease transaction for Neese’s equipment with Utica Leaseco, LLC (the “Lessor”), pursuant to a master lease agreement, dated March 3, 2017, between Utica, as lessor, and 1847 Neese and Neese, as co-lessees (collectively, the “Lessee”). Under the master lease agreement, the Lessor loaned an aggregate of $3,240,000 for certain of Neese’s equipment listed therein (the “Equipment”), which it leases to the Lessee. The initial term of the master lease agreement was for 51 months. Under the master lease agreement, the Lessee agreed to pay a monthly rent of $53,000 for the first three (3) months, with such amount increasing to $85,321.63 for the remaining forty-eight (48) months.

On June 14, 2017, the parties entered into a first amendment to lease documents, pursuant to which the parties agreed to, among other things, extend the term of the master lease agreement from 51 months to 57 months and amend the payments due thereunder. Under the amendment, the Lessee agreed to pay a monthly rent of $53,000 for the first ten (10) months, with such amount increasing to $85,321.63 for the remaining forty-seven (47) months . In connection with the extension of the term of the master lease agreement, the parties also amended the schedule of stipulated loss values and early termination payment schedule attached thereto. In connection with the amendment, the Lessee agreed to pay the Lessor an amendment fee of $2,500.

If any rent is not received by the Lessor within five (5) calendar days of the due date, the Lessee shall pay a late charge equal to ten (10%) percent of the amount. In addition, in the event that any payment is not processed or is returned on the basis of insufficient funds, upon demand, the Lessee shall pay the Lessor a charge equal to five percent (5%) of the amount of such payment. The Lessee is also required to pay an annual administration fee of $3,000. Upon the expiration of the term of the master lease agreement, the Lessee is required to pay, together with all other amounts then due and payable under the master lease agreement, in cash, an end of term buyout price equal to the lesser of: (a) $162,000 (five percent (5%) of the Total Invoice Cost (as defined in the master lease agreement)); or (b) the fair market value of the Equipment, as determined by the Lessor.

Provided that no default under the master lease agreement has occurred and is continuing beyond any applicable grace or cure period, the Lessee has an early buy-out option with respect to all but not less than all of the Equipment, upon the payment of any outstanding rental payments or other fees then due, plus an additional amount set forth in the master lease agreement, which represents the anticipated fair market value of the Equipment as of the anticipated end date of the master lease agreement. In addition, the Lessee shall pay to the Lessor an administrative charge to be determined by the Lessor to cover its time and expenses incurred in connection with the exercise of the option to purchase, including, but not limited to, reasonable attorney fees and costs. Furthermore, upon the exercise by the Lessee of this option to purchase the Equipment, the Lessee shall pay all sales and transfer taxes and all fees payable to any governmental authority as a result of the transfer of title of the Equipment to Lessee.

F-12

In connection with the master lease agreement, the Lessee granted a security interest on all of its right, title and interest in and to: (i) the Equipment, together with all related software (embedded therein or otherwise) and general intangibles, all additions, attachments, accessories and accessions thereto whether or not furnished by the supplier; (ii) all accounts, chattel paper, deposit accounts, documents, other equipment, general intangibles, instruments, inventory, investment property, letter of credit rights and any supporting obligations related to any of the foregoing; (iii) all books and records pertaining to the foregoing; (iv) all property of such Lessee held by the Lessor, including all property of every description, in the custody of or in transit to the Lessor for any purpose, including safekeeping, collection or pledge, for the account of such Lessee or as to which such Lessee may have any right or power, including but not limited to cash; and (v) to the extent not otherwise included, all insurance, substitutions, replacements, exchanges, accessions, proceeds and products of the foregoing.

The assets and liabilities under the master lease agreement are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets, with costs of approximately $6.9 million as of September 30, 2017, net of accumulated amortization of approximately $.5 million as of September 30, 2017. Amortization of assets under capital leases is included in depreciation expense.

The Company adopted ASU 2015-03 by deducting $206,247 of debt issuance costs from the long-term portion of the capital lease. Amortization of debt issuance costs of $12,132 for the three months ended September 30, 2017 and $26,606 for the period March 3 to September 30, 2017 have been added to interest expense.

At September 30, 2017, annual minimum future lease payments under this capital lease are as follows:

Amount
For the year ending December 31,
2017 (remainder of the year)	$159,000
2018	991,537
2019	1,023,860
2020	1,023,860
2021	1,023,860
Total minimum lease payments	4,222,117
Less amount representing interest	1,089,863
Present value of minimum lease payments	3,132,254
Less current portion of minimum lease	480,352
Less debt issuance costs, net	179,641
Long-term present value of minimum lease payment	$2,472,261

The interest rate on the capitalized lease is approximately 13.4% and is imputed based on the lower of our incremental borrowings rate at the inception of each lease or the lessor’s implicit rate of return.

NOTE 10 —RELATED PARTIES

Management Services Agreement

On April 15, 2013, our company and 1847 Partners LLC (“our manager”), entered into a management services agreement, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our adjusted net assets for services performed.

On September 15, 2013, the parties entered into an amendment to the management services agreement that provides that in lieu of paying a quarterly management fee under the management services agreement based upon the adjusted net assets of our management consulting business, we will pay our manager a flat quarterly fee equal to $43,750. This amendment only applies to our management consulting business and does not apply to Neese or any businesses that we acquire in the future.

As of October 1, 2015, our manager agreed to suspend the flat quarterly management fee in the management consulting business due to the uncertainty of the underlying management services. In the year ended December 31, 2016, we determined the outstanding receivables are not likely to be collected and consequently wrote-off the balance of $100,000 to bad debt expense.

F-13

Offsetting Management Services Agreement - 1847 Neese

On March 3, 2017, 1847 Neese entered into an offsetting management services agreement with our manager.

Pursuant to the offsetting management services agreement, 1847 Neese appointed our manager to provide certain services to it for a quarterly management fee equal to $62,500 per quarter; provided, however, that: (i) pro rated payments shall be made in the first quarter and the last quarter of the term; (ii) if the aggregate amount of management fees paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of our company to our manager, in each case, with respect to any fiscal year exceeds, or is expected to exceed, 9.5% of our gross income with respect to such fiscal year, then the management fee to be paid by 1847 Neese for any remaining fiscal quarters in such fiscal year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to our manager by all of the subsidiaries of our company, until the aggregate amount of the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of our company to our manager, in each case, with respect to such fiscal year, does not exceed 9.5% of our gross income with respect to such fiscal year; and (iii) if the aggregate amount of the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of our company to our manager, in each case, with respect to any fiscal quarter exceeds, or is expected to exceed, the aggregate amount of the management fee (before any adjustment thereto) calculated and payable under the management services agreement (the “Parent Management Fee”) with respect to such fiscal quarter, then the management fee to be paid by 1847 Neese for such fiscal quarter shall be reduced, on a pro rata basis, until the aggregate amount of the management fee paid or to be paid by 1847 Neese, together with all other management fees paid or to be paid by all other subsidiaries of our company to our manager, in each case, with respect to such fiscal quarter, does not exceed the Parent Management Fee calculated and payable with respect to such fiscal quarter.

1847 Neese shall also reimburse our manager for all costs and expenses of 1847 Neese which are specifically approved by the board of directors of 1847 Neese, including all out-of-pocket costs and expenses, that are actually incurred by our manager or its affiliates on behalf of 1847 Neese in connection with performing services under the offsetting management services agreement.

The services provided by our manager include: conducting general and administrative supervision and oversight of 1847 Neese’s day-to-day business and operations, including, but not limited to, recruiting and hiring of personnel, administration of personnel and personnel benefits, development of administrative policies and procedures, establishment and management of banking services, managing and arranging for the maintaining of liability insurance, arranging for equipment rental, maintenance of all necessary permits and licenses, acquisition of any additional licenses and permits that become necessary, participation in risk management policies and procedures; and overseeing and consulting with respect to 1847 Neese’s business and operational strategies, the implementation of such strategies and the evaluation of such strategies, including, but not limited to, strategies with respect to capital expenditure and expansion programs, acquisitions or dispositions and product or service lines. The Company expensed $145,833 in management fee for the period of March 3, 2017 through September 30, 2017.

Advances

From time to time, our company has received advances from certain of its officers and related parties to meet short-term working capital needs. As of September 30, 2017 and December 31, 2016, a total of $112,646 and $108,878 advances from related parties are outstanding. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

As of September 30, 2017, 1847 Partners, LLC has funded the company $36,325 in related party advances. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

NOTE 11 —EQUITY

Allocation shares

As of September 30, 2017 and December 31, 2016, we had authorized and outstanding 1,000 allocation shares. These allocation shares do not entitle the holder thereof to vote on any matter relating to our company other than in connection with amendments to our operating agreement and in connection with certain other corporate transactions as specified in our operating agreement.

Our manager owns 100% of the allocation shares of our company, which are a separate class of limited liability company interests that, together with the common shares, will comprise all of the classes of equity interests of our company. Our manager received the allocation shares with its initial capitalization of our company. The allocation shares generally will entitle our manager to receive a twenty percent (20%) profit allocation as a form of incentive designed to align the interests of our manager with those of our shareholders. Profit allocation has two components: an equity-based component and a distribution-based component. The equity-based component will be paid when the market for our shares appreciates, subject to certain conditions and adjustments. The distribution-based component will be paid when the distributions we pay to our shareholders exceed an annual hurdle rate of eight percent (8.0%), subject to certain conditions and adjustments. While the equity-based component and distribution-based component are interrelated in certain respects, each component may independently result in a payment of profit allocation if the relevant conditions to payment are satisfied.

The 1,000 allocation shares are issued and outstanding and held by our manager, which is controlled by Mr. Roberts, our chief executive officer and controlling shareholder.

F-14

Common shares

We have authorized 500,000,000 common shares as of September 30, 2017 and December 31, 2016 and we had 3,115,500 common shares issued and outstanding. The common shares entitle the holder thereof to one vote per share on all matters coming before the shareholders of our company for a vote.

During the period ended September 30, 2017, we did not issue any equity securities.

Noncontrolling Interests

Our company owns 55.0% of 1847 Neese. For financial interests in which our company owns a controlling financial interest, our company applies the provisions of ASC 810, which are applicable to reporting the equity and net income or loss attributable to noncontrolling interests. The results of 1847 Neese are included in the consolidated statement of income. The net loss attributable to the 45% non-controlling interest of the subsidiary amount to $ 548,256 for the period March 3, 2017 through September 30, 2017.

NOTE 12 —COMMITMENTS AND CONTINGENCIES

Proposed Acquisition of Fitness CF Clubs

On July 7, 2017, 1847 Fitness, Inc. (“1847 Fitness”), a newly-formed subsidiary of our company, entered into a membership interest purchase agreement (the “Fitness CF Purchase Agreement”) with Central Florida Health Clubs, LLC d/b/a Gold’s Gym Orlando, a Florida limited liability company, CLFL, LLC d/b/a Gold’s Gym Clermont, a Florida limited liability company, MTDR LLC d/b/a Gold’s Gym Mt. Dora, a Florida limited liability company, SCFL, LLC d/b/a Gold’s Gym St. Cloud, a Florida limited liability company (collectively, the “Companies”), and the sellers set forth in Exhibit A to the Fitness CF Purchase Agreement, pursuant to which 1847 Fitness will acquire all of the issued and outstanding equity interests in the Companies for an aggregate purchase price of: (i) $14,000,000 in cash (subject to adjustment as described below); (ii) the Gross-Up Amount (as defined below); (iii) 135 shares of the common stock, $0.001 par value, of 1847 Fitness (the “Shares”), constituting 13.5% of the capital stock of 1847 Fitness; and (iv) the issuance of promissory notes in the aggregate principal amount of $1,000,000, in the form and upon such terms as are mutually agreed upon by the parties before the closing date. The “Gross-Up Amount” means the amount the cash portion of the purchase price will be increased, up to a maximum of $238,000, if, subsequent to the date of the stock purchase agreement and prior to the closing date, any seller who receives Shares determines that he or it will incur a federal tax liability resulting from the receipt of Shares as a portion of the purchase price.

The cash portion of the purchase price is subject to several pre-closing adjustments. If the Companies’ working capital is less than -$40,000, then the cash portion of the purchase price will be reduced by an amount equal to such difference. In addition, the cash portion will be decreased by the amount of any outstanding indebtedness of the Companies existing as of the closing date. Finally, if the Companies complete the acquisition of an additional fitness club located in Clermont, Florida, then the cash portion will be increased by an amount equal to 125% of the capitalized costs associated with the new club.

The cash portion of the purchase price is also subject to a post-closing working capital adjustment provision. Under this provision, the cash portion of the purchase price will be adjusted upward if the working capital reflected in the final certified balance sheet of the Companies as of a date on or about the closing date exceeds the working capital reflected in the preliminary balance sheet of the Companies. The cash portion of the purchase price will be adjusted downward if the working capital reflected in the final certified balance sheet of the Companies as of a date on or about the closing date is less than the working capital reflected in the preliminary balance sheet of the Companies. In each case, the working capital adjustment will be calculated in accordance with the working capital details specified in the Fitness CF Purchase Agreement.

The Fitness CF Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the sellers will not compete with the business of Companies for a period of three (3) years following closing. The Fitness CF Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Fitness CF Purchase Agreement. In the case of the indemnification provided by the sellers with respect to breaches of certain non-fundamental representations and warranties, the sellers will only become liable for indemnified losses if the amount exceeds $150,000, whereupon they will be liable for all losses relating back to the first dollar. Furthermore, the liability of the sellers for breaches of certain non-fundamental representations and warranties shall not exceed the purchase price payable under the Fitness CF Purchase Agreement.

The closing of the Fitness CF Purchase Agreement is subject to customary closing conditions, including, without limitation: (1) the completion of business, accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; (2) the receipt of any required consents of any third parties; the release of any security interests; and (3) delivery of all documents required for the transfer of shares of the Companies to 1847 Fitness.

F-15

Agreement of Lease - Related Party

On March 3, 2017, Neese entered into an agreement of lease with K&A Holdings, LLC, a limited liability company that is wholly-owned by the sellers of Neese. The agreement of lease is for a term of ten (10) years and provides for a base rent of $8,333 per month. In the event of late payment, interest shall accrue on the unpaid amount at the rate of eighteen percent (18%) per annum. The agreement of lease contains customary events of default, including if Neese shall fail to pay rent within five (5) days after the due date, or if Neese shall fail to perform any other terms, covenants or conditions under the agreement of lease, and other customary representations, warranties and covenants.

Future minimum lease payments are approximately as follows:

Year Ending December 31,	Operating Leases
2017 (remainder of the year)	$25,000
2018	100,000
2019	100,000
2020	100,000
2021	100,000
thereafter	525,000
Total minimum lease payments	$950,000

Corporate office

An office space has been leased on a month-by-month basis.

The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 13—SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10), our company has analyzed its operations subsequent to September 30, 2017 to the date these financial statements were issued, and has determined that, except as set forth below, it does not have any material subsequent events to disclose in these financial statements.

1847 Management

On October 3, 2017, our board of directors determined to discontinue our management consulting business operated by 1847 Management in order to devote more time and resources to Neese and future acquisitions.

Master Lease Agreement

On October 31, 2017, 1847 Neese and Neese (together, the “Lessee”) entered into a second equipment schedule under the master lease agreement with Utica (“Lessor”), pursuant to which, the Lessor loaned the Lessee an aggregate of $980,000 for certain of 1847 Neese’s equipment. The term is 51 months and monthly payments are $25,807.

Line of Credit

In October 2017, the company had an additional advance of $125,000 under the Home State Bank Loan Agreement (see Note 6).

Fitness CF Purchase Agreement

On November 7, 2017, 1847 Fitness and the Companies entered into Amendment No. 1 to the Fitness CF Purchase Agreement, pursuant to which the parties amended the Fitness CF Purchase Agreement to provide for an additional pre-closing adjustment to the cash portion of the purchase price. Under this new provision, the cash portion of the purchase price will be increased by an amount equal to the aggregate amounts actually paid by MTDR LLC and CLFL, LLC to third parties on or prior to the closing date for locker room renovations; provided, however that the amount of such increase shall not exceed $100,000 in the aggregate; and provided, further, that the amount of such increase shall be reduced, on a dollar for dollar basis, to the extent that the sellers directly receive the benefit of any of the annual fee billings due from MTDR LLC’s and CLFL, LLC’s members in January 2018. The Fitness CF Purchase Agreement was also amended to provide that the Company shall loan $6,407,407 to 1847 Fitness prior to closing, rather than contribute such amount as a capital contribution to 1847 Fitness.

F-16

1847 HOLDINGS LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND

CONDENSED FINANCIAL STATEMENTS

For the Years Ended

December 31, 2016 and 2015

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of 1847 Holdings, LLC

We have audited the accompanying consolidated balance sheets of 1847 Holdings, LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015. 1847 Holdings, LLC.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1847 Holdings, LLC as of December 31, 2016 and 2015 and the results of its operations and its cash flows for year ended December 31, 2016 and 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had accumulated deficit of $685,887 as of December 31, 2016, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, MN

April 17, 2017

5201 Eden Avenue

Suite 300

Edina, MN 55436

630.277.2330

F-18

1847 HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS

Current Assets
Cash	$-	$415
Accounts receivable	-	100,000
Prepaid expenses and other assets	369	369

TOTAL CURRENT ASSETS	369	100,784

INVESTMENTS	6	6

TOTAL ASSETS	$375	$100,790

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$561,378	$402,681
Advances, related party	108,878	98,146

TOTAL LIABILITIES	670,256	500,827

SHAREHOLDERS’ DEFICIT
Allocation shares, 1,000 shares issued and outstanding	1,000	1,000
Common Shares, 500,000,000 shares authorized, par value 77,887,500 shares issued and outstanding as of December 31, 2016 and 2015	7	7
Additional Paid In Capital	14,999	14,999
Accumulated Deficit	(685,887)	(416,043)

TOTAL SHAREHOLDERS’ DEFICIT	(669,881)	(400,037)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$375	$100,790

The accompanying notes are an integral part of these consolidated financial statements.

F-19

1847 HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2016	Year Ended December 31, 2015

REVENUES	$-	$131,250

OPERATING EXPENSES
General and administrative	107,031	137,470
Professional fees	162,813	205,103
TOTAL OPERATING EXPENSES	269,844	342,573

NET LOSS FROM OPERATIONS	(269,844)	(211,323)

PROVISION FOR INCOME TAXES	–	–

NET LOSS	$(269,844)	$(211,323)

Net Loss Per Share: Basic and diluted	$(0.00)	$(0.00)
Weighted-average number of common shares outstanding: Basic and diluted	77,887,500	77,887,500

The accompanying notes are an integral part of these consolidated financial statements.

F-20

1847 HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
OPERATING ACTIVITIES
Net loss	$(269,844)	$(211,323)

Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of bad debts	100,000	-

Changes in operating assets and liabilities:
Increase accounts receivable	-	(37,500)
Increase (decrease) in accounts payable and accrued expenses	158,686	194,095
Net cash used in operating activities	(11,158)	(54,728)

FINANCING ACTIVITIES
Proceeds (repayment) from bank overdraft	11	(446)
Loans from related party	10,732	55,589
Net cash provided by financing activities	10,743	55,143

NET INCREASE (DECREASE) IN CASH	(415)	415

CASH
Beginning of period	415	-
End of period	$-	$415

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-21

1847 HOLDINGS LLC

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Allocation	Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Capital	Deficit	Deficit

BALANCE – January 1, 2015	77,887,500	$7	$1,000	$14,999	$(204,720)	$(188,714)

Net loss for the year ended December 31, 2015	-	-	-	-	(211,323)	(211,323)

BALANCE – December 31, 2015	77,887,500	$7	$1,000	$14,999	$(416,043)	$(400,037)

Net loss for the year ended December 31, 2016	-	-	-	-	(269,844)	(269,844)

BALANCE – December 31, 2016	77,887,500	$7	$1,000	$14,999	$(685,887)	$(669,881)

The accompanying notes are an integral part of these consolidated financial statements.

F-22

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

1847 Holdings LLC was formed under the laws of the State of Delaware on January 22, 2013. We are in the business of acquiring small to medium size businesses in a variety of different industries. To date, we have consummated one acquisition. Our wholly-owned subsidiary acquired a 50% interest in each two consulting firms previously controlled by our Chief Executive Officer.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, 1847 Management Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a calendar year end.

Stock Split

On July 2, 2014, the Company amended the Operating Agreement of 1847 Holdings LLC to effect a stock split of its outstanding and authorized shares of common shares at a ratio of 75 for 1 (the “Stock Split”).

As a result of the Stock Split, the Company’s authorized shares of common stock were increased from 50,000,000 to 500,000,000 shares. On July 2, 2014, the Company’s issued and outstanding shares of common stock were increased from 1,038,050 to 77,853,750 shares, all with a par value of $0.001. Accordingly, all share and per share information has been restated to retroactively show the effect of the Stock Split.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents and amounts due to shareholder. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F-23

Revenue Recognition

Revenue will be recognized when it is realized or realizable and earned. Specifically, revenue will be recognized when all of the following criteria are met: (1) Persuasive evidence of an arrangement exists; (2) Service has occurred, customer acceptance has been achieved; (3) Our selling price to the buyer is fixed and determinable; and (4) Collection is reasonably assured. The Company recognizes revenue when services have been provided and collection is reasonably assured.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718. To date, the Company has not adopted a stock option plan and has not granted any stock options.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common share equivalents outstanding as of December 31, 2016.

Comprehensive Income

The Company has established standards for reporting and display of comprehensive income, its components and accumulated balances. When applicable, the Company would disclose this information on its Statement of Shareholders’ Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU-2016-02, “Leases (Topic 842).” The guidance requires that a lessee recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right of use asset representing its right to use the underlying asset for the lease term. For finance leases: the right-of-use asset and a lease liability will be initially measured at the present value of the lease payments, in the statement of financial position; interest on the lease liability will be recognized separately from amortization of the right-of-use asset in the statement of comprehensive income; and repayments of the principal portion of the lease liability will be classified within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases: the right-of-use asset and a lease liability will be initially measured at the present value of the lease payments, in the statement of financial position; a single lease cost will be recognized, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis; and all cash payments will be classified within operating activities in the statement of cash flows. Under Topic 842 the accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The amendments in Topic 842 are effective for the Company beginning January 1, 2019, including interim periods within that fiscal year. We are currently evaluating the impact of adopting the new guidance of the consolidated financial statements.

In January 2016, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which amends the guidance in U.S. generally accepted accounting principles on the classification and measurement of financial instruments. Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and are to be adopted by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this standard.

F-24

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which simplifies the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This ASU is effective for financial statements issued for annual periods beginning after December 16, 2016, and interim periods within those annual periods. The adoption of this standard will not have any impact on the Company’s financial position, results of operations and disclosures.

The FASB has issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under Generally Accepted Accounting Principles (GAAP), financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it established the fundamental basis for measuring and classifying assets and liabilities. Currently, GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt the organization’s ability to continue as a going concern or to provide footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definition that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments in this update are effective for the annual period ending after December 31, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company has the adopted the methodologies prescribed by this ASU by the date required and there is no material impact on the Company’s consolidated financial statements.

NOTE 3— GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern. The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 4 – INVESTMENTS

On September 15, 2013, 1847 Management Services, Inc., the Company’s wholly owned subsidiary, acquired a 50% interest in each of PPI Management Group, LLC and Christals Management LLC from our Chief Executive Officer and controlling shareholder, Ellery W. Roberts. In connection with the acquisition of such equity interests from Mr. Roberts, we issued to Mr. Roberts 65,625,000 of our common shares pursuant to a securities purchase agreement.

NOTE 5—RELATED PARTIES

Management Services Agreement

The company and our manager have entered into a management services agreement on April 15, 2013, pursuant to which we are required to pay our manager a quarterly management fee equal to 0.5% (2.0% annualized) of our company’s adjusted net assets for services performed. On September 15, 2013, we entered into an amendment to our management services agreement that provides that in lieu of paying a quarterly management fee under the management services agreement based upon the adjusted net assets of our management consulting business, we will pay our manager a flat quarterly fee equal to $43,750. This amendment only applies to our management consulting business and will not apply to any businesses that we acquire in the future.

As of October 1, 2015, the manager agreed to suspend the flat quarterly management fee in the management consulting business due to the uncertainty of the underlying management services. In the year ended December 31, 2016, the Company determined the outstanding receivables are not likely to be collected and consequently wrote-off the balance of $100,000 to bad debt expense.

F-25

Advances

From time to time, the Company has received advances from certain of its officers and related parties to meet short-term working capital needs. For the years ended December 31, 2016 and 2015, a total of $108,878, and $98,146 advances from related parties is outstanding, respectively. These advances are unsecured, bear no interest, and do not have formal repayment terms or arrangements.

NOTE 6 – EQUITY

Allocation shares

As of December 31, 2016 and 2015, the Company had authorized and outstanding 1,000 allocation shares. These Allocation Shares do not entitle the holder thereof to vote on any matter relating to the Company other than in connection with amendments to the Company’s operating agreement and in connection with certain other corporate transactions as specified in the Company’s operating agreement.

Our manager owns 100% of the allocation shares of our company, which are a separate class of limited liability company interests that, together with the common shares, will comprise all of the classes of equity interests of our company. Our manager received the allocation shares with its initial capitalization of our company. The allocation shares generally will entitle our manager to receive a 20% profit allocation as a form of incentive designed to align the interests of our manager with those of our shareholders. Profit allocation has two components: an equity-based component and a distribution-based component. The equity-based component will be paid when the market for our shares appreciates, subject to certain conditions and adjustments. The distribution-based component will be paid when the distributions we pay to our shareholders exceed an annual hurdle rate of 8.0%, subject to certain conditions and adjustments. While the equity-based component and distribution-based component are interrelated in certain respects, each component may independently result in a payment of profit allocation if the relevant conditions to payment are satisfied.

The 1,000 allocation shares are issued and outstanding and held by our manager, which is controlled by Mr. Roberts, our Chief Executive Officer and controlling shareholder.

Common shares

The Company has authorized 500,000,000 common shares as of December 31, 2016 and 2015 and the Company had 77,887,500 common shares issued and outstanding. The common shares entitle the holder thereof to one vote per share on all matters coming before the shareholders of our company for a vote.

There were no equity transactions during the years ended December 31, 2016 and 2015.

NOTE 7— COMMITMENTS AND CONTINGENCIES

The Company neither owns nor leases any real or personal property. An office space has been leased on a month by month basis.

The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 8 – INCOME TAXES

As of December 31, 2016 and 2015, the Company had net operating loss carry forwards of approximately $685,887 and $416,043, respectively, that may be available to reduce future years’ taxable income in varying amounts through 2034. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

F-26

The provision for Federal income tax consists of the following:

	December 31, 2016	December 31, 2015
Federal income tax benefit attributable to:
Current Operations	$106,440	$83,356
Less: valuation allowance	(106,440)	(83,356)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	December 31, 2016	December 31, 2015
Deferred tax asset attributable to:
Net operating loss carryover	$270,583	$164,129
Less: valuation allowance	(270,583)	(164,129)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 9 — SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) the Company has analyzed its operations subsequent to December 31, 2016 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than those specified below.

Stock Purchase Agreement

On March 3, 2017, our wholly-owned subsidiary 1847 Neese Inc., or 1847 Neese, entered into a stock purchase agreement with Neese, and Alan Neese and Katherine Neese, pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese, which we refer to as the Neese acquisition, for an aggregate purchase price of (i) $2,225,000 in cash (subject to certain adjustments), (ii) 450 shares of the common stock of 1847 Neese, constituting 45% of its capital stock, which we refer to as the purchase price shares, (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000, and (iv) the issuance of a short term promissory note in the principal amount of $1,025,000.

The cash portion of the purchase price will be adjusted upward if Neese’s final certified balance sheet, as of a date on or about the closing date does not reflect a cash balance of at least $200,000. In the event of such a deficiency, the sellers are required to pay 1847 Neese an amount in cash equal to the deficiency.

F-27

NEESE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND

FINANCIAL STATEMENTS

For the Years Ended

December 31, 2016 and 2015

F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Neese Inc.

We have audited the accompanying balance sheets of Neese Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015. Neese Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neese Inc. as of December 31, 2016 and 2015 and the results of operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, MN

June 20, 2017

5201 Eden Avenue

Suite 300

Edina, MN 55436

630.277.2330

F-29

Neese, Inc.

Balance Sheets

December 31, 2016 and 2015

	December 31,
	2016	2015

Current assets:
Cash	$612,710	$742,388
Accounts receivable	375,417	243,289
Inventory	1,026,495	579,305
Prepaid expenses	-	100,737

Total current assets	2,014,622	1,665,719
Property and equipment, net	3,286,204	3,279,615

Total assets	$5,300,826	$4,945,334

Current liabilities
Accounts payable	$294,349	$303,939
Accrued expenses	7,000	207,000
Deferred income taxes payable	91,000	144,000
Floorplan notes payable	798,000	200,000

Total current liabilities	1,190,349	854,939

Long-term liabilities
Notes payable	115,024	165,024
Deferred income taxes payable	791,063	847,472

Total Long-term liabilities	906,087	1,012,496

Total liabilities	2,096,436	1,867,435

Stockholders’ equity
Common stock, 10,000 shares no-par common stock authorized; 2,000 shares issued and outstanding	2,000	2,000
Retained earnings	3,202,390	3,075,899

Total stockholders’ equity	3,204,390	3,077,899

Total liabilities and stockholders’ equity	$5,300,826	$4,945,334

See accompanying notes to financial statements

F-30

Neese, Inc.

Statements of Income

For the Years Ended

December 31, 2016 and 2015

	For the Years Ended
	December 31,
	2016	2015

Revenue
Sales of new and used parts and equipment	$2,906,236	$2,050,715
Services	4,775,485	6,112,153
Gain on sale of equipment	330,159	732.156
Other	12,723	172,329

Total revenue	8,024,603	9,067,353
Cost of goods sold	4,590,862	4,819,971

Gross profit	3,433,741	4,247,382
Operating expenses	3,196,250	4,099,355

Income before income taxes	237,491	148,027
Income taxes	111,000	36,000

Net income	$126,491	$112,027

Earnings per share	$63.24	$56.01

Weighted average common shares outstanding	2,000	2,000

See accompanying notes to financial statements

F-31

Neese, Inc.

Statements of Stockholders’ Equity

For the Years Ended

December 31, 2016 and 2015

	Common Stock	Retained Earnings	Total Stockholders’ Equity

Balance January 1, 2015	$2,000	$2,963,872	$2,965,872
Net income for the year ended December 31,2015	-	112,027	112,027

Balance December 31, 2015	2,000	3,075,899	3,077,899
Net income for the year ended December 31,2016	-	126,491	126,491

Balance December 31, 2016	$2,000	3,202,390	$3,204,390

See accompanying notes to financial statements

F-32

Neese, Inc.

Statements of Cash Flow

For the Years Ended

December 31, 2016 and 2015

	For the Years Ended December 31,
	2016	2015

Cash flow from operations
Net income	$126,491	$112,027
Adjustments to reconcile net income to cash flow from operations:
Depreciation	1,192,713	1,480,605
Changes in operating assets and liabilities
Accounts receivable	(132,128)	2,436,432
Inventory	(447,190)	(261,527)
Prepaid expenses	100,737	(85,872)
Accounts payable and accrued expenses	(209,589)	133,926
Deferred income taxes	(109,409)	(171,790)
Floorplan notes payable	598,000	(1,624,459)

Net cash provided by operating activities	1,119,625	2,019,342

Cash flow used in investing activities-purchase of Property and Equipment, net	(1,199,303)	(668,947)

Cash flow used in financing activities-payments on Notes Payable	(50,000)	(3,204)

Net increase (decrease) in cash	(129,678)	1,347,191
Cash (cash overdraft) at beginning of period	742,388	(604,803)

Cash at end of period	$612,710	$742,388

Cash paid for interest and taxes
Interest	$2,352	$9,419
Taxes (2016 net of $92,318 tax refund)	$501	$205,603

See accompanying notes to financial statements

F-33

Neese, Inc.

Notes to Financial Statements

December 31, 2016 and 2015

NOTE 1— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Neese, Inc. (the “Company”) was incorporated in the State of Iowa on January 4, 1993. The Company is in the business of assisting customers manage manure generated on their farms by emptying manure storage pits and applying that manure on the farmers’ fields. The Company is also engaged in the sale of new and used farm equipment and related parts.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company has included cash and cash equivalents with maturities of 90 days or less with cash in these financial statements.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash deposited in financial institutions. At various times during 2016 and 2015, the Company exceeded the federally insured limit; however, management does not believe an accrual for a loss contingency is necessary at December 31, 2016.

Inventory

Inventory consists of new and used equipment and parts acquired for resale and are valued at the lower-of-cost-or-market with cost determined on a first-in, first-out basis.

F-34

NOTE 1— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Fair value of financial instruments

The carrying amounts of certain of the Company’s financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their relatively short maturities.

Long-Lived Assets

Property and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Depreciation is provided using the straight-line method with estimated useful lives as indicate below:

In Years
Buildings and improvements	10-15
Equipment and machinery	5-7
Tractors	7
Trucks and other vehicles	5

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset.

Cost of sales

Cost of sales consists primarily of merchandise costs of sales.

Income taxes

Deferred income taxes reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable in the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income taxes represents taxes paid or payable for the current year and changes during the year in deferred tax assets and liabilities.

F-35

NOTE 1— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Revenue recognition

The Company recognizes revenue from sale of equipment and parts at the time of the sale. Revenue from services is recognized when the services are performed.

Advertising / Marketing

Advertising costs are charged to expense when incurred. Advertising costs were approximately $58,500 and $56,300 for the years ended December 31, 2016 and 2015, respectively.

Retirement plan

The Company has a 401(k) plan for all employees with one year of service. The Company matches up to 4 percent of employees’ salaries. Plan expenses were approximately $32,200 and $20,100 for the years ended December 31, 2016 and 2015, respectively.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU-2016-02, “Leases (Topic 842).” The guidance requires that a lessee recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right of use asset representing its right to use the underlying asset for the lease term. For finance leases: the right-of-use asset and a lease liability will be initially measured at the present value of the lease payments, in the statement of financial position; interest on the lease liability will be recognized separately from amortization of the right-of-use asset in the statement of comprehensive income; and repayments of the principal portion of the lease liability will be classified within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases: the right-of-use asset and a lease liability will be initially measured at the present value of the lease payments, in the statement of financial position; a single lease cost will be recognized, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis; and all cash payments will be classified within operating activities in the statement of cash flows. Under Topic 842 the accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The amendments in Topic 842 are effective for the Company beginning January 1, 2019, including interim periods within that fiscal year. We are currently evaluating the impact of adopting the new guidance of the consolidated financial statements.

In January 2016, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which amends the guidance in U.S. generally accepted accounting principles on the classification and measurement of financial instruments.

F-36

NOTE 1— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Changes to the current guidance primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The new standard is effective for fiscal years and interim periods beginning after December 15, 2017, and are to be adopted by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this standard.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which simplifies the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This ASU is effective for financial statements issued for annual periods beginning after December 16, 2016, and interim periods within those annual periods. The adoption of this standard will not have any impact on the Company’s financial position, results of operations and disclosures.

The FASB has issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under Generally Accepted Accounting Principles (GAAP), financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it established the fundamental basis for measuring and classifying assets and liabilities. Currently, GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt the organization’s ability to continue as a going concern or to provide footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definition that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments in this update are effective for the annual period ending after December 31, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of this standard will not have any impact on the Company’s financial position, results of operations and disclosures.

F-37

NOTE 2— PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2016	2015
Buildings and improvements	$18,951	$18,951
Equipment and machinery	2,090,759	1,915,152
Tractors	4,502,782	3,954,682
Trucks and other vehicles	1,776,233	1,590,475
	8,388,725	7,479,260
Less accumulated depreciation	(5,102,521)	(4,199,645)

Property and equipment, net	$3,286,204	$3,279,615

Depreciation expense for the years ended December 31, 2016 and 2015 was approximately $1,192,700 and $1,480,600, respectively.

NOTE 3— NOTES PAYABLE

Floorplan notes payable are short-term notes payable to the vendor for the purchase of equipment held for resale.

Long-term notes payable are related party transactions due the Company stockholders’ and to an entity related to the stockholders’.

NOTE 4— COMMON STOCK

The Company has 10,000 shares of no-par common stock authorized of which 2.000 shares were outstanding at December 31, 2016 and 2015.

NOTE 5— RELATED PARTY TRANSACTIONS

The Company had outstanding debt to the stockholders of $90,024 at December 31, 2016 and 2015 and $25,000 and $75,000 to a related entity at December 31, 2016 and 2015, respectively. For the year-ended December 31, 2015, the Company paid a $200,000 management fee to this related party entity.

The Company paid rent of $109,100 and $92,985 for the years ended December 31, 2016 and 2015, respectively to an entity owned by the stockholders’.

F-38

NOTE 6— INCOME TAXES

Net profits from continuing operations before income taxes for the years ended December 31, 2016 and 2015 were approximately $237,000 and $148,000, respectively.

The components of the provision for income taxes include:

	Years Ended December 31,
	2016	2015
Current federal state income taxes	$220,000	$208,000
Deferred federal and state deferred taxes	(109,000)	(172,000)

Total provision for income taxes	$111,000	$36,000

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective income tax rate is as follows:

	Years Ended December 31,
	2016	2015
US federal statutory rate	33.9%	33.8%
State and local taxes, net of federal benefit	6.7	6.8
Permanent items	(6.6)	(15.6)
Other	(0.3)	(0.7)

Effective income tax rate	33.7%	24.3%

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The major components of deferred tax assets and liabilities are as follows:

	December 31,
	2016	2015
Deferred tax liabilities
Deferred revenue	$-	$55,000
Property and equipment	791,000	756,000
Change in accounting method	91,000	180,000

Total deferred income tax liabilities	$882,000	$991,000

The net deferred income tax liability of $882,000 as of December 31, 2016 consists of the current liability of $91,000 and non-current liability of $791,000.

F-39

NOTE 6— INCOME TAXES, CONTINUED

We have no recorded uncertain tax positions therefore there would be no impact to the effective tax rate. The Company includes interest and penalties accrued in the financial statements as a component of the interest expense. No significant amounts were required to be recorded as of December 31, 2016. The tax years ended December 31, 2013 through December 31, 2016 are considered to be open under statute and therefore may be subject to examination by the Internal Revenue Service and various state jurisdictions.

NOTE 7— OPERATING EXPENSES

Following is a summary of operating expenses for the years ended December 31, 2016 and 2015:

	Years Ended December 31,
	2016	2015
Personnel	$1,467,322	$1,794,405
Depreciation	1,192,713	1,480,605
Professional fees	69,890	15,034
Advertising	58,535	56,336
Interest	2,352	9,419
Other expenses	405,438	743,556

Total operating expenses	$3,196,250	$4,099,355

NOTE 8— COMMITMENTS AND CONTINGENCIES

Leases

The Company leases equipment used in its operations. For the sole lease in effect at December 31, 2016, the Company paid the final annual lease payment of $17,124 in advance on May 20, 2016. The amount to be expensed in 2017 is $7,135.

NOTE 9— SUBSEQUENT EVENTS

On March 3, 2017, the Company and its stockholders entered into a stock purchase agreement with 1847 Holdings, LLC (“1847”) pursuant to which 1847 Neese (a newly formed subsidiary of 1847) acquired all of the issued and outstanding capital stock of the Company for a purchase price of (i) $2,225,000 in cash (subject to certain adjustments), (ii) 450 shares of the common stock of 1847 Neese, constituting 45% of its capital stock, (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000, and (iv) the issuance of a short term promissory note in the principal amount of $1,025,000.

F-40

NOTE 9— SUBSEQUENT EVENTS, CONTINUED

The cash portion of the purchase price will be adjusted upward if Neese’s final certified balance sheet, as of a date on or about the closing date did not reflect a cash balance of at least $200,000. The cash balance on the closing date of March 3, 2017 amounted to approximately $338,000.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2016 to the date these financial statements were issued June 20, 2017, and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described above.

F-41

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

COMBINED FINANCIAL STATEMENTS

For the Three and Nine Months Ended

September 30, 2017 and 2016

F-42

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

COMBINED BALANCE SHEETS

	September 30, 2017	December 31, 2016

ASSETS

Current Assets:
Cash and cash equivalents	$118,422	$174,039
Accounts receivable	255,146	177,898
Inventories	24,844	26,906
Prepaid expenses	10,598	6,170
Total Current Assets	409,010	385,013

Property and Equipment, net	2,503,600	2,617,312

Other Assets:
Deferred membership costs	207	2,324
Deposits	35,415	41,695
Total Other Assets	35,622	44,019

TOTAL ASSETS	2,948,232	$3,046,344

LIABILITIES AND MEMBERS' CAPITAL

Current Liabilities:
Accounts payable and accrued expenses	$206,299	$191,786
Accrued payroll and related taxes	169,852	164,408
Current portion of long-term debt	761,939	652,349
Total Current Liabilities	1,138,090	1,008,543

Long-term Liabilities:
Deferred revenue	741,028	589,630
Deferred rent	327,538	326,399
Other long term liabilities	12,014	14,136
	1,080,580	930,165
Less: current portion of long term debt	(761,939)	(652,349)
Total Long-term Liabilities	318,641	277,816

Total Liabilities	1,456,731	1,286,359

Members' Capital	1,491,501	1,759,985

TOTAL LIABILITIES AND MEMBERS' CAPITAL	2,948,232	$3,046,344

The accompanying notes are an integral part of these combined financial statements.

F-43

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

COMBINED STATEMENTS OF INCOME

AND CHANGES IN MEMBERS’ CAPITAL

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUE
Membership dues	$2,445,015	$2,475,875	$7,514,009	$7,411,779
Merchandise sales and services	564,623	718,371	1,901,293	2,156,544

TOTAL REVENUES	3,009,638	3,194,246	9,415,302	9,568,323

OPERATING COSTS AND EXPENSES
Merchandise costs and expense	71,363	87,335	245,410	255,396
Labor costs and related benefits	1,044,853	1,132,199	3,283,554	3,546,255
Occupancy costs and related expenses	751,736	731,612	2,219,964	2,198,091
Marketing costs and expense	158,618	74,995	358,292	291,291
General and administrative costs	286,757	315,404	983,959	1,064,507
Depreciation and amortization	152,698	244,241	494,529	741,753

TOTAL OPERATING COSTS AND EXPENSES	2,466,025	2,585,786	7,585,708	8,097,293

INCOME FROM OPERATIONS	543,613	608,460	1,829,594	1,471,030

OTHER INCOME AND (EXPENSES)
Interest income / (expense)	1,633	(9,581)	4,785	(31,062)
Member compensation	(30,000)	(20,000)	(83,333)	(60,000)
Other income / (expense)	(43)	2,787	(7,554)	9,521

TOTAL OTHER INCOME/(EXPENSES)	(28,410)	(26,794)	(86,102)	(81,541)

NET INCOME	515,203	581,666	1,743,492	1,389,489

MEMBERS' CAPITAL - Beginning	1,461,483	1,404,569	1,759,985	1,654,939

Net borrowings from related parties	34,815	(19,294)	(11,976)	(67,487)
Distributions paid	(520,000)	(435,000)	(2,000,000)	(1,445,000)

MEMBERS' CAPITAL - Ending	$1,491,501	$1,531,941	$1,491,501	$1,531,941

The accompanying notes are an integral part of these combined financial statements.

F-44

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

COMBINED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,743,492	$1,389,489
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation & amortization expense	494,529	741,753
Changes in operating assets and liabilities:
Accounts receivable	(77,247)	(11,427)
Inventory	2,063	5,113
Prepaid expenses and other current assets	(2,310)	14,005
Accounts payable and accrued expenses	17,683	35,603
Other liabilities	6,430	(439)
Deferred revenue	151,397	97,116
Deferred rent	1,140	(114,806)
Net cash provided by operating activities	2,337,177	2,156,407

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(380,818)	(752,266)
Net cash used in investing activities	(380,818)	(752,266)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings from related parties	(11,976	(67,487)
Current year distributions	(2,000,000	(1,445,000)
Net cash used in financing activities	(2,011,976	(1,512,487)

NET INCREASE (DECREASE) IN CASH	(55,617)	(108,346)
CASH AT BEGINNING OF PERIOD	174,039	215,690
CASH AT END OF PERIOD	$118,422	$107,344

SUPPLEMENTAL:

Taxes	$-	$-

Interest	$-	$-

The accompanying notes are an integral part of these combined financial statements.

F-45

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2017 and 2016

NOTE 1 – Organization and Summary of Accounting Policies

(a) Combined Organizations and Basis of Presentation

Fitness CF (not a legal entity and hereinafter referred to as the “Company”) (formerly dba “Gold’s Gym Central Florida”) owns and operates four health clubs located in Central Florida cities including Orlando, Clermont, Mount Dora and Saint Cloud.

The combined financial statements of the Company include the following organizations:

Central Florida Health Clubs, LLC (“CFHC”) is a limited liability company organized in Florida. CFCH is the owner and operator of a gym in Dr. Phillips (Orlando), Florida.

CLFL, LLC (“CLFL”) is a limited liability company organized in Florida. CLFL is the owner and operator of a gym in Clermont, Florida.

MTDR, LLC (“MTDR”) is a limited liability company organized in Florida. MTDR is the owner and operator of a gym in Mt. Dora, Florida.

SCFL, LLC (“SCFL”) is a limited liability company organized in Florida. SCFL is the owner and operator of a gym in St. Cloud, Florida.

The gyms were previously operated under a franchise agreement with Gold’s Gym Franchising, Inc. In May 2017, the Company terminated its relationship with its franchisor and began doing business under the name Fitness CF.

CFHC, CLFL, MTDR, and SCFL are governed by individual Limited Liability Company Operating Agreements (“the Agreements”). The Agreements include provisions whereby the members have no further obligation to contribute additional amounts of capital to the Company except in the event there is a default with third-party financing. If the Company requires additional funds, the Board of Managers is to notify the members. Each member has the right to contribute a pro rata share of such additional funds based on the members’ relative sharing ratio as defined by the Agreements. In addition, the liability of the members of the Company is limited to the members’ total capital contributions, except in certain circumstances where third party debtors required limited or full personal guarantees for the obligation of those debts and/or cross indemnifications by all members as described in the Agreements.

The combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include all adjustments that management considers necessary for a fair presentation of such combined financial statements.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those amounts.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of those instruments.

F-46

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2017 and 2016

NOTE 1 – Organization and Summary of Accounting Policies (Continued)

(d) Inventories

Inventories consist primarily of merchandise, and are stated at the lower of cost or market. Cost is determined using the average-cost method. Actual inventory counts are conducted on a quarterly basis.

(e) Accounts Receivable

Accounts receivable are presented on the balance sheet net of estimated uncollectible amounts. The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized as selling, general, and administrative expense. The Company had an allowance for doubtful accounts of $111,157 and $109,919 as of September 30, 2017 and December 31, 2016, respectively.

(f) Property and Equipment

It is the Company’s general policy to capitalize property and equipment over $1,000 with lesser amounts expensed. Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of the future minimum lease payments. Improvements are capitalized, while repair and maintenance costs are charged to operations when incurred.

Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the related assets. Buildings and related improvements are depreciated over 10 years and useful lives for equipment and furnishings range from 3 to 7 years. Depreciation of construction in progress is not recorded until the assets are placed into service.

(g) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the purpose of reviewing gym assets to be held and used for potential impairment, assets are grouped together at the market level, or in the case of a potential relocation or closure, at the gym level. The Company manages its health clubs as a group with significant common costs and promotional activities. As such, an individual location’s cash flows are not generally independent of the cash flows of others in a market. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment expense was recognized on long-lived assets during the nine months ended September 30, 2017 or 2016, respectively.

(h) Income Taxes

The Company does not incur income taxes; instead, its earnings are included in the members’ personal income tax returns and taxed depending on their personal tax situations. The financial statements, therefore, do not include a provision for income taxes.

F-47

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2017 and 2016

NOTE 1 – Organization and Summary of Accounting Policies (Continued)

(i) Revenue Recognition

The Company’s principal sources of revenue include membership services, principally health club memberships, and personal training services, and the sale of nutritional and retail products. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” as amended by SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” As a general principle, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and services have been rendered, (iii) the price to the buyer is fixed or determinable and, (iv) collectability is reasonably assured. With respect to health club memberships and personal training, the Company relies upon a signed contract between the Company and the customer as the persuasive evidence of a sales arrangement. Delivery of health club services extends throughout the term of membership. Delivery of personal training services occurs when individual personal training sessions have been rendered.

The Company offers various membership programs, which may include an up-front initiation fee in addition to monthly dues. Other memberships are paid in full upon the signing of a member contract. Initiation fees are deferred and recognized ratably over the average expected membership life, which currently approximates 25 months. Dues revenue is recorded as monthly services are provided. Paid-in-full memberships are deferred and recognized over the applicable membership term. Personal training services contracts are either paid-in-full at the point of origination, or are financed and collected over periods generally not more than six months after an initial payment. Collections of amounts relating to paid-in-full personal training services contracts are deferred and recognized as personal training services are rendered. Revenue related to personal training contracts that are financed are recognized at the later of cash receipt, or the rendering of personal training services. The Company had deferred revenues of $741 ,028 and $589,630 as of September 30, 2017 and December 31, 2016, respectively.

Sales of nutritional products and other products occur primarily through the Company’s in-club retail store and are recognized upon delivery to the customer, generally at point of sale.

(j) Membership Origination Costs

Costs directly related to the origination of memberships, primarily commission costs are deferred and amortized over the expected membership life. The Company had deferred costs related to commissions of $ 207 and $2,324 as of September 30, 2017 and December 31, 2016, respectively.

(k) Rent

Rent expense for the Company’s leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term. The lease term is the lesser of 15 years inclusive of reasonably assured renewal periods, or the lease term. The lease term begins when the Company has the right to control the use of the property, which is typically before rent payments are due under the lease. The difference between the rent expense and rent paid is recorded as deferred rent in the consolidated balance sheet. Pre-opening rent is included in pre-opening costs in the consolidated income statement. Tenant incentives used to fund leasehold improvements are recorded in deferred rent and amortized as reductions of rent expense over the term of the lease.

F-48

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2017 and 2016

NOTE 1 – Organization and Summary of Accounting Policies (Continued)

(l) Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

(m) New Accounting Pronouncements

The Company’s management has considered all recent accounting pronouncements. Management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 2 – Cash

The Company maintains its cash balances in two financial institutions. At various times during the fiscal year, the Company’s cash in bank balances exceeded the federally insured limits.

NOTE 3 – Property and Equipment

As of September 30, 2017 and December 31, 2016, the Company’s property and equipment consisted of the following:

	September 30, 2017	December 31, 2016
Gym equipment and related furnishings	$5,693,024	$5,477,319
Leasehold improvements	11,000,914	10,878,266
Total property and equipment, net	16,693,938	16,355,585
Less: accumulated depreciation	(14,190,338)	(13,738,273)
Property and equipment, net	$2,503,600	$2,617,312

Depreciation expense included as a charge to income was $494 ,529 and $741 ,753 for the nine months ended September 30, 2017 and 2016, respectively.

NOTE 4 – Concentrations of Credit Risk

The Company utilizes a third party billing company to manage membership contracts including collections. The collections by the third party billing company potentially could subject the Company to concentrations of credit risks, however such amounts are limited to amounts actually collected but not remitted. Typically, remittance takes place within seven business days of the membership billing.

F-49

CENTRAL FLORIDA HEALTH CLUBS, LLC, CLFL, LLC, MTDR, LLC, SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2017 and 2016

NOTE 5 – Compensated Absences

Compensated absences for sick pay and personal time have not been accrued since they cannot be reasonably estimated. The Company’s policy is to recognize these costs when actually paid.

NOTE 6 – Related-Party Transactions

A Member of the Company, Pleasant Lewis, controls a limited liability corporation that supplied services to the Company. These services are considered at market value and are incurred in the ordinary course of doing business. The fees earned for the nine months ended September 30, 2017 and 2016, including accrued interest were, $1, 117,128 and $1, 042,070 respectively. As of September 30, 2017 and December 31, 2016, the Company was owed $172 ,680 and $100,216 from this company.

In December, 2012, the Company made a capital contribution call of $1,400,000 for debt acceleration and working capital. The Company provided certain members of the Company loans in lieu of their capital contributions. As of September 30, 2017 and December 31, 2016 , the Company was owed $ 104,881 and $176,500, respectively. Such amounts are deducted from Members’ Capital in the accompanying balance sheets.

The Company received accounting and management services from Byington & Associates Business Management & Financial Reporting, Inc. of approximately $49 ,017 and $48 ,548 for the nine month periods ended September 30, 2017 and 2016, respectively. The owner of which has been a member of the Company since inception. As of September 30, 2017 and December 31, 2016, no amounts were due to this company.

Total net amounts receivable from related parties, including amounts discussed above, are $290 ,292 and $278,316 as of September 30, 2017 and December 31, 2016, respectively, and have been recorded as capital contributions receivable.

MTDR leased its building under a long-term operating lease from a limited liability company in which the managing member, Pleasant A. Lewis holds a controlling interest.

NOTE 7 – Commitments and Contingencies

Legal Proceedings

The Company was the defendant in a lawsuit filed on December 3, 2015, alleging that the Company, among other things, breached alleged contracts for certain training and managerial services and for the use of certain items of alleged intellectual property and trade secrets, and used or misappropriated the intellectual property amounting to approximately $192,000 in damages. The Company denied the allegations of the lawsuit and the existence of any liability. On September 16, 2016, the Company filed a counter lawsuit for tortuous interference of the Company’s relationships with certain employees and agents.

In May, 2017, the legal proceedings detailed above were settled and dismissed.

NOTE 8 – Subsequent Events

Subsequent to September 30, 2017, the Company paid $150,000 in member distributions.

In October, 2017, member loans resulting from the December, 2012 capital contribution call discussed in Note 6 were repaid to the Company in full.

In accordance with ASC 855, the Company has evaluated all material subsequent events through the date of this report and there are no other material subsequent events to report.

F-50

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND

COMBINED FINANCIAL STATEMENTS

For the Years Ended

December 31, 2016 and 2015

F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Central Florida Health Clubs, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba Fitness CF (formerly dba “Gold’s Gym Central Florida”)

We have audited the accompanying combined balance sheets of Central Florida Health Clubs, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC, dba Fitness CF (formerly dba “Gold’s Gym Central Florida”) (collectively “the Company”), as of December 31, 2016 and 2015, and the related combined statements of income and changes in members’ capital, and cash flows for each of the years in the two year period ended December 31, 2016. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

September 22, 2017

F-52

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

COMBINED BALANCE SHEETS

	December 31, 2016	December 31, 2015

ASSETS

Current Assets:
Cash and cash equivalents	$174,039	$215,690
Accounts receivable	177,898	217,619
Inventories	26,906	32,342
Prepaid expenses	6,170	10,385
Total Current Assets	385,013	476,036

Property and Equipment, net	2,617,312	2,676,853

Other Assets:
Deferred membership costs	2,324	16,712
Deferred rental income	-	3,609
Deposits	41,695	41,695
Total Other Assets	44,019	62,016

TOTAL ASSETS	$3,046,344	$3,214,905

LIABILITIES AND MEMBERS’ CAPITAL

Current Liabilities:
Accounts payable and accrued expenses	$191,786	$245,718
Accrued payroll and related taxes	164,408	172,214
Current portion of long-term debt	652,349	777,872
Total Current Liabilities	1,008,543	1,195,804

Long-term Liabilities:
Deferred revenue	589,630	641,729
Deferred rent	326,399	489,719
Other long term liabilities	14,136	10,586
	930,165	1,142,034
Less: current portion of long term debt	(652,349)	(777,872)
Total Long-term Liabilities	277,816	364,162

Total Liabilities	1,286,359	1,559,966

Members’ Capital	1,759,985	1,654,939

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$3,046,344	$3,214,905

The accompanying notes are an integral part of these combined financial statements.

F-53

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

COMBINED STATEMENTS OF INCOME

AND CHANGES IN MEMBERS’ CAPITAL

	For the Years Ended December 31,
	2016	2015
REVENUE
Membership dues	$9,834,464	$10,078,867
Merchandise sales and services	2,733,236	2,774,347

TOTAL REVENUES	12,567,700	12,853,214

OPERATING COSTS AND EXPENSES
Merchandise costs and expense	336,150	348,196
Labor costs and related benefits	4,668,412	4,715,340
Occupancy costs and related expenses	2,858,610	2,954,623
Marketing costs and expense	378,266	358,161
General and administrative costs	1,380,988	1,283,563
Depreciation and amortization	961,547	1,142,672

TOTAL OPERATING COSTS AND EXPENSES	10,583,973	10,802,555

INCOME FROM OPERATIONS	1,983,727	2,050,659

OTHER INCOME AND (EXPENSES)
Other income / (expense)	5,917	3,195
Interest income / (expense)	(29,472)	(43,177)
Gain / (loss) on equipment disposition	-	2,570

TOTAL OTHER INCOME/(EXPENSES)	(23,555)	(37,412)

NET INCOME	1,960,172	2,013,247

MEMBERS’ CAPITAL - Beginning	1,654,939	1,826,921

Change in capital contributions receivable	(15,126)	294,771
Distributions paid	(1,840,000)	(2,480,000)

MEMBERS’ CAPITAL - Ending	$1,759,985	$1,654,939

The accompanying notes are an integral part of these combined financial statements.

F-54

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,960,172	$2,013,247
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation & amortization expense	961,547	1,142,672
Gain / (loss) on equipment disposition	-	2,908
Changes in operating assets and liabilities:
Accounts receivable	39,273	11,140
Inventory	5,436	128
Prepaid expenses and other current assets	4,663	616
Deferred membership costs	4,388	17,310
Accounts payable and accrued expenses	(45,155)	(51,380)
Accrued payroll and related	(7,806)	(496)
Other liabilities	(4,618)	(428)
Deferred revenue	(52,099)	(21,917)
Deferred rent	(163,320)	(220,320)
Net cash provided by operating activities	2,712,481	2,893,480

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(899,006)	(672,555)
Net cash used in investing activities	(899,006)	(672,555)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions receivable	(15,126)	294,771
Current year distributions	(1,840,000)	(2,480,000)
Net cash used in financing activities	(1,855,126)	(2,185,229)

NET INCREASE (DECREASE) IN CASH	(41,651)	35,696
CASH AT BEGINNING OF PERIOD	215,690	179,994
CASH AT END OF PERIOD	174,039	215,690

The accompanying notes are an integral part of these combined financial statements.

F-55

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 1 – Organization and Summary of Accounting Policies

(a) Combined Organizations and Basis of Presentation

Fitness CF (not a legal entity and hereinafter referred to as the “Company”) owns and operates four health clubs located in Central Florida cities including Orlando, Clermont, Mount Dora and Saint Cloud. Until May 4, 2017, the Company's dba was Gold's Gym Central Florida, at which time it was changed to Fitness CF.

The combined financial statements of the Company include the following organizations:

Central Florida Health Clubs, LLC (“CFHC”) is a limited liability corporation organized in Florida. The Company is the owner and operator of a Gold’s Gym in Dr. Phillips (Orlando), Florida under a franchise agreement with Gold’s Gym Franchising, Inc.

CLFL, LLC (“CLFL”) is a limited liability corporation organized in Florida. The Company is the owner and operator of Gold’s Gym in Clermont, Florida under a franchise agreement with Gold’s Gym Franchising, Inc.

MTDR, LLC (“MTDR”) is a limited liability corporation organized in Florida. The Company is the owner and operator of a Gold’s Gym in Mt. Dora, Florida under a franchise agreement with Gold’s Gym Franchising, LLC.

SCFL, LLC (“SCFL”) is a limited liability corporation organized in Florida. The Company is the owner and operator of a Gold’s Gym in St. Cloud, Florida under a franchise agreement with Gold’s Gym Franchising, LLC.

CFHC, CLFL, MTDR, and SCFL are governed by individual Limited Liability Company Operating Agreements (“the Agreements”). The Agreements include provisions whereby the members have no further obligation to contribute additional amounts of capital to the Company except in the event there is a default with third-party financing. If the Company requires additional funds, the Board of Managers is to notify the members. Each member has the right to contribute a pro rata share of such additional funds based on the members’ relative sharing ratio as defined by the Agreements. In addition, the liability of the members of the Company is limited to the members’ total capital contributions, except in certain circumstances where third party debtors required limited or full personal guarantees for the obligation of those debts and/or cross indemnifications by all members as described in the Agreements.

The combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include all adjustments that management considers necessary for a fair presentation of such combined financial statements.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those amounts.

F-56

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 1 – Organization and Summary of Accounting Policies (Continued)

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of those instruments.

(d) Inventories

Inventories consist primarily of merchandise, and are stated at the lower of cost or market. Cost is determined using the average-cost method. Actual inventory counts are conducted on a quarterly basis.

(e) Accounts Receivable

Accounts receivable are presented on the balance sheet net of estimated uncollectible amounts. The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized as selling, general, and administrative expense. The Company had an allowance for doubtful accounts of $109,919 and $113,099 as of December 31, 2016 and 2015, respectively.

(f) Property and Equipment

It is the Company’s general policy to capitalize property and equipment over $1,000 with lesser amounts expensed. Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of the future minimum lease payments. Improvements are capitalized, while repair and maintenance costs are charged to operations when incurred.

Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the related assets. Buildings and related improvements are depreciated over 10 years and useful lives for equipment and furnishings range from 3 to 7 years. Depreciation of construction in progress is not recorded until the assets are placed into service.

F-57

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 1 – Organization and Summary of Accounting Policies (Continued)

(g) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the purpose of reviewing gym assets to be held and used for potential impairment, assets are grouped together at the market level, or in the case of a potential relocation or closure, at the gym level. The Company manages its health clubs as a group with significant common costs and promotional activities. As such, an individual location’s cash flows are not generally independent of the cash flows of others in a market. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment expense was recognized on long-lived assets during the years ended December 31, 2016, and 2015, respectively.

(h) Income Taxes

The Company does not incur income taxes; instead, its earnings are included in the members’ personal income tax returns and taxed depending on their personal tax situations. The financial statements, therefore, do not include a provision for income taxes.

(i) Revenue Recognition

The Company’s principal sources of revenue include membership services, principally health club memberships, and personal training services, and the sale of nutritional and retail products. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” as amended by SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” As a general principle, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and services have been rendered, (iii) the price to the buyer is fixed or determinable and, (iv) collectability is reasonably assured. With respect to health club memberships and personal training, the Company relies upon a signed contract between the Company and the customer as the persuasive evidence of a sales arrangement. Delivery of health club services extends throughout the term of membership. Delivery of personal training services occurs when individual personal training sessions have been rendered.

The Company offers various membership programs, which may include an up-front initiation fee in addition to monthly dues. Other memberships are paid in full upon the signing of a member contract. Initiation fees are deferred and recognized ratably over the average expected membership life, which currently approximates 25 months. Dues revenue is recorded as monthly services are provided. Paid-in-full memberships are deferred and recognized over the applicable membership term. Personal training services contracts are either paid-in-full at the point of origination, or are financed and collected over periods generally not more than six months after an initial payment. Collections of amounts relating to paid-in-full personal training services contracts are deferred and recognized as personal training services are rendered. Revenue related to personal training contracts that are financed are recognized at the later of cash receipt, or the rendering of personal training services. The Company had deferred revenues of $589,630 and $641,730 as of December 31, 2016 and 2015, respectively.

Sales of nutritional products and other products occur primarily through the Company’s in-club retail store and are recognized upon delivery to the customer, generally at point of sale.

F-58

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 1 – Organization and Summary of Accounting Policies (Continued)

(j) Membership Origination Costs

Costs directly related to the origination of memberships, primarily commission costs are deferred and amortized over the expected membership life. The Company had deferred costs related to commissions of $2,324 and $16,712 as of December 31, 2016 and 2015, respectively.

(k) Rent

Rent expense for the Company’s leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term. The lease term is the lesser of 15 years inclusive of reasonably assured renewal periods, or the lease term. The lease term begins when the Company has the right to control the use of the property, which is typically before rent payments are due under the lease. The difference between the rent expense and rent paid is recorded as deferred rent in the consolidated balance sheet. Pre-opening rent is included in pre-opening costs in the consolidated income statement. Tenant incentives used to fund leasehold improvements are recorded in deferred rent and amortized as reductions of rent expense over the term of the lease.

(l) Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

(m) New Accounting Pronouncements

The Company’s management has considered all recent accounting pronouncements. Management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

F-59

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 2 – Cash

The Company maintains its cash balances in two financial institutions. At various times during the fiscal year, the Company’s cash in bank balances exceeded the federally insured limits.

NOTE 3 – Property and Equipment

As of December 31, 2016 and 2015 the Company’s property and equipment consisted of the following:

	December 31, 2016	December 31, 2015
Gym equipment and related furnishings	$5,477,319	$4,996,053
Leasehold improvements	10,878,266	10,460,526
Total property and equipment, net	16,355,585	15,456,579
Less: accumulated depreciation	(13,738,273)	(12,779,726)
Property and equipment, net	$2,617,312	$2,676,853

Depreciation expense included as a charge to income was $961,547 and $1,142,672 for the years ended December 31, 2016 and 2015, respectively.

NOTE 4 – Concentrations of Credit Risk

The Company utilizes a third party billing company to manage membership contracts including collections. The collections by the third party billing company potentially could subject the Company to concentrations of credit risks, however such amounts are limited to amounts actually collected but not remitted. Typically, remittance takes place within seven business days of the membership billing.

NOTE 5 – Long-Term Leases

CFHC leases its gym facilities under a long-term operating lease. The initial term of the lease expired September 30, 2012 and contains three (3) five-year renewal options. CFHC is currently operating under the first renewal option which expires on September 30, 2017 and has exercised its second renewal option for the term expiring September 30, 2022. The lease contains escalation clauses, and requires payment of operating costs. Future minimum lease obligations as of December 31, 2016, are summarized as follows:

2017	$395,452
2018	407,316
2019	419,535
2020	432,120
2021	445,080
Thereafter	458,436

Total	$2,557,938

F-60

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 5 – Long-Term Leases (Continued)

Rent expense is recognized on a straight-line basis over the term of the lease. Rental expense, including taxes and operating expenses, for the period ended December 31, 2016 and 2015 was $474,684 and $480,353, respectively.

CLFL leases its gym facilities under a long-term operating lease. The initial term of the lease expired June 4, 2014 and contains three (3) five-year renewal options. CLFL is currently operating under the first renewal option which expires on June 4, 2019. The lease contains escalation clauses, and requires payment of operating costs. Future minimum lease obligations as of December 31, 2016, are summarized as follows:

2017	$478,140
2018	478,140
2019	239,070

Total	$1,195,350

Rent expense is recognized on a straight-line basis over the term of the lease. Rental expense, including taxes and operating expenses, for the period ended December 31, 2016 and 2015 was $569,794 and $560,657, respectively

MTDR leases its gym facilities under a long-term operating lease. The initial term of the lease expired July 2016 and was amended effective July 31, 2016 to extend the initial term of the lease for a period of fifteen (15) years, through July 31, 2031. The lease contains escalation clauses, and requires payment of operating costs. Future minimum lease obligations as of December 31, 2016, are summarized as follows:

2017	$362,592
2018	362,592
2019	362,592
2020	362,592
2021	372,035
Thereafter	3,805,327

Total	$5,627,730

Rent expense is recognized on a straight-line basis over the term of the lease. Rental expense, including taxes and operating expenses, for the period ended December 31, 2016 and 2015 was $612,780 and $651,868 respectively and included minimum rents paid to a related party (See Note 6).

SCFL leases its gym facilities under a long-term operating lease. The initial term of the lease expires September 2021 and contains three (3) five-year renewal options. The lease contains escalation clauses, and requires payment of operating costs. Future minimum lease obligations as of December 31, 2016, are summarized as follows:

2017	$371,638
2018	382,693
2019	394,168
2020	406,065
2021	294,117

Total	$1,848,682

Rent expense is recognized on a straight-line basis over the term of the lease. Rental expense, including taxes and operating expenses, for the period ended December 31, 2016 and 2015 was $512,615 and $520,972, respectively.

F-61

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 6 – Compensated Absences

Compensated absences for sick pay and personal time have not been accrued since they cannot be reasonably estimated. The Company’s policy is to recognize these costs when actually paid.

NOTE 7 – Related-Party Transactions

A Member of the Company, Pleasant Lewis, controls a limited liability corporation that supplied services to the Company. These services are considered at market value and are incurred in the ordinary course of doing business. The fees earned for the period ended December 31, 2016 and 2015, including accrued interest were, $1,391,937 and $1,408,421 respectively. As of December 31, 2016 and 2015, the Company was owed $100,216 and $27,380 from this company.

In December, 2012, the Company made a capital contribution call of $1,400,000 for debt acceleration and working capital. The Company provided certain members of the Company loans in lieu of their capital contributions. As of December 31, 2016 and 2015, the Company was owed $176,500 and $236,120, respectively.

The Company received accounting and management services from Byington & Associates Business Management & Financial Reporting, Inc. of approximately $63,323, and $61,794 for the years 2016 and 2015, respectively. The owner of which has been a member of the Company since inception. As of December 31, 2016 and 2015, no amounts were due to this company.

Total net amounts receivable from related parties, including amounts discussed above, are $278,316 and $263,190 as of December 31, 2016 and December 31, 2015, respectively, and have been recorded as capital contributions receivable.

MTDR leased its building under a long-term operating lease from a limited liability company in which the managing member, Pleasant A. Lewis holds a controlling interest.

NOTE 8 – Commitments and Contingencies

Legal Proceedings

The Company was the defendant in a lawsuit filed on December 3, 2015, alleging that the Company, among other things, breached alleged contracts for certain training and managerial services and for the use of certain items of alleged intellectual property and trade secrets, and used or misappropriated the intellectual property amounting to approximately $192,000 in damages. The Company denies the allegations of the lawsuit and the existence of any liability. On September 16, 2016, the Company filed a counter lawsuit for tortuous interference of the Company’s relationships with certain employees and agents.

F-62

CENTRAL FLORIDA HEALTH CLUBS, LLC; CLFL, LLC; MTDR, LLC; SCFL, LLC

dba FITNESS CF (formerly dba “Gold’s Gym Central Florida”)

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 9 – Subsequent Events

In May, 2017, the legal proceedings detailed in Note 8 were settled and dismissed.

In May, 2017, the Company terminated its relationship with its franchisor and began doing business under the name Fitness CF.

Subsequent to December 31, 2016, the Company paid $1,890,000 in member distributions.

In accordance with ASC 855, the Company has evaluated all material subsequent events through the date of this report and there are no other material subsequent events to report.

F-63

1847 HOLDINGS LLC

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On March 3, 2017, 1847 Neese Inc. (“1847 Neese”), a wholly-owned subsidiary of 1847 Holdings LLC (“1847 Holdings” or the “Company”), entered into a stock purchase agreement with Neese, Inc. (“Neese”) and Alan Neese and Katherine Neese, pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese for an aggregate purchase price of (i) $2,225,000 in cash, (ii) 450 shares of the common stock of 1847 Neese, constituting 45% of its capital stock, (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000, and (iv) the issuance of a short term promissory note in the principal amount of $1,025,000.

On July 7, 2017, the Company’s wholly-owned subsidiary 1847 Fitness, Inc. (“1847 Fitness”) entered into a membership interest purchase agreement with the following four Florida health clubs: (1) Central Florida Health Clubs, LLC, a Florida limited liability company; (2) CLFL, LLC, a Florida limited liability company; (3) MTDR LLC, a Florida limited liability company; and (4) SCFL, LLC, a Florida limited liability company (collectively referred to as “Fitness CF”). Pursuant to the membership interest purchase agreement, 1847 Fitness will acquire all of the issued and outstanding equity interests in Fitness CF for an aggregate purchase price of $15,408,000 (assuming full payment of the Gross-Up Amount described below), consisting of: (i) $14,500,000   in cash (subject to adjustment); (ii) the Gross-Up Amount (as described below); (iii) 135 shares of the common stock of 1847 Fitness, constituting 13.5% of the capital stock of 1847 Fitness; and (iv) the issuance of promissory notes in the aggregate principal amount of $1,000,000, in the form and upon such terms as are mutually agreed upon by the parties before the closing date. The “Gross-Up Amount” means the amount the cash portion of the purchase price will be increased, up to a maximum of $238,000, if, subsequent to the date of the membership interest purchase agreement and prior to the closing date, any seller who receives shares of 1847 Fitness determines that he, she or it will incur a federal tax liability resulting from the receipt of shares as a portion of the purchase price. The closing of the Fitness CF transaction is expected to occur simultaneously with or promptly following the consummation of the Company’s offering.

The unaudited pro forma combined balance sheets as of September 30, 2017 and December 31, 2016 combines the historical balance sheet of 1847 Holdings with the historical balance sheet of Neese and Fitness CF and has been prepared as if the acquisitions of Neese and Fitness CF had occurred on December 31, 2016. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 and year ended December 31, 2016 combines the historical statement of operations of 1847 Holdings with the historical statement of operations of Neese and Fitness CF and was prepared as if the acquisitions of Neese and Fitness CF had occurred on January 1, 2016. The historical financial information is adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the combined statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are the necessarily indicative of future consolidated results of operations or financial position.

The assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements are described in the accompanying notes, which should be read together with the pro forma financial statements.

F-64

1847 HOLDINGS LLC

Proforma Financial Statements

As of September 30, 2017

BALANCE SHEET

	1847 Holdings	Fitness		Proforma adjustments	Combined
ASSETS

Current Assets:
Cash and cash equivalents	$286,825	$118,422		$-	$405,247
Accounts receivable	260,552	255,146		-	515,698
Inventories	565,939	24,844		-	590,783
Prepaid expenses	177,366	10,598		-	187,964
Total Current Assets	1,290,682	409,010		-	1,699,692
Property and Equipment, net	6,527,123	2,503,600		-	9,030,723
Goodwill	-	-	(k)	1 4 , 24 3,870	1 4 , 2 43,870
Other Assets	85,697	35,622		-	121,319
TOTAL ASSETS	$7,903,502	$2,948,232		$1 4 , 2 43,870	$2 5 , 0 95,604

LIABILITIES AND MEMBERS' CAPITAL

Current Liabilities:
Accounts payable and accrued expenses	$1,435,114	$206,299		-	$1,641,413
Line of credit	350,000				350,000
Advances, related party	148,881	-		-	148,881
Accrued payroll and related taxes	9,021	169,852		-	178,873
Uncertain tax position	130,000	-		-	130,000
Promissory note	1,025,000	-	(g)(j)	1,000,000	2,025,000
Capital lease payable	480,352	-		-	480,352
Current portion of long-term liabilities	72,587	761,939		-	834,526
Total Current Liabilities	3,650,955	1,138,090		1,000,000	5,789,045
Long-term Liabilities:
Note payable	323,808				323,808
Deferred income tax payable	1,332,219	-		-	1,332,219
Capital lease payable	2,472,261	-		-	2,472,261
Long term promissory note	1,875,000	-		-	1,875,000
Other long term liabilities	-	318,641		-	318,641
Total Long-term Liabilities	6,003,288	318,641		-	6,321,929
TOTAL LIABILITIES	9,654,243	1,456,731		1,000,000	12,110,974
Stockholders' equity (deficit)
Allocation Shares, 1,000 shares issued and outstanding	1,000	-		-	1,000
Common stock, 500,000,000 authorized, 3,115,500 shares of 1847 Holdings	3,115	-		-	3,115
Additional paid in capital	11,891	-		14,500,000	14,511,891
Members' Capital	-	1,491,501		(1, 491 , 5 0 1)	-
Retained earnings (deficit)	(1,218,491)	-		-	(1,218,491)
Total Shareholders' equity	(1,202,485)	1,491,501		1 3 , 0 08,499	1 3 , 2 97,515
Non-controlling interest	(548,256)	-		235,371	(312,885)
Total Equity	(1,750,741)	1,491,501		1 3 , 2 43,870	12, 9 84,630
TOTAL LIABILITIES AND MEMBERS' CAPITAL	$7,903,502	$2,948,232		$1 4 , 2 43,870	$2 5 , 0 95,604

F-65

1847 HOLDINGS LLC

Proforma Financial Statements

For the Period Ending September 30, 2017

INCOME STATEMENT

	1847 Holdings	Fitness (l)		Adjustment	Combined
REVENUE
Membership dues	$-	$7,514,009		$-	$7,514,009
Service revenue	3,655,090	-	(m)	1,165,184	4,820,274
Merchandise sales and services	-	1,901,293		-	1,901,293
TOTAL REVENUES	3,655,090	9,415,302		1,165,184	14,235,576
COST OF SALES
Cost of sales	3,835,893	-	(m)	707,269	4,543,162
Merchandise costs and expense	-	245,410		-	245,410
Labor costs and related benefits	-	3,283,554		-	3,283,554
Occupancy costs and related expenses	-	2,219,964		-	2,219,964
Depreciation and amortization	-	494,529		-	494,529
TOTAL COST OF SALES	3,835,893	6,243,457		707,269	10,786,619
GROSS PROFIT	(180,803)	3,171,845		457,915	3,448,957
OPERATING COSTS AND EXPENSES
Marketing costs and expense	-	358,292		-	358,292
General and administrative costs	1,499,673	983,959	(m)	201,430	2,685,062
TOTAL OPERATING COSTS AND EXPENSES	1,499,673	1,342,251		201,430	3,043,354
INCOME FROM OPERATIONS	(1,680,476)	1,829,594		256,485	405,603
OTHER INCOME AND (EXPENSES)
Other income / (expense)	(26,606)	(90,887)		-	(117,493)
Interest income / (expense)	(402,547)	4,785		-	(397,762)
Gain on disposition of equipment	87,701	-		-	87,701
Gain on bargain purchase option	274,281	-		-	274,281
TOTAL OTHER INCOME/(EXPENSES)	(67,171)	(86,102)		-	(153,273)
INCOME BEFORE INCOME TAXES	(1,747,647)	1,743,492		256,485	252,330
PROVISION FOR INCOME TAXES	(666,788)	-	(m)	102,594	(564,194)
NET INCOME	$(1,080,859)	$1,743,492		$153,891	$816,254
Non-controlling interest	(548,256)	-	(n)	69,251	(243,634)
			(o)	235,371
Total non-controlling interest	(548,256)	-		304,622	(243,634)
NET INCOME	$(532,603)	$1,743,492		$(150,731)	$1,060,158
Basic and Diluted income (loss) per share	$(0.35)				$0.26
Weighted average shares	3,115,500				3,115,500

F-66

1847 HOLDINGS LLC

Proforma Financial Statements

As of December 31, 2016

BALANCE SHEET

	1847 Holdings	Neese	Proforma adjustments	Fitness	Proforma adjustments	Combined

ASSETS

Current Assets:
Cash and cash equivalents	$-	$612,710	$(115,024)	$174,039	$-	$334,080	(c)
			(337,645)				(b)
Accounts receivable	-	375,417	-	177,898	-	553,315
Inventories	-	1,026,495	-	26,906	-	1,053,401
Prepaid expenses	369	-	-	6,170	-	6,539
Due from related parties	-	-	-	-	-	-
Total Current Assets	369	2,014,622	(452,669)	385,013	-	1,947,335
Property and Equipment, net	-	3,286,204	3,613,796	2,617,312	-	9,517,312	(a)
Goodwill	-	-	-	-	13,910,015	13,910,015	(j)
Other Assets:
Deferred membership costs	-	-	-	2,324	-	2,324
Investments	6	-	-	-	-	6
Deposits	-	-	-	41,695	-	41,695
Total Other Assets	6	-	-	44,019	-	44,025
TOTAL ASSETS	$375	$5,300,826	$3,161,127	$3,046,344	$13,910,015	$25,418,687

LIABILITIES AND MEMBERS’ CAPITAL

Current Liabilities:
Accounts payable and accrued expenses	$561,378	$301,349	$-	$198,572	$-	$1,061,299
Advances, related party	108,878	-	-		-	108,878
Accrued payroll and related taxes	-	-	-	164,408	-	164,408
Floorplan notes payable	-	798,000	(798,000)	-	-	-	(d)
Short term promissory note	-	-	-	-	-	-	(e)
Promissory note	-	-	1,025,000	-	1,000,000	2,025,000	(g)(j)
Capital lease payable	-	-	600,000	-	-	600,000	(f)
Deferred income tax payable	-	91,000	-	-	-	91,000
Current portion of long-term debt	-	-	-	652,349	-	652,349
Total Current Liabilities	670,256	1,190,349	827,000	1,008,543	1,000,000	4,696,148
Long-term Liabilities:
Note payable	-	115,024	(115,024)	-	-	-
Deferred income tax payable	-	791,063	-	-	-	791,063
Capital lease payable	-	-	2,640,000	-	-	2,640,000	(f)
Capital lease payable	-	-	1,875,000	-	-	1,875,000	(e)
Other long term liabilities	-	-	-	271,030	-	271,030
Less: current portion of long term debt	-	-	-	-	-	-
Total Long-term Liabilities	-	906,087	4,399,976	271,030	-	5,577,093
TOTAL LIABILITIES	670,256	2,096,436	5,226,976	1,286,359	1,000,000	10,280,027
Stockholders’ equity (deficit)
Allocation Shares, 1,000 shares issued and outstanding	1,000	-	-	-	-	1,000
Common stock, 500,000,000 authorized, 3,115,500 shares of 1847 Holdings	3,115	2,000	(2,000)	-	-	3,115	(i)
Additional paid in capital	11,891	-	-	-	14,500,000	14,511,891	(j)
Members’ Capital	-	-	-	1,759,985	(1,759,985)	-	(k)
Retained earnings (deficit)	(685,887)	3,202,390	(3,202,390)	-	-	452,654	(i)
			1,138,541				(h)
Non-controlling interest	-	-	-	-	170,000	170,000
Stockholders’ equity (deficit)	(669,881)	3,204,390	(2,065,849)	1,759,985	12,910,015	15,138,660
TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$375	$5,300,826	$3,161,127	$3,046,344	$13,910,015	$25,418,687

F-67

1847 HOLDINGS LLC

Proforma Financial Statements

For the Year Ending December 31, 2016

INCOME STATEMENT

	1847 Holdings	Neese	Adjustments	Fitness (l)	Adjustments	Combined
REVENUE
Membership dues	$-	$-	$-	$9,834,464	$-	$9,834,464
Service revenue	-	4,775,485	-	-	-	4,775,485
Parts sales	-	2,906,236	-	-	-	2,906,236
Gain on sale of equipment	-	330,159	-	-	-	330,159
Other	-	12,723	-	-	-	12,723
Merchandise sales and services	-	-	-	2,733,236	-	2,733,236
TOTAL REVENUES	-	8,024,603	-	12,567,700	-	20,592,303
COST OF SALES
Cost of sales	-	4,590,862	-	-	-	4,590,862
Merchandise costs and expense	-	-	-	336,150	-	336,150
Labor costs and related benefits	-	-	-	4,668,412	-	4,668,412
Occupancy costs and related expenses	-	-	-	2,858,610	-	2,858,610
Depreciation and amortization	-	1,192,713	-	961,547	-	2,154,260
TOTAL COST OF SALES	-	5,783,575	-	8,824,719	-	14,608,294
GROSS PROFIT	-	2,241,028	-	3,742,981	-	5,984,009
OPERATING COSTS AND EXPENSES
Operating expenses	-	2,003,537	-	-	-	2,003,537
Marketing costs and expense	-	-	-	378,266	-	378,266
General and administrative costs	269,844	-	-	1,380,988	-	1,650,832
TOTAL OPERATING COSTS AND EXPENSES	269,844	2,003,537	-	1,759,254	-	4,032,635
INCOME FROM OPERATIONS	(269,844)	237,491	-	1,983,727	-	1,951,374
OTHER INCOME AND (EXPENSES)
Other income / (expense)	-	-	-	5,917	-	5,917
Interest income / (expense)	-	-	-	(29,472)	-	(29,472)
Gain on bargain purchase option	-	-	1,138,541	-	-	1,138,541	(h)
TOTAL OTHER INCOME/(EXPENSES)	-	-	1,138,541	(23,555)	-	1,114,986
INCOME BEFORE INCOME TAXES	(269,844)	237,491	1,138,541	1,960,172	-	3,066,360
PROVISION FOR INCOME TAXES	-	111,000	-	-	-	111,000
NET INCOME	$(269,844)	$126,491	$1,138,541	$1,960,172	$-	$2,955,360
Non-controlling interest	-	-	56,921	-	264,623	321,544
NET INCOME	$(269,844)	$126,491	$1,081,620	$1,960,172	$(264,623)	$2,633,816
Basic and Diluted income (loss) per share	$(0.09)	$63.25	$-			$0.95
Weighted average shares	3,115,500	2,000				3,115,500

F-68

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1 – DESCRIPTION OF THE TRANSACTION

Acquisition of Neese, Inc.

On March 3, 2017, 1847 Neese Inc. (“1847 Neese”), a wholly-owned subsidiary of 1847 Holdings LLC (“1847 Holdings” or the “Company”), entered into a stock purchase agreement with Neese, Inc. (“Neese”) and Alan Neese and Katherine Neese, pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese for an aggregate purchase price of (i) $2,225,000 in cash, (ii) 450 shares of the common stock of 1847 Neese, constituting 45% of its capital stock, (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000, and (iv) the issuance of a short term promissory note in the principal amount of $1,025,000.

As the acquisition of Neese has recently been completed, the Company is currently in the process of completing the purchase price allocation under the acquisition method of accounting. As a result, the final purchase price allocation for Neese will be included in Company’s consolidated financial statements in future periods in 2017 and the pro forma adjustments described below are based off a preliminary allocation and subject to change upon completion.

Proposed Acquisition of Fitness CF Clubs

On July 7, 2017, the Company’s wholly-owned subsidiary 1847 Fitness, Inc. (“1847 Fitness”) entered into a membership interest purchase agreement with the following four Florida health clubs: (1) Central Florida Health Clubs, LLC, a Florida limited liability company; (2) CLFL, LLC, a Florida limited liability company; (3) MTDR LLC, a Florida limited liability company; and (4) SCFL, LLC, a Florida limited liability company (collectively referred to as “Fitness CF”).

Pursuant to the membership interest purchase agreement, 1847 Fitness will acquire all of the issued and outstanding equity interests in Fitness CF for an aggregate purchase price of $15,908,000 (assuming full payment of the Gross-Up Amount described below), consisting of: (i) $14,500,000 in cash (subject to adjustment); (ii) the Gross-Up Amount (as described below); (iii) 135 shares of the common stock of 1847 Fitness, constituting 13.5% of the capital stock of 1847 Fitness; and (iv) the issuance of promissory notes in the aggregate principal amount of $1,000,000, in the form and upon such terms as are mutually agreed upon by the parties before the closing date. The “Gross-Up Amount” means the amount the cash portion of the purchase price will be increased, up to a maximum of $238,000, if, subsequent to the date of the membership interest purchase agreement and prior to the closing date, any seller who receives shares of 1847 Fitness determines that he, she or it will incur a federal tax liability resulting from the receipt of shares as a portion of the purchase price.

NOTE 2 – ACCOUNTING POLICIES

During the preparation of the accompanying unaudited pro forma condensed combined financial statements, the Company was not aware of any material differences between accounting policies of 1847 Holdings, Neese or Fitness CF, except for certain immaterial reclassifications necessary to conform the financial statement presentation. Accordingly, the accompanying unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the companies.

NOTE 3 – BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined balance sheets as of September 30, 2017, December 31, 2016 and December 31, 2015 combines the historical balance sheet of 1847 Holdings with the historical balance sheet of Neese and Fitness CF and has been prepared as if the acquisitions of Neese and Fitness CF had occurred on December 31, 2016 and 2015. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 and years ended December 31, 2016 and 2015 combines the historical statement of operations of 1847 Holdings with the historical statement of operations of Neese and Fitness CF and was prepared as if the acquisitions of Neese and Fitness CF had occurred on January 1, 2016 and 2015. The historical financial information is adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the combined statement of operations, expected to have a continuing impact on the combined results.

F-69

1847 Holdings accounted for the acquisition in the unaudited pro forma combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, the Company used its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Gain on Bargain Purchase as of the acquisition date of Neese is measured as the excess of fair value of the net tangible assets and identifiable assets acquired over the purchase consideration. Whereas Goodwill of the proposed Fitness CF acquisition is measured as the excess of the purchase consideration over the fair value of the net tangible assets and identifiable assets acquired.

The pro forma adjustments described below were developed based on Company management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Neese and Fitness CF are based on preliminary estimates to fair value. The final purchase consideration and allocation of the purchase consideration will differ from that reflected in the unaudited pro forma combined financial information after the final valuation procedures are performed and the amounts are finalized.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are the necessarily indicative of future consolidated results of operations or financial position.

1847 Holdings expects to incur costs and realize benefits associated with integrating the operations of 1847 Holdings, Neese and Fitness CF. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma combined statement of operations does not reflect any non-recurring charges directly related to the acquisition that the combined companies incurred upon completion of the acquisitions of Neese or Fitness CF.

NOTE 4 – ESTIMATED PRELIMINARY PURCHASE PRICE ALLOCATION

(a) Neese Purchase Consideration – Estimated December 31, 2016

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets. Such amounts were estimated using the most recent audited financial statements of Neese as of December 31, 2016. 1847 Holdings does not believe that using Neese’s balances as of December 31, 2016 instead of March 3, 2017 will result in a materially different allocation, however, certain amounts, such as the balances of cash, accounts receivable, other assets, the net balance of property, equipment and leasehold improvements, accounts payable, bank loan, note payable and other liabilities will vary based upon changes in Neese’s balances between December 31, 2016 and March 3, 2017, with offsetting changes to goodwill. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet accounts will result in adjustments, which may result in material differences from the information presented herein.

Purchase Consideration ~ Estimated December 31, 2016

Amount of consideration:	$6,140,000

Assets acquired and liabilities assumed at preliminary fair value
Cash	$160,041
Accounts receivable	375,417
Inventories	1,026,495
Property and equipment	6,900,000
Accounts payable and accrued expenses	(301,349)
Deferred income taxes	(882,063)
Net tangible assets acquired	$7,278,541

Total net assets acquired	$7,278,541
Consideration paid	6,140,000
Preliminary gain on bargain purchase	$1,138,541

F-70

(b) Fitness CF Potential Purchase Consideration

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets. Such amounts were estimated using the most recent audited financial statements of Fitness CF as of December 31, 2016 and unaudited financials as of September 30, 2017. Upon closing of the Fitness CF acquisition, final valuations will be performed, whereby increases or decreases in the fair value of relevant balance sheet accounts will result in adjustments, which may result in material differences from the information presented herein.

Potential Purchase Consideration

Cash consideration	$14,500,000
Share issuance (135 shares of the common stock of 1847 Fitness, valued by the parties, constituting 13.5% of the capital stock of 1847 Fitness)	170,000
Promissory note (current liability)	1,000,000
Amount of consideration (excluding potential gross-up):	$15,670,000

Proforma net assets acquired December 31, 2016	$1,759,985
Consideration paid	15,670,000
Preliminary goodwill	$13, 910 ,015

Proforma net assets acquired September 30, 2017	$1,426 ,130
Consideration paid	15,670,000
Preliminary goodwill	$1 4 , 2 43,870

F-71

NOTE 5 – PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma combined financial statements:

(a)

The addition of property and equipment assets as a result of the estimated preliminary purchase price allocation of the acquisition of Neese amounted to $3,613,796 for total estimated value of $6,900,000.

(b)	Cash distribution of $337,645 to Alan Neese and Katherine Neese was made in March 2017.

(c)	Note payable was repaid in conjunction with the acquisition agreement. The balance of the note assumed repaid amounted to $115,024 as of December 31, 2016.

(d)	Neese floor plan payable in the amount of $798,000 was repaid in conjunction with the acquisition agreement. The balance assumed repaid amounted to $798,000 as of December 31, 2016.

(e)

A portion of the purchase price under the purchase agreement was paid by the issuance of a vesting promissory note in the principal amount of $1,875,000 by 1847 Neese and Neese to the sellers (the “Vesting Note”). Payment of the principal and accrued interest on the Vesting Note is subject to vesting.

(f)

The cash portion of the purchase price was financed under a capital lease transaction for Neese’s equipment with Utica Lease Co, LLC, pursuant to a Master Lease Agreement, dated March 3, 2017, between Utica, as lessor, and 1847 Neese and Neese, as co-lessees. Under the Master Lease, the Lessor loaned an aggregate of $3,240,000 for certain of Neese’s equipment (allocated $600,000 current liability and $2,640,000 long-term liability). The term of the Master Lease is for 51 months.

(g)

A portion of the purchase price under the purchase agreement was paid by the issuance of a short-term promissory note in the principal amount of $1,025,000 by 1847 Neese and Neese to the sellers (the “Short Term Note”). The Short Term Note bears interest on the outstanding principal amount at the rate of ten percent (10%) per annum and is due and payable in full on March 3, 2018; provided, however, that the unpaid principal, and all accrued, but unpaid, interest thereon shall be prepaid if at any time, and from time to time, the cash on hand of 1847 Neese and Neese exceeds $250,000 and, then, the prepayment shall be equal to the amount of cash in excess of $200,000 until the unpaid principal and accrued, but unpaid, interest thereon is fully prepaid.

(h)	The estimated gain of bargain purchase option for the acquisition of Neese.

(i)	Reclassification of Neese assuming a December 31, 2016 acquisition date.

(j)

Represents the issuances of $14,500,000  cash and a $1,000,000 note due for the acquisition of Fitness CF. A portion of the CF Fitness purchase price under the membership interest purchase agreement will be paid by the issuance of a short-term promissory note in the principal amount of $1,000,000 by the Company to the sellers (the “Short Term Note”). The terms of the note will be finalized in conjunction with the closing.

(k)	Prior member capital account was eliminated and the transactions adjusted to Goodwill.

(l)	No earnings per share calculated for Fitness as the entity is an LLC.

(m)	Revenue and operating activity for the period of January 1, 2017 through March 3, 2017 attributable to Neese.

(n)	Reflecting the non-controlling activity of the 45% Neese shareholders for the period January 1, 2017 through March 3, 2017.

(o)	Reflecting the non-controlling activity of the 13.5% Fitness shareholders for the nine months ended September 30, 2017.

F-72

1847 HOLDINGS LLC

UP TO  [  ] UNITS

EACH UNIT CONSISTING OF ONE COMMON SHARES AND A

WARRANT TO PURCHASE ONE COMMON SHARE

PROSPECTUS

[  ], 2018

Until              , 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC registration fee	$3,579.38
NYSE American listing fee	55,000
FINRA filing fee	5,675
Accounting fees and expenses	150,000
Legal fees and expenses	275,000
Transfer agent fees and expenses	10,000
Printing and related fees	5,000
Miscellaneous	228,750
Total	$733,004.38

Item 14. Indemnification of Directors and Officers

Certain provisions of our operating agreement are intended to be consistent with Section 145 of the DGCL, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our operating agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its members;

•	for acts or omissions not in good faith or a knowing violation of law;

•	regarding unlawful distributions and interest purchases analogous to Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper benefit.

Our operating agreement provides that:

•	we must indemnify our directors and officers to the equivalent extent permitted by DGCL;

•	we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by our board of directors.

II-1

The indemnification provisions contained in our operating agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of members or disinterested directors or otherwise.

In addition, we have entered into indemnification agreements with Paul A. Froning, Lubna Abu-Osba, Thomas C. Byrne, Clark R. Crosnoe, Glyn C. Milburn, Kevin E.R. Saleeby, and Gordon D. Whitener, our independent directors, pursuant to which we have agreed to indemnify them to the fullest extent permitted by law. Under the indemnifications agreements, we have agreed to advance all expenses incurred by or on behalf of the independent directors in connection with any proceeding within thirty (30) days after the receipt by us of a statement requesting such advance, whether prior to or after final disposition of such proceeding.

We are also in the process of obtaining insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits.

(a) Exhibits. We have filed the exhibits listed on the accompanying exhibit index of this Registration Statement.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

II-2

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the  10th day of January, 2018 .

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Chairman, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ellery W. Roberts	Chairman, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	January 10, 2018
Ellery W. Roberts

*	Director	January 10, 2018
Paul A. Froning

*	Director	January 10, 2018
Robert D. Barry

*	By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Attorney-In-Fact

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EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement

3.1	Certificate of Formation of 1847 Holdings LLC (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed on February 7, 2014)

3.2

Amended and Restated Operating Agreement of 1847 Holdings LLC, dated April 15, 2013 (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed on February 7, 2014)

3.3

Amendment to Amended and Restated Operating Agreement of 1847 Holdings LLC, dated July 2, 2014 (incorporated by reference to Exhibit 3.4 to the registrant’s current report on Form 8-K filed on July 2, 2014)

4.1	Specimen certificate evidencing a common share of 1847 Holdings LLC (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 filed on February 7, 2014)

4.2**	Specimen Warrant Certificate

4.3**	Form of Underwrite r’s Warrant (included in Exhibit 1.1)

5.1**	Opinion of Bevilacqua PLLC

10.1

Management Services Agreement by and between 1847 Holdings LLC and 1847 Partners LLC, dated April 15, 2013 (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1/A filed on March 14, 2014)

10.2	Amendment No. 1 to Management Services Agreement, dated September 15, 2013 (incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1 filed on February 7, 2014)

10.3

Management Services Agreement, dates March 3, 2017, between 1847 Neese Inc. and 1847 Partners LLC (incorporated by reference to Exhibit 10.6 to the registr ant’s Current Report on Form 8-K filed March 9, 2017)

10.4

Securities Purchase Agreement, dated September 15, 2013, among 1847 Holdings LLC, Ellery W. Roberts and 1847 Management Services, Inc. (incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-1 filed on February 7, 2014)

10.5

Restricted Common Share Grant Agreement, dated September 15, 2013, among 1847 Holdings LLC, Bevilacqua PLLC and Joseph J. Kaufman (incorporated by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form S-1 filed on February 7, 2014)

10.6

Stock Purchase Agreement, dated March 3, 2017, by and among 1847 Neese Inc., Neese, Inc., Alan Neese and Katherine Neese (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on March 9, 2017)

10.7

Membership Interest Purchase Agreement, dated as of July 7, 2017, among 1847 Fitness, Inc., Central Florida Health Clubs, LLC, CLFL, LLC, MTDR LLC, SCFL, LLC, and the other parties set forth in Exhibit A thereto (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed August 21, 2017)

10.8

Amendment No. 1 to Membership Interest Purchase Agreement, dated as of November 7, 2017, among 1847 Fitness, Inc., Central Florida Health Clubs, LLC, CLFL, LLC, MTDR LLC, SCFL, LLC, and the other parties signatory thereto (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed November 9, 2017)

10.9

Amendment No. 2 to Membership Interest Purchase Agreement, dated as of December 18, 2017, among 1847 Fitness, Inc., Central Florida Health Clubs, LLC, CLFL, LLC, MTDR LLC, SCFL, LLC, and the other parties signatory thereto (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed December 19, 2017)

10.10

8% Vesting Promissory Note issued by 1847 Neese Inc. and Neese, Inc. to Alan Neese and Katherine Neese on March 3, 2017 (incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed March 9, 2017)

144

10.11

10% Short Term Promissory Note issued by 1847 Neese Inc. and Neese, Inc. to Alan Neese and Katherine Neese on March 3, 2017 (incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed March 9, 2017)

10.12

Promissory Note issued by Neese Inc. in favor of Home State Bank on July 21, 2017 (incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q/A filed November 21, 2017)

10.13

Promissory Note issued by Neese Inc. in favor of Home State Bank on September 18, 2017 (incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q/A filed November 21, 2017)

10.14

Promissory Note issued by Neese Inc. in favor of Home State Bank on September 18, 2017 (incorporated by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 10-Q/A filed November 21, 2017)

10.15

Promissory Note issued by Neese Inc. in favor of Home State Bank on September 26, 2017 (incorporated by reference to Exhibit 10.6 to the registrant’s Quarterly Report on Form 10-Q/A filed November 21, 2017)

10.16

Commercial Security Agreement, dated September 26, 2017, between Neese Inc. and Home State Bank (incorporated by reference to Exhibit 10.7 to the registrant’s Quarterly Report on Form 10-Q/A filed November 21, 2017)

10.17

Master Lease Agreement, dated March 3, 2017, between Utica Leaseco, LLC, 1847 Neese Inc. and Neese, Inc. (incorporated by reference to Exhibit 10. 5 to the registrant’s Current Report on Form 8-K filed March 9, 2017)

10.18

First Amendment to Lease Documents , dated June 14 , 2017, between Utica Leaseco, LLC, 1847 Neese Inc. and Neese, Inc. (incorporated by reference to Exhibit 10. 2 to the registrant’s Current Report on Form 8-K filed June 15, 2017)

10.19

Equipment Schedule No. 2, dated October 31 , 2017, between Utica Leaseco, LLC, 1847 Neese Inc. and Neese, Inc. (incorporated by reference to Exhibit 10. 1 to the registrant’s Current Report on Form 8-K filed November 6 , 2017)

10.20

Grid Promissory Note, dated January 3, 2018, issued by 1847 Holdings LLC in favor of 1847 Partners LLC (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed January 4, 2018)

10.21	Agreement of Lease , dated March 3 , 2017, between K&A Holdings, LLC and Neese, Inc. (incorporated by reference to Exhibit 10. 4 to the registrant’s Current Report on Form 8-K filed March 9 , 2017)

10.22*	Employment Agreement, dated November 7, 2017, between 1847 Holdings LLC and Robert D. Barry

10.23*	Form of Independent Director Agreement between 1847 Holdings LLC and each independent director

10.24*	Form of Indemnification Agreement between 1847 Holdings LLC and each independent director

14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the registrant’s Annual Report on Form 10-K filed on April 15, 2015)

21.1	List of subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 21, 2017)

23.1*	Consent of KLJ & Associates, LLP regarding 1847 Holdings LLC

23.2*	Consent of KLJ & Associates, LLP regarding Neese, Inc.

23.3*	Consent of Sadler, Gibb & Associates, LLC

23.4**	Consent of Bevilacqua PLLC (included in Exhibit 5.1)

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101.INS ++	XBRL Instance Document

101.SCH ++	XBRL Taxonomy Extension Schema Document

101.CAL ++	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF ++	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB ++	XBRL Taxonomy Extension Label Linkbase Document

101.PRE ++	XBRL Taxonomy Extension Presentation Linkbase Document
_________

* Filed herewith

** To be filed by amendment.

++XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a report for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

146